As filed with the Securities and Exchange Commission on September 1, 2022
Registration No. 333-266847

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM
S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Apexigen, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	2834	27-2989408
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
75 Shoreway Road, Suite C
San Carlos, CA 94070
Telephone: (650)
931-6236
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Xiaodong Yang, M.D., Ph.D.
President and Chief Executive Officer
75 Shoreway Road, Suite C
San Carlos, CA 94070
Telephone: (650)
931-6236
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Kenneth A. Clark
Michael E. Coke
Lance E. Brady
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304
Tel: (650)
493-9300

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule
12b-2
of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling stockholder may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Subject to Completion, Dated September 1, 2022
PROSPECTUS

Apexigen, Inc.
Up to 17,316,667 shares of common stock

This prospectus relates to the offer and sale from time to time of up to 17,316,667 shares of common stock, par value $0.0001 per share, of Apexigen, Inc., a Delaware corporation, by Lincoln Park Capital Fund, LLC (“Lincoln Park”), referred to herein as the selling stockholder.
The shares of common stock to which this prospectus relates may be issued pursuant to the purchase agreement, dated March 17, 2022, that we entered into with Lincoln Park (the “Lincoln Park Purchase Agreement”). On the Closing Date (as defined herein), we issued 150,000 shares of our common stock to Lincoln Park, and we are obligated to issue an additional $1,500,000 of shares of our common stock on the date that is 90 calendar days after the Closing Date at the purchase price equal to the arithmetic average of the last closing sale price for our common stock during the 10 consecutive business days ending on the business day immediately preceding the delivery of such shares, provided that in no event shall the amount of such shares exceed 500,000, in each case as consideration for its irrevocable commitment to purchase our common stock under the Lincoln Park Purchase Agreement. See “
The Lincoln Park Transaction
” for a description of the Lincoln Park Purchase Agreement and “
Selling Stockholder
” for additional information regarding Lincoln Park.
We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder. We may receive gross proceeds of up to $50,000,000 from the sale of shares of common stock to Lincoln Park under the Lincoln Park Purchase Agreement, from time to time, subject to certain limitations contained in the Lincoln Park Purchase Agreement.
The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).
The
selling stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “
Plan of Distribution
” for more information about how the selling stockholder may sell the shares of common stock being registered pursuant to this prospectus. The price that Lincoln Park will pay for the shares to be resold pursuant to this prospectus will depend upon the timing of sales and will fluctuate based on the trading price of our common stock. While the Lincoln Park Purchase Agreement limits the rate at which we can sell shares of common stock to Lincoln Park, due to the significant number of shares of our common stock that were redeemed in connection with the Business Combination (as defined herein), the number of shares of common stock that we can sell to Lincoln Park under the Lincoln Park Purchase Agreement could constitute a considerable percentage of our public float at the time of such sales. The maximum number of shares of common stock being offered for resale pursuant to this prospectus that may be sold by Lincoln Park represent approximately 44.7% of the total number of shares of common stock outstanding as of August 30, 2022. However, the terms of the Lincoln Park Purchase Agreement provide that we will not sell, and Lincoln Park will not purchase, shares of common stock under the Lincoln Park Purchase Agreement that would result in Lincoln Park and its affiliates beneficially owning more than 4.99% of our outstanding common stock. As a result, the resale by Lincoln Park of shares of our common stock pursuant to this prospectus, or the perception in the market that Lincoln Park intends to sell such shares, could increase the volatility of the market price of our common stock or result in a significant decline in the public trading price of our common stock. See “
The Lincoln Park Transaction
” for more information.
The selling stockholder will pay all sales or brokerage fees and commissions and fees incurred in connection with its sale of shares pursuant to this prospectus, including the fees and disbursement of counsel for the selling stockholder. We will pay reasonable expenses (except brokerage fees and commissions and similar expenses) incurred in registering the shares, including legal and accounting fees. See “
Plan of Distribution
” for more information.
We are a “smaller reporting company” and an “emerging growth company” as those terms are defined under the federal securities laws and, as such, have elected to comply with certain reduced public company disclosure and reporting requirements.
Our shares of common stock are quoted for trading on The Nasdaq Capital Market under the symbol “APGN.” On August 30, 2022, the closing price of our shares of common stock was $4.37 per share.

An investment in our common stock involves a high degree of risk. Before buying any shares you should carefully read the discussion of the material risks of investing in our common stock in “Risk Factors” beginning on page 7 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.
Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is September
    , 2022

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This prospectus is part of a registration statement on Form
S-1
that we filed with the Securities and Exchange Commission (the “SEC”), which includes exhibits and provides more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information” before making your investment decision. The selling stockholder may, from time to time, sell the securities offered by them described in this prospectus. We will not receive stockholder proceeds from the sale by such selling stockholder of the securities offered by them described in this prospectus.
Neither we nor the selling stockholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling stockholder take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholder will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
Except as otherwise set forth in this prospectus, neither we nor the selling stockholder have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”
We use our registered trademark and trade name, such as Apexigen
®
, in this prospectus. This prospectus may also include trademarks, trade names and service marks that are the property of other organizations. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the
®
and
™
symbols, but those references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks, trade names and service marks. We do not intend our use or display of other entities’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of, any other entity.

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INTRODUCTORY NOTE
On July 29, 2022 (the “Closing Date”), Brookline Capital Acquisition Corp., a Delaware corporation (“BCAC”), Project Barolo Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of BCAC (“Merger Sub”), and Legacy Apexigen, consummated the previously announced Business Combination pursuant to the terms of the Business Combination Agreement (the “Closing”).
On the Closing Date, (i) BCAC changed its name to “Apexigen, Inc.” (“Apexigen” or the “Company”), (ii) Merger Sub merged with and into Legacy Apexigen (the “Merger”), with Legacy Apexigen surviving the Merger as a direct, wholly-owned subsidiary of the Company, (iii) the Company issued 1,452,000 shares of common stock to the PIPE Investors in exchange for $14,520,000 in consideration, (iv) the Company issued 150,000 shares of common stock to Lincoln Park pursuant to the terms of the Lincoln Park Purchase Agreement, and (v) the parties to the Business Combination Agreement consummated the other transactions contemplated thereby.

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GLOSSARY
As used in this prospectus, unless otherwise noted or the context otherwise requires, references to:
“
Amendment No.
 1 to the Business Combination Agreement
” are to that certain Amendment No. 1 to the Business Combination Agreement entered into as of June 26, 2022, by and among BCAC, Merger Sub and Legacy Apexigen;
“
Apexigen
” are to Apexigen, Inc., a Delaware corporation, following the Closing;
“
Board
” are to the board of directors of Apexigen;
“
BCAC
” are to Brookline Capital Acquisition Corp., a Delaware corporation, and legal predecessor of Apexigen;
“
BCAC Common Stock
” are to shares of common stock, par value $0.0001 per share, of BCAC prior to the Closing;
“
BCAC Board
” are to the board of directors of BCAC prior to the Closing;
“
BCAC IPO
” are to the initial public offering by BCAC, which closed on February 2, 2021;
“
BCAC units
” are to the units, comprised on one share of BCAC Common Stock and one-half
of one redeemable BCAC warrant, issued at the closing of the BCAC IPO;
“
BCAC warrants
” are to all outstanding warrants of BCAC prior to the closing, each whole warrant of which entitled the holder to purchase one share of BCAC Common Stock at an exercise price of $11.50 per share;
“
Business Combination
” are to the Merger and the other transactions contemplated by the Business Combination Agreement and any other agreement executed and delivered in connection therewith;
“
Business Combination Agreement
” are to that certain Business Combination Agreement entered into on March 17, 2022, by and among BCAC, Merger Sub, and Legacy Apexigen (amended by Amendment No. 1 to the Business Combination Agreement and as it may be further amended, supplemented or otherwise modified from time to time in accordance with its terms), pursuant to which Merger Sub merged with and into Legacy Apexigen, with Legacy Apexigen surviving the Merger as a wholly owned subsidiary of BCAC;
“
Code
” are to the Internal Revenue Code of 1986, as amended;
“
DGCL
” are to the Delaware General Corporation Law, as may be amended from time to time;
“
Exchange Act
” are to the Securities Exchange Act of 1934, as amended;
“
Extension Amendment
” are to the amendment to the Amended and Restated Certificate of Incorporation of BCAC (“
Existing Charter
”) approved by BCAC’s stockholders on April 26, 2022 to extend the date by which BCAC must consummate a business combination transaction from May 2, 2022 (the date which is 15 months from the closing date of BCAC’s initial public offering of units) on a monthly basis up to November 2, 2022;
“
GAAP
” are to generally accepted accounting principles in the United States, as applied on a consistent basis;
“
Legacy
Apexigen
” are to Apexigen, Inc., a Delaware corporation, prior to the Closing and Apexigen America, Inc., a Delaware Corporation, after the Closing;

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“
Legacy Apexigen Board
” are to the board of directors of Legacy Apexigen prior to the Closing;
“
Legacy
Apexigen capital stock
” are to shares of common stock, par value $0.001 per share, and preferred stock, par value $0.001 per share, of Legacy Apexigen prior to the closing;
“
Legacy Apexigen stockholders
” are to the stockholders of Legacy Apexigen prior to the Closing;
“
Nasdaq
” are to The Nasdaq Capital Market;
“
PIPE Investment
” are to the purchase of an aggregate of 1,502,000 PIPE Units pursuant to subscription agreements BCAC entered into with certain investors in connection with the Business Combination Agreement (the “
Subscription Agreements
” and such investors, the “
PIPE Investors
”);
“
PIPE Unit
” are to each of the units, comprised of one share of BCAC Common Stock and one-half
of one BCAC warrant (a
“PIPE Warrant”
), purchased by certain investors pursuant to the Subscription Agreements;
“
Public Stockholders
” are to the holders of shares of BCAC Common Stock sold as part of the BCAC units (whether they were purchase in the BCAC IPO or thereafter in the open market) (“
Public Shares
”) prior to the Closing, including the Sponsor and BCAC’s management team to the extent the Sponsor and/or members of BCAC’s management team purchased Public Shares in the open market, provided that the Sponsor’s and each member of BCAC’s management team’s status as a “public stockholder” only existed with respect to such Public Shares;
“
Sponsor
” are to Brookline Capital Holdings, LLC, a Delaware limited liability company;
“
Supporting Apexigen Stockholders
” are to certain stockholders of Legacy Apexigen who, in the aggregate, held

(a)	at least a majority of the outstanding shares of Legacy Apexigen capital stock, voting together as a single class and

(b)
at least a majority of the outstanding shares of Series
A-1
Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of Legacy Apexigen, voting together as a single class on an as-converted
basis;

Unless specified otherwise, amounts in this prospectus are presented in United States (“
U.S.
”) dollars.
Defined terms in the financial statements contained in this prospectus have the meanings ascribed to them in the financial statements.

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PROSPECTUS SUMMARY
This summary highlights selected information appearing elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary may not contain all the information you should consider before investing in our common stock. You should carefully read this prospectus in its entirety before investing in our common stock, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus. Unless the context otherwise requires, the term “Apexigen,” “the Company,” “our company,” “we,” “us,” and “our,” or other similar terminology, refer to Apexigen, Inc.
Corporate Overview
We are a clinical-stage biopharmaceutical company focused on discovering and developing a new generation of antibody therapeutics for oncology, with an emphasis on new immuno-oncology agents designed to harness the patient’s immune system to combat and eradicate cancer. We and our licensees are advancing several protein therapeutics that were discovered using our APXiMAB antibody platform. Our pipeline currently consists of our clinical-stage lead candidate, sotigalimab (“sotiga” or “APX005M”) and APX601. Further, five programs for the development of product candidates discovered with our APXiMAB platform have been licensed for further development. We are also advancing through discovery and preclinical development several innovative antibodies we discovered using our platform.
Our most advanced wholly owned product candidates are as follows:

•
Sotigalimab
is a humanized agonist antibody that targets and activates CD40, a co-stimulatory
receptor that is essential for activating both the innate and adaptive arms of the immune system, to stimulate an anti-tumor immune response. Sotigalimab is currently in Phase 2 clinical development for the treatment of solid tumors such as melanoma, esophageal and gastroesophageal junction (“GEJ”) cancers, sarcoma, and ovarian cancers in combination with immunotherapy, chemotherapy, radiation therapy and cancer vaccines.

•
APX601
is a humanized antagonist antibody that binds to TNFR2, which is highly expressed on immune suppressive cells, including Treg and suppressive myeloid cells, as well as on many cancers. We have largely completed preclinical studies of APX601 necessary for an investigational new drug application (“IND”).

Our APXiMAB platform was used to enable the discovery of multiple protein therapeutic product candidates against a variety of molecular targets, including targets that are difficult to drug with conventional antibody technologies. In addition to the product candidates that we wholly own, several product candidates discovered through the use of the APXiMAB platform are in clinical development by our licensees. The most advanced of these programs is Novartis’ Beovu
®
(brolucizumab-dbll) product, which received FDA approval in 2019 and is marketed in over 70 countries. Two other programs being developed by our licensees are in later-stage development; Simcere’s BD0801 is in Phase 3 clinical development in ovarian cancer and Mabwell’s 9MW0211 is in an adaptive, pivotal Phase 2/3 clinical trial in wet age-related
macular degeneration (“AMD”). There is no guarantee that any of the product candidates discovered using our APXiMAB antibody platform, whether developed by us or our licensees, will receive regulatory approval.
Risk Factor Summary
Investing in our securities involves a high degree of risk. You should carefully consider the risks described below, as well as other information included in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” which may be relevant to decisions regarding an investment in or ownership of our securities. The occurrence of any of these risks could have a significant adverse effect on our reputation, business, financial condition, results of operations, growth and ability to accomplish our strategic objectives. We have organized the description of these risks into groupings in an effort to enhance readability, but many of the risks interrelate or could be grouped or ordered in other ways, so no special significance should be attributed to the groupings or order below. Such risks include, but are not limited to:
Risks Related to this Offering

•
The sale or issuance of our shares of common stock to Lincoln Park may cause dilution, and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our shares of common stock to fall.

•	We may not have access to the full amount available under the Lincoln Park Purchase Agreement.

•
Our management will have broad discretion over the use of the net proceeds from our sale of shares of our common stock to Lincoln Park, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Risks related to our business and industry.

•	We are in the early stages of clinical drug development and have a limited operating history and no products approved for commercial sale.

•	We have incurred net losses since inception and expects to continue to incur significant net losses for the foreseeable future.

•
We will require substantial additional capital to finance operations. If we are unable to raise such capital when needed or on acceptable terms, we may be forced to delay, reduce, and/or eliminate one or more research and drug development programs or future commercialization efforts.

•	We are dependent on the success of our product candidates, including our lead product candidate, sotigalimab, which is currently in multiple clinical trials .

•
Our clinical trials may reveal serious adverse events, toxicities, or other side effects of our current and any future product candidates that result in a safety profile that could inhibit regulatory approval or market acceptance of our product candidates.

•	If we experience delays or difficulties in the enrollment of patients in clinical trials, our receipt of necessary marketing approvals could be delayed or prevented.

•
The clinical trials of our current and any of our future product candidates may not demonstrate safety and efficacy to the satisfaction of regulatory authorities or otherwise be timely conducted or produce positive results.

•
The regulatory approval processes of the Food and Drug Administration, European Medicines Agency, and comparable foreign regulatory authorities are lengthy, time-consuming, and inherently unpredictable. If we are ultimately unable to obtain regulatory approval for our product candidates, we will be unable to generate product revenue and our business will be substantially harmed.

•
If we are unable to obtain, maintain, enforce, or protect our intellectual property rights in any products we develop or in our technology, if the scope of the intellectual property protection obtained is not sufficiently broad, or if we infringe the intellectual property rights of others, third parties could develop and commercialize products and technology similar or identical to those of Apexigen, we could be prevented from commercializing our products and we may not be able to compete effectively in our markets.

Corporate and Other Information
Our principal executive office is located at 75 Shoreway Road, Suite C, San Carlos, California 94070. Our telephone number is (650) 931-6236. Our corporate website address is www.apexigen.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002
(“Sarbanes-Oxley”),
reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, the information we provide will be different than the information that is available with respect to other public companies that are not emerging growth companies. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of BCAC’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we qualify as a “large accelerated filer”, which, in addition to certain other criteria, means the market value of our common equity that is held by non-affiliates
exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter or (2) the date on which we have issued more than $1 billion in non-convertible
debt securities during the prior three-year period.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation
S-K. Smaller
reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates
exceeds $250 million as of the prior June 30 or (ii) our annual revenue exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates
exceeds $700 million as of the prior June 30.
THE OFFERING
On March 17, 2022, we entered into the Lincoln Park Purchase Agreement pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $50,000,000 of our common stock (subject to certain limitations) from time to time. On March 17, 2022, we also entered into a registration rights agreement with

Lincoln Park, which we refer to in this prospectus as the “Registration Rights Agreement,” pursuant to which we are required to file with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act, the shares of common stock that may be issued to Lincoln Park under the Lincoln Park Purchase Agreement. Pursuant to the terms of the Lincoln Park Purchase Agreement, on the Closing Date we issued 150,000 shares of our common stock to Lincoln Park (the “Initial Commitment Shares”), and we agreed to issue an additional $1,500,000 of shares of common stock to Lincoln Park 90 days following the Closing, subject to a maximum of 500,000 shares (the “Additional Commitment Shares” and together with the Initial Commitment Shares, the “Commitment Shares”), as consideration for its commitment to purchase our shares of common stock under the Lincoln Park Purchase Agreement. The Commitment Shares are also covered by this prospectus.
We do not have the right to commence any sales of our common stock to Lincoln Park under the Lincoln Park Purchase Agreement until certain conditions set forth in the Lincoln Park Purchase Agreement have been satisfied, including that the SEC has declared effective the registration statement that includes this prospectus. Thereafter, from time to time, at our sole discretion, we may direct Lincoln Park to purchase our shares of common stock in amounts up to $500,000 of shares on any single business day, which amounts may be increased up to $750,000 or $1,000,000 of shares, depending on the market price of our common stock at the time of sale, which we refer to in this prospectus as “Regular Purchases.” In addition, at our discretion, Lincoln Park has committed to purchase other “accelerated amounts” and/or “additional accelerated amounts” under certain circumstances. We will control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the shares that may be sold to Lincoln Park in Regular Purchases under the Lincoln Park Purchase Agreement will be based on the market price of our common stock preceding the time of sale as computed under the Lincoln Park Purchase Agreement. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash
dividend, stock split, or other similar transaction occurring during the business days used to compute such price. We may at any time, in our sole discretion, terminate the Lincoln Park Purchase Agreement without fee, penalty or cost upon one business day notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Lincoln Park Purchase Agreement or Registration Rights Agreement, other than a prohibition on our entering into certain types of transactions that are defined in the Lincoln Park Purchase Agreement as “Variable Rate Transactions.” Lincoln Park may not assign or transfer its rights and obligations under the Lincoln Park Purchase Agreement.
Including the 150,000 Initial Commitment Shares previously issued to Lincoln Park under the Lincoln Park Purchase Agreement, as of the Closing Date, there were 21,445,035 shares of our common stock outstanding, of which 17,851,601 shares were held by non-affiliates.
If all of the 17,316,667 shares of common stock offered by Lincoln Park under this prospectus were issued and outstanding, the shares of our common stock held by Lincoln Park (including the Commitment Shares assuming the maximum number of 500,000 Additional Commitment Shares were issued) would represent approximately 44.7% of the total number of shares of common stock outstanding as of the Closing Date. However, the terms of the Lincoln Park Purchase Agreement provide that we will not sell, and Lincoln Park will not purchase, shares of common stock under the Lincoln Park Purchase Agreement that would result in Lincoln Park and its affiliates beneficially owning more than 4.99% of our outstanding common stock.
Although the Lincoln Park Purchase Agreement provides that we may sell up to $50,000,000 of our shares of common stock to Lincoln Park, 17,316,667 shares of common stock are being offered under this prospectus (including the Commitment Shares assuming the a maximum number of 500,000 Additional Commitment Shares were issued), which represents shares which have been or may be issued to Lincoln Park in the future under the Lincoln Park Purchase Agreement assuming a price per share of $3.00, which is the minimum closing price per share at which we can deliver a Regular Purchase notice to Lincoln Park to purchase shares of common stock under the Lincoln Park Purchase Agreement. Depending on the market prices of our shares of common stock at the time of any sales to Lincoln Park under the Lincoln Park Purchase Agreement, we may sell less than the number of shares of common stock being offered under this prospectus, given the $50,000,000 total commitment available to us under the Lincoln Park Purchase Agreement.

There are substantial risks to our stockholders as a result of the sale and issuance of shares of common stock to Lincoln Park under the Lincoln Park Purchase Agreement. These risks include substantial dilution, significant declines in our stock price, and our inability to draw sufficient funds when needed. See “
Risk Factors
” for additional information. Issuance of our shares of common stock to Lincoln Park under the Lincoln Park Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.
Securities Offered

Shares of common stock to be offered by the selling stockholder	150,000 Initial Commitment Shares issued to Lincoln Park upon the Closing. We did not receive any cash proceeds from the issuance of these Initial Commitment Shares.

Up to 500,000 Additional Commitment Shares we are obligated to issue to Lincoln Park 90 calendar days after the Closing Date. We did not receive any cash proceeds from the issuance of the Initial Commitment Shares and will not receive any cash proceeds from the issuance of the Additional Commitment Shares.

Up to 16,666,667 shares that we may sell to Lincoln Park under the Lincoln Park Purchase Agreement from time to time after the date of this prospectus (subject to the limitations under the Lincoln Park Purchase Agreement, including the $50,000,000 total commitment available thereunder, and assuming a price per share of $3.00, which is the minimum closing price per share at which we can deliver a Regular Purchase notice to Lincoln Park to purchase shares of common stock under the Lincoln Park Purchase Agreement).

The actual number of shares issued will vary depending on the prices at which we sell shares, if any, to Lincoln Park.

Shares of common stock outstanding prior to this offering	21,445,035 shares of common stock.

Shares of common stock to be outstanding after this offering	38,611,702 shares, assuming the sale of a total of 16,666,667 shares of common stock to Lincoln Park and the issuance of 500,000 Additional Commitment Shares, which is the maximum number of Additional Commitment Shares. The actual number of shares issued will vary depending on the prices at which we sell shares, if any, to Lincoln Park.

Use of proceeds	We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $50,000,000 aggregate gross proceeds under the Lincoln Park Purchase Agreement from any sales we make to Lincoln Park pursuant to the Lincoln Park Purchase Agreement after the date of this prospectus.

We will use any proceeds that we receive from sales to Lincoln Park under the Lincoln Park Purchase Agreement for working capital and general corporate purposes. See “
Use of Proceeds
” for additional information.

Dividend policy	We have not paid any cash dividends on our shares of common stock to date and have no current plans to pay cash dividends on our shares of common stock. See “
Dividend Policy
” for additional information.

Risk factors	This investment involves a high degree of risk. See “ Risk Factors ” for a discussion of factors you should consider carefully before making an investment decision.

Market and Trading Symbol	Our shares of common stock are traded on The Nasdaq Capital Market under the symbol “APGN”.

Lock-Up Restrictions	Certain of our stockholders are subject to a
lock-up
agreement that restricts, subject to certain exceptions, transfer of shares of our common stock or other securities exercisable, exchangeable or convertible into shares of common stock. See the section titled “
Description of Securities
” of this prospectus for more information.
Unless otherwise noted, the number of our shares of common stock outstanding prior to and after this offering is based on 21,445,035 shares of common stock outstanding as of the Closing Date, and excludes:

•
3,415,868 shares of our common stock issuable upon the exercise of options assumed from Legacy Apexigen as a result of the Business Combination, with a weighted-average exercise price of $3.15 per share;

•	3,724,500 shares of our common stock issuable upon the exercise of warrants, each with an exercise price of $11.50 per share;

•	4,321 shares of our common stock issuable upon the exercise of a warrant assumed from Legacy Apexigen as a result of the Business Combination with an exercise price of $1.55 per share;

•	2,573,405 shares of our common stock reserved for future issuance under our 2022 Equity Incentive Plan (the “2022 Plan”);

•	257,341 shares of our common stock reserved for future issuance under our 2022 Employee Stock Purchase Plan (the “2022 ESPP”) and

•	any additional shares that we may issue to Lincoln Park pursuant to the Lincoln Park Purchase Agreement should we elect to sell such shares to Lincoln Park
Unless otherwise noted, the information in this prospectus assumes:

•	no exercise of outstanding options or warrants subsequent to July 29, 2022.

RISK FACTORS
An investment in our common stock involves risks. Prior to making a decision about investing in our common stock, you should consider carefully the risks together with all of the other information contained in this prospectus, including any risks described below. Each of the referenced risks and uncertainties could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities. Additional risks not known to us or that we believe are immaterial may also adversely affect our business, operating results and financial condition and the value of an investment in our securities. “Apexigen,” “the Company,” “we,” “us” or “our” refers to Legacy Apexigen prior to the consummation of the Business Combination and to Apexigen following the Business Combination.
Risks Related to this Offering
The sale or issuance of our shares of common stock to Lincoln Park may cause dilution, and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our shares of common stock to fall.
On March 17, 2022, we entered into the Lincoln Park Purchase Agreement, pursuant to which Lincoln Park has committed to purchase up to $50,000,000 of our shares of common stock. As consideration for its commitment to purchase our shares of common stock under the Lincoln Park Purchase Agreement, on the Closing Date, we issued 150,000 shares of our common stock to Lincoln Park and we are obligated to issue an additional $1,500,000 shares of our common stock to Lincoln Park on the date that is 90 calendar days after the Closing Date, provided that in no event shall the amount of such shares exceed 500,000 shares. The remaining shares of our common stock that may be issued under the Lincoln Park Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time after the satisfaction of certain conditions set forth in the Lincoln Park Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. The purchase price for the shares that we may sell to Lincoln Park under the Lincoln Park Purchase Agreement will fluctuate based on the price of our shares of common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our shares of common stock to fall.
We generally have the right to control the timing and amount of any sales of our shares of common stock to Lincoln Park under the Lincoln Park Purchase Agreement. Sales of our shares of common stock, if any, to Lincoln Park under the Lincoln Park Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some, or none of the shares of our common stock that may be available for us to sell pursuant to the Lincoln Park Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some, or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our shares of common stock. Additionally, the sale of a substantial number of our shares of common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.
We may not have access to the full amount available under the Lincoln Park Purchase Agreement.
Pursuant to the Lincoln Park Purchase Agreement, Lincoln Park has committed to purchase up to $50,000,000 of our shares of common stock from time to time. The amount we may sell to Lincoln Park on any single business day in a Regular Purchase is up to $500,000 of shares, but that amount may be increased to up to $750,000 or $1,000,000 of shares, depending on the market price of our shares of common stock at the time of sale. Depending on the prevailing market price of our shares of common stock, we may not be able to sell shares to Lincoln Park for the maximum $50,000,000 over the term of the Lincoln Park Purchase Agreement. We are not required or permitted to issue any shares of common stock under the Lincoln Park Purchase Agreement if such issuance would breach our obligations under the rules or regulations of The Nasdaq Capital Market. In addition, Lincoln Park will not be required to purchase any of our shares of common stock if such sale would result in

Lincoln Park’s beneficial ownership exceeding 4.99% of the then-issued and outstanding shares of common stock. Our inability to access a portion or the full amount available under the Lincoln Park Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.
The extent we rely on Lincoln Park as a source of funding will depend on a number of factors, including the prevailing market price of our shares of common stock and the extent to which we secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we were to receive all $50,000,000 in gross proceeds under the Lincoln Park Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.
Our management will have broad discretion over the use of the net proceeds from our sale of shares of our common stock to Lincoln Park, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.
Our management will have broad discretion as to the use of the net proceeds from our sale of shares of common stock to Lincoln Park, and we could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.
Risks Related to Our Business, Financial Condition, and Need for Additional Capital
We are in the early stages of clinical drug development and have a limited operating history and no products approved for commercial sale, which may make it difficult for you to evaluate our current business and predict our future success and viability.
We are an early clinical-stage biopharmaceutical company with a limited operating history. Apexigen was incorporated and commenced operations in 2010 following a spin-out
transaction from its parent company. We have no products approved for commercial sale and have not generated any revenue from commercial product sales. Our operations to date have been limited to performing research and development activities in support of our product development and licensing efforts, hiring personnel, raising capital to support and expand such activities, providing general and administrative support for these operations, developing potential product candidates, conducting preclinical studies and clinical trials, including clinical trials of sotigalimab, our lead product candidate, and our other wholly owned product candidates, and entering into, and performing our obligations under, licensing arrangements that have resulted in additional product candidates in clinical development or commercialization by our licensees. Other than sotigalimab, all of our wholly owned programs are in preclinical or research development. We have not yet demonstrated our ability to successfully complete any large-scale pivotal clinical trials, obtain marketing approvals, manufacture a drug on a commercial scale or arrange for a third party to do so on our behalf, or conduct sales and marketing activities. In addition, only one of our licensees has obtained marketing approvals for product candidates we have out-licensed.
As a result, it may be more difficult for you to accurately predict our future success or viability than it could be if we had a longer operating history.
In addition, as a business with a limited operating history, we may encounter unforeseen expenses, difficulties, complications, delays, and other known and unknown factors and risks frequently experienced by early-stage biopharmaceutical companies in rapidly evolving fields. We also would need to transition from a company with a research and development focus to a company capable of supporting commercial activities after approval of any of our product candidates. We have not yet demonstrated an ability to successfully overcome such risks and difficulties, or to make such a transition. If we do not adequately address these risks and difficulties or successfully make such a transition, our business will suffer.
We have incurred net losses since inception and expect to continue to incur significant net losses for the foreseeable future.
Apexigen has incurred net losses since inception, has not generated any significant revenue to date, and has financed its operations prior to the Business Combination primarily through the issuance of convertible preferred stock, proceeds from collaborative research and development and out-license
agreements, and borrowings under a debt arrangement. Apexigen’s net loss was $24.1 million and $28.9 million for the years ended December 31, 2020 and 2021, respectively. Apexigen’s net losses were $7.0 million and $8.1 million for the three months ended June 30, 2021 and 2022, respectively, and $13.5 million and $17.1 million for the six months ended June 30, 2021 and 2022, respectively.
As of June 30, 2022, Apexigen had an accumulated deficit of $161.9 million. Apexigen has devoted substantially all of its resources and efforts to date to research and development. Our clinical-stage pipeline currently consists of multiple product candidates, including our lead product candidate, sotigalimab, and our other internal programs are in preclinical or research development. As a result, we expect that it will be several years, if ever, before we generate revenue from product sales. Even if we succeed in receiving marketing approval for and commercializing one or more of our product candidates, we expect that we will continue to incur substantial research and development and other expenses in order to develop and market additional potential products. In addition, for certain of our licensees from whom we are entitled to receive royalty payments if they successfully develop and commercialize any products covered by licenses we have with them, there is no guarantee that their product development and commercialization will lead to any such payments even if any such product candidates receive regulatory approval for commercial sale, including Beovu
®
(brolucizumab-dbll), which is commercialized by Novartis, for which Apexigen has received sales-based royalties that are currently fully constrained and recorded as deferred revenue on Apexigen’s balance sheet, as discussed below.
In connection with the Closing, we raised approximately $19.0 million of gross proceeds. We incurred approximately $8.9 million in transaction costs relating to the Business Combination, consisting of banking, legal, and other professional fees. The total net cash proceeds to us were approximately $9.2 million after we paid off the Extension and Working Capital Notes totaled $0.9 million.
Our financial statements for the year ended December 31, 2021 and for the three and six months ended June 30, 2022, included elsewhere in this prospectus have been prepared assuming we will continue as a going concern. As a development stage company, we expect to incur significant and increasing losses until regulatory approval is granted for sotigalimab, our lead product candidate. Regulatory approval is not guaranteed and may never be obtained. As a result, these conditions raise substantial doubt about our ability to continue as a going concern.
We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. The net losses we incur may fluctuate significantly from quarter-to-quarter
such that a
period-to-period
comparison of our results of operations may not be a good indication of our future performance. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue. Our expected future losses will continue to have an adverse effect on our working capital and our ability to achieve and maintain profitability.
Our ability to generate revenue and achieve profitability depends significantly on our ability to achieve a number of objectives.
Our business depends entirely on the successful development and commercialization of our product candidates. Apexigen currently generates no revenue from commercial sales of any products. Apexigen has no products approved for commercial sale and we do not anticipate generating any revenue from product sales unless and until sometime after we have successfully completed clinical development and received marketing approval for the commercial sale of a product candidate, if ever. In addition, we may not receive significant amounts of royalty revenue, if any, from our licensees for their product candidates if and when such candidates receive regulatory approval for commercial sale and are commercialized, including Beovu, which is commercialized by Novartis, for which Apexigen has received sales-based royalties that are currently fully constrained and recorded as deferred revenue on Apexigen’s balance sheet as discussed below. Our ability to generate revenue and achieve profitability depends significantly on our ability to achieve a number of objectives, including:

•	successful and timely completion of preclinical and clinical development of current and any future product candidates;

•	timely receipt of marketing approvals from applicable regulatory authorities for current and any future product candidates for which we successfully complete clinical development;

•	the extent of any required post-marketing approval commitments to applicable regulatory authorities;

•
developing an efficient and scalable manufacturing process for current and any future product candidates, including establishing and maintaining commercially viable supply and manufacturing relationships with third parties to obtain finished products that are appropriately packaged for sale;

•	successful launch of commercial sales following any marketing approval, including the development of a commercial infrastructure, whether in-house or with one or more partners or collaborators;

•	a continued acceptable safety profile following any marketing approval;

•	commercial acceptance of current and any future product candidates as viable treatment options by patients, the medical community, and third-party payors;

•	addressing any competing technological and market developments;

•	identifying, assessing, acquiring, and developing new product candidates;

•	obtaining and maintaining patent protection, regulatory exclusivity, and other intellectual property-related protection, both in the United States and internationally;

•	enforcing and defending our rights in our intellectual property portfolio, including our licensed intellectual property;

•	negotiating favorable terms in any partnership, collaboration, licensing, or other arrangements that may be necessary to develop, manufacture, or commercialize our product candidates; and

•	attracting, hiring, and retaining qualified personnel.
We may never be successful in achieving our objectives and, even if we do, may never generate revenue that is significant or large enough to achieve profitability. If we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to maintain or further our research and development efforts, raise additional necessary capital, grow our business, and/or continue our operations.
We will require substantial additional capital to finance our operations. If we are unable to raise such capital when needed, or on acceptable terms, we may be forced to delay, reduce, and/or eliminate one or more of our research and drug development programs or future commercialization efforts.
Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is a very time-consuming,
expensive, and uncertain process that takes years to complete. We expect our expenses to increase in connection with our ongoing activities, particularly as we conduct clinical trials of, and seek marketing approval for sotigalimab and our other product candidates. In addition, if we obtain marketing approval for any of our product candidates, we expect to incur significant commercialization expenses related to drug sales, marketing, manufacturing, and distribution. We also expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in order to maintain our continuing operations. If we are unable to raise capital when needed or on acceptable terms, we may be forced to delay, reduce, and/or eliminate one or more of our research and drug development programs or future commercialization efforts. Changing circumstances, some of which may be beyond our control, could cause us to consume capital significantly faster than we currently anticipate, and we may need to seek additional funds sooner than planned.
We plan to continue to use our cash on hand to fund our development of our product candidates and for other research and development activities, working capital, and other general corporate purposes. This may include additional research, hiring additional personnel, capital expenditures, and the costs of operating as a public company. Advancing the development of our current and any future product candidates will require a significant amount of capital. Our current cash and cash equivalents are not sufficient to fund all of the actions that are necessary to complete the development of sotigalimab or any of our other product candidates. We will be required to obtain further funding through public or private equity offerings, sale of shares of our common stock through utilization of our equity line with Lincoln Park, debt financings, partnership, collaborations, and licensing arrangements or other sources, which may dilute our stockholders or restrict our operating activities. In addition, there are certain conditions and limitations on our ability to utilize our $50,000,000 equity line with Lincoln Park. We will be required to satisfy various conditions in order to be able to commence purchases by Lincoln Park under the equity line. Once such conditions are satisfied, the Lincoln Park equity line purchases are subject to volume limitations tied to periodic market prices, ownership limitations limiting Lincoln Park from owning more than 4.99% of our common stock, a minimum closing price of $3.00 per share of common stock at which we can deliver a Regular Purchase notice to Lincoln Park to purchase shares of common stock, and other limitations as specified in the Lincoln Park Purchase Agreement. If any of these conditions are not satisfied or limitations are in effect, we may not be able to utilize all or part of the Lincoln Park equity line, which would have an adverse impact on our ability to satisfy our capital needs and could materially adversely impact our business. Adequate additional financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy.
Risks Related to the Discovery, Development, and Commercialization of Our Product Candidates
We are dependent on the success of our product candidates, including our lead product candidate, sotigalimab, which is currently in multiple clinical trials. If we are unable to obtain approval for and commercialize our product candidates for one or more indications in a timely manner, our business will be materially harmed.
Our success is dependent on our ability to timely complete clinical trials and obtain marketing approval for, and then successfully commercialize, our product candidates, including our lead product candidate, sotigalimab, for one or more indications. Our product candidates are in the early stages of development and we are investing the majority of our efforts and financial resources in the research and development of sotigalimab for multiple indications, both directly through our own efforts and indirectly through clinical collaboration arrangements, including investigator-and cooperative group-sponsored trials (“ISTs”). Our product candidates will require additional clinical development, preclinical and manufacturing activities, marketing approval from government regulators, substantial investment, and significant marketing efforts before we generate any revenue from product sales. We are not permitted to market or promote any product candidates, in a jurisdiction before receiving marketing approval from the relevant regulatory authority, including, for example, the Food and Drug Administration (“FDA”) for marketing in the United States and the European Medicines Agency (“EMA”) for marketing in the European Union, and we may never receive such marketing approvals.

•	The success of our product candidates will depend on numerous factors, including the following:

•	successful and timely completion of our ongoing clinical trials;

•	initiation and successful patient enrollment and completion of additional clinical trials on a timely basis;

•	efficacy, safety and tolerability profiles that are satisfactory to the FDA, EMA or any comparable foreign regulatory authority for marketing approval;

•	raising additional funds necessary to complete the clinical development of and to commercialize of our product candidates;

•	timely receipt of marketing approvals for our product candidates from applicable regulatory authorities;

•	the extent of any required post-marketing approval commitments to applicable regulatory authorities;

•	the maintenance of existing or the establishment of new supply arrangements with third-party drug product suppliers and manufacturers;

•	the maintenance of existing or the establishment of new scaled production arrangements with third-party manufacturers to obtain finished products that are appropriately packaged for sale;

•	obtaining and maintaining patent protection, trade secret protection and regulatory exclusivity, both in the United States and internationally;

•	protection of our rights in our intellectual property portfolio, including our licensed intellectual property;

•	successful launch of commercial sales following any marketing approval;

•	a continued acceptable safety profile following any marketing approval;

•	commercial acceptance by patients, the medical community, and third-party payors; and

•	our ability to compete with other therapies.
We do not have complete control over many of these factors, including certain aspects of clinical development and the regulatory submission process, including trial design, implementation, and timely provision of data in our collaboration based clinical trials and ISTs; potential threats to our intellectual property rights; and the manufacturing, marketing, distribution, and sales efforts of any future collaborator. If we are unable to achieve one or more of the objectives set forth above, our business will be materially harmed.
Our clinical trials may reveal serious adverse events, toxicities, or other side effects of our current and any future product candidates that result in a safety profile that could inhibit regulatory approval or market acceptance of our product candidates.
In order to obtain marketing approval for our current or any future product candidates, we must demonstrate the safety and efficacy of the product candidate for the relevant clinical indication or indications through preclinical studies and clinical trials as well as additional supporting data. If our product candidates are associated with undesirable side effects in preclinical studies or clinical trials, or have unexpected characteristics, we may need to interrupt, delay, or abandon their development or limit development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe, or more acceptable from a risk-benefit perspective.
Although we have conducted various preclinical studies and have data from various early-stage clinical trials, we do not know the predictive value of these studies and trials for our future clinical trials, and we cannot guarantee that any positive results in preclinical studies or previous clinical trials will successfully translate to patients in our future clinical trials. It is not uncommon to observe results in clinical trials that are unexpected based on preclinical testing or previous clinical trials, and many product candidates fail in clinical trials despite promising preclinical or early-stage clinical results. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval for their products.

While we believe that sotigalimab has been reasonably well tolerated in our clinical trials, subjects have experienced adverse events that have been considered treatment-related. Some of the more common adverse events included fever, chills, fatigue, asthenia, nausea, vomiting, pruritus, abnormal liver function/gamma gamma-glutamyl transferase/alkaline phosphatase tests, decreased appetite, rash, headache, diarrhea, infusion-related
reactions, and cytokine release syndrome (“CRS”). The majority of these events were mild/moderate in severity, responded to symptomatic treatment and/or were transient and resolved with time.
Serious, including sometimes fatal, adverse events (“SAEs”) have been reported in clinical studies with sotigalimab. The majority of these SAEs were considered unrelated to sotigalimab by the investigators. Some SAEs were considered at least possibly related to sotigalimab as well as possibly to other therapies it was combined with.
These possibly related events have included infusion-related reactions, CRS, elevated liver enzymes, bilirubin, fever, and colitis. Less frequent related SAEs reported in one patient each have included kidney injury, hepatic failure, bleeding, immune-mediated encephalitis, myositis, optic neuritis. Many of these SAEs were also considered possibly related to the chemotherapy, radiation or anti-PD(L)1
agent that were used in combination or were assessed as not related to sotigalimab after a safety review by the trial sponsor.
Subjects experienced numerous other SAEs that have been determined to be caused by their health condition or the side effects from other components of the treatment regimens, and not or unlikely related to sotigalimab. Given the high mortality rates of the cancers for which we are initially pursuing development, in particular melanoma, esophageal and gastroesophageal junction (“GEJ”) cancers, sarcoma, and ovarian cancer, and the pretreated nature of many patients in our completed, ongoing and planned clinical trials of sotigalimab, a number of these subjects have died as a result of their cancer or from direct side effects of surgery and other treatment regimens for their cancer. For example, in our clinical trial for esophageal and GEJ cancers, sotigalimab is combined with standard of care neoadjuvant chemotherapy, radiation and surgery. These standard of care treatments alone are associated with significant toxicities including fatal outcomes, and in this study, complications of surgery have resulted in the death of a patient.
We expect that subjects in our ongoing and planned clinical trials for our product candidates may in the future suffer adverse effects (“AEs”), SAEs or other side effects, including those not observed in our preclinical studies or previous clinical trials. Results of these trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. Undesirable side effects caused by our product candidates could result in the delay, suspension, or termination of clinical trials by us or the FDA, EMA or comparable foreign regulatory authority for a number of reasons. Additionally, a number of the subjects in these clinical trials are expected to die during a trial due to the cancers they suffer and any of the treatment regimens they may have previously experienced, which could impact the development of our product candidates. If we elect or are required to delay, suspend, or terminate any clinical trial, the commercial prospects of our product candidates will be harmed and our ability to generate product revenue from this product candidate will be delayed or eliminated. SAEs observed in clinical trials could hinder or prevent market acceptance of our drug candidates. Any of these occurrences may harm our business, prospects, financial condition, and results of operations significantly.
Even in circumstances in which we do not believe that an AE is related to our product candidates, the investigation into the circumstances of such AE may be time-consuming or inconclusive. In particular, patients may face serious medical issues associated with the underlying cancer indications that our product candidates target, as well as AEs from toxicities and other complications related to other study drugs administered alongside or in combination with our product candidates in clinical trials. For example, some of our clinical trials involve combination therapies of our product candidate with other cancer therapies, such as standard-of-care
chemotherapy, chemoradiation or
anti-PD-(L)1
agents. In these trials, it is difficult to ascertain whether treatment-related AEs are attributable to our product candidates or to the other agents, and the combination of therapies may have a complicating multiplier effect on such AEs that cannot be determined. As a result, while not directly associated with our product candidates, there are attendant risks with the space in which our product candidates operate, and any related investigations may interrupt our development and commercialization efforts, delay our regulatory approval process or impact and limit the type of regulatory approvals our product candidates receive or maintain.
If further SAEs or other side effects are observed in any of our current or future clinical trials, we may have difficulty recruiting patients to the clinical trials, patients may discontinue treatment or withdraw from our trials or we may be required to abandon the trials or our development efforts of that product candidate altogether. We, the FDA, the EMA, other applicable regulatory authorities or an Institutional Review Board (“IRB”)/Ethics Committee may suspend clinical trials of a product candidate at any time for various reasons, including a belief that subjects in such trials are being exposed to unacceptable health risks or adverse side effects. Some potential therapeutics developed in the biotechnology industry that initially showed therapeutic promise in early-stage studies have later been found to cause side effects that prevented their further development. Even if the side effects do not preclude a drug from obtaining or maintaining marketing approval, undesirable side effects may inhibit market acceptance of the approved product due to its tolerability versus other therapies. Any of these developments could materially harm our business, financial condition, and prospects.
Further, if any of our product candidates obtains marketing approval, toxicities associated with our product candidates may also develop after such approval and lead to a requirement to conduct additional clinical safety trials, additional warnings being added to the labeling, significant restrictions on the use of the product, or the withdrawal of the product from the market. We cannot predict whether our product candidates will cause toxicities in humans that would preclude or lead to the revocation of regulatory approval based on preclinical studies or early-stage clinical testing.
If we experience delays or difficulties in the enrollment of patients in clinical trials, our receipt of necessary marketing approvals could be delayed or prevented.
We may not initiate, continue or complete clinical trials for our product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA, EMA, or comparable foreign regulatory authorities.
Patient enrollment is a significant factor in the timing of clinical trials, and our ability to enroll eligible patients may be limited or may result in slower enrollment than we anticipate. Patient enrollment may also be affected by other factors, including:

•	size and nature of the patient population;

•	severity of the disease under investigation;

•	availability and efficacy of approved drugs for the disease under investigation;

•	patient eligibility criteria for the trial in question;

•	efforts to facilitate timely enrollment in clinical trials;

•	patient referral practices of physicians;

•
clinicians’ and patients’ awareness of, and perceptions as to the potential advantages and risks of, our product candidates in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating;

•	the ability to monitor patients adequately during and after treatment;

•	competing ongoing clinical trials for the same indications as our product candidates;

•	proximity and availability of clinical trial sites for prospective patients;

•	whether we become subject to a partial or full clinical hold on any of our clinical trials; and

•
continued enrollment of prospective patients by clinical trial sites, including delays due to pandemics, wars etc. that can impact patient willingness to participate and travel for investigative therapy and reductions in clinical trial site staff and services.

Our inability to enroll a sufficient number of patients for our clinical trials would result in significant delays or may require us to abandon one or more of our clinical trials altogether. Enrollment delays in our clinical trials may result in increased development costs for our product candidates and jeopardize our ability to obtain marketing approval for the sale of our product candidates.
The clinical trials of our current and any future product candidates may not demonstrate safety and efficacy to the satisfaction of regulatory authorities or otherwise be timely conducted or produce positive results.
Before obtaining marketing approval from regulatory authorities for the sale of our product candidates, we must complete preclinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of our product candidates. Clinical testing is expensive, difficult to design and implement, can take many years to complete, and its ultimate outcome is uncertain. A failure of one or more clinical trials can occur at any stage of the process. The outcome of preclinical studies and early-stage clinical trials may not be predictive of the success of later clinical trials. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their drugs. In addition, in our clinical trials of sotigalimab that are in combination with other available therapies, the results may be uncertain as to the efficacy of the sotigalimab combination when compared to the efficacy of other therapies that are being applied in the trial.
We do not know whether our future clinical trials will begin on time or enroll patients on time, or whether our ongoing and/or future clinical trials will be completed on schedule or at all. Clinical trials can be delayed for a variety of reasons, including delays related to:

•	obtaining regulatory approval to commence a trial;

•
delays in reaching, or the inability to reach, agreement on acceptable terms with prospective contract research organizations (“CROs”), clinical trial sites, laboratory service providers, companion diagnostic development partners, contract manufacturing organizations, or CMOs, and other service providers we may engage to support the conduct of our clinical trials;

•	obtaining IRB approval at each clinical trial site;

•	recruiting a sufficient number of suitable patients to participate in a trial;

•	patients failing to comply with trial protocol or dropping out of a trial, rendering them not evaluable for study endpoints;

•	clinical trial sites deviating from trial protocol or dropping out of a trial;

•	the availability of any applicable combination therapies;

•	developments in the safety and efficacy of any applicable combination therapies;

•	the need to add new clinical trial sites; or

•	delays in the testing, validation and manufacturing of product candidates and the delivery of these product candidates to clinical trial sites.
We may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent receipt of marketing approval or our ability to commercialize our product candidates, including:

•	receipt of feedback from regulatory authorities that requires us to modify the design of our clinical trials;

•	negative or inconclusive clinical trial results that may require us to conduct additional clinical trials or abandon certain drug development programs;

•	regulators or IRBs may not authorize us, our collaborators, or our investigators to commence a clinical trial or to conduct a clinical trial at a prospective site;

•
the number of patients required for clinical trials being larger than anticipated, enrollment in these clinical trials being slower than anticipated, or participants dropping out of these clinical trials at a higher rate than anticipated;

•	third-party contractors failing to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

•
the suspension or termination of our clinical trials for various reasons, including non-compliance
with regulatory requirements, a finding that our product candidates have undesirable side effects, safety or efficacy concerns, or any particular combination therapy or other unexpected characteristics or risks;

•	the cost of clinical trials of our product candidates being greater than anticipated;

•
for clinical trials testing combination treatment of our product candidates with third-party drug products, delays in procuring such third-party drug products and the delivery of such third-party drug products to clinical trial sites, or the inability to procure such third-party drug products at all; and

•	regulators revising the requirements for approving our product candidates, including as a result of newly approved agents changing the standard of care of an indication.
Any unforeseen events may cause us to be required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, or to be unable to successfully complete clinical trials of our product candidates or other testing. Clinical trial or test results may also not be positive or may be only modestly positive or may have safety concerns. For example, in the
APX005M-002
Trial, we enrolled 95 patients with
non-small
cell lung cancer (“NSCLC”) who were either immunotherapy naïve or who had progressed while on anti-PD(L)1
therapy and treated those patients with sotigalimab in combination with nivolumab. Although we observed a modest number of objective responses in immunotherapy naïve patients and stable disease in patients who had previously progressed on or were refractory to prior anti-PD-(L)1
therapy, the data did not support advancing the development of sotigalimab in these lines of therapy in patients with NSCLC. Any of the foregoing events may cause us to incur unplanned costs, be delayed in obtaining marketing approval, if ever, receive more limited or restrictive marketing approval, be subject to additional post-marketing testing requirements, or have the drug removed from the market after obtaining marketing approval.
The outcome of preclinical testing and early clinical trials that we obtain and that we publish may not be predictive of the success of later clinical trials, and the results of our clinical trials may not satisfy the requirements of the FDA, EMA, or comparable foreign regulatory authorities.
We currently have no products approved for sale and we cannot guarantee that we will ever have marketable drugs. Clinical failure can occur at any stage of clinical development. Clinical trials may produce negative or inconclusive results, and we or any future collaborators may decide, or regulators may require us, to conduct additional clinical trials or preclinical studies. We will be required to demonstrate with substantial evidence through well-controlled clinical trials that our product candidates are safe and effective for use in a diverse population before we can seek marketing approvals for their commercial sale. Success in preclinical studies and early-stage clinical trials does not mean that future larger registration clinical trials will be successful. This is because product candidates in later-stage clinical trials may fail to demonstrate sufficient safety and efficacy to the satisfaction of the FDA, EMA, and other regulatory authorities despite having progressed through preclinical studies and early-stage clinical trials. In particular, no compound with the mechanism of action of sotigalimab has been commercialized, and the outcome of preclinical studies and early-stage clinical trials may not be predictive of the success of later-stage clinical trials. We do not know whether any clinical trials we may conduct will demonstrate consistent or adequate efficacy and safety results sufficient to obtain marketing approval to market our product candidates.

Summary or preliminary data from our clinical trials that we announce or publish may change as new or revised patient data becomes available, and is subject to source verification procedures that could result in material changes in the final data.
As more patient data becomes available, we may publicly disclose new or revised preliminary data from our clinical trials. These preliminary updates are based on analyses of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the summary or preliminary results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Summary or preliminary data also remain subject to source verification procedures that may result in the final data being materially different from the summary or preliminary data we previously published. As a result, summary or preliminary data should be viewed with caution until the final data are available. In addition, we may report interim analyses of only certain endpoints rather than all endpoints. Preliminary data from clinical trials that we conduct may not be indicative of the final results of the trials and are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse changes between preliminary data and final data could significantly harm our business and prospects. Further, additional disclosure of preliminary data by us or by our competitors in the future could result in volatility in the price of our common stock.
Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate, and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is typically selected from a more extensive amount of available information. Interested parties may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities, or otherwise regarding a particular product candidate or our business. If the preliminary or topline data that we report differ from late, final or actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed, which could harm our business, financial condition, results of operations, and prospects.
In some instances, there can be significant variability in safety and efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in size and type of the patient populations, differences in and adherence to the dosing regimen and other trial protocols, use in combination with other therapies, and the rate of discontinuations by clinical trial participants. In addition, we may use patient-reported outcome assessments in some of our clinical trials, which involve patients’ subjective assessments of efficacy of the treatments they receive in the trial. Such assessments can vary widely from day to day for a particular patient, and from patient to patient and site to site within a clinical trial. This subjectivity can increase the uncertainty of, and adversely impact, our clinical trial outcomes.
Our product candidates may not achieve adequate market acceptance among physicians, patients, healthcare payors, and others in the medical community necessary for commercial success.
Even if our product candidates receive regulatory approval, they may not gain adequate market acceptance among physicians, patients, healthcare payors, and others in the medical community. For example, current standard-of-care
cancer treatments, such as existing chemotherapy and radiation therapy, are well established in the medical community, and doctors may continue to rely on these treatments. The degree of market acceptance of any of our approved product candidates, if approved for commercial sale, will depend on a number of factors, including:

•	the efficacy and safety profile as demonstrated in clinical trials;

•	the timing of market introduction of the product candidate as well as competitive products;

•	the approval of other new therapies for the same indications;

•	the clinical indications for which the product candidate is approved;

•
restrictions on the use of our products, if approved, such as boxed warnings, contraindications in labeling, or restrictions on use of our products together with other medications, or a risk evaluation and mitigation strategy (“REMS”), if any, which may not be required of alternative treatments and competitor products;

•	the potential and perceived advantages of product candidates over alternative treatments or in combination therapies;

•	the cost of treatment in relation to alternative treatments;

•	the availability of coverage and adequate reimbursement and pricing by third parties and government authorities;

•	relative convenience and ease of administration;

•	the effectiveness of sales and marketing efforts;

•	the willingness of the target population to try new therapies and of physicians to prescribe these therapies; and

•	unfavorable publicity relating to the product candidate.
If any product candidate is approved but does not achieve an adequate level of acceptance by physicians, hospitals, healthcare payors, and patients, we may generate less revenue from that product candidate than anticipated, which could harm our financial results.
The sizes of the patient populations suffering from some of the diseases we are targeting may be based on estimates that are inaccurate, may be small, or may be smaller than estimated.
We rely on estimates to project the incidence and prevalence of diseases we are targeting and the subset of patients with these diseases who have the potential to benefit from treatment with sotigalimab and our other product candidates. We derive these estimates from a variety of sources, including United States and global cancer databases, scientific literature, surveys of clinics, physician interviews, patient foundations, and market research, and they may prove to be incorrect. Further, new studies may change the estimated incidence or prevalence of these diseases. The number of patients may turn out to be lower than expected. Additionally, the potentially addressable patient population for sotigalimab and any other future product candidates may be more limited than we originally estimated or may not be amenable to treatment with sotigalimab and any other product candidates, if and when approved. For example, in March 2022, the FDA approved nivolumab and relatlimab-rmbw
(Opdualag
TM
) for use in patients with unresectable or metastatic melanoma, which may limit the number of patients with unresectable or metastatic melanoma that have progressive disease during treatment with anti-PD-(L)1
therapy, which would be the target population for a potential registration-enabling study of sotigalimab in combination with a
PD-(L)1
inhibitor that we are considering. Even if we obtain significant market share for sotigalimab and any other product candidates, small potential target populations for certain indications means we may never achieve profitability without obtaining market approval for additional indications.
Many of our additional internal programs, including APX601, are at earlier stages of development than sotigalimab and may fail in development or suffer delays, including if we are unable to raise adequate additional funding, that adversely affect their commercial viability.
Other than sotigalimab, all of our internal programs are in preclinical development or at the research stage and may fail in development or suffer delays that adversely affect their commercial viability. These programs may fail to yield product candidates. A product candidate can unexpectedly fail at any stage of preclinical and clinical development. The historical failure rate for product candidates is high due to risks relating to safety, efficacy, clinical execution, changing standards of medical care, and other unpredictable variables. The results from preclinical testing or early clinical trials of a product candidate may not be predictive of the results that will be obtained in later-stage clinical trials of the product candidate. The success of any product candidates we may develop will depend on many factors, including the following:

•	generating sufficient data to support the initiation or continuation of clinical trials;

•	obtaining regulatory permission to initiate clinical trials;

•	contracting with the necessary parties to conduct clinical trials;

•	the successful enrollment of patients in, and the completion of, clinical trials;

•	the timely manufacture of sufficient quantities of the product candidate, and any combination therapy, for use in clinical trials; and

•	acceptable adverse profile in the clinical trials.
We will need additional funding to continue to advance the development of our other internal programs, including APX601. If we are unable to secure adequate funding to continue such development, we expect that we will be required to delay or stop the development of such programs.
Even if we successfully advance any other product candidates into clinical development, their success will be subject to all of the clinical, regulatory and commercial risks described elsewhere in this “
Risk Factors
” section. Accordingly, we cannot assure you that we will ever develop, obtain regulatory approval of, commercialize, or generate significant revenue from any product candidate.
Any product candidates we develop may become subject to unfavorable third-party reimbursement practices and pricing regulations.
The availability and extent of coverage and adequate reimbursement by governmental and private payors is essential for most patients to afford the expense of antibody therapeutics like sotigalimab and our other product candidates. Sales of any of our product candidates that receive marketing approval will depend substantially, both in the United States and internationally, on the extent to which the costs of our product candidates will be paid by health maintenance, managed care, pharmacy benefit, and similar healthcare management organizations or reimbursed by government health administration authorities, private health coverage insurers, and other third-party
payors. If reimbursement is not available, or is available only to limited levels, we may not successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize an adequate return on our investment. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. If coverage and reimbursement are not available or reimbursement is available only to limited levels, we may not successfully commercialize any product candidate for which we obtain marketing approval.
There is significant uncertainty related to insurance coverage and reimbursement of newly approved products. In the United States, principal decisions about reimbursement for new products are typically made by Centers for Medicare & Medicaid Services (“CMS”), an agency within the U.S. Department of Health and Human Services (“HHS”). CMS decides whether and to what extent a new product will be covered and reimbursed under Medicare, and private payors often follow CMS’s decisions regarding coverage and reimbursement to a substantial degree. However, one payor’s determination to provide coverage for a drug product does not assure that other payors will also provide coverage for the drug product. As a result, the coverage determination process is often time-consuming and costly. This process will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

Increasingly, third-party payors require that drug companies provide them with predetermined discounts from list prices and challenge the prices charged for medical products. Further, such payors increasingly challenge the price, examine the medical necessity and review the cost effectiveness of medical drug products. There may be especially significant delays in obtaining coverage and reimbursement for newly approved drugs.
Third-party payors may limit coverage to specific drug products on an approved list, known as a formulary, which might not include all
FDA-approved
drugs for a particular indication. We may need to conduct expensive studies to demonstrate the medical necessity and cost-effectiveness of our products. Nonetheless, our product candidates may not be considered medically necessary or cost effective. We cannot be sure that coverage and reimbursement will be available for any product that we commercialize and, if reimbursement is available, what the level of reimbursement will be.
Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost-containment initiatives in Europe, Canada and other countries has and will continue to put pressure on the pricing and usage of therapeutics such as our product candidates. In many countries, particularly the countries of the European Union, medical product prices are subject to varying price control mechanisms as part of national health systems. In these countries, pricing negotiations with governmental authorities can take considerable time after a product receives marketing approval. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. In general, product prices under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for products, but monitor and control company profits.
Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the United States, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.
If we are unable to establish or sustain coverage and adequate reimbursement for any future product candidates from third-party payors, the adoption of those products and sales revenue will be adversely affected, which, in turn, could adversely affect the ability to market or sell those product candidates. Coverage policies and third-party
reimbursement rates may change at any time. Even if we attain favorable coverage and reimbursement status for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.
If our competitors develop and market products that are more effective, safer, or less expensive than our product candidates, our commercial opportunities will be negatively impacted.
The biotechnology industry is highly competitive and subject to rapid and significant technological change. Moreover, the oncology field is characterized by strong and increasing competition, with a strong emphasis on intellectual property. Products we may develop in the future for the treatment of cancer and any other diseases are likely to face competition from other drugs and therapies, including those of which we may not currently be aware. In addition, our products may need to compete with off-label
drugs used by physicians to treat the indications for which we seek approval. This may make it difficult for us to replace existing therapies with our products.
Major multinational pharmaceutical and biotechnology companies, emerging and start-up
companies, universities, and other research institutions, could focus their future efforts on developing competing therapies and treatments for any of the indications we are currently targeting or may target in the future. For example, each of
Hoffmann-La
Roche AG, Janssen Biotech, Inc., a subsidiary of Johnson & Johnson (in collaboration with Alligator Bioscience AB), Celldex Therapeutics, Inc., Seagen Inc., Eucure Biopharma, a subsidiary of

Biocytogen, and AbbVie Inc. are developing CD40-based antibody product candidates for solid tumor oncology indications that are in clinical trials, typically in combination therapies, and other companies and institutions have other CD40-based product candidates in development.
Many of these current and potential competitors have significantly greater financial, manufacturing, marketing, drug development, technical and human resources, and commercial expertise than we do. Large pharmaceutical and biotechnology companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients, and manufacturing biotechnology products. These companies also have significantly greater research, development, and marketing capabilities than we do and may also have products that have been approved or are in late stages of development, and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical and biotechnology companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license
novel compounds that could make the product candidates that we develop obsolete. As a result of any of these factors, our competitors may succeed in obtaining approval from the FDA, EMA, or foreign regulatory authorities or discovering, developing, and commercializing products in our field before or more successfully than we do.
Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These companies compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for planned clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. In addition, the biotechnology industry is characterized by rapid technological change. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete, less competitive or not economical.
We have limited resources and are currently focusing our efforts on developing sotigalimab and APX601. As a result, we may fail to capitalize on other product candidates or indications that may ultimately have proven to be more profitable.
We are currently focusing our efforts on developing sotigalimab for a variety of indications, including melanoma, esophageal and GEJ cancers, sarcoma and rectal cancer advancing the development of APX601 for use in solid tumors. As a result, we may forego or delay pursuit of opportunities for other indications or with other product candidates that may have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable product candidates or profitable market opportunities. Our spending on current and future research and development activities for specific indications may not yield any commercially viable drugs. If we do not accurately evaluate the commercial potential or target markets for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing, or other strategic arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.
We may not succeed in our efforts to use our technology platform to expand our pipeline of product candidates and develop marketable products.
Because we have limited financial and managerial resources, we focus our pipeline research efforts on using our APXiMAB platform to identify product candidates to molecular targets of interest. Our business depends on our successful development and commercialization of sotigalimab, APX601, and internal product candidates that may emerge from our preclinical research and development activities. Even if we continue to successfully expand our pipeline, development of the potential product candidates that we identify will require substantial investment in clinical development, management of preclinical, clinical, and manufacturing activities, regulatory approval in multiple jurisdictions, obtaining manufacturing supply capability, building a commercial organization, and significant marketing efforts before we generate any revenue from product sales. Furthermore, such product candidates may not be suitable for clinical development, including as a result of their harmful side effects, limited efficacy, or other characteristics that indicate that they are unlikely to be products that will receive marketing approval and achieve market acceptance. If we cannot validate our technology platform by successfully developing and commercializing product candidates based upon our technological approach, we may not obtain product or partnership revenue in future periods, which would adversely affect our business, prospects, financial condition, and results of operations.
We are developing some our product candidates for use in combination with standard-of-care
as well as emerging or experimental cancer therapies, which exposes us to several risks beyond our control.
We are developing some of our product candidates, including sotigalimab, for use in combination with current standard of care or other emerging or experimental cancer therapies. This exposes us to supply risk to the extent there is not an adequate supply of these therapies for use in combination with our product candidates, either in clinical trials or after any approval, as well as pricing risk if these combination therapies are expensive and the addition of our product candidates would be too costly to support reimbursement or payor coverage. In particular, providers of some of these emerging or experimental therapies have been contributing their therapies to use in combination trials at generally no or limited cost to us. If this were to change, our trial costs could increase substantially. Also, although combinations with an experimental agent that has not been approved may prove to be clinically beneficial, the experimental agent will still need to meet regulatory approval requirements for the combined therapy to become commercially available. In addition, if the standard of care were to evolve or change, the clinical utility of our product candidates could be diminished or eliminated. If any of these were to occur, our business could be materially harmed.
We may use companion diagnostics in the future in our development programs, and if such companion diagnostics for our product candidates are not successfully, and in a timely manner, validated, developed, or approved, we may not achieve marketing approval or realize the full commercial potential of our product candidates.
We may use companion diagnostics in our future product candidate development programs. If such companion diagnostics are developed in conjunction with clinical programs, the FDA, EMA, or comparable regulatory authority may require regulatory approval of a companion diagnostic as a condition to approval of the product candidate. For example, if we use a diagnostic to test which patients are most likely to benefit from our product candidate for the treatment of a particular indication as a criterion for enrollment, then we will likely be required to obtain FDA approval or clearance of the companion diagnostic, concurrent with approval of our product candidate. We may also be required to demonstrate to the FDA the predictive utility of a companion diagnostic, i.e. that the diagnostic selects for patients in whom the therapy will be effective or more effective compared to patients not selected for by the diagnostic. We do not have experience or capabilities in developing or commercializing diagnostics and plan to rely in large part on third parties to perform these functions. We do not currently have any agreement in place with any third party to develop or commercialize companion diagnostics for any of our product candidates. Companion diagnostics are subject to regulation by the FDA, the EMA, and other foreign regulatory authorities as medical devices and require separate regulatory approval or clearance prior to commercialization.

•	If we or our partners, or any third party, are unable to successfully develop companion diagnostics in the future in our product candidates, or experience delays in doing so:

•	the development of our product candidates may be adversely affected if we are unable to appropriately select patients for enrollment in our planned clinical trials;

•	our product candidates may not receive marketing approval if their safe and effective use depends on a companion diagnostic; and

•
we may not realize the full commercial potential of any product candidates that receive marketing approval if, among other reasons, we are unable to appropriately identify patients targeted by our product candidates.

In addition, any future product candidates developed in conjunction with companion diagnostics may be perceived negatively compared to alternative treatments that do not require the use of companion diagnostics, either due to the additional cost of the companion diagnostic, the requirement of samples for testing, or the need to complete additional procedures to identify genetic markers prior to administering our product candidates. If any of these events were to occur, it would significantly harm our business, results of operations and prospects.
Our business entails a significant risk of product liability, and if we are unable to obtain sufficient insurance coverage, the costs of product liability could have an adverse effect on our business and financial condition.
Our business exposes us to significant product liability risks inherent in the development, testing, manufacturing, and marketing of therapeutic treatments. Product liability claims could delay or prevent completion of our development programs. If we succeed in marketing products, such claims could result in an FDA, EMA, or other regulatory investigation of the safety and effectiveness of our products, our manufacturing processes and facilities, or our marketing programs. Such regulatory investigation could potentially lead to a recall of our products or more serious enforcement action, limitations on the approved indications for which they may be used, or suspension or withdrawal of approvals. Regardless of the merits or eventual outcome, liability claims may also result in decreased demand for our products, injury to our reputation, costs to defend the related litigation, a diversion of management’s time and our resources, and substantial monetary awards to trial participants or patients. We would expect to obtain product liability insurance prior to marketing any of our product candidates. Any insurance Apexigen has now or that we may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may be unable to obtain sufficient insurance at a reasonable cost to protect us against losses caused by product liability claims that could have an adverse effect on our business and financial condition.
Risks Related to Regulatory Approval and Other Legal Compliance Matters for Our Product Candidates
The regulatory approval processes of the FDA, EMA, and comparable foreign regulatory authorities are lengthy, time-consuming and inherently unpredictable. If we are ultimately unable to obtain regulatory approval for our product candidates, we will be unable to generate product revenue and our business will be substantially harmed.
The time required to obtain approval by the FDA, EMA, and comparable foreign regulatory authorities is unpredictable, typically takes many years following the commencement of clinical trials, and depends upon numerous factors, including the type, complexity, and novelty of the product candidates involved. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical, or other studies. We have not submitted for, or obtained regulatory approval for, any product candidate, and it is possible that none of our existing product candidates or any product candidates we may seek to develop in the future will ever obtain regulatory approval.
Applications for our product candidates could fail to receive regulatory approval in an initial or subsequent indication for many reasons, including the following:

•	the FDA, EMA, or comparable foreign regulatory authorities may disagree with the design, implementation, or results of our clinical trials;

•
the FDA, EMA, or comparable foreign regulatory authorities may determine that our product candidates are not safe and effective, only moderately effective, or have undesirable or unintended side effects, toxicities, or other characteristics that preclude our obtaining marketing approval or prevent or limit commercial use;

•
the population studied in the clinical program may not be sufficiently broad or representative to assure safety and efficacy in the full population for which we seek approval, including for example due to biologic and genetic differences that might occur in subjects in certain populations such as defined by race or other factors;

•	we may be unable to demonstrate to the FDA, EMA, or comparable foreign regulatory authorities that a product candidate’s risk-benefit ratio when compared to the standard of care is acceptable;

•	the FDA, EMA, or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

•
the data collected from clinical trials of our product candidates may not be sufficient to support the submission of a Biologics License Application (“BLA”), New Drug Application (“NDA”), or other submission or to obtain regulatory approval in the United States or elsewhere;

•	we may be unable to demonstrate to the FDA, EMA, or comparable foreign regulatory authorities that a product candidate’s risk-benefit ratio for a proposed indication is acceptable;

•
the FDA, EMA, or comparable foreign regulatory authorities may fail to approve the manufacturing processes, test procedures and specifications, or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

•	the approval policies or regulations of the FDA, EMA, or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.
Further, development of our product candidates and/or regulatory approval may be delayed for reasons beyond our control. For example, a U.S. federal government shutdown or budget sequestration, such as ones that occurred during 2018 and 2019, or other FDA priorities, such as responding to
COVID-19,
may result in significant reductions to, or demands on, the FDA’s budget, employees, and operations, which may lead to slower response times and longer review periods, potentially affecting our ability to progress development of our product candidates or obtain regulatory approval for our product candidates.
This lengthy approval process, as well as the unpredictability of the results of clinical trials, may result in our failing to obtain regulatory approval to market any of our product candidates, which would significantly harm our business, results of operations, and prospects.
Our product candidates may cause undesirable side effects or have other properties that could prevent their regulatory approval or result in significant negative consequences.
Adverse events or other undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay, or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA, EMA, or other comparable foreign regulatory authorities. Drug-related side effects could affect patient recruitment, the ability of enrolled patients to complete the trial, and/or result in potential product liability claims. Regardless of merit or eventual outcome, product liability claims may result in impairment of our business reputation, withdrawal of clinical trial participants, costs due to related litigation, distraction of management’s attention from our primary business, initiation of investigations by regulators, substantial monetary awards to patients or other claimants, the inability to commercialize our product candidates, and decreased demand for our product candidates, if approved for commercial sale.
Additionally, if one or more of our product candidates receives marketing approval, and we or others later identify undesirable side effects or adverse events caused by such products, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw approvals of such product and cause us to recall our products;

•	regulatory authorities may require additional warnings on the label or impose a more restrictive, narrower indication for use of the agent;

•	we may be required to change the way the product is administered or conduct additional clinical trials or post-approval studies;

•
we may be required to create a REMS plan, which could include a medication guide outlining the risks of such side effects for distribution to patients, a communication plan for healthcare providers, and/or other elements, such as boxed warning on the packaging, to assure safe use;

•	we could be sued and held liable for harm caused to patients; and

•	our reputation may suffer.
Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, financial condition, results of operations, and growth prospects.
For any current and future clinical trials for our product candidates outside the United States, the FDA, EMA, and applicable foreign regulatory authorities may not accept data from such trials.
We conduct clinical trials outside the United States, including in Europe, and we may choose to conduct future clinical trials outside the United States. The acceptance of study data from clinical trials conducted outside the United States or another jurisdiction by the FDA, EMA, or applicable foreign regulatory authority may be subject to certain conditions. In cases where data from foreign clinical trials are intended to serve as the basis for marketing approval in the United States, the FDA will generally not approve the application on the basis of foreign data alone unless the data are applicable to the United States population and United States medical practice, and the trials were performed by clinical investigators of recognized competence and pursuant to Good Clinical Practice (“GCP”) regulations. Additionally, the FDA’s clinical trial requirements, including sufficient size of patient populations and statistical powering, must be met. Many foreign regulatory bodies have comparable approval requirements, including appropriate examination of the product in the country-specific population. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA, EMA, or any applicable foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA, EMA, or any applicable foreign regulatory authority does not accept such data, it may result in the need for additional trials, which would be costly and time-consuming and delay aspects of our business plan, and may result in our product candidates not receiving approval or clearance for commercialization in the applicable jurisdiction.
Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will succeed in obtaining regulatory approval of our product candidates in other jurisdictions.
Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will obtain or maintain regulatory approval in any other jurisdiction, but a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA, EMA, or comparable foreign regulatory authority grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing, and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional preclinical studies or clinical trials, as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties, and costs for us and could delay or prevent the introduction of our products in certain countries. If we or any partner we work with fails to comply with the regulatory requirements in international markets or fails to receive applicable marketing approvals, our target market will be reduced, and our ability to realize the full market potential of our product candidates will be harmed.

Even if we apply for and obtain accelerated approval or Breakthrough Therapy, Fast Track or other designation intended to expedite, facilitate or reduce the cost pursuing development or regulatory review or approval with the FDA or other regulatory authorities for any of our product candidates, there is no guarantee that such designation would lead to faster development, regulatory review, or approval, nor would it increase the likelihood that any such product candidate will receive marketing approval.
If a product candidate is intended for the treatment of a serious condition and nonclinical or clinical data demonstrate the potential to address unmet medical need for such condition or a substantial improvement over available therapy for such condition, a product candidate sponsor may apply for FDA Fast Track or Breakthrough Therapy designation, and there may be other priority designations available under various regulatory bodies. In the future, we may apply for such priority designation depending on the results of our clinical trials. Even though we may apply for and receive a Fast Track, Breakthrough Therapy or other priority designations, such priority designation does not ensure that we will receive marketing approval or that approval will be granted within any particular timeframe. We may not experience a faster development or regulatory review or approval process with the priority designation compared to conventional FDA procedures. In addition, the FDA may withdraw Fast Track or Breakthrough Therapy designation if it believes that the designation is no longer supported by data from our clinical development program. Fast Track or Breakthrough Therapy designation alone does not guarantee qualification for the FDA’s priority review procedures. Further, even if any of our products obtain Fast Track or Breakthrough Therapy designation, this may not lead to earlier regulatory approval or commercialization of our products due to the extensive and time-consuming steps necessary to obtain FDA approval and commercialize a product candidate.
Even if we obtain regulatory approval for a product candidate, our products will remain subject to extensive regulatory scrutiny.
If any of our product candidates are approved, they will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing studies, and submission of safety, efficacy, and other post-market information, including both federal and state requirements in the United States and requirements of comparable foreign regulatory authorities.
Manufacturers and manufacturers’ facilities are required to comply with extensive requirements imposed by the FDA, EMA, and comparable foreign regulatory authorities, including ensuring that quality control and manufacturing procedures conform to Good Manufacturing Practice (“GMP”) regulations. As such, we and our contract manufacturers will be subject to continual review and inspections to assess compliance with GMP and adherence to commitments made in any BLA, NDA, or Marketing Authorization Application (“MAA”). Accordingly, we and others with whom we work must continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production, and quality control.
Any regulatory approvals that we receive for our product candidates will be subject to limitations on the approved indicated uses for which the product may be marketed and promoted or to the conditions of approval (including potentially the requirement to implement a REMS), or contain requirements for potentially costly post-marketing testing. We will be required to report certain adverse reactions and production problems, if any, to the FDA, EMA, and comparable foreign regulatory authorities. Any new legislation addressing drug safety issues could result in delays in product development or commercialization, or increased costs to assure compliance. The FDA and other agencies, including the Department of Justice, closely regulate and monitor the post-approval marketing and promotion of products to ensure that they are manufactured, marketed, and distributed only for the approved indications and in accordance with the provisions of the approved labeling. We will have to comply with requirements concerning advertising and promotion for our products. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. As such, we may not promote our products for indications or uses for which they do not have approval. The holder of an approved BLA, NDA, or MAA must submit new or supplemental applications and obtain approval for certain changes to the approved product, product labeling, or manufacturing process. We could also be asked to conduct post-marketing clinical trials to verify the safety and efficacy of our products in general or in specific patient subsets. If original marketing approval was obtained via the accelerated approval pathway, we could be required to conduct a successful post-marketing clinical trial to confirm clinical benefit for our products. An unsuccessful post-marketing study or failure to complete such a study could result in the withdrawal of marketing approval.
If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing, or labeling of a product, such regulatory agency may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If we fail to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may, among other things:

•	issue warning letters that would result in adverse publicity;

•	impose civil or criminal penalties;

•	suspend or withdraw regulatory approvals;

•	suspend any of our ongoing clinical trials;

•	refuse to approve pending applications or supplements to approved applications submitted by us;

•	impose restrictions on our operations, including closing our contract manufacturers’ facilities;

•	seize or detain products; or

•	require a product recall.
Any government investigation of alleged violations of law could require us to expend significant time and resources in response, and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenue from our products. If regulatory sanctions are applied or if regulatory approval is withdrawn, this would significantly harm our business, financial condition, results of operations, and growth prospects.
Healthcare legislative measures aimed at reducing healthcare costs may have a material adverse effect on our business and results of operations.
Third-party payors, whether domestic or foreign, or governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system that could impact our ability to sell our products profitably. In particular, in 2010, the Patient Protection and Affordable Care Act (“ACA”) was enacted, which, among other things, subjected biologic products to potential competition by lower-cost biosimilars, addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected, increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program, extended the Medicaid Drug Rebate Program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations, subjected manufacturers to new annual fees and taxes for certain branded prescription drugs, and provided incentives to programs that increase the federal government’s comparative effectiveness research. Recent changes in the U.S. administration could lead to repeal of or changes in some or all of the ACA, and complying with any new legislation or reversing changes implemented under the ACA could be time-intensive and expensive, resulting in a material adverse effect on our business. Until the ACA is fully implemented or there is more certainty concerning the future of the ACA, it will be difficult to predict its full impact and influence on our business.
There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at containing or lowering the cost of healthcare. We cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

•	the demand for our products after obtaining any regulatory approval;

•	our ability to receive or set a price that we believe is fair for our products;

•	our ability to generate revenue and achieve or maintain profitability;

•	the level of taxes that we are required to pay; and

•	the availability of capital.
We expect that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, lower reimbursement and new payment methodologies. This could lower the price that we receive for any approved product. Any denial in coverage or reduction in reimbursement from Medicare or other government-funded programs may result in a similar denial or reduction in payments from private payors, which may prevent us from being able to generate sufficient revenue, attain profitability or commercialize our product candidates, if approved.
Our employees, independent contractors, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.
We are exposed to the risk of fraud, misconduct or other illegal activity by our employees, independent contractors, consultants, commercial partners and vendors. Misconduct by these parties could include intentional, reckless and negligent conduct that fails to:

•	comply with the laws of the FDA, EMA and other comparable foreign regulatory authorities;

•	provide true, complete and accurate information to the FDA, EMA and other comparable foreign regulatory authorities;

•	comply with manufacturing standards we have established;

•	comply with healthcare fraud and abuse laws in the United States and similar foreign fraudulent misconduct laws; or

•	report financial information or data accurately or to disclose unauthorized activities to us.
If we obtain FDA approval of any of our product candidates and begin commercializing those products in the United States, our potential exposure under such laws will increase significantly, and our costs associated with compliance with such laws are also likely to increase. In particular, research, sales, marketing, education and other business arrangements in the healthcare industry are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, educating, marketing and promotion, sales and commission, certain customer incentive programs and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of patient recruitment for clinical trials, which could result in regulatory sanctions and cause serious harm to our reputation. We plan to adopt a code of business conduct and ethics in connection with this offering, but it is not always possible to identify and deter misconduct by employees and third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

If we fail to comply with healthcare laws, we could face substantial penalties and our business, operations, and financial conditions could be adversely affected.
If we obtain FDA approval for any of our product candidates and begin commercializing those products in the United States, our operations will be subject to various federal and state fraud and abuse laws. The laws that may impact our operations include the following:

•
The federal Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering, or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order, or recommendation of any good, facility, item, or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act.

•
Federal civil and criminal false claims laws and civil monetary penalty laws, including the False Claims Act, impose criminal and civil penalties, including through civil actions, against individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid or other third-party payors that are false or fraudulent, or knowingly making a false statement to improperly avoid, decrease or conceal an obligation to pay money to the federal government. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of these statutes or specific intent to violate them in order to have committed a violation.

•
The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing, or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters.

•
HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”) and their respective implementing regulations, impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security, and transmission of individually identifiable health information without appropriate authorization.

•
The federal Physician Payment Sunshine Act, created under the ACA, and its implementing regulations, require manufacturers of drugs, devices, biologicals, and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program to report annually to the HHS under the Open Payments Program, information related to payments or other transfers of value made to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members.

•	Federal consumer protection and unfair competition laws broadly regulate marketplace activities and activities that potentially harm consumers.
Analogous state and foreign laws and regulations, such as state and foreign anti-kickback, false claims, consumer protection, and unfair competition laws may apply to pharmaceutical business practices, including research, distribution, sales, and marketing arrangements, as well as submitting claims involving healthcare items or services reimbursed by any third-party payor, including commercial insurers.

•
State laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government that otherwise restricts payments that may be made to healthcare providers and other potential referral sources.

•
State laws also require drug manufacturers to file reports with states regarding pricing and marketing information, such as the tracking and reporting of gifts, compensations, and other remuneration, and items of value provided to healthcare professionals and entities.

•
State and foreign laws also govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could, despite our efforts to comply, be subject to challenge under one or more of such laws. Efforts to ensure that our business arrangements will comply with applicable healthcare laws may involve substantial costs. It is possible that governmental and enforcement authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, disgorgement, monetary fines, possible exclusion from participation in Medicare, Medicaid, and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations. In addition, the approval and commercialization of any of our product candidates outside the United States will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws. Further, achieving and sustaining compliance with applicable federal and state privacy, security, and fraud laws may prove costly.
If we or any clinical collaborators, CROs, contract manufacturers, or other contractors and suppliers that we engage fail to comply with environmental, health, and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on our business.
We and any clinical collaborators, CROs, contract manufacturers, or other contractors and suppliers that we engage are subject to numerous federal, state, and local environmental, health and safety laws, regulations, and permitting requirements, including:

•	those governing laboratory procedures;

•	the generation, handling, use, storage, treatment and disposal of hazardous and regulated materials and wastes;

•	the emission and discharge of hazardous materials into the ground, air and water; and

•	employee health and safety.
Our operations involve the use of hazardous and flammable materials, including chemicals and biological and radioactive materials. Our operations also produce hazardous waste. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. Under certain environmental laws, we could be held responsible for costs relating to any contamination at our current or past facilities and at third-party
facilities. We also could incur significant costs associated with civil or criminal fines and penalties.

Compliance with applicable environmental laws and regulations may be expensive, and current or future environmental laws and regulations may impair our research, product development, and manufacturing efforts. In addition, we cannot entirely eliminate the risk of accidental injury or contamination from these materials or wastes. Although we maintain workers’ compensation insurance to cover us for costs and expenses, we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not carry specific biological or hazardous waste insurance coverage, and our property, casualty, and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be held liable for damages or be penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory approvals could be suspended, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.
Our business activities may be subject to the FCPA and similar anti-bribery and anti-corruption laws.
Our business activities may be subject to the Foreign Corrupt Practices Act (“FCPA”) and similar anti-bribery or anti-corruption laws, regulations, or rules of other countries in which we operate, including the U.K. Bribery Act. The FCPA generally prohibits offering, promising, giving, or authorizing others to give anything of value, either directly or indirectly, to a
non-U.S.
government official in order to influence official action, or otherwise obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. Our business is heavily regulated and therefore involves significant interaction with public officials, including officials of
non-U.S.
governments. Additionally, in many other countries, the researchers with whom we conduct clinical trials, and the healthcare providers who prescribe pharmaceuticals, are employed by their government, and the purchasers of pharmaceuticals are government entities. As a result, our dealings with these researchers, prescribers, and purchasers are subject to regulation under the FCPA. Recently the Securities and Exchange Commission (“SEC”) and Department of Justice have increased their FCPA enforcement activities with respect to biotechnology and pharmaceutical companies. There is no certainty that all of our employees, agents, contractors or collaborators, or those of our affiliates, will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, the closing down of our facilities, requirements to obtain export licenses, cessation of business activities in sanctioned countries, implementation of compliance programs and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to offer our products in one or more countries and could materially damage our reputation, our brand, our international expansion efforts, our ability to attract and retain employees, and our business, prospects, operating results and financial condition.
Failure to comply with privacy and data protection laws, regulations, or contractual obligations could lead to government enforcement actions (which could include civil or criminal penalties), private disputes and litigation, and/or adverse publicity and could negatively affect our operating results and business.
We receive, generate, and store significant and increasing volumes of sensitive information, such as employee, personal, patient and collaborator data. In addition, we actively seek access to medical information, including patient data, through research and development partnerships and collaborations or otherwise. We have legal and contractual obligations regarding the protection of confidentiality and appropriate use of personal data. We and our partners may be subject to federal, state, and foreign data protection laws and regulations (i.e., laws and regulations that address privacy and data security). These data protection laws and regulations continue to evolve and may result in ever-increasing public scrutiny and escalating levels of enforcement and sanctions and increased costs of compliance.
In the United States, numerous federal and state laws and regulations, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), that govern the collection, use, disclosure and protection of health-related and other personal information could apply to our operations or the operations of our partners, including during our clinical trials. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data) that are subject to privacy and security requirements under HIPAA, as amended by HITECH, which establish privacy and security standards that limit the use and disclosure of individually identifiable health information and require the implementation of administrative, physical, and technological safeguards to protect the privacy of individually identifiable health information and ensure the confidentiality, integrity, and availability of electronic protected health information. Determining whether individually identifiable health information has been handled in compliance with applicable privacy standards and our contractual obligations can require complex factual and statistical analyses and may be subject to changing interpretation. Depending on the facts and circumstances, we could be subject to civil and criminal penalties if we knowingly obtain, use, or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA. Enforcement activity can result in financial liability and reputational harm, and responses to such enforcement activity can consume significant internal resources. We cannot be sure how these regulations will be interpreted, enforced, or applied to our operations. In addition to the risks associated with enforcement activities and potential contractual liabilities, our ongoing efforts to comply with evolving laws and regulations at the federal and state level may be costly and require ongoing modifications to our policies, procedures and systems. Failure to comply with any of these laws could result in enforcement action against us, including fines, imprisonment of company officials and public censure, claims for damages by customers and other affected individuals, damage to our reputation, and loss of goodwill (both in relation to existing and prospective customers), any of which could have a material adverse effect on our business, financial condition, results of operations, or prospects.
Although we take measures to protect sensitive data from unauthorized access, use or disclosure, our information technology and infrastructure may be vulnerable to attacks by hackers or viruses or breached due to employee error, malfeasance, or other malicious or inadvertent disruptions. Any such breach or interruption could compromise our networks and the information stored there could be accessed by unauthorized parties, manipulated, publicly disclosed, lost or stolen. Any such access, breach or other loss of information could result in legal claims or proceedings, and liability under federal or state laws that protect the privacy of personal information, such as HIPAA and HITECH, and regulatory penalties. Notice of breaches must be made to affected individuals, the Secretary of the HHS, and for extensive breaches, notice may need to be made to the media or State Attorneys General. Such a notice could harm our reputation and our ability to compete. The HHS has the discretion to impose penalties without attempting to resolve violations through informal means. In addition, state attorneys general are authorized to bring civil actions seeking either injunctions or damages in response to violations that threaten the privacy of state residents. Although we have implemented security measures to prevent unauthorized access to patient data, such data is currently accessible through multiple channels, and there is no guarantee we can protect our data from breach. Unauthorized access, loss, or dissemination could also damage our reputation or disrupt our operations, including our ability to conduct our analyses, deliver test results, process claims and appeals, provide customer assistance, conduct research and development activities, collect, process and prepare company financial information, provide information about our tests and other patient and physician education and outreach efforts through our website, and manage the administrative aspects of our business.
We may collect, process, use or transfer personal information from individuals located in the European Union in connection with our business, including in connection with conducting clinical trials in the European Union. Additionally, if any of our product candidates are approved, we may seek to commercialize those products in the European Union. The collection and use of personal health data in the European Union are governed by laws, regulations, and directives, including the General Data Protection Regulation (EU) 2016/679 (“GDPR”). This legislation imposes requirements relating to having legal bases for processing personal information relating to identifiable individuals and transferring such information outside of the European Economic Area, including to the United States, providing details to those individuals regarding the processing of their personal information, keeping personal information secure, having data processing agreements with third parties who process personal information, responding to individuals’ requests to exercise their rights in respect of their personal information, reporting security breaches involving personal data to the competent national data protection authority and affected individuals, appointing data protection officers, conducting data protection impact assessments and record-keeping. This legislation imposes significant responsibilities and liabilities in relation to personal data that we process, and we may be required to put in place additional mechanisms ensuring compliance. In particular, with respect to cross-border transfers of personal data, judicial and regulatory developments in the European Union have created uncertainty. In a decision issued by the Court of Justice of the European Union (“CJEU”) on July 16, 2020, the CJEU invalidated one mechanism for cross-border personal data transfer, the
EU-U.S.
Privacy Shield, and imposed additional obligations on companies, including us, relying on standard contractual clauses (“SCCs”) issued by the European Commission for cross-border personal data transfers. The European Commission released new SCCs designed to address the CJEU concerns on June 4, 2021. We have undertaken certain efforts to conform transfers of personal data from the European Economic Area (“EEA”) to the United States to our understanding of current regulatory obligations and guidance of data protection authorities, but the CJEU’s decision, the revised SCCs, regulatory guidance and opinions, and other developments relating to cross-border
data transfer may require us to implement additional contractual and technical safeguards for any personal data transferred out of the EEA, which may increase compliance costs, lead to increased regulatory scrutiny or liability, may require additional contractual negotiations, and may adversely impact our business, financial condition and operating results. Any actual or alleged failure to comply with the requirements of the GDPR or other laws, regulations, and directives of the member states of the European Union may result in substantial fines, other administrative penalties and civil claims being brought against us, which could have a material adverse effect on our business, financial condition and results of operations.
In addition, U.S. states are adopting new laws or amending existing laws and regulations, requiring attention to frequently changing regulatory requirements applicable to data related to individuals. For example, California has enacted the California Consumer Privacy Act (“CCPA”). The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used by requiring covered companies to provide new disclosures to California consumers (as that term is broadly defined and which can include any of our current or future employees who may be California residents or any other California residents whose data we collect or process) and provide such residents new ways to opt out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. As we expand our operations and trials (both preclinical or clinical), the CCPA may increase our compliance costs and potential liability. Additionally, a new privacy law, the California Privacy Rights Act (“CPRA”), was approved by California voters in the election on November 3, 2020. The CPRA creates obligations relating to consumer data beginning on January 1, 2022, with implementing regulations expected on or before July 1, 2022, and enforcement beginning July 1, 2023. The CPRA modifies the CCPA significantly, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply. Additionally, other U.S. states continue to propose, and in certain cases adopt, privacy-focused legislation such as Colorado, Virginia, Utah and Connecticut. Aspects of these state laws remain unclear, resulting in further uncertainty and potentially requiring us to modify our data practices and policies and to incur substantial additional costs and expenses in an effort to comply.
Failure to comply with U.S. and international data protection laws and regulations could result in government enforcement actions (which could include civil or criminal penalties), private litigation, and/or adverse publicity and could negatively affect our operating results and business. Moreover, patients about whom we or our partners obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.
If we or third parties fail to adequately safeguard confidential personal, employee, or patient data, or if such information or data are wrongfully used by us or third parties or disclosed to unauthorized persons or entities, our reputation could suffer and we could be subject to claims for damages or other liabilities, regulatory investigations and enforcement action, litigation, the imposition of fines or other penalties, and significant costs for remediation. Any of these risks could have a material adverse effect on our business, financial condition, results of operations, or prospects.
Risks Related to Employee Matters, Managing Growth and Other Risks Related to Our Business
Our success is highly dependent on the services of our President and Chief Executive Officer, Dr. Xiaodong Yang, and our other senior management, and our ability to attract and retain highly skilled executive officers and employees.
To succeed, we must recruit, retain, manage, and motivate qualified clinical, scientific, technical, and management personnel, and we face significant competition for experienced personnel, especially in the biotechnology industry in the San Francisco Bay Area of California. We are highly dependent on the principal members of our management and scientific and medical staff, particularly our President and Chief Executive Officer, Dr. Xiaodong Yang. If we do not succeed in attracting and retaining qualified personnel, particularly at the management level, it could adversely affect our ability to execute our business plan and harm our operating results. In particular, the loss of one or more of our executive officers, including Dr. Yang, could be detrimental to us if we cannot recruit suitable replacements in a timely manner. The competition for qualified personnel in the biotechnology field is intense and as a result, we may be unable to continue to attract and retain qualified personnel necessary for the future success of our business. In addition to competition for personnel, the San Francisco Bay Area in particular is characterized by a high cost of living. We could in the future have difficulty attracting experienced personnel to our company and may be required to expend significant financial resources in our employee recruitment and retention efforts.
Many of the other biotechnology companies that we compete against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They also may provide more diverse opportunities and better prospects for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what we have to offer. If we are unable to continue to attract and retain high-quality personnel, the rate and success at which we can discover, develop, and commercialize our product candidates will be limited and the potential for successfully growing our business will be harmed.
In order to successfully implement our plans and strategies, we will need to grow the size of our organization, and we may experience difficulties in managing this growth.
As of July 29, 2022, Apexigen had 22 full-time employees, 15 of whom were engaged in research and development activities. In order to successfully implement our development and commercialization plans and strategies, and as we transition into operating as a public company after the Business Combination, we expect to need additional managerial, operational, sales, marketing, financial, and other personnel. Future growth would impose significant added responsibilities on members of management, including:

•	identifying, recruiting, integrating, maintaining, and motivating additional employees;

•
managing our internal development efforts effectively, including the clinical and FDA and EMA review process for our current and any future product candidates, while complying with any contractual obligations to contractors and other third parties we may have; and

•	improving our operational, financial and management controls, reporting systems and procedures.
Our future financial performance and our ability to successfully develop and, if approved, commercialize our current and any future product candidates will depend, in part, on our ability to effectively manage any future growth, and our management may also have to divert a disproportionate amount of its attention away from day-to-day
activities in order to devote a substantial amount of time to managing these growth activities.

We currently rely, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants to provide certain services, including substantially all aspects of clinical management and manufacturing. We cannot assure you that the services of independent organizations, advisors and consultants will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. In addition, if we are unable to effectively manage our outsourced activities or if the quality or accuracy of the services provided by third party service providers is compromised for any reason, our clinical trials may be extended, delayed or terminated, and we may not obtain marketing approval of our current and any future product candidates or otherwise advance our business. We cannot assure you that we will manage our existing third-party service providers or find other competent outside contractors and consultants on economically reasonable terms, or at all.
If we are not able to effectively expand our organization by hiring new employees and/or engaging additional third-party service providers, we may not successfully implement the tasks necessary to further develop and commercialize our current and any future product candidates and, accordingly, may not achieve our research, development, and commercialization goals.
If we are unable to establish sales or marketing capabilities or enter into agreements with third parties to sell or market our product candidates after any approvals, we may not successfully sell or market our product candidates that obtain regulatory approval.
We currently do not have and have never had a marketing or sales team for the marketing, sales and distribution of any of our product candidates that may obtain regulatory approval in the future. In order to commercialize any product candidates, we must build marketing, sales, distribution, managerial, and other non-technical
capabilities or make arrangements with third parties to perform these services for each of the territories in which we may have approval to sell or market our product candidates. We may not be successful in accomplishing these required tasks.
Establishing an internal sales or marketing team with technical expertise and supporting distribution capabilities to commercialize our product candidates will be expensive and time-consuming, and will require significant attention of our executive officers to manage. Any failure or delay in the development of our internal sales, marketing, and distribution capabilities could adversely impact the commercialization of any of our product candidates that we obtain approval to market, if we do not have arrangements in place with third parties to provide such services on our behalf. Alternatively, if we choose to collaborate, either globally or on a territory-by-territory
basis, with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems, we will be required to negotiate and enter into arrangements with such third parties relating to the proposed collaboration. If we are unable to enter into such arrangements when needed on acceptable terms, or at all, we may not successfully commercialize any of our product candidates that receive regulatory approval or any such commercialization may experience delays or limitations. If we are unable to successfully commercialize our approved product candidates, either on our own or through collaborations with one or more third parties, our future product revenue will suffer and we may incur significant additional losses.
Our anticipated international operations may expose us to business, regulatory, political, operational, financial, pricing, and reimbursement risks associated with doing business outside of the United States.
Our business strategy incorporates potential international expansion as we seek to obtain regulatory approval for, and commercialize, our current and any future product candidates in patient populations outside the United States. If our product candidates are approved, we may hire sales representatives and conduct physician and patient association outreach activities outside of the United States. Doing business internationally involves a number of risks, including:

•
multiple, conflicting, and changing laws and regulations such as privacy regulations, tax laws, export and import restrictions, employment laws, regulatory requirements, and other governmental approvals, permits and licenses;

•	failure by us to obtain and maintain regulatory approvals for the use of our products in various countries;

•	rejection or qualification of foreign clinical trial data by the competent authorities of other countries;

•	additional potentially relevant third-party patent rights;

•	complexities and difficulties in obtaining protection and enforcing our intellectual property;

•	difficulties in staffing and managing foreign operations;

•	complexities associated with managing multiple payor reimbursement regimes, government payors, or patient self-pay systems;

•	limits in our ability to penetrate international markets;

•
financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our products, and exposure to foreign currency exchange rate fluctuations;

•	natural disasters, political and economic instability, including wars, terrorism, and political unrest, outbreak of disease, boycotts, curtailment of trade, and other business restrictions;

•	certain expenses including, among others, expenses for travel, translation, and insurance; and

•
regulatory and compliance risks that relate to anti-corruption compliance and record-keeping that may fall within the purview of the FCPA, its accounting provisions or its anti-bribery provisions, or provisions of anti-corruption or anti-bribery laws in other countries.

Any of these factors could significantly harm our future international expansion and operations and, consequently, our results of operations.
Risks Related to Intellectual Property
If we are unable to obtain, maintain or protect intellectual property rights in any products we develop and in our technology, or if the scope of the intellectual property protection obtained is not sufficiently broad, third parties could develop and commercialize products and technology similar or identical to ours, and we may not compete effectively in our market.
Our success depends in significant part on our and our current or future licensors’ ability to obtain, maintain and protect patents and other intellectual property rights and operate without infringing, misappropriating, or otherwise violating the intellectual property rights of others. We have filed numerous patent applications both in the United States and in foreign jurisdictions to obtain patent rights to inventions we have developed that are important to our business, including related to our product candidates. We have also licensed from third parties rights to patents and other intellectual property, including from Epitomics, Inc., an Abcam Company (“Epitomics”), with respect to rabbit monoclonal antibodies generated using Epitomics’ technology in the field of pharmaceutical products for human or veterinary use. If we or our licensors are unable to obtain or maintain patent protection with respect to such inventions and technology, our business, financial condition, results of operations, and prospects could be materially harmed.
The patent prosecution process is expensive, time-consuming, and complex, and we and our current or future licensors may not prepare, file, prosecute, maintain, and enforce all necessary or desirable patent applications at a reasonable cost or in a timely manner. Patents may be invalidated and patent applications may not be granted for a number of reasons, including known and unknown prior art, deficiencies in the patent applications or the lack of novelty of the underlying inventions or technology. It is also possible that we or our current and future licensors will fail to identify patentable aspects of inventions made in the course of research, development and commercialization activities in time to obtain patent protection. Although we enter into non-disclosure
and

confidentiality agreements with parties who have access to confidential or patentable aspects of our research, development, and commercialization activities, such as our employees, collaborators, CROs, consultants, advisors and other third parties, any of these parties may breach the agreements and disclose such activities before a patent application is filed, thereby jeopardizing our ability to seek patent protection. In addition, publications of discoveries in the scientific literature often lag behind actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we or our current or future licensors were the first to make the inventions claimed in our owned or any licensed patents or patent applications, or that we or our current or future licensors were the first to file for patent protection of such inventions.
Moreover, in some circumstances, we may not have the right to control the preparation, filing, prosecution, maintenance, enforcement, and defense of patents and patent applications covering technology that we license from third parties and are reliant on our current and future licensors. For example, pursuant to our license agreement with Epitomics, Inc., Epitomics is responsible for the filing, prosecution and maintenance of the patents and patent applications licensed to us. Therefore, these patents and applications may not be prepared, filed, prosecuted, maintained, enforced and defended in a manner consistent with the best interests of our business. If our current or future licensors fail to prosecute, maintain, enforce or defend such patents and other intellectual property rights, are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, or lose rights to those patents or patent applications, the rights we have licensed may be reduced or eliminated, and our right to develop and commercialize any of our product candidates that are the subject of such licensed rights could be adversely affected.
The patent position of biotechnology companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our and our current or future licensors’ patent rights are highly uncertain. Our and our current or future licensors’ pending and future patent applications may not result in patents being issued which protect our technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. Moreover, the patent examination process may require us or our current and future licensors to narrow the scope of the claims of our or our current and future licensors’ pending and future patent applications, which may limit the scope of patent protection that may be obtained. Additionally, the scope of patent protection can be reinterpreted after issuance. Even if our or our current or future licensors’ pending and future patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us, or otherwise provide us with any competitive advantage. Any patents that we hold or in-license
may be challenged, narrowed, circumvented, or invalidated by third parties in court or in patent offices in the United States and abroad. Our and our current or future licensors’ patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications, and then only to the extent the issued claims cover the technology. Our competitors or other third parties may also circumvent our patents by developing similar or alternative technologies or products in a non-infringing
manner.
We cannot assure you that we have found all of the potentially relevant prior art relating to our patents and patent applications. If such prior art exists, it can invalidate a patent or prevent a patent from issuing from a pending patent application. For example, there are a number of third-party patents and patent applications relating to the engineering of antibodies, including with respect to the CD40 binding and fragment crystallizable (“Fc”) domains, that may have earlier priority or publication dates and may be asserted as prior art against our patents and patent applications. Even if our patents do issue and even if such patents cover our product candidates, third parties may initiate oppositions, interferences, re-examinations,
post-grant reviews,
inter partes
reviews, nullification or derivation actions in court or before patent offices, or similar proceedings challenging the inventorship, validity, enforceability or scope of such patents, which may result in the patent claims being narrowed or invalidated. An adverse determination in any such proceeding or litigation could reduce the scope of, or invalidate, the patent rights we own or license, allow third parties to commercialize our technology or products and compete directly with us, without payment to us.

Moreover, we, or our current or future licensors, may have to participate in interference proceedings declared by the United States Patent and Trademark Office (“USPTO”) to determine priority of invention or in post-grant challenge proceedings, such as oppositions in a foreign patent office, that challenge priority of invention or other features of patentability. Such challenges may result in loss of patent rights, loss of exclusivity, or in patent claims being narrowed, invalidated, or held unenforceable, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and product candidates, including sotigalimab. Such proceedings also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us. Consequently, we do not know whether any of our technology or product candidates will be protectable or remain protected by valid and enforceable patents.
Because patent applications in the United States and most other countries are confidential for a period of time after filing, and some remain so until issued, we cannot be certain that we or our current and future licensors were the first to file any patent application related to a product candidate. Furthermore, if third parties have filed such patent applications on or before March 15, 2013, an interference proceeding in the United States can be initiated by such third parties to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. If third parties have filed such applications after March 15, 2013, a derivation proceeding in the United States can be initiated by such third parties to determine whether our invention was derived from theirs. Even where we have a valid and enforceable patent, we may not exclude others from practicing our invention where the other party can show that they used the invention in commerce before our filing date or the other party benefits from a compulsory license.
We may not protect our intellectual property rights throughout the world.
Filing, prosecuting, enforcing, and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our or our current and future licensors’ intellectual property rights may not exist in some countries outside the United States or may be less extensive in some countries than in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we and our current and future licensors may not prevent third parties from practicing our and our current or future licensors’ inventions in all countries outside the United States, or from selling or importing products made using our and our current or future licensors’ inventions in and into the United States or other jurisdictions. Competitors may use our and our current or future licensors’ technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we and our current and future licensors have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our product candidates, and our and our current or future licensors’ patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.
Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, particularly those relating to biotechnology, which could make it difficult for us and our current and future licensors to stop the infringement of our and our current or future licensors’ patents or marketing of competing products in violation of our and our current or future licensors’ intellectual property and proprietary rights generally. Proceedings to enforce our and our current or future licensors’ intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and divert our and our current or future licensors’ efforts and attention from other aspects of our business, could put our and our current or future licensors’ patents at risk of being invalidated or interpreted narrowly, could put our and our current or future licensors’ patent applications at risk of not issuing, and could provoke third parties to assert claims against us or our current and future licensors. We or our current and future licensors may not prevail in any lawsuits that we or our current and future licensors initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Some jurisdictions may refuse to honor intellectual property rights due to legislation or geopolitical reasons, such as Russia recently stating that it will not honor patent rights of companies from countries that have imposed sanctions on Russia in response to the war in Ukraine. Accordingly, our and our current and future licensors’ efforts to enforce intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.
Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or our current and future licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations, and prospects may be adversely affected.
Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.
Obtaining and enforcing patents in the biopharmaceutical industry involves both technological and legal complexity and is therefore costly, time-consuming, and inherently uncertain. Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Recent patent reform legislation in the United States and other countries, including the Leahy-Smith America Invents Act (“Leahy-Smith Act”), could increase those uncertainties and costs. The Leahy-Smith Act includes provisions that affect the way patent applications are prosecuted, redefine prior art, and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents, and may also affect patent litigation. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. In addition, assuming that other requirements for patentability are met, prior to March 15, 2013, in the United States, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. After March 15, 2013, under the Leahy-Smith Act, the United States transitioned to a first inventor to file system in which, assuming that the other statutory requirements are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations, and prospects.
In addition, the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Depending on future actions by the U.S. Congress, the U.S. courts, the USPTO and the relevant law-making
bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.
Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance
with these requirements.
Periodic maintenance fees, renewal fees, annuity fees, and various other government fees on any issued patent or patent application are due to be paid to the USPTO and various government patent agencies outside of the United States in several stages over the lifetime of our owned or licensed patents and applications. The USPTO and various
non-U.S.
governmental patent agencies require compliance with a number of procedural, documentary,

fee payment, and other similar provisions during the patent application process. While an inadvertent lapse can, in some cases, be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance
can result in abandonment or lapse of the patent or patent application, resulting in a partial or complete loss of patent rights in the relevant jurisdiction.
Non-compliance
events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment
of fees, and failure to properly legalize and submit formal documents. If we or our current and future licensors fail to maintain the patents and patent applications covering our product candidates, our patent protection could be reduced or eliminated and our competitors might be better able to enter the market with competing products or technology, which could have a material adverse effect on our business, financial condition, results of operation, and prospects.
If we fail to comply with our obligations in the agreements under which we license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose the ability to continue the development and commercialization of our product candidates.
We are a party to a number of intellectual property and technology licenses that are important to our business. For example, Apexigen obtained an exclusive license from Epitomics under certain intellectual property related to rabbit monoclonal antibodies generated using Epitomics’ technology in the field of pharmaceutical products for human or veterinary use that has certain ongoing payment and other obligations even though the license agreement has now expired. In addition, if we fail to comply with our obligations under these technology agreements, including payment and diligence terms, or other specified events occur such as our insolvency, our current and future licensors may have the right to terminate these agreements, in which event we may not develop, manufacture, market or sell any product that is covered by these agreements or may face other penalties under the agreements. Such an occurrence could adversely affect the value of the technology or product candidate being developed or licensed under any such agreement. Termination of these agreements or reduction or elimination of our rights under these agreements may result in our having to negotiate new or reinstated agreements, which may not be available to us on equally favorable terms, or at all, or cause us to lose our rights under these agreements, including our rights to intellectual property or technology important to our development programs.
Disputes may arise regarding intellectual property subject to a licensing agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	the sublicensing of patent and other rights under our existing collaborative development relationships and any collaboration relationships we might enter into in the future;

•	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our current and future licensors and us; and

•	the priority of invention of patented technology.
In addition, the agreements under which Apexigen licenses intellectual property or technology from third parties are generally complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, result of operations, and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on our business, financial conditions, results of operations, and prospects.
We may not succeed in obtaining necessary rights to any product candidates we may develop through acquisitions and in-licenses.
A third party may hold intellectual property, including patent rights, that are important or necessary to the development of our current or future product candidates. In order to avoid infringing these third-party patents, we may find it necessary or prudent to obtain licenses from such third-party intellectual property holders. Moreover, we may need to obtain additional licenses from our existing licensors and others to advance our research or allow commercialization of product candidates we may develop. In addition, with respect to any patents we co-own
with third parties, we may require licenses to such
co-owners’
interest to such patents. However, we may be unable to secure such licenses or otherwise acquire or in-license
any compositions, methods of use, processes, or other intellectual property rights from third parties that we identify as necessary for product candidates we develop. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development or commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. As a result, we may be unable to obtain any such licenses at a reasonable cost or on reasonable terms, if at all. In that event, we may be required to expend significant time and resources to redesign our technology, product candidates, or the methods for manufacturing them, or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis. If we are unable to do so, we may be unable to develop or commercialize the affected product candidates, which could harm our business, financial condition, results of operations, and prospects significantly. In addition, even if we obtain a license, it may be non-exclusive,
thereby giving our competitors access to the same technologies licensed to us, and it could require us to make substantial licensing and royalty payments, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.
Moreover, some of our owned and
in-licensed
patents and patent applications are, and may in the future be, co-owned
with third parties. If we are unable to obtain an exclusive license to any such third-party co-owners’
interest in such patents or patent applications, such
co-owners
may license their rights to other third parties, including our competitors, and such third parties could market competing products and technology. In addition, we may need the cooperation of any such co-owners
of our patents in order to enforce such patents against third parties, and such cooperation may not be provided to us. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.
Third parties may initiate legal proceedings against us alleging that we infringe, misappropriate, or otherwise violate their intellectual property rights, or we may initiate legal proceedings against third parties to challenge the validity or scope of intellectual property rights controlled by third parties, the outcome of which would be uncertain and could have an adverse effect on the success of our business.
Our commercial success depends upon our ability to develop, manufacture, market and sell our product candidates and use our and our current or future licensors’ proprietary technologies without infringing, misappropriating, or otherwise violating the intellectual property rights of third parties. The biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other intellectual property rights. Third parties may initiate legal proceedings against us or our current and future licensors alleging that we or our current and future licensors infringe, misappropriate, or otherwise violate their intellectual property rights. In addition, we or our current and future licensors may initiate legal proceedings against third parties to challenge the validity or scope of intellectual property rights controlled by third parties, including in oppositions, interferences, reexaminations, inter partes reviews, or derivation proceedings in the United States or other jurisdictions. These proceedings can be expensive and time-consuming, and many of our or our current and future licensors’ adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we or our current and future licensors.
There are third-party patents and, if issued as patents, patent applications relating to the engineering of antibodies, including with respect to CD40 and Fc domains, that may be construed to cover our product candidates, including sotigalimab. The third parties that control these patents may allege that our product candidates, including sotigalimab, infringe these patents. Parties making infringement, misappropriation, or other intellectual property claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and employee resources from our business. In addition, even if we believe any third-party intellectual property claims are without merit, there is no assurance that a court would find in our favor on questions of validity, enforceability, priority, or non-infringement.
A court of competent jurisdiction could hold that such third-party patents are valid, enforceable, and infringed, which could materially and adversely affect our ability to commercialize any of our products or technologies covered by the asserted third-party patents. In order to successfully challenge the validity of any such third-party U.S. patents in federal court, we would need to overcome a presumption of validity. As this burden is a high one requiring us to present clear and convincing evidence as to the invalidity of any such U.S. patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent. An unfavorable outcome could require us or our current and future licensors to cease using the related technology or developing or commercializing our product candidates, or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us or our current and future licensors a license on commercially reasonable terms or at all. Even if we or our current and future licensors obtain a license, it may be non-exclusive,
thereby giving our competitors access to the same technologies licensed to us or our current and future licensors, and it could require us to make substantial licensing and royalty payments. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a patent. A finding of infringement, misappropriation, or other violation of third-party intellectual property could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar material adverse effect on our business, financial condition, results of operations, and prospects.
We may be subject to claims by third parties asserting that we or our employees, consultants, or advisors have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.
Many of our employees, consultants, and advisors, including our senior management, were previously employed at other biopharmaceutical companies, including our competitors or potential competitors. Some of these employees executed proprietary rights, non-disclosure,
and/or
non-competition
agreements in connection with such previous employment. Although we try to ensure that our employees, consultants, and advisors do not use the proprietary information or know-how
of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed confidential information or intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Such intellectual property rights could be awarded to a third party, and we could be required to obtain a license from such third party to commercialize our technology or products. Such a license may not be available on commercially reasonable terms, or at all. Even if we successfully prosecute or defend against such claims, litigation could result in substantial costs and distract management.
In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, results of operations, and prospects.
Our inability to protect our confidential information and trade secrets would harm our business and competitive position.
In addition to seeking patents for some of our technology and products, we also rely on trade secrets, including unpatented know-how,
technology and other proprietary information to maintain our competitive position. Trade secrets can be difficult to protect. We seek to protect these trade secrets, in part, by entering into non-disclosure
and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, CROs, contract manufacturers, consultants, advisors, and other third parties. We also enter into confidentiality agreements with our employees and consultants. We cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not obtain adequate remedies for such breaches. Misappropriation or unauthorized disclosure of our trade secrets could significantly affect our competitive position and may have a material adverse effect on our business. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. Some courts both within and outside the United States may be less willing or unwilling to protect trade secrets. Furthermore, trade secret protection does not prevent competitors from independently developing substantially equivalent information and techniques and we cannot guarantee that our competitors will not independently develop substantially equivalent information and techniques. If a competitor lawfully obtained or independently developed any of our trade secrets, we would have no right to prevent such competitor from using that technology or information to compete with us. Failure on our part to adequately protect our trade secrets and our confidential information would harm our business and our competitive position.
Issued patents covering one or more of our product candidates or technologies could be found invalid or unenforceable if challenged in court.
To protect our competitive position, we may from time to time need to resort to litigation in order to enforce or defend any patents or other intellectual property rights owned by or licensed to us, or to determine or challenge the scope or validity of patents or other intellectual property rights of third parties. Enforcement of intellectual property rights is difficult, unpredictable, and expensive, and many of our or our licensors’ or collaboration partners’ adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we or our licensors or collaboration partners can. Accordingly, despite our or our licensors’ or collaboration partners’ efforts, we or our licensors or collaboration partners may not prevent third parties from infringing upon or misappropriating intellectual property rights we own or control, particularly in countries where the laws may not protect those rights as fully as in the European Union and the United States. We may fail in enforcing our rights—in which case our competitors may be permitted to use our technology without being required to pay us any license fees. In addition, however, litigation involving our patents carries the risk that one or more of our patents will be held invalid (in whole or in part, on a claim-by-claim
basis) or held unenforceable. Such an adverse court ruling could allow third parties to commercialize our products or use our technologies, including our APXiMAB platform, and then compete directly with us, without payment to us.
If we or one of our licensors were to initiate legal proceedings against a third party to enforce a patent covering one of our products, the defendant could counterclaim that such patent is invalid or unenforceable. In patent litigation in the United States or in Europe, defendant counterclaims alleging invalidity or unenforceability are commonplace. A claim for a validity challenge may be based on failure to meet any of several statutory requirements, for example, lack of novelty, obviousness, or
non-enablement.
A claim for unenforceability could involve an allegation that someone connected with prosecution of the patent withheld relevant information from the European Patent Office or the USPTO or made a misleading statement, during prosecution. Third parties may also raise similar claims before the USPTO or an equivalent foreign body, even outside the context of litigation. Potential proceedings include re-examination,
post-grant review, inter partes review, interference proceedings, derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in the revocation of, cancellation of, or amendment to our patents in such a way that they no longer cover our technology or any product candidates that we may develop. The outcome following legal assertions of invalidity and unenforceability during patent litigation is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we or our licensing partners and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on one or more of our product candidates or certain aspects of our APXiMAB platform technologies. Such a loss of patent protection could have a material adverse impact on our business, financial condition, results of operations, and prospects. Further, litigation could result in substantial costs and diversion of management resources, regardless of the outcome, and this could harm our business and financial results. Patents and other intellectual property rights also will not protect our technology if competitors design around our protected technology without infringing our patents or other intellectual property rights.
We may become involved in disputes or lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time-consuming, unsuccessful, and lead to challenges to our intellectual property ownership.
Competitors and other third parties may infringe, misappropriate, or otherwise violate our issued patents or other intellectual property or the patents or other intellectual property of our licensors, or we or our licensors may be required to defend against claims of infringement, misappropriation, or other violation. In addition, our patents or the patents of our licensors may become involved in inventorship or priority disputes. Other disputes may arise related to intellectual property rights that we believe are derived from, or related to, our patents or technology, including with respect to sotigalimab. For example, Apexigen is aware of certain patent applications filed by a former collaborator covering biomarkers and patient selection discoveries related to our sotiga program. Apexigen believes that we own the intellectual property covered by these provisional patent applications. We are in discussions with the former collaborator to assign their rights in this intellectual property to us, but there is no guarantee that we will come to a satisfactory resolution of this matter.
To counter infringement, misappropriation, or other unauthorized use, we or our licensors may be required to negotiate a solution to such dispute or file infringement claims, either of which can be expensive and time-consuming. Any claims we or our licensors assert against perceived infringers could provoke these parties to assert counterclaims against us or our licensors alleging that we or our licensors infringe their patents or that our or our licensors’ patents are invalid or unenforceable. In a patent infringement proceeding, a court may decide that a patent of ours or one of our licensors’ is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that our or our licensors’ patents do not cover the technology. An adverse result in any litigation proceeding could put one or more of our owned or licensed patents at risk of being invalidated, held unenforceable, or interpreted narrowly.
We may find it impractical or undesirable to enforce our intellectual property against some third parties. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.
Interference proceedings provoked by third parties or brought by us or declared by the USPTO may be necessary to determine the priority of inventions with respect to our or our licensors’ patents or patent applications. If we or our licensors are unsuccessful in any interference proceedings to which we or they are subject, we may lose valuable intellectual property rights through the loss of one or more patents owned or licensed or our owned or licensed patent claims may be narrowed, invalidated, or held unenforceable. If we or our licensors are unsuccessful in any interference proceeding or other priority or inventorship dispute, we may be required to obtain and maintain licenses from third parties, including parties involved in any such interference proceedings or other priority of inventorship disputes. Such licenses may not be available on commercially reasonable terms or at all, or may be non-exclusive.
If we are unable to obtain and maintain such licenses, we may need to cease the development, manufacture, and commercialization of one or more of the product candidates we may develop. The loss of exclusivity or narrowing of our owned or licensed patent claims could limit our ability to stop others from using or commercializing similar or identical technology and products.
Any of the foregoing intellectual property disputes or litigation could result in a material adverse effect on our business, financial condition, results of operations, or prospects.
Intellectual property litigation or proceedings could cause us to spend substantial resources and distract our personnel.
Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims could result in substantial costs and diversion of management resources, which could harm our business. In addition, the uncertainties associated with litigation could compromise our ability to raise the funds necessary to continue our clinical trials, continue our internal research programs or in-license
needed technology or other product candidates. There could also be public announcements of the results of the hearing, motions or other interim proceedings or developments. If securities analysts or investors perceive those results to be negative, it could cause the price of shares of our common stock to decline. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing, or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Most of our competitors are larger than we are and have substantially greater resources. They are, therefore, likely to sustain the costs of complex patent litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Accordingly, despite our efforts, we may not prevent third parties from infringing upon, misappropriating, or otherwise violating our intellectual property. Any of the foregoing events could harm our business, financial condition, results of operations, and prospects.
If we do not obtain patent term extension or data exclusivity for any product candidates we may develop, our business may be materially harmed.
Patents have a limited lifespan. Due to the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates are obtained, once the patent life has expired for a product, we may be open to competition from competitive medications, including biosimilar or generic medications. For example, certain of our owned patents that cover sotigalimab will begin to expire in 2032, absent extensions, in the United States and similar patent applications are pending in foreign jurisdictions. At the time of the expiration of the relevant patents, the underlying technology covered by such patents can be used by any third party, including competitors. Although the patent term extensions under the Drug Price Competition and Patent Term Restoration Action of 1984 (“Hatch-Waxman Act”) in the United States may be available to extend the patent term, we cannot provide any assurances that any such patent term extension will be obtained and, if so, for how long.
Depending upon the timing, duration and specifics of any FDA marketing approval of any product candidates we may develop, one or more of our U.S. patents may be eligible for limited patent term extension under the

Hatch-Waxman
Act. The Hatch-Waxman Act permits a patent term extension of up to five years as compensation for patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent may be extended, and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. However, we may not be granted an extension because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents, or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or term of any such extension is less than we request, our competitors may obtain approval of competing products following our patent expiration, and our business, financial condition, results of operations, and prospects could be materially harmed.
If our trademark and tradenames are not adequately protected, then we may not build name recognition in our markets and our business may be adversely affected.
We cannot assure you that competitors will not infringe our trademarks or that we will have adequate resources to enforce our trademarks. We cannot assure you that any future trademark applications that we will file will be approved. During trademark registration proceedings, we may receive rejections and although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in proceedings before the USPTO and in proceedings before comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. An opposition or cancellation proceeding may be filed against our trademarks and our trademarks may not survive such proceedings, which may force us to rebrand our name.
Intellectual property rights do not necessarily address all potential threats.
The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

•
others may make products that are similar to any product candidates we may develop or utilize similar technology but that are not covered by the claims of the patents that we license or may own in the future;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our owned or licensed intellectual property rights;

•
our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we may not develop additional proprietary technologies that are patentable; and

•	we may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.
Should any of these events occur, they could have a material adverse effect on our business, financial condition, results of operations, and prospects.
Risks Related to Our Dependence on Third Parties
We rely on third parties to conduct our clinical trials and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials, research and studies.
We do not have the ability to independently conduct our clinical trials. Apexigen currently relies on third parties to conduct clinical trials of its product candidates, including ISTs sponsored by third parties; these third parties also include CROs, clinical data management organizations, medical institutions and clinical investigators. We expect to continue to rely upon third parties to conduct additional clinical trials of our product candidates. Third parties have a significant role in the conduct of our clinical trials and the subsequent collection and analysis of data. These third parties are not our employees, and except for remedies available to us under our agreements, we have limited ability to control the amount or timing of resources that any such third party will devote to our clinical trials. In some cases, these third parties may not provide us with information about the ongoing clinical trials on a timely basis. The third parties may also violate the terms of the agreements governing such clinical trials in various ways, including asserting intellectual property rights that contractually belong to Apexigen. Some of these third parties may terminate their engagements with us at any time. If we need to enter into alternative arrangements, it would delay our drug development activities.
Our reliance on these third parties for research and development activities will reduce our control over these activities but will not relieve us of our regulatory responsibilities. For example, we will remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires us to comply with GCP standards, regulations for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity, and confidentiality of trial participants are protected. The EMA also requires us to comply with similar standards. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, principal investigators, and trial sites. If we or any of our CROs fail to comply with applicable GCP requirements, the clinical data generated in our clinical trials may be deemed unreliable and the FDA, EMA, or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with GCP regulations. In addition, our clinical trials must be conducted with product produced under current GMP regulations. Our failure or the failure of the third parties we engage to comply with these regulations may require us to repeat clinical trials, which would delay the marketing approval process. We also are required to register certain ongoing clinical trials and post the results of certain completed clinical trials on a government-sponsored database,
ClinicalTrials.gov
, within certain timeframes. Failure to do so can result in fines, adverse publicity, and civil and criminal sanctions.
The third parties we rely on for these services may also have relationships with other entities, some of which may be our competitors. If these third parties do not successfully carry out their contractual duties, meet expected deadlines, or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, we will not obtain, or may be delayed in obtaining, marketing approvals for our product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates.
We contract with third parties for the production of sotigalimab and our other product candidates for preclinical studies and our ongoing clinical trials, and expect to continue to do so for additional clinical trials and ultimately for commercialization and for additional product candidates. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or drugs or such quantities at an acceptable cost, which could delay, prevent, or impair our development or commercialization efforts.
We do not currently have the infrastructure or internal capability to manufacture our product candidates for use in clinical development and commercialization. We rely, and expect to continue to rely, on third-party manufacturers for the production of our product candidates in compliance with GMP requirements for clinical trials under the guidance of members of our organization. Apexigen currently relies on a single third-party manufacturer, WuXi Biologics (Hong Kong) Limited (“WuXi”), for the manufacture of our product candidates sotiga and APX601. We expect the quantity and stability of our current supply of sotiga from that prior manufacturer will be sufficient to supply our currently ongoing clinical trials through mid-2023.
We plan to undertake our first drug substance manufacturing run at WuXi in mid-2022.
If WuXi successfully manufactures sotiga and the FDA and other relevant regulatory authorities approve our comparability protocol, we expect to have sotiga drug product ready for clinical use by
mid-2023.
If WuXi experiences delays in manufacturing or does not successfully manufacture sotiga or the FDA or other relevant regulatory authorities do not accept our comparability protocol, we may run out of sotiga drug product to supply the clinical development of sotiga by mid-2023.
The manufacture of biologic therapeutics is complex. It is anticipated that during development from early clinical trials to commercialization that changes to the manufacturing cell line, manufacturing process or analytical methods will occur. These changes carry the risk that the intended goals of such changes are not achievable and that further development work may be needed to reach these goals, which may delay our ability to meet clinical or commercial supply needs. Our change in the manufacturing site, cell line, process and analytical methods for sotiga represent a specific elevated risk for the sotiga program. However, Apexigen currently has no alternative manufacturer in place for sotiga and APX601 drug substance and drug product. For the APX601 product candidate, we have successfully completed drug substance runs at WuXi and expect to have APX601 clinical material ready for use in the second half of 2022.
If we were to experience an unexpected loss of supply of our product candidates for any reason, whether as a result of manufacturing, supply, or storage issues or otherwise, we could experience delays, disruptions, suspensions or terminations of, or be required to restart or repeat, any pending or ongoing clinical trials, such as occurred with the prior switchover by Apexigen to a new contract manufacturer. Replacement of our sole manufacturer would likely result in substantial delay and could interrupt our clinical trials if we had not previously obtained enough supply of our product candidates.
We expect to continue to rely on third-party manufacturers for the commercial supply of any of our product candidates for which we obtain marketing approval. We may be unable to maintain or establish required agreements with third-party manufacturers or to do so on acceptable terms. Even if we are able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

•	the possible failure of the third party to manufacture our product candidates according to our specifications;

•
the possible failure of the third party to manufacture our product candidate according to our schedule, or at all, including if our third-party contractors give greater priority to the supply of other products over our product candidates or otherwise do not satisfactorily perform according to the terms of the agreements between us and them;

•
the possible failure of our third-party manufacturer to procure raw materials from third-party suppliers and potential exposure to supply chain issues impacting delivery dates, quality, quantity and pricing of raw materials, including due to the
COVID-19
pandemic, which may result in additional costs and delays in production of clinical trial materials, commercial product and regulatory approvals;

•	the possible termination or nonrenewal of agreements by our third-party contractors at a time that is costly or inconvenient for us;

•	the possible breach by the third-party contractors of our agreements with them;

•	the failure of third-party contractors to comply with applicable regulatory requirements;

•	the possible mislabeling of clinical supplies, potentially resulting in the wrong dose amounts being supplied or active drug or placebo not being properly identified;

•
the possibility of clinical supplies not being delivered to clinical sites on time, leading to clinical trial interruptions, or, following approval by regulatory authorities, of drug supplies not being distributed to commercial vendors in a timely manner, resulting in lost sales; and

•	the possible misappropriation of our proprietary information, including our trade secrets and know-how.

We do not have control over many aspects of the manufacturing process of, and are dependent on, our contract manufacturing partners, including WuXi, for compliance with GMP regulations for manufacturing both active drug substances and finished drug products. Third-party manufacturers may not be able to comply with U.S. export control regulations, GMP regulations or similar regulatory requirements outside of the United States. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA, EMA, or others, they will not secure and/or maintain marketing approval for their manufacturing facilities. In addition, we do not have control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance, and qualified personnel. If the FDA, EMA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain marketing approval for, or market our product candidates, if approved. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or drugs, operating restrictions, and criminal prosecutions, any of which could significantly and adversely affect supplies of our drugs and harm our business and results of operations.
Our current and anticipated future dependence upon others for the manufacture of our product candidates or drugs may adversely affect our future profit margins and our ability to commercialize any drugs that receive marketing approval on a timely and competitive basis.
We may not gain the efficiencies we expect from further
scale-up
of manufacturing of our product candidates, and our third-party manufacturers may be unable to successfully scale up manufacturing in sufficient quality and quantity for our product candidates, which could delay or prevent the conducting of our clinical trials or the development or commercialization of our other product candidates.
We expect that our third-party manufacturer, WuXi, will manufacture our product candidates at a scale and on a timeline that is sufficient for us to complete our planned clinical trials and, if we receive marketing approval, to commercialize our product candidates, including sotigalimab, for the indications we are currently targeting. However, we may consider increasing the batch scale to gain cost efficiencies. If our current manufacturer or any other manufacturer we use is unable to scale-up
the manufacture of our product candidates at such time, we may not gain such cost efficiencies and may not realize the benefits that would typically be expected from further scale-up
of manufacturing. In addition, quality or other technical issues may arise during scale-up
activities. If our third-party manufacturers are unable to successfully scale up the manufacture of our product candidates in sufficient quality and quantity, the development, testing and clinical trials of that product candidate may be delayed or become infeasible, and marketing approval or commercial launch of any resulting product may be delayed or not obtained, which could significantly harm our business.
Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.
As product candidates progress through preclinical and late-stage clinical trials to marketing approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize yield, manufacturing batch size, minimize costs and achieve consistent quality and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause our product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the altered materials. The FDA may not approve our third-party manufacturers’ processes or facilities. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of our product candidates, and jeopardize our ability to commercialize our product candidates and generate revenue.

We have and may in the future enter into additional agreements with third parties under which those parties have or will be granted a license to develop product candidates discovered using our APXiMAB platform. If any such programs are not successful or if disputes arise related to such programs, we may not realize the full commercial benefits from such programs.
Our APXiMAB platform has enabled the discovery of several product candidates with potential utility in multiple therapeutic areas and has resulted in five programs that have been licensed to third parties, including larger global biopharmaceutical companies and mid-sized
regional or China-focused companies. Our likely counterparties for future licensing and collaboration arrangements include large and mid-size
pharmaceutical companies, regional and national pharmaceutical companies, and biotechnology companies. Such arrangements generally allow the licensing parties to control the amount and timing of resources that they dedicate to the development or potential commercialization of any product candidates they develop from the technology we have licensed to them, subject to any territorial or field of use restrictions in the license. In addition, Apexigen partnered with ESBATech AG, which was acquired by Alcon and later Novartis to provide rabbit monoclonal antibodies in order to develop product candidates for certain diseases.
We typically negotiate milestone payments and royalty fees from our licensees that will require various levels of success with their product candidate development program in order for us to generate revenue from them. Our ability to generate revenue from these licensing arrangements will depend on our counterparties’ abilities to successfully develop and commercialize the product candidates they are developing. We cannot predict the success of any licensing program that we enter into or whether such program will lead to any meaningful milestone or royalty revenue to us.
Licensing programs involving third-party development of product candidates derived from our licensed technology pose the following risks to us:

•	counterparties generally have significant discretion, if not total control, in determining the efforts and resources that they will apply to these development efforts;

•
counterparties may not properly or adequately obtain, maintain, enforce, or defend intellectual property or proprietary rights relating to our intellectual property or may use our proprietary information in such a way as to expose us to potential litigation or other intellectual property-related proceedings, including proceedings challenging the scope, ownership, validity, and enforceability of our intellectual property;

•
counterparties may own or
co-own
with us intellectual property covering their product candidates, and, in such cases, we typically will not have the exclusive right to commercialize such intellectual property or their product candidates based on the terms of the licensing agreement;

•	we may need the cooperation of these counterparties to enforce or defend any intellectual property we contribute to the program;

•
counterparties typically will control the interactions with regulatory authorities related to their product candidates, which may impact our ability to obtain and maintain regulatory approval of our own product candidates;

•
disputes may arise between the counterparties and us that result in the delay or termination of the research, development, or commercialization of our product candidates or research programs or that result in costly litigation or arbitration that diverts management attention and resources;

•
counterparties may decide to not pursue development and commercialization of any product candidates that are derived from our licensed technology, or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the counterparties’ strategic focus or available funding or external factors such as an acquisition that diverts resources or creates competing priorities, or counterparties may elect to fund or commercialize a competing product;

•
counterparties could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidates or research programs if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

•	counterparties may not commit sufficient resources to the marketing and distribution of their product candidates, resulting in lower royalties to us;

•
counterparties may grant sublicenses to our technology or undergo a change of control, and the sublicensees or new owners may decide to pursue a strategy with respect to the program which is not in our best interest;

•
counterparties may become bankrupt, which may significantly delay our research or development programs, or may cause us to lose access to valuable technology, know-how,
or intellectual property of the counterparty relating to our technology in relation to the terms of the licensing agreement;

•	if these counterparties do not satisfy their obligations under our agreements with them, or if they terminate our licensing agreements with them, we may be adversely impacted; and

•	licensing agreements may not lead to development or commercialization of product candidates in the most efficient manner or at all.
Beovu
®
is a drug product developed by Novartis covered under the ESBATech Agreement with Apexigen. Novartis obtained approval for Beovu for use in neovascular (wet)
age-related
macular degeneration (“AMD”) and as a treatment of visual impairment due to diabetic macular edema, Novartis continues to develop Beovu for other indications. Under the terms of the ESBATech agreement, Novartis is obligated to pay Apexigen a very low single-digit royalty on worldwide net sales of Beovu. However, Novartis has disputed its obligation to pay royalties to Apexigen under the agreement and continues to pay such royalties under protest. As a result, Apexigen has determined that any sales-based royalties received from Novartis for Beovu are currently fully constrained, and Apexigen has recorded the royalty proceeds as deferred revenue on its balance sheet, with the amounts totaling $3.6 million and $4.6 million as of December 31, 2021 and June 30, 2022, respectively. If the dispute with Novartis regarding their royalty obligations is not settled favorably through negotiation or if the parties escalate the dispute through arbitration or litigation, there is no guarantee that we will recognize such historic and future royalty revenue in part or at all, we may be required to return the cash received to date for the constrained royalty payments, we may not receive future payments, and we may incur substantial costs and distraction of management related to such dispute. While this dispute continues, the Beovu royalty rights will be impaired which will limit our ability to exercise ownership over or monetize this royalty stream, all of which could have an adverse effect on our business, financial condition, and results of operations.
Many of the risks relating to product development, intellectual property, regulatory approval, and commercialization described in this “
Risk Factors
” section also apply to the activities of our licensees and any negative impact on these counterparties and their product development programs may adversely affect us.
If we seek to establish additional collaborations, but are unable to do so, we may have to alter our development and commercialization plans.
Our drug development programs and the potential commercialization of our product candidates will require substantial additional cash to fund expenses. We may seek to selectively form collaborations to expand our capabilities, potentially accelerate research and development activities, and provide for commercialization activities by third parties.
We face significant competition in seeking appropriate collaborators. Whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration, and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA, EMA, or comparable foreign regulatory authorities, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing drugs, the existence of uncertainty with respect to our ownership of intellectual property and industry and market conditions generally. The potential collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate.
Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators. Even if we successfully enter into a collaboration, the terms and conditions of that collaboration may restrict us from entering into future agreements on certain terms with potential collaborators.
If and when we seek to enter into collaborations, we may not negotiate collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of a product candidate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization, or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense.
If we engage in acquisitions or strategic partnerships or collaborations, this may increase our capital requirements, dilute our stockholders, cause us to incur debt or assume contingent liabilities, and subject us to other risks.
We may evaluate various acquisition opportunities and strategic partnerships or collaborations, including licensing or acquiring complementary products, intellectual property rights, technologies or businesses. Any potential acquisition or strategic partnership may entail numerous risks, including:

•	exposure to unknown liabilities;

•	increased operating expenses and cash requirements;

•	the assumption of additional indebtedness or contingent liabilities;

•	the issuance of our equity securities;

•	assimilation of operations, intellectual property, and products of an acquired company, including costs and difficulties associated with integrating new personnel;

•	the diversion of our management’s attention from our existing product programs and initiatives in pursuing such a strategic merger or acquisition;

•	retention of key employees, the loss of key personnel, and uncertainties in our ability to maintain key business relationships;

•	impairment of relationships with key collaborators and other counterparties of any acquired businesses due to changes in management and ownership;

•	risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing products or product candidates and marketing approvals; and

•
our inability to generate revenue from acquired technology and/or products sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

In addition, if we undertake acquisitions, we may issue dilutive securities, assume or incur debt obligations, incur large one-time
expenses, and acquire intangible assets that could result in significant future amortization expense. Moreover, we may not locate suitable acquisition opportunities, and this inability could impair our ability to grow or obtain access to technology or products that may be important to the development of our business.

Other General Risks
The
COVID-19
pandemic could adversely impact our business including our ongoing and planned clinical trials and preclinical research.
Over two years after the World Health Organization declared the novel coronavirus disease
(“COVID-19”)
a pandemic, the
COVID-19
pandemic continues to impact worldwide economic activity and financial markets. Variants of
COVID-19
have caused and may continue to cause waves of increased infections. As a result of measures imposed by the governments in affected regions, many commercial activities, businesses and schools have been affected by quarantines and other measures intended to contain the pandemic and subsequent variants of the
COVID-19
virus. The extent to which the
COVID-19
pandemic ultimately impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, such as the duration of the outbreak, including current and subsequent variants of
COVID-19,
travel restrictions and social distancing in the United States and other countries, business closures or business disruptions, and the effectiveness of actions taken in the United States and other countries to contain and treat the disease and to address its impact, including on financial markets or otherwise. As the
COVID-19
pandemic continues, we may experience disruptions that could severely impact our business, current and planned clinical trials and preclinical research, including:

•
delays or difficulties in enrolling and retaining subjects, including elderly subjects, who are at a higher risk of severe illness or death from
COVID-19,
in our ongoing clinical trials and our future clinical trials;

•	delays or difficulties in clinical site initiation, including due to difficulties in staffing and recruiting at clinical sites;

•	difficulties interpreting data from our clinical trials due to the possible effects of COVID-19 on subjects;

•
diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of clinical trials;

•	interruption of key clinical trial activities, such as clinical trial site monitoring, due to limitations on travel imposed or recommended by federal or state governments, employers and others;

•
limitations in resources, including our employees, that would otherwise be focused on the conduct of our business or our current or planned clinical trials or preclinical research, including because of sickness, the desire to avoid contact with large groups of people, or restrictions on movement or access to our facility as a result of government-imposed “shelter in place” or similar working restrictions;

•
interruptions, difficulties or delays arising in our existing operations and company culture as a result of some or all of our employees working remotely, including those hired during the
COVID-19
pandemic;

•	delays in receiving approval from regulatory authorities to initiate our clinical trials;

•	interruptions in preclinical studies due to restricted or limited operations at the CROs conducting such studies;

•	interruptions or delays in the operations of the FDA or other domestic or foreign regulatory authorities, which may impact review and approval timelines;

•	delays in receiving the supplies, materials and services needed to conduct clinical trials and preclinical research;

•
changes in regulations as part of a response to the
COVID-19
pandemic which may require us to change the ways in which our clinical trials are conducted, which may result in unexpected costs or require us to discontinue the clinical trial altogether;

•	interruptions or delays to our development pipeline;

•
delays in necessary interactions with regulators, ethics committees and other important agencies and contractors due to limitations in employee resources or forced furlough of government or contractor personnel; and

•	refusal of the FDA to accept data from clinical trials in affected geographies outside of the United States.
The
COVID-19
pandemic continues to pose a threat on our ability to effectively conduct our business operations as planned and there can be no assurance that we will avoid a material impact on our business from the spread of
COVID-19
or its consequences, including disruption to our business and downturns in business sentiment generally or in our industry or due to shutdowns that may be requested or mandated by federal, state and local governmental authorities.
Additionally, certain third parties with whom we engage or may engage, including collaborators, contract organizations, third-party manufacturers, suppliers, clinical trial sites, regulators and other third parties are similarly adjusting their operations and assessing their capacity in light of the
COVID-19
pandemic. If these third parties experience shutdowns or continued business disruptions, our ability to conduct our business in the manner and on the timelines presently planned could be materially and negatively impacted. For example, as a result of the
COVID-19
pandemic, there could be delays in the procurement of materials or manufacturing supply chains for one or more of our product candidates, which could delay or otherwise impact our preclinical studies and our planned clinical trials. Additionally, all of our preclinical studies are conducted by CROs, which could be discontinued or delayed as a result of the pandemic. It is also likely that the disproportionate impact of
COVID-19
on hospitals and clinical sites will have an impact on recruitment and retention for our planned clinical trials. CROs have also made certain adjustments to the operation of such trials in an effort to ensure the monitoring and safety of patients and minimize risks to trial integrity during the pandemic in accordance with the guidance issued by the FDA and may need to make further adjustments in the future that could impact the timing or enrollment of our clinical trials. Many of these adjustments are new and untested, may not be effective, may increase costs and may have unforeseen effects on the enrollment, progress and completion of these trials and the findings from these trials. While we are currently continuing our clinical trials and preclinical studies, we may experience delays in the completion of our clinical trials, preclinical activities and subject enrollment, may need to suspend our clinical trials and may encounter other negative impacts to such trials due to the effects of the
COVID-19
pandemic.
Further, as a result of the
COVID-19
pandemic, the extent and length of which is uncertain, we may be required to develop and implement additional clinical trial policies and procedures designed to help protect subjects from the
COVID-19
virus, which may include using telemedicine visits, remote monitoring of subjects and clinical sites and measures to ensure that data from clinical trials that may be disrupted as a result of the pandemic are collected pursuant to the study protocol and consistent with GCPs. Subjects who may miss scheduled appointments, any interruption in study drug supply, or other consequences that may result in incomplete data being generated during a clinical trial as a result of the pandemic must be adequately documented and justified. For example, in March 2020, the FDA issued a guidance, which the FDA subsequently updated, on conducting clinical trials during the pandemic, which describes a number of considerations for sponsors of clinical trials impacted by the pandemic, including the requirement to include in the clinical trial report contingency measures implemented to manage the trial, and any disruption of the trial as a result of the
COVID-19
pandemic; a list of all subjects affected by the
COVID-19-pandemic
related study disruption by unique subject identifier and by investigational site and a description of how the individual’s participation was altered; and analyses and corresponding discussions that address the impact of implemented contingency measures (e.g., participant discontinuation from investigational product and/or study, alternative procedures used to collect critical safety and/or efficacy data) on the safety and efficacy results reported for the clinical trial. In June 2020, the FDA also issued a guidance on good manufacturing practice considerations for responding to
COVID-19
infection in employees in drug product manufacturing, including recommendations for manufacturing controls to prevent contamination of drugs.

The
COVID-19
pandemic continues to evolve. While the extent of the impact of the
COVID-19
pandemic on our business and financial results is uncertain, a continued and prolonged public health crisis such as the
COVID-19
pandemic could have a material negative impact on our business, financial condition and operating results.
To the extent the
COVID-19
pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this section and in this “
Risk Factors
” section.
Our internal computer systems, or those used by our third-party research institution collaborators, other contractors, or consultants, may fail or suffer other breakdowns, cyberattacks or information security breaches that could compromise the confidentiality, integrity and availability of such systems and data, result in material disruptions of our development programs and business operations, risk disclosure of confidential, financial or proprietary information, and affect our reputation.
Despite the implementation of security measures, our internal computer systems or those used by our third-party research institution collaborators, other contractors, or consultants, may be vulnerable to damage from computer viruses and unauthorized access. As the cyber-threat landscape evolves, attacks are growing in frequency, sophistication, and intensity, and are becoming increasingly difficult to detect. These risks are increased given the recent work from home arrangements because of the
COVID-19
pandemic and the threats of Russian cyberattacks in response to the war in Ukraine. Such attacks could include the use of key loggers or other harmful and virulent malware, including ransomware or other denials of service, and can be deployed through malicious websites, the use of social engineering, and/or other means. If a breakdown, cyberattack, or other information security breach were to occur and cause interruptions in our operations, it could result in a misappropriation of confidential information, including our intellectual property or financial information, and a material disruption of our development programs and our business operations. For example, the loss of clinical trial data from completed, ongoing, or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. Likewise, we rely on our third-party research institution collaborators for research and development of our product candidates and other third parties for the manufacture of our product candidates and to conduct clinical trials, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or systems, or inappropriate disclosure of confidential, financial, or proprietary information, including data related to our personnel, we could incur liability or risk disclosure of confidential, financial, or proprietary information, and the further development and commercialization of our product candidates could be delayed. There can be no assurance that we and our business counterparties will be successful in efforts to detect, prevent, or fully recover systems or data from all breakdowns, service interruptions, attacks, or breaches of systems that could adversely affect our business and operations and/or result in the loss of critical or sensitive data, which could result in financial, legal, business, or reputational harm to us.
Our operations are subject to the effects of a rising rate of inflation.
The United States has recently experienced historically high levels of inflation. According to the U.S. Department of Labor, the annual inflation rate for the United States was approximately 8.5% for the 12 months ended July 31, 2022. If the inflation rate continues to increase, for example due to increases in the costs of labor and supplies, it will affect our expenses, such as employee compensation and research and development charges. Research and development expenses account for a significant portion of our operating expenses. Such increased charges may not be readily recoverable during the period of time that we are bringing the product candidates to market. Additionally, the United States is experiencing an acute workforce shortage, which in turn, has created a very competitive wage environment that may increase the Company’s operating costs. To the extent inflation results in rising interest rates and has other adverse effects on the market, it may adversely affect our consolidated financial condition and results of operations.

Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.
Our operations, and those of our third-party research institution and pharmaceutical company collaborators, manufacturers, and other contractors and consultants, could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical or public health crises, such as the
COVID-19
pandemic, and other natural or
man-made
disasters or business interruptions, including terrorism and war. In addition, for some of our clinical trials, we rely on third-party research institution collaborators for conducting research and development of our product candidates, and they may be affected by government shutdowns or withdrawn funding. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. We rely on third-party manufacturers to produce and process our product candidates. Our ability to obtain clinical supplies of our product candidates could be disrupted if the operations of these suppliers are affected by a man-made
or natural disaster or other business interruption.
The majority of our operations, including our corporate headquarters, are located in the San Francisco Bay Area of California. Damage or extended periods of interruption to our corporate, development or research facilities due to fire, natural disaster, power loss, communications failure, unauthorized entry or other events could cause us to cease or delay development of some or all of our product candidates. Although we maintain customary insurance coverage, our insurance might not cover all losses under such circumstances and our business may be seriously harmed by such delays and interruption.
In February 2022, Russia commenced a war against Ukraine. The sanctions announced by the U.S. and other countries against Russia as a result include restrictions on selling or importing goods, services, or technology in or from affected regions and travel bans and asset freezes impacting connected individuals and political, military, business, and financial organizations in Russia. The United States and other countries could impose wider sanctions and take other actions should the conflict further escalate. It is not possible to predict the broader consequences of this conflict, which could include further sanctions, embargoes, regional instability, threats of cyberattacks, prolonged periods of higher inflation, geopolitical shifts, and adverse effects on macroeconomic conditions, currency exchange rates, and financial markets, all of which could have a material adverse effect on our business, financial condition, and results of operations.
We are subject to governmental export and import controls that could impair our ability to compete in international markets or subject us to liability if we violate these controls.
Our products may be subject to U.S. export control laws and regulations including the Export Administration Regulations (“EAR”) and trade and economic sanctions maintained by the Office of Foreign Assets Control (“OFAC”). As such, an export license may be required to export, reexport, or transfer our products to certain countries, end-users,
and
end-uses.
If we were to fail to comply with such U.S. export controls laws and regulations, U.S. economic sanctions, or other similar laws, we could be subject to both civil and criminal penalties, including substantial fines, possible incarceration for employees and managers for willful violations, and the possible loss of our export or import privileges. Obtaining the necessary export license for a particular sale or offering may not be possible and may be time-consuming and may result in the delay or loss of sales opportunities. Furthermore, U.S. export control laws and economic sanctions prohibit the export of products to certain U.S. embargoed or sanctioned countries, governments, and persons, as well as for prohibited end-uses.
Even though we take precautions to ensure that we and our partners comply with all relevant export control laws and regulations, any failure by us or our partners, including third party manufacturers, to comply with such laws and regulations could have negative consequences for us, including reputational harm, government investigations and penalties.
Changes in our products or changes in export and import regulations in such countries may create delays in the introduction of our products into international markets, prevent our end-customers
with international operations

from deploying our products globally or, in some cases, prevent or delay the export or import of our products to certain countries, governments or persons altogether. Any change in export or import laws or regulations, economic sanctions or related legislation, shift in the enforcement or scope of existing export, import or sanctions laws or regulations, or change in the countries, governments, persons, or technologies targeted by such export, import or sanctions laws or regulations, could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential end-customers
with international operations. Any decreased use of our products or limitation on our ability to export to or sell our products in international markets could adversely affect our business, financial condition, and results of operations.
Any legal proceedings or claims against us could be costly and time-consuming to defend and could harm our reputation regardless of the outcome.
We may in the future become subject to legal proceedings and claims that arise in the ordinary course of business, including intellectual property, collaboration, licensing agreement, product liability, employment, class action, whistleblower and other litigation claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability, or require us to change our business practices. In addition, the expense of litigation and the timing of this expense from period to period are difficult to estimate, subject to change, and could adversely affect our financial condition and results of operations. Because of the potential risks, expenses, and uncertainties of litigation, we may, from time to time, settle disputes, even where we have meritorious claims or defenses, by agreeing to settlement agreements. Any of the foregoing could adversely affect our business, financial condition, and results of operations.
Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.
As of December 31, 2021, Apexigen had federal net operating loss (“NOL”) carryforwards totaling $129.6 million. Of the $129.6 million, $101.4 million are carried forward indefinitely, but are subject to an 80% of taxable income limitation, and $28.3 million which will begin to expire in 2033, if not utilized. As of December 31, 2021, Apexigen had California NOL carryforwards of $64.5 million, which will begin to expire in 2035, if not utilized. Under Sections 382 and 383 of the United States Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change” (generally defined as a greater than
50-percentage-point
cumulative change (by value) in the equity ownership of certain stockholders over a rolling three-year period), the corporation’s ability to use its pre-change
NOL carryforwards and other
pre-change
tax attributes to offset its post-change taxable income or taxes may be limited. As a result of previous financing transactions and/ or in connection with this Business Combination, Apexigen may have experienced, or we may experience, such an ownership change. We may also experience ownership changes in the future as a result of subsequent shifts in our stock ownership, some of which are outside our control. As a result, our ability to use our pre-change
NOL carryforwards and other
pre-change
tax attributes to offset post-change taxable income or taxes may be subject to limitation.
Risks Related to Ownership of Our Common Stock and this Offering
The price of shares of common stock may be volatile or may decline regardless of our operating performance. You may lose some or all of your investment.
The trading price of shares of our common stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in
“Risks Related to Apexigen’s Business, Financial Condition, and Need for Additional Capital
” and the following:

•	the impact of the COVID-19 pandemic on our financial condition and the results of operations;

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

•	conditions that impact demand for our products and/or services;

•	future announcements concerning our business, our clients’ businesses or our competitors’ businesses;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	the market’s reaction to our reduced disclosure and other requirements as a result of being an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”);

•	the size of our public float;

•	coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in laws or regulations which adversely affect our industry or us;

•	privacy and data protection laws, privacy or data breaches, or the loss of data;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in senior management or key personnel;

•	issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock;

•	changes in our dividend policy;

•	adverse resolution of new or pending litigation against us; and

•
changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

These broad market and industry factors may materially reduce the market price of shares of Company common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of Company common stock is low. As a result, you may suffer a loss on your investment.
In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.
If the Business Combination’s benefits do not meet the expectations of financial analysts, the market price of our common stock may decline.
The market price of our common stock may decline as a result of the Business Combination if we do not achieve the perceived benefits of the Business Combination as rapidly, or to the extent anticipated by, financial analysts or the effect of the Business Combination on our financial results is not consistent with the expectations of financial analysts. Accordingly, holders of our common stock may experience a loss as a result of a decline in the market price of such common stock. In addition, a decline in the market price of our common stock following the consummation of the Business Combination could adversely affect our ability to issue additional securities and to obtain additional financing in the future.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.
If Nasdaq delists our shares from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•
a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of our common stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.
Certain of our warrants are accounted for as a warrant liability and are recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our common stock.
As of the Closing Date, we had 123,500 private placement warrants outstanding. These warrants will become exercisable 30 days after the Closing Date provided that we have an effective registration statement under the Securities Act covering the shares of our common stock issuable upon exercise and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or we permit holders to exercise their warrants on a cashless basis under certain circumstances). Once the private placement warrants become exercisable, we may redeem outstanding warrants in certain circumstances. Under GAAP, we are required to evaluate contingent exercise provisions of these warrants and then their settlement provisions to determine whether they should be accounted for as a warrant liability or as equity. Any settlement amount not equal to the difference between the fair value of a fixed number of our equity shares and a fixed monetary amount precludes these warrants from being considered indexed to its own stock, and therefore, from being accounted for as equity. As a result of the provision that the private placement warrants, when held by someone other than the initial purchasers or their permitted transferees, will be redeemable by us, the requirements for accounting for these warrants as equity are not satisfied. Therefore, we are required to account for these private placement warrants as a warrant liability and record (a) that liability at fair value, and (b) any subsequent changes in fair value as of the end of each period for which earnings are reported. The impact of changes in fair value on earnings may have an adverse effect on the market price of our common stock.
We have identified a material weakness in our internal control over financial reporting as of June 30, 2021. If we are unable to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
In connection with the reclassification of our warrants, we identified a material weakness in our internal controls over financial reporting.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis.
Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud.
If we identify any material weaknesses in in our internal control over financial reporting, any such identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.
We do not intend to pay dividends on shares of our common stock for the foreseeable future.
We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, we do not anticipate declaring or paying any cash dividends on shares of Company common stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board and will depend on, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, certain restrictions related to our indebtedness, industry trends and other factors that our Board may deem relevant. Any such decision will also be subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. In addition, we may incur additional indebtedness, the terms of which may further restrict or prevent us from paying dividends on our common stock. As a result, you may have to sell some or all of your shares of our common stock after price appreciation in order to generate cash flow from your investment, which you may not be able to do. Our inability or decision not to pay dividends, particularly when others in our industry have elected to do so, could also adversely affect the market price of shares of our common stock.
If securities analysts do not publish research or reports about us, or if they issue unfavorable commentary about us or our industry or downgrade our common stock, the price of shares of our common stock could decline.
The trading market for shares of our common stock will depend in part on the research and reports that third-party securities analysts publish about us and the industries in which we operate. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our securities to decline. Moreover, if one or more of the analysts who cover us downgrades our common stock, or if our reporting results do not meet their expectations, the market price of shares of our common stock could decline.
Our issuance of additional shares of common stock could make it difficult for another company to acquire us, may dilute your ownership of us and could adversely affect our stock price.
We intend to file a registration statement with the SEC on Form
S-8
providing for the registration of shares of our common stock issued or reserved for issuance under our 2020 Plan, 2022 Plan and 2022 ESPP. Subject to the satisfaction of vesting conditions and the expiration of any applicable lockup agreements, shares registered under the registration statement on Form
S-8
will be available for resale immediately in the public market without restriction. In addition, under the Lincoln Park Purchase Agreement we will have the right to direct Lincoln Park to purchase an aggregate of up to $50,000,000 of our common stock from time to time, subject to certain limitations contained in the Lincoln Park Purchase Agreement. Pursuant to the Lincoln Park Purchase Agreement, we issued to Lincoln Park 150,000 shares of our common stock on the Closing Date, and we will issue to Lincoln Park $1,500,000 of additional shares of common stock on the date that is 90 calendar days after the Closing Date, subject to a maximum number of 500,000 shares.
From time to time in the future, we may also issue additional shares of common stock or securities convertible into common stock pursuant to a variety of transactions, including acquisitions. The issuance by us of additional shares of common stock or securities convertible into common stock would dilute your ownership of us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of shares of our common stock.
In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of shares of our common stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of our common stock bear the risk that our future offerings may reduce the market price of shares of our common stock and dilute their percentage ownership. See
“Description of Securities
.”
Future sales, or the perception of future sales, of our common stock by us or our existing stockholders in the public market could cause the market price for our common stock to decline.
The sale of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
Subject to the expiration of any applicable
lock-up
agreements, all shares issued as merger consideration in the Business Combination are freely tradable without registration under the Securities Act and without restriction by persons other than our “affiliates” (as defined under Rule 144), including our directors, executive officers and other affiliates, and certain other former Apexigen stockholders.
Shares held by certain of our stockholders will be eligible for resale, subject to, in the case of certain stockholders, volume, manner of sale and other limitations under Rule 144. In addition, pursuant to the Registration Rights and
Lock-Up
Agreement that we entered into with certain stockholders in connection with the Business Combination, certain of our stockholders have the right, subject to certain conditions, to require us to register the sale of their shares of common stock under the Securities Act, and pursuant to the Registration Rights Agreement that we entered into with Lincoln Park, we have an obligation to register the shares of our common stock issued to Lincoln Park pursuant to the Lincoln Park Purchase Agreement under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of shares of our common stock to decline.
As restrictions on resale end or if these stockholders exercise their registration rights, the market price of shares of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of shares of our common stock or other securities.
In addition, the shares of Company common stock reserved for future issuance under the 2022 Plan and 2022 ESPP will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up
agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. As of the Closing Date, the number of shares reserved for future issuance under (i) the 2022 Plan is 2,573,405 shares, and (ii) the 2022 ESPP is 257,341 shares. We expect to file one or more registration statements on Form
S-8
under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our equity incentive plans. Any such Form
S-8
registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.
Our management team has limited experience in operating a public company.
Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. For example, we failed to timely file our Form 10-Q for the quarter ended June 30, 2022. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.
As a public reporting company, we are subject to rules and regulations established from time to time by the SEC regarding our internal control over financial reporting.
We are a public reporting company subject to the rules and regulations established from time to time by the SEC and Nasdaq. These rules and regulations require, among other things that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel.
In addition, as a public company, we are required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether our internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our common stock.
Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. We will be an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following February 2, 2026, the fifth anniversary of the BCAC IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates
exceeds $700 million as of the last business day of our prior second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible
debt during the prior three-year period. Until we cease being an emerging growth company stockholders will not have the benefit of an independent assessment of the effectiveness of our internal control environment.
As an “emerging growth company,” we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common stock less attractive to investors.
As an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding
advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, which we have elected to do.
We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active market for our common stock, our share price may be more volatile and the price at which our securities trade could be less than if we did not use these exemptions.
Anti-takeover provisions in our governing documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.
Our amended and restated certificate of incorporation and bylaws and Delaware law contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our Board. Among other things, our amended and restated certificate of incorporation and/or bylaws include the following provisions:

•	a staggered board, which means that our Board is classified into three classes of directors with staggered three-year terms and directors are only able to be removed from office for cause;

•	limitations on convening special stockholder meetings, which could make it difficult for our stockholders to adopt desired governance changes;

•
a prohibition on stockholder action by written consent, which means that our stockholders are only be able to take action at a meeting of stockholders and are not able to take action by written consent for any matter;

•	a forum selection clause, which means certain litigation against us can only be brought in Delaware;

•	the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders; and

•	advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.
These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents interested stockholders, such as certain stockholders holding more than 15% of our outstanding common stock, from engaging in certain business combinations unless (i) prior to the time such stockholder became an interested stockholder, the Board approved the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the common stock, or (iii) following Board approval, such business combination receives the approval of the holders of at least two-thirds
of our outstanding common stock not held by such interested stockholder.
Any provision of our amended and restated certificate of incorporation and/or bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

Our bylaws provide that the Court of Chancery of the State of Delaware is the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the (i) Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (A) any derivative action, suit or proceeding brought on our behalf; (B) any action, suit or proceeding asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or stockholders to us or to our stockholders; (C) any action, suit or proceeding asserting a claim arising pursuant to the DGCL, the our amended and restated charter or our amended and restated bylaws; or (D) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine; and (ii) subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, such forum selection provisions shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Company’s bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.
Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, our amended and restated bylaws provide that the federal district courts of the United States of America shall have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.
MARKET, INDUSTRY AND OTHER DATA
Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our general expectations and market position, market opportunity, and market size, is based on information from various third-party industry and research sources, on assumptions that we have made based on that data and other similar sources, and on our knowledge of the markets for our services. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.
In addition, industry publications, studies, and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section captioned “Risk Factors” and elsewhere in this prospectus. These and other factors could cause our actual results to differ materially from those expressed in the estimates made by the independent parties and by us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, product candidates, planned preclinical studies and clinical trials, results of clinical trials, research and development costs, regulatory approvals, timing and likelihood of success, as well as plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other important factors that are in some cases beyond our control and may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements.
In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “believe,” “estimate,” “predict,” “potential,” “seek,” “aim,” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the Business Combination;

•	our public securities’ potential liquidity and trading;

•	the lack of a market for our securities;

•	our financial performance following this offering;

•	failure to realize the anticipated benefits of the Business Combination;

•	the outcome of any legal proceedings that may be instituted against us related to the Business Combination;

•	the timing and focus of Apexigen’s current and future clinical trials, and the reporting of data from those trials;

•	Apexigen’s ability to obtain and maintain regulatory approval of its product candidates;

•	Apexigen’s estimates of the number of patients in the United States who suffer from the diseases it is targeting and the number of patients that will enroll in clinical trials;

•	the timing or likelihood of regulatory filings and approvals for Apexigen’s product candidates for various diseases;

•	Apexigen’s plans relating to commercializing its product candidates, if approved, including which indications will be pursued;

•	the ability of Apexigen’s clinical trials to demonstrate safety and efficacy, and other positive results, of its product candidates;

•	the beneficial characteristics, safety, efficacy, and therapeutic effects of Apexigen’s product candidates;

•	the development of competitors’ product candidates;

•	existing regulations and regulatory developments in the United States and other jurisdictions;

•	the need to hire additional personnel and our ability to attract and retain such personnel;

•	Apexigen’s plans and ability to obtain, maintain, enforce, or protect intellectual property rights;

•
Apexigen’s continued reliance on third parties to conduct additional clinical trials of its product candidates, and for the manufacture of its product candidates for preclinical studies and clinical trials; and

•	the success of Apexigen’s licensing agreements.
We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations, and prospects, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties, and assumptions described in the section titled “
Risk Factors
” and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein until after we distribute this prospectus, whether as a result of any new information, future events, or otherwise.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Capitalized terms used but not defined in this Exhibit 99.3 shall have the meanings ascribed to them in the Current Report on
Form 8-K
(the
“Form 8-K”)
filed with the Securities and Exchange Commission (the “SEC”) on August 4, 2022, as amended, and, if not defined in the Form
8-K,
the definitive proxy statement/prospectus/information statement filed by BCAC with the Securities and Exchange Commission (the “SEC”) on June 30, 2022 (the “Proxy Statement”).
Unless the context otherwise requires, all references to (i) the “Combined Company” refer to the entity formerly known as Brookline Capital Acquisition Corp., which is now named Apexigen, Inc. after giving effect to the Business Combination; (ii) “Legacy Apexigen” refer to the entity formerly known as Apexigen, Inc., which is now named Apexigen America, Inc. after giving effect to the Business Combination; and (iii) “BCAC” refer to Brookline Capital Acquisition Corp. prior to giving effect to the Business Combination.
The Combined Company is providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the Merger and other events contemplated by the Business Combination Agreement. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of BCAC and Legacy Apexigen, adjusted to give effect to the Merger and other events contemplated by the Business Combination Agreement. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation
S-X
as amended by the final rule, Release
33-10786
“Amendments to Financial Disclosures about Acquired and Disposed Businesses” (“Article 11 of Regulation
S-X”).
The unaudited pro forma condensed combined financial statements give effect to the Merger and other events contemplated by the Business Combination Agreement as described in this prospectus. The unaudited pro forma condensed combined balance sheet as of June 30, 2022 combines the historical unaudited condensed balance sheet of Legacy Apexigen with the historical unaudited condensed balance sheet of BCAC on a pro forma basis as if the Merger and the other events contemplated by the Business Combination Agreement, summarized below, had been consummated on June 30, 2022. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 combines the historical unaudited condensed statement of operations of Legacy Apexigen for the six months ended June 30, 2022 and the historical unaudited condensed statement of operations of BCAC for the six months ended June 30, 2022, giving effect to the transaction as if the Merger and other events contemplated by the Business Combination Agreement had been consummated on January 1, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combines the historical audited statement of operations of BCAC for the year ended December 31, 2021, with the historical audited statement of operations of Legacy Apexigen for the year ended December 31, 2021, giving effect to the transaction as if the Merger and other events contemplated by the Business Combination Agreement had been consummated on January 1, 2021.
The unaudited pro forma condensed combined financial statements have been prepared for informational purposes only and are not necessarily indicative of what the Combined Company’s condensed financial position or results of operations actually would have been had the Business Combination been consummated prior to June 30, 2022, nor are they necessarily indicative of future results of operations. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the Combined Company.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes:

•	audited historical financial statements of BCAC for the year ended December 31, 2021 filed with this prospectus;

•	unaudited historical condensed financial statements of BCAC as of and for the six months ended June 30, 2022 filed with this prospectus;

•	audited historical financial statements of Legacy Apexigen for the year ended December 31, 2021 filed with this prospectus;

•	unaudited historical condensed financial statements of Legacy Apexigen as of and for the six months ended June 30, 2022 filed with this prospectus; and

•
other information relating to BCAC and Apexigen included in this prospectus, including the Business Combination Agreement and the description of certain terms thereof and the financial and operational condition of BCAC and Apexigen.

Description of the Merger

Pursuant to the Business Combination Agreement, Merger Sub merged with and into Legacy Apexigen, with Legacy Apexigen surviving the Merger and thereby becoming a wholly owned subsidiary of BCAC. In connection with the Merger, Legacy Apexigen was renamed “Apexigen America, Inc.” and BCAC was renamed as “Apexigen, Inc.” (hereafter referred to as Apexigen). The Merger consideration paid to the Legacy Apexigen equity holders at the Closing pursuant to the Business Combination Agreement has deemed to have a value of $205 million, assuming a deemed value of $10.00 per BCAC common share. Upon the consummation of the Merger, each share of Legacy Apexigen capital stock was converted into the right to receive shares of Combined Company common stock. Each share of Legacy Apexigen capital stock received a deemed value of $9.76 per share, assuming a deemed value of $10.00 per BCAC common share, after giving effect to the exchange ratio of 0.102448 (the “Exchange Ratio”).
Following the Merger and related events, 18,151,571 shares of Combined Company common stock were issued to Legacy Apexigen’s equity holders and are outstanding, 1,452,000 shares of Combined Company common stock and 726,000 Public Warrants were issued and are outstanding related to the PIPE Units, 2,875,000 Public Warrants remain issued and outstanding, 123,500 Private Warrants remain issued and outstanding, 150,000 shares of Combined Company common stock were issued to Lincoln Park as consideration under the Lincoln Park Purchase Agreement and are outstanding, Combined Company Warrants related to the exchange of a

Legacy Apexigen Warrant and exercisable for 4,321 shares of Combined Company common stock is outstanding, and Combined Company Options related to the exchange of Legacy Apexigen Options and exercisable for 3,415,868 of Combined Company common stock are outstanding. Following the Merger and related events, 442,985 shares of Combined Company common stock held by BCAC stockholders prior to the Closing remain issued and outstanding. Following the Merger and related events, 1,190,979 shares of Combined Company held by the Sponsor, comprised of Founder Shares and BCAC Common Stock issued in the Private Placement, remain issued and outstanding. Following the Merger and related events, 57,500 shares of Combined Company common stock held by the BCAC IPO Underwriter and Certain of Its Employees remain issued and outstanding.
The following transactions constituting the Merger took place as contemplated by the Business Combination Agreement:

•	the Merger of Merger Sub, the wholly owned subsidiary of BCAC, with and into Legacy Apexigen, with Legacy Apexigen as the surviving company;

•
the cancellation of each issued and outstanding share of Legacy Apexigen’s capital stock (including shares of Apexigen capital stock resulting from the conversion of Legacy Apexigen’s preferred stock or the exercise of Legacy Apexigen Options or Legacy Apexigen Warrants) and the conversion into the right to receive a number of shares of Combined Company common stock based on the Exchange Ratio;

•
the conversion on
a net-exercise basis
of one Legacy Apexigen Warrant (the “Convertible Warrant”), pursuant to its terms, immediately prior to the Closing into shares of Combined Company common stock based on the Exchange Ratio;

•
the exchange of an outstanding Legacy Apexigen Warrant (other than the Convertible Warrant) into a warrant exercisable for shares of Combined Company common stock with the same terms except for the number of shares exercisable and the exercise price, each of which was adjusted using the Exchange Ratio; and

•
the exchange of all outstanding vested and unvested Legacy Apexigen Options into Combined Company Options exercisable for shares of Combined Company common stock with the same terms. except for the number of shares exercisable and the exercise price, each of which was adjusted using the Exchange Ratio.

Other Related Events in Connection with the Merger
Other related events that are contemplated to take place in connection with the Merger are summarized below:

•
PIPE Investment:
Issuance and sale of 1,452,000 PIPE Units at a purchase price of $10.00 per unit pursuant to the PIPE Investment. The PIPE Investors purchased units, each of which includes one share of Combined Company common stock and one-half
of one warrant to purchase a share of Combined Company common stock. The PIPE Investment resulted in the issuance of 1,452,000 shares of Combined Company common stock and 726,000 PIPE Warrants. In addition, shortly after the Closing Apexigen anticipates issuing and selling 50,000 additional PIPE Units for proceeds of $500,000. These additional PIPE Units have not been reflected in the pro forma.

•
Lincoln Park Purchase Arrangement:
BCAC, Legacy Apexigen and Lincoln Park entered into a purchase agreement pursuant to which the Combined Company may direct Lincoln Park to purchase up to $50.0 million of Combined Company common stock from time to time over a
24-month
period following the Closing, subject to certain limitations contained in the Lincoln Park Purchase Agreement. At the Closing, the Combined Company issued 150,000 shares of Combined Company common stock to Lincoln Park. 90 days after the Closing, the Combined Company is obligated to issue $1.5 million of shares of Combined Company common stock to Lincoln Park at a price per share equal to the arithmetic average of the closing sale price for Combined Company common stock during the 10 consecutive business days immediately preceding the share delivery date, not to exceed 500,000 shares.

•	Forfeited Sponsor Shares: In connection with the Closing, the Sponsor forfeited 436,021 shares of common stock.

•
BCAC Stockholder Redemptions:
On April 26, 2022, BCAC held a special meeting of its stockholders. BCAC stockholders approved a proposal to amend BCAC’s Amended and Restated Certificate of Incorporation to extend the date by which BCAC must consummate a business combination transaction from May 2, 2022 on a monthly basis up to November 2, 2022. In connection with this special meeting, BCAC Public Stockholders elected to redeem 688,408 shares of common stock for total redemption proceeds of $7.0 million (the “April Partial Redemption”). The April Partial Redemption is reflected in the unaudited historical condensed financial statements of BCAC as of June 30, 2022. In addition, BCAC Public Stockholders elected to redeem 4,618,607 additional shares of Combined Company common stock for $47.2 million upon the Merger Closing (the “Closing Redemption”). These redemptions have been reflected below.

•
Sponsor Extension Note:
In May and June 2022, BCAC issued
non-convertible unsecured
promissory notes in the principal amount of $0.5 million to the Sponsor (“Extension Notes”) in exchange for funds that were deposited into the Trust Account. The Extension Notes were issued in connection with the approval of the Amendment to BCAC’s Amended and Restated Certificate of Incorporation and extension (the “Extension”) of the date by which the Company was required to consummate a business combination transaction from May 2, 2022 (the date which was 15 months from the closing date of the Company’s initial public offering of units) and constitute monthly contributions. The Sponsor was repaid in cash upon the Merger Closing. These transactions have been reflected below.

•
Sponsor Working Capital Note:
On May 2, 2022, BCAC issued an additional convertible unsecured promissory note (the “Working Capital Note”) in the principal amount of $0.4 million to the Sponsor. The Working Capital Note was issued to provide BCAC with additional working capital during the Extension and will not be deposited into the Trust Account. BCAC issued the Working Capital Note in consideration for a loan from the Sponsor to fund BCAC’s working capital requirements. As of the Closing Date, approximately $0.4 million was drawn and approximately $65,000 was not drawn of the Working Capital Note principal amount. The Working Capital Note was settled in cash upon the Merger closing.

Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation
S-X.
The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of Combined Company upon consummation of the Merger in accordance with GAAP. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Merger occurred on the dates indicated. Any net cash proceeds remaining after the consummation of the Merger and the other related events contemplated by the Business Combination Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Combined Company following the completion of the Merger. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. BCAC and Legacy Apexigen did not have any historical relationship prior to the discussion of the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Pursuant to its certificate of incorporation and as contemplated by the Business Combination Agreement, BCAC provided the holders of BCAC Common Stock the opportunity to redeem the outstanding shares of BCAC Common Stock for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the transactions (including interest earned on the funds held in the Trust Account, net of taxes). The per share redemption amount was approximately $10.10 in the April Partial Redemption and was approximately $10.22 in the Closing Redemption.
The following table presents the selected pro forma information after giving effect to the Merger and other events contemplated by the Business Combination Agreement and the April Partial redemption. This scenario includes the April Partial Redemption and the Closing Redemption, following which 442,985 shares of BCAC Common Stock remain outstanding after the completion of the Merger. The following summarizes the pro forma shares of the Combined Company common stock issued and outstanding immediately after the Merger:

	Shares	%
BCAC Public Stockholders (1)	442,985	2.1%
Sponsor (2)	1,190,979	5.6%
BCAC IPO Underwriter and Certain of Its Employees (3)	57,500	0.2%
Legacy Apexigen equity holders (4)	18,151,571	84.6%
PIPE Investors (5)	1,452,000	6.8%
Lincoln Park (6)	150,000	0.7%

Combined Company common stock outstanding at Merger Closing	21,445,035	100.0%

(1)
Amount reflects the April Partial Redemption and the Closing Redemption. Amount excludes 2,875,000 outstanding Public Warrants issued in connection with the BCAC IPO as such securities are not exercisable until August 28, 2022, the date that is 30 days after the Merger Closing.

(2)
The Sponsor holds 1,190,979 shares of BCAC Common Stock, comprised of 1,380,000 Founder Shares and 247,000 shares of BCAC Common Stock issued as constituent securities of the units issued in the Private Placement, net of 436,021 shares forfeited by the Sponsor upon the Closing. This amount excludes 123,500 Private Warrants.

(3)	BCAC Underwriter and Certain of Its Employees hold 57,500 shares of BCAC Common Stock.
(4)
Amount excludes Combined Company options and warrants exercisable for 3,415,868 and 4,321 shares of Combined Company common stock, respectively, that were issued on conversion of equivalent Legacy Apexigen Options and Legacy Apexigen Warrants with the same terms and conditions, except for adjustment for the Exchange Ratio.

(5)
The PIPE Investors purchased units each of which includes one share of Combined Company common stock and one-half
of one warrant to purchase Combined Company common stock (each such warrant, a “PIPE Warrant”) for $10.00 per unit at the Closing. This amount includes 1,452,000 shares of Combined Company common stock issued to the PIPE investors and excludes 726,000 PIPE warrants issued to the PIPE Investors.

(6)
This amount includes 150,000 shares of Combined Company common stock issued to Lincoln Park associated with the financing arrangement upon the Closing and excludes the $1.5 million commitment to issue additional shares of Combined Company common stock, not to exceed 500,000 shares, to Lincoln Park 90 days after the Closing, as well as any draws on the Lincoln Park line.

Expected Accounting Treatment for the Merger
The Merger is accounted for as a reverse recapitalization in accordance with GAAP because Legacy Apexigen has been determined to be the accounting acquirer. Under this method of accounting, BCAC, which is the legal acquirer, is treated as the accounting acquiree for financial reporting purposes and Legacy Apexigen, which is the legal acquiree, is treated as the accounting acquirer. Accordingly, the consolidated assets, liabilities and results of operations of Legacy Apexigen have become the historical financial statements of the Combined Company, and BCAC’s assets, liabilities and results of operations have been consolidated with Legacy Apexigen’s beginning on the acquisition date. For accounting purposes, the financial statements of the Combined Company represent a continuation of the financial statements of Legacy Apexigen with the Merger being treated as the equivalent of Legacy Apexigen issuing stock for the net assets of BCAC, accompanied by a recapitalization. The net assets of BCAC are stated at historical costs and no goodwill or other intangible assets have been recorded. Operations prior to the Merger will be presented as those of Apexigen in future reports of the Combined Company.
Legacy Apexigen was determined to be the accounting acquirer presented based on evaluation of the following facts and circumstances:

•	Legacy Apexigen stockholders comprise a majority of approximately 85% of the voting power of the Combined Company;

•	Legacy Apexigen had the ability to nominate a majority of the members of the board of directors of the Combined Company;

•	Legacy Apexigen’s operations prior to the acquisition comprise the only ongoing operations of Combined Company;

•	Legacy Apexigen’s senior management comprise the senior management of Combined Company;

•	The Combined Company has assumed the Apexigen name;

•	The ongoing operations of Legacy Apexigen have become the operations of the Combined Company; and

•	Legacy Apexigen’s headquarters have become the Combined Company’s headquarters.
Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Merger occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of the Combined Company following the completion of the Merger. The unaudited pro forma adjustments represent management’s estimates based on information available as of the dates of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2022
(in thousands)

	BCAC (Historical)	Apexigen (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$77	$11,644	$51,704	A	$21,722
			14,520	B
			(3,852)	C
			(4,294)	CC
			(47,214)	E
			(863)	J
Short-term investments	—	9,981	—		9,981
Deferred issuance costs, current	—	—	1,525	I	1,525
Prepaid expenses and other current assets	43	3,378	(2,241)	C	1,130
			(50)	I

Total current assets	120	25,003	9,235		34,358
Property and equipment, net	—	190	—		190
Right-of-use assets	—	294	—		294
Investments held in Trust Account	51,704	—	(51,704)	A	—
Deferred issuance costs, non-current	—	—	1,525	I	1,525
Other assets	—	331	—		331

Total assets	$51,824	$25,818	$(40,944)		$36,698

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$133	$7,704	$(1,337)	C	$6,442
			(58)	CC
Accrued expenses	3,639	7,497	1,500	I	9,075
			(245)	C
			(3,316)	CC
Accrued expenses – related party	181	—	(171)	CC	10
Deferred revenue	—	4,601	—		4,601
Lease liabilities, current portion	—	312	—		312
Nonconvertible promissory note	501	—	(501)	J	—
Convertible promissory note	362	—	(362)	J	—

Total current liabilities	4,816	20,114	(4,490)		20,440
Derivative warrant liabilities	14	—	—		14

Total liabilities	4,830	20,114	(4,490)		20,454

Convertible preferred stock	—	158,707	(158,707)	G	—
Common stock subject to possible redemption	51,621	—	(51,621)	D	—
Stockholders’ equity (deficit):
Combined Company common stock	—	—	1	B	2
			—	D
			1	G
Apexigen common stock	—	31	(31)	H	—
Additional paid-in capital	—	8,853	14,519	B	178,129
			(4,511)	C
			51,621	D
			(47,214)	E
			(5,376)	F
			158,706	G
			31	H
			1,500	I
Accumulated other comprehensive income	—	(17)	—		(17)
Accumulated deficit	(4,627)	(161,870)	5,376	F	(161,870)
			(749)	CC

Total stockholders’ equity (deficit)	(4,627)	(153,003)	173,874		16,244

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$51,824	$25,818	$40,944		$36,698

Unaudited Pro Forma Condensed Combined Statement of Operations
for the Six Months Ended June 30, 2022
(in thousands, except share and per share amounts)

	BCAC (Historical)	Apexigen (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Operating expenses:
Research and development	$—	$13,113	$—		$13,113
General and administrative	4,140	4,124	—		8,264
Administrative expenses - related party	60	—	—		60
Franchise tax expense	37	—	—		37

Total operating expenses	4,237	17,237	—		21,474

Loss from operations	(4,237)	(17,237)	—		(21,474)

Other income (expense), net
Interest income	—	91	—		91
Change in fair value of derivative warrant liabilities	41	—	—		41
Net gain from investments held in Trust Account	73	—	(73)	K	—
Interest expense	(8)	—	—		(8)

Total other income (expense) net	106	91	(73)		124

Loss before provision for income taxes	(4,131)	(17,146)	(73)		(21,350)

Net loss	$(4,131)	$(17,146)	$(73)		$(21,350)

Comprehensive loss:
Net loss	$(4,131)	$(17,146)	$(73)		$(21,448)
Other comprehensive loss
Unrealized loss on marketable securities	—	(13)	—		(13)

Comprehensive loss	$(4,131)	$(17,159)	$(73)		$(21,363)

Weighted average shares outstanding - Combined Company common stock - basic and diluted	—	—	—	L	21,381,179
Basic and diluted net loss per share - Combined Company common stock	—	—	—	L	$(1.00)
Weighted average shares outstanding - Apexigen common stock - basic and diluted	—	31,425,054	—		—
Basic and diluted net loss per share – Apexigen common stock	—	$(0.55)	—		—
Weighted average shares outstanding - BCAC redeemable common stock – basic and diluted	5,498,978	—	—		—
Basic and diluted net loss per share, BCAC redeemable common stock	$(0.57)	—	—		—
Weighted average shares outstanding - BCAC non-redeemable common stock – basic and diluted	1,684,500	—	—		—
Basic and diluted net loss per share, non-redeemable common stock	$(0.57)	—	—		—

Unaudited Pro Forma Condensed Combined Statement of Operations
for the Year Ended December 31, 2021
(in thousands, except share and per share amounts)

	BCAC (Historical)	Apexigen (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Operating expenses:
Research and development	$—	$21,664	$—		$21,664
General and administrative	411	7,293	4,294	M	11,998
Administrative expenses - related party	110	—	—		110
Franchise tax expense	82	—	—		82

Total operating expenses	603	28,957	4,294		33,854

Loss from operations	(603)	(28,957)	(4,294)		(33,854)

Other income (expense), net
Interest income	—	41	—		41
Change in fair value of derivative warrant liabilities	110	—	—		110
Offering costs allocated to private warrants	(1)	—	—		(1)
Net gain (loss) from investments held in Trust Account	10	—	(10)	N	—

Total other income (expense) net	119	41	(10)		150

Loss before provision for income taxes	(484)	(28,916)	(4,304)		(33,704)

Net loss	$(484)	$(28,916)	$(4,304)		(33,704)

Comprehensive loss:
Net loss	$(484)	$(28,916)	$(4,304)		$(33,704)
Other comprehensive loss
Unrealized loss on marketable securities	—	(7)	—		(7)

Comprehensive loss	$(484)	$(28,923)	$(4,304)		$(33,711)

Weighted average shares outstanding - Combined Company common stock - basic and diluted	—	—	—	O	21,327,494
Basic and diluted net loss per share - Combined Company common stock	—	—	—	O	$(1.58)
Weighted average shares outstanding of Apexigen common stock - basic and diluted	—	30,901,032	—		—
Basic and diluted net loss per share – Apexigen common stock	—	$(0.94)	—		—
Weighted average shares outstanding - BCAC redeemable common stock – basic and diluted	5,245,890	—	—		—
Basic and diluted net loss per share, BCAC redeemable common stock	$(0.07)	—	—		—
Weighted average shares outstanding - BCAC non-redeemable common stock – basic and diluted	1,646,407	—	—		—
Basic and diluted net loss per share, BCAC non-redeemable common stock	$(0.07)	—	—		—

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1. Basis of Presentation
The Business Combination is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, BCAC, which is the legal acquirer, has been treated as the accounting acquiree for financial reporting purposes and Legacy Apexigen, which is the legal acquiree, has been treated as the accounting acquirer.
The unaudited pro forma condensed combined financial statements are prepared in accordance with Article 11 of SEC Regulation
S-X,
as amended January 1, 2021. The historical financial information of BCAC and Legacy Apexigen is presented in accordance with U.S. GAAP. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The unaudited pro forma adjustments represent management’s estimates based on information available as of the dates of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.
The pro forma adjustments reflecting the completion of the Business Combination and related transactions are based on currently available information and assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available. Therefore, it is possible that the actual adjustments will differ from the pro forma adjustments and that the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available at the current time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. They should be read in conjunction with the historical financial statements and notes thereto of BCAC and Legacy Apexigen.
2. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Operations
Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2022

(A)
Reflects the liquidation and reclassification of $51.7 million of investments held in the Trust Account to cash and cash equivalents that becomes available for general use by Combined Company following the Closing.

(B)
Reflects the gross proceeds of $14.5 million from the issuance and sale of 1,452,000 units to PIPE investors at $10.00 per unit that are comprised of the issuance of 1,452,000 shares of Combined Company common stock and the issuance of 726,000 PIPE Warrants.

(C)
Reflects the direct and incremental cash transaction costs incurred by Legacy Apexigen related to the Merger of approximately $4.5 million for financial advisory, legal, accounting and other fees reflected in the unaudited pro forma condensed combined balance sheet. Legacy Apexigen has reflected the direct and incremental transaction costs related to the Merger as a reduction to the Combined Company’s additional paid-in
capital. As of June 30, 2022, Legacy Apexigen had deferred incremental transaction costs incurred of $2.2 million, of which $1.3 million was unpaid in accounts payable and $0.2 million was unpaid in accrued expenses.

(CC)
Reflects the direct and incremental cash transaction costs incurred by BCAC related to the Merger of approximately $4.3 million reflected in the unaudited pro forma condensed combined balance sheet. As of June 30, 2022, BCAC had incurred and expensed $3.5 million, of which $0.1 million was unpaid in accounts payable, $3.3 million was unpaid in accrued expenses, $0.1 million was unpaid in accrued liabilities - related party, and $0.8 million was reflected as additional accumulated deficit.

(D)
Reflects the reclassification of the remaining BCAC Common Stock subject to possible redemption to permanent equity before the Closing Redemption and reclassification of the remaining 442,985 shares of BCAC Common Stock into shares of Combined Company common stock on a one-to-one-basis.

(E)
Reflects the Closing Redemption, i.e., the redemption of an additional 4,618,607 shares of Combined Company common stock for $47.2 million, allocated to the Combined Company common stock and additional paid-in-capital
using par value of $0.001 per share at the redemption price of approximately $10.22 per share.

(F)
Reflects the elimination of BCAC’s historical retained earnings of $5.3 million and BCAC direct and incremental transaction costs incurred and expensed through the Merger closing of $5.3 million with a corresponding adjustment to additional paid-in
capital for the Combined Company in connection with the reverse recapitalization at the closing.

(G)	Reflects the conversion of Legacy Apexigen convertible preferred stock into Combined Company common stock upon the Closing.

(H)
Reflects the difference in par value between Legacy Apexigen common stock of $0.001 value per share and BCAC Common Stock of $0.0001 per share. The par value of the Combined Company common stock is $0.0001 per share.

(I)
Reflects deferred issuance costs of $3.1 million associated with the Lincoln Park Purchase Agreement that is comprised of the following: 1) $1.5 million that represents the issuance of 150,000 shares of Combined Company common stock at Closing at a deemed price of $10.00 per share, 2) commitment to issue $1.5 million of additional shares of Combined Company common stock ninety 90 days after Closing, subject to a maximum of 500,000 shares, and 3) $50,000 recorded in prepaid and other assets for cash paid to Lincoln Park as of June 30, 2022.

(J)
Reflects the promissory notes received by BCAC of $0.9 million from the Sponsor related to the Extension Notes and Working Capital Note during May and June 2022, which the Combined Company repaid upon the Merger closing.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the three-month period ended June 30, 2022

(K)	Represents the elimination of investment income related to the investments held in the BCAC Trust Account.

(L)
The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Merger occurred on January 1, 2021, and the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares were outstanding for the entire period presented.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2021

(M)	Reflects $4.3 million of BCAC direct and incremental transaction costs incurred and expensed through the Merger closing.

(N)	Represents the elimination of investment income related to the investments held in the BCAC Trust Account.

(O)
The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Merger occurred on January 1, 2021, and the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares were outstanding for the entire period presented.

3. Loss per Share
Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination and related transactions, assuming the shares were outstanding since January 1, 2021. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued relating to the Business Combination and related transactions were outstanding for the entire periods presented. This calculation eliminates the shares redeemed in the April Partial Redemption and the Closing Redemption for the entire period. Basic and diluted earnings per share are the same for each class of common stock because they were entitled to the same liquidation and dividend rights.
The unaudited pro forma condensed combined financial information has been prepared utilizing the following information for the year ended December 31, 2021 and six months ended June 30, 2022 (in thousands, except share and per share data):

	Year Ended December 31, 2021	Six months Ended June 30, 2022
Pro forma net loss	$(33,704)	$(21,350)
Pro forma weighted average shares outstanding, basic and diluted	21,327,494	21,381,179
Pro forma net loss per share, basic and diluted - common stock	$(1.58)	$(1.00)
Pro forma weighted average shares calculation, basic and diluted:
BCAC Public Stockholders	442,985	442,985
Sponsor	1,190,979	1,190,979
BCAC IPO Underwriter and Certain of Its Employees	57,500	57,500
Former Apexigen equity holders	18,034,030	18,087,715
PIPE Investors	1,452,000	1,452,000
Lincoln Park	150,000	150,000

	21,327,494	21,381,179

The following outstanding shares of Combined Company common stock equivalents were excluded from the computation of pro forma diluted net loss per share presented because including them would have had an anti-dilutive effect for the year ended December 31, 2021 and for the six months ended June 30, 2022:

Public Warrants (former BCAC)	2,875,000
PIPE Warrants (PIPE Issuance)	726,000
Private Warrants (former BCAC)	123,500
Stock Options (Legacy Apexigen)	3,415,868
Warrants (Legacy Apexigen)	4,321

7,144,689

THE LINCOLN PARK TRANSACTION
On March 17, 2022, we entered into the Lincoln Park Purchase Agreement with Lincoln Park to establish an equity line of credit. In conjunction with the entry into the Lincoln Park Purchase Agreement, we also entered into the Registration Rights Agreement with Lincoln Park dated March 17, 2022.
Pursuant to the terms of the Lincoln Park Purchase Agreement, upon satisfaction of the conditions set forth in the Lincoln Park Purchase Agreement, we have the right, but not the obligation, to direct Lincoln Park by delivering a notice (the “Regular Purchase Notice”) to purchase up to $500,000 of our common stock (the “Regular Purchase Share Limit”), at the lower of (a) the lowest trading price of our common stock on Nasdaq on the date of purchase and (b) the arithmetic average of the three lowest closing sales prices of our common stock on the Nasdaq during the 10 business days ending on the business day immediately preceding the date of purchase; provided, however, that (i) the Regular Purchase Share Limit shall be increased to up to $750,000 of our common stock if the closing price of our common stock on Nasdaq is not below $10.00 on the date of purchase (as appropriately adjusted for any reorganization, recapitalization, non-cash
dividend, stock split, reverse stock split or other similar transaction), and (ii) the Regular Purchase Share Limit shall be increased to up to $1,000,000 of our common stock if the closing price of our common stock on Nasdaq is not below $12.50 on the date of purchase. We may direct Lincoln Park to make such purchases as often as every business day so long as (x) the closing price of our common stock is not less than $3.00 (as adjusted for any reorganization, recapitalization, non-cash
dividend, stock split, reverse stock split or other similar transaction, in which case the price shall mean the lower of such price and $3.00), and (y) we have not failed to deliver freely tradeable shares of our common stock for all other purchases under the Lincoln Park Purchase Agreement. Any such purchase made as described in this paragraph shall be referred to as a “Regular Purchase.”
In addition to Regular Purchases, upon satisfaction of the conditions set forth in the Lincoln Park Purchase Agreement, on the same business day as a Regular Purchase Notice is delivered to Lincoln Park, we have the right, but not the obligation, to direct Lincoln Park to purchase additional shares of our common stock (an “Accelerated Purchase”) in an amount equal to the Accelerated Purchase Share Amount (as defined herein) at a price equal to 95% of the lower of (i) the volume weighted-average price (“VWAP”) for the period beginning at 9:30:01 a.m., Eastern time, on the applicable date of purchase, or such other time publicly announced by Nasdaq as the official open of trading on such market on such date, and ending at the earlier of (A) 4:00 p.m., Eastern time, on such date, (B) such time, from and after the time requested for such purchase, that the total number (or volume) of shares of our common stock traded on Nasdaq has exceeded that number of shares of our common stock equal to (i) the applicable Accelerated Purchase Share Amount (as hereinafter defined), divided by 30%, and (C) such time that the sale price on Nasdaq on such date has fallen below any minimum per share price threshold set forth in the applicable notice from us, and (ii) the closing sale price of our common stock on such date of purchase. The “Accelerated Purchase Share Amount” means the number of shares of our common stock exceeding the lesser of (a) 300% of the number of shares of our common stock directed by us to be purchased by Lincoln Park pursuant to the corresponding Regular Purchase Notice for the corresponding Regular Purchase, and (b) an amount equal to (x) 30% multiplied by (y) the total number of shares of our common stock traded on Nasdaq during the period on the applicable purchase date beginning at the time on the date of such purchase that trading of such shares commences and ending at the time at which the sale price for such shares of our common stock has fallen below any minimum share price threshold set forth in the purchase notice provided by us.
In addition to Regular Purchases and Accelerated Purchases, we also have the right, but not the obligation, to direct Lincoln Park to purchase additional shares of our common stock (an “Additional Accelerated Purchase”) in an amount equal to the Additional Accelerated Purchase Share Amount (as hereinafter defined) at a price equal to 95% of the lower of (i) the VWAP for the period on the applicable date of purchase beginning (the “Additional Accelerated Purchase Commencement Time”) at the latest of (A) the time at which the sale price for any corresponding Accelerated Purchase has fallen below any minimum share price threshold set forth in the purchase notice provided by us for such Acceleration Purchase, (B) the applicable Additional Accelerated Purchase Termination Time with respect to the most recently completed prior Additional Accelerated Purchase on such date, as applicable, and (C) the time at which all shares of our common stock subject to any prior Accelerated Purchases and Additional Accelerated Purchases (including those effected on the same business day) have been received by Lincoln Park and are freely tradeable, and ending (the “Additional Accelerated Purchase Termination Time”) on the earliest of (X) 4:00 p.m. Eastern time on such date or such other time publicly announced by Nasdaq as the official close of trading on such date, (Y) such time that the total number (or volume) of shares of our common stock traded on Nasdaq has exceeded the number of shares of our common stock equal to the amount of shares to be purchased pursuant to the applicable request by us hereunder divided by 30%, and (Z) such time that the sale price for our common stock on Nasdaq has fallen below any minimum share price threshold set forth in the applicable purchase notice provided by us. The “Additional Accelerated Purchase Share Amount” means the number of shares of our common stock directed by us to be purchased by Lincoln Park under this paragraph which shall not exceed the lesser of (1) 300% of the number of shares of our common stock directed by us to be purchased by Lincoln Park as a Regular Purchase on such date, and (2) an amount equal to 30% multiplied by the total number of shares of our common stock traded on Nasdaq during the period on such date beginning at the Additional Accelerated Purchase Commencement Time for such Additional Accelerated Purchase and ending at the Additional Accelerated Purchase Termination Time for such Additional Accelerated Purchase.
Lincoln Park shall not be required to purchase or acquire any shares of our common stock under the Lincoln Park Purchase Agreement that would, when aggregated with all other shares of our common stock beneficially owned by Lincoln Park and its affiliates, result in the beneficial ownership by Lincoln Park and its affiliates of more than 4.99% of the then-issued and outstanding shares of our common stock.
In consideration for entering into the Lincoln Park Purchase Agreement, we issued to Lincoln Park, on the Closing Date, 150,000 shares of our common stock. On the date that is 90 days after the Closing Date, we are obligated to issue an additional $1,500,000 of shares of our common stock at a price equal to the arithmetic average of the closing sale price for our common stock on Nasdaq during the 10 consecutive business days immediately preceding the issuance of such shares, provided that in no event shall the amount of such shares exceed 500,000 shares. Pursuant to the terms of the Registration Rights Agreement, a copy of which is filed herewith as Exhibit 10.6, within 30 days of the Closing Date, we are required file with the SEC a new registration statement covering the resale of any shares of our common stock purchased or otherwise acquired by Lincoln Park under the terms of the Lincoln Park Purchase Agreement.
Events of Default
Events of default under the Lincoln Park Purchase Agreement include the following:

•
the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order or similar order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our shares of common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any
365-day
period, but excluding a lapse or unavailability where (i) the Company terminates a registration statement after Lincoln Park has confirmed in writing that all of the shares covered thereby have been resold or (ii) the Company supersedes one registration statement with another registration statement, including (without limitation) when the Registration Statement is effectively replaced with a new registration statement covering shares (provided in the case of this clause (ii) that all of the shares covered by the superseded (or terminated) registration statement that have not theretofore been sold to the Lincoln Park are included in the superseding (or new) registration statement);

•	suspension by our principal market of our shares of common stock from trading for a period of one business day;

•	the delisting of our shares of common stock from The Nasdaq Capital Market, provided our shares of common stock are not immediately thereafter trading on the NYSE, the NYSE American, the NYSE

Arca, the OTC Bulletin Board, the OTCQX operated by the OTC Markets Group, Inc., the OTCQB operated by the OTC Markets Group, Inc. (or any nationally recognized successor to any of the foregoing);

•	if at any time the Exchange Cap (as defined in the Lincoln Park Purchase Agreement) is reached unless and until stockholder approval is obtained, to the extent applicable;

•	the failure of our transfer agent to issue to Lincoln Park shares of common stock within three business days after the applicable date on which Lincoln Park is entitled to receive such shares;

•
any breach of the representations, warranties, or covenants contained in the Lincoln Park Purchase Agreement or Registration Rights Agreement that has or would reasonably be expected to have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five business days;

•	any voluntary or involuntary participation or threatened participation in bankruptcy proceedings by or against us; or

•	if at any time we are not eligible to transfer our shares of common stock electronically as DWAC shares.
Lincoln Park does not have the right to terminate the Lincoln Park Purchase Agreement upon any of the events of default set forth above, although the Lincoln Park Purchase Agreement would automatically terminate in the event of any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us. During an event of default, all of which are outside of Lincoln Park’s control, we may not direct Lincoln Park to purchase any of our shares of common stock under the Lincoln Park Purchase Agreement.
No Short-Selling or Hedging by Lincoln Park
Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Lincoln Park Purchase Agreement.
Prohibitions on Variable Rate Transactions
There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Lincoln Park Purchase Agreement or Registration Rights Agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Lincoln Park Purchase Agreement.
Termination
The Lincoln Park Purchase Agreement shall automatically terminate on the date that we sell shares of our common stock to Lincoln Park in an aggregate amount of $50,000,000. We have the unconditional right, at any time, for any reason (or for no reason) and without any payment or liability to us, to give notice to Lincoln Park to terminate the Lincoln Park Purchase Agreement.
USE OF PROCEEDS
This prospectus relates to shares of common stock that may be offered and sold from time to time by Lincoln Park. We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $50,000,000 aggregate gross proceeds under the Lincoln Park Purchase Agreement from sales we make to Lincoln Park pursuant to the Lincoln Park Purchase Agreement. We estimate that the net proceeds to us from the sale of our shares of common stock to Lincoln Park pursuant to the Lincoln Park Purchase Agreement will be up to $50,000,000 over an approximately
24-month
period, assuming that we sell the full amount of our shares of common stock that we have the right, but not the obligation, to sell to Lincoln Park under the Lincoln Park Purchase Agreement, and after estimated fees and expenses. See “
Plan of Distribution
” elsewhere in this prospectus for more information.
We expect to use any proceeds that we receive under the Lincoln Park Purchase Agreement for working capital and general corporate purposes. It is possible that no shares will be issued under the Lincoln Park Purchase Agreement. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, product candidates or other intellectual property, although we have no present commitments or agreements to do so.
The amounts and timing of these expenditures will depend on a number of factors, including cash flows from our operations and the anticipated growth of our business. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for any net proceeds we receive or the adequacy of such proceeds to support our intended activities. Accordingly, we will retain broad discretion over the use of these proceeds. Pending use of the net proceeds as described above, we expect to invest the net proceeds in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.
DIVIDEND POLICY
We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock at any time in the foreseeable future. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our Board and will depend on, among other factors, our financial condition, operating results, capital requirements, general business conditions, the terms of any future credit agreements and other factors that our Board may deem relevant.
DILUTION
The sale of our shares of common stock to Lincoln Park pursuant to the Lincoln Park Purchase Agreement will have a dilutive impact on our stockholders. In addition, the lower our stock price is at the time we exercise our right to sell shares to Lincoln Park, the more shares of common stock we will have to issue to Lincoln Park pursuant to the Lincoln Park Purchase Agreement and our existing stockholders would experience greater dilution.
Our net tangible book value as of June 30, 2022 on a pro forma basis after giving effect to the closing of the Business Combination and the 150,000 shares of common stock to Lincoln Park as Commitment Shares contemplated thereby was $16.2 million, or $0.76 per share, based on 21,445,035 shares of common stock outstanding as of that date. After giving effect to the assumed sale of 6,839,945 shares of common stock to Lincoln Park pursuant to the Lincoln Park Purchase Agreement at an assumed sale price of $3.67 per share of our shares of common stock (which represents the lesser of the lowest sale price on August 30, 2022 and the average three lowest closing sale price of our shares of common stock for the last ten trading days ending on August 30, 2022), and after the issuance of 285,600 shares of common stock to Lincoln Park as Commitment Shares at an assumed sale price of $5.25 per share of our shares of common stock (which represents the average of closing sale prices for the last ten trading days ending on August 30, 2022), and after deducting estimated offering expenses payable by us, our as-adjusted net tangible book value as of June 30, 2022 would have been approximately $66.2 million, or $1.87 per share. This represents an immediate decrease in net tangible book value of $0.30 per share to existing stockholders and an immediate increase in net tangible book value of $1.11 per share to investors in this offering.

The number of shares of our common stock to be outstanding immediately after this offering is based on 21,445,035 shares of common stock outstanding as of the Closing Date and excludes:

•
3,415,868 shares of our common stock issuable upon the exercise of options assumed from Legacy Apexigen as a result of the Business Combination, with a weighted-average exercise price of $3.15 per share;

•	3,724,500 shares of our common stock issuable upon the exercise of warrants, each with an exercise price of $11.50 per share;

•	4,321 shares of our common stock issuable upon the exercise of a warrant assumed from Legacy Apexigen as a result of the Business Combination, with an exercise price of $1.55 per share;

•	2,573,405 shares of our common stock reserved for future issuance under our 2022 Plan;

•	257,341 shares of our common stock reserved for future issuance under our 2022 ESPP; and

•	any additional shares that we may issue to Lincoln Park pursuant to the Lincoln Park Purchase Agreement dated March 17, 2022, should we elect to sell such shares to Lincoln Park.
To the extent that additional shares are issued pursuant to the foregoing, investors purchasing our shares of common stock in this offering will experience further dilution. In addition, we may offer other securities in other offerings due to market conditions or strategic considerations. To the extent we issue such securities, investors may experience further dilution.
SELLING STOCKHOLDER
This prospectus relates to the possible resale by the selling stockholder, Lincoln Park, of shares of common stock that may be issued to Lincoln Park pursuant to the Lincoln Park Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on March 17, 2022, concurrently with our execution of the Lincoln Park Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares of common stock that we may issue to Lincoln Park under the Lincoln Park Purchase Agreement.
Lincoln Park, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we may sell to Lincoln Park under the Lincoln Park Purchase Agreement. The selling stockholder may sell some, all, or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements, or understandings with the selling stockholder regarding the sale of any of the shares.
The following table presents information regarding the selling stockholder and the shares of common stock that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholder, and reflects its holdings as of the Closing Date. Neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule
13d-3
thereunder.

Selling Stockholder	Shares Beneficially Owned Before this Offering		Percentage of Outstanding Shares Beneficially Owned Before this Offering		Shares to be Sold in this Offering Assuming the Company issues the Maximum Number of Shares Under the Lincoln Park Purchase Agreement		Percentage of Outstanding Shares Beneficially Owned After this Offering
Lincoln Park Capital Fund, LLC (1)	150,000	(2)	*	(3)	17,316,667	(4)	*

*	Represents less than 1% of the outstanding shares and/or assumes all shares of common stock registered hereunder have been resold by Lincoln Park.
(1)
Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under the prospectus in connection with the transactions contemplated under the Lincoln Park Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.

(2)
Represents 150,000 shares of common stock issued to Lincoln Park on the Closing Date as consideration for its commitment to purchase shares of common stock under the Lincoln Park Purchase Agreement, all of which are covered by the registration statement that includes this prospectus. We have excluded from the number of shares beneficially owned by Lincoln Park prior to the offering (i) the $1,500,000 of Additional Commitment Shares that we are obligated to issue to Lincoln Park on the date that is 90 days following the closing of the Business Combination, and (ii) all of the shares of common stock that Lincoln Park may be required to purchase on or after the date of this prospectus pursuant to the Lincoln Park Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Lincoln Park’s control, including the registration statement of which this prospectus is a part becoming and remaining effective. Furthermore, under the terms of the Lincoln Park Purchase Agreement, issuances and sales of shares of common stock to Lincoln Park are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Beneficial Ownership Cap (as defined in the Lincoln Park Purchase Agreement). See the description under the heading “
The Lincoln Park Transaction
” for more information about the Lincoln Park Purchase Agreement.

(3)	Based on 21,445,035 outstanding shares of common stock as of the Closing Date.
(4)
Represents: (i) 150,000 Commitment Shares issued to Lincoln Park upon the closing of the Business Combination as a fee for its commitment to purchase shares of common stock under the Lincoln Park Purchase Agreement; (ii) the 500,000 Additional Commitment Shares, which is the maximum number of Additional Commitment Shares that we are obligated to issue to Lincoln Park on the date that is 90 days following the closing of the Business Combination, and (iii) an aggregate of 16,666,667 shares that may be sold by us to Lincoln Park at our discretion from time to time after the satisfaction of certain conditions set forth in the Lincoln Park Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Lincoln Park Purchase Agreement, which will vary depending on the prices at which we sell shares, if any, to Lincoln Park.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provide information which Apexigen’s management believes is relevant to an assessment and understanding of Apexigen’s results of operations and financial condition. You should read the following discussion and analysis of Apexigen’s results of operations and financial condition together with Apexigen’s financial statements and related notes and other information included elsewhere in this prospectus. This discussion and analysis should also be read together with BCAC’s audited financial statements for the years ended December 31, 2020 and 2021, and unaudited condensed financial statements for the three and six months ended June 30, 2021 and 2022, and the unaudited pro forma condensed combined financial information as of June 30, 2022 and for the year ended December 31, 2021 and the six months ended June 30, 2022 included elsewhere in this prospectus. In addition to historical financial information, this discussion contains forward-looking statements based upon Apexigen’s current expectations that involve risks and uncertainties. Apexigen’s actual results could differ materially from such forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. Unless otherwise indicated or the context otherwise requires, references included in this Apexigen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Apexigen,” “Apexigen’s,” and ”its” refer to Legacy Apexigen.

Overview
Apexigen is a clinical-stage biopharmaceutical company focused on discovering and developing a new generation of antibody therapies for oncology, with an emphasis on new immuno-oncology agents designed to harness the patient’s immune system to combat and eradicate cancer. Apexigen and its licensees are advancing a pipeline of protein therapeutics that were discovered using our APXiMAB antibody platform. Our clinical-stage pipeline currently consists of several product candidates, including our lead candidate, sotigalimab (“sotiga” or “APX005M”), and five programs that our licensees are developing or commercializing. Apexigen is also advancing through discovery and preclinical development several innovative antibodies Apexigen discovered using its platform.
Since inception, Apexigen has devoted substantially all of its resources to performing research and development activities in support of its product development and licensing efforts. Apexigen does not have any products approved for sale and has not generated any revenue from product sales. Apexigen has funded its operations primarily through the issuance of convertible preferred stock as well as through proceeds from license agreements and borrowings under a debt arrangement. Apexigen’s net losses were $7.0 million and $8.1 million for the three months ended June 30, 2021 and 2022, respectively, and $13.5 million and $17.1 million for the six months ended June 30, 2021 and 2022. Apexigen expects to continue to incur significant losses for the foreseeable future. As of June 30, 2022, Apexigen had an accumulated deficit of $161.9 million.
Apexigen expects its operating expenses to increase significantly as Apexigen continues to discover, develop, seek regulatory approvals for and prepare for potential commercialization of Apexigen’s product candidates, in particular to advance sotiga into additional and potentially registration-enabling clinical trials and advance APX601 into clinical development. Apexigen’s net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of its clinical trials and its expenditures on other research and development activities.
Apexigen will need substantial additional funding, in addition to the net proceeds of the Business Combination and the PIPE Investment, to support its continuing operations and to pursue its long-term development strategy. Apexigen may seek additional funding through the issuance of Apexigen’s common stock, other equity or debt financings or collaborations or partnerships with other companies. The amount and timing of Apexigen’s future funding requirements will depend on many factors, including the pace and results of its clinical development efforts for its product candidates and other research, development, manufacturing, and commercial activities.
Apexigen was incorporated in Delaware in 2010, the year Apexigen was spun off from Epitomics, Inc. (“Epitomics”), which was a California-based biotechnology company that was acquired by Abcam PLC (“Abcam”) in 2012. Apexigen was spun off from Epitomics to focus on the discovery, development and commercialization of humanized monoclonal antibody therapeutics. Apexigen is headquartered in San Carlos, California.
COVID-19 Impact
and Business Update
The ongoing
COVID-19
pandemic continues to affect economies and business globally. The pandemic may continue to affect Apexigen’s business operations such as its ability to initiate and complete ongoing, planned or future clinical trials and preclinical studies. Apexigen anticipates a continued impact in the second half of 2022. Apexigen’s ability to raise additional funds to support its operations may also be adversely impacted by potential worsening global economic conditions and the recent disruptions to, and volatility in, financial markets in the U.S. and worldwide resulting from the ongoing
COVID-19
pandemic. Apexigen actively monitors and manages its responses and continues to assess actual and potential impacts onto its operations and financial condition, as well as its business developments.
Apexigen cannot predict the specific extent, duration, or full impact that the
COVID-19
pandemic will have on its business, financial condition and operations, including planned research, manufacturing and clinical development timelines. The impact of the
COVID-19
pandemic on Apexigen’s financial performance will depend on future developments, including the duration of and surges in the pandemic, including due to new variants of the virus, the pandemic’s impact on Apexigen’s manufacturing activities, clinical trials (including enrollment and operations at clinical trial sites), CROs, and other third parties with whom it does business and the pandemic’s impact on Apexigen’s employees. These developments and the impact of the
COVID-19
pandemic on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets or the overall economy are impacted for an extended period, Apexigen’s business may be significantly adversely affected.
Business Combination Agreement and Related Agreements
On March 17, 2022, BCAC and Apexigen entered into the Business Combination Agreement pursuant to which BCAC and Legacy Apexigen would combine, with the equityholders of both entities holding equity in the Company listed on the Nasdaq Stock Exchange and with Legacy Apexigen’s equityholders owning a majority of the equity in the Company. The transactions contemplated under the Business Combination Agreement closed on July 29, 2022. Legacy Apexigen equityholders received equity in the Company in the form of common shares and warrants. Under the Business Combination Agreement, Legacy Apexigen was valued at $205.0 million on a fully diluted basis, net of exercise proceeds for Legacy
Apexigen’s pre-closing options.
In addition, concurrent with the execution of the Business Combination Agreement, BCAC, Legacy Apexigen and Lincoln Park entered into a committed investment agreement under which the Company would have the right to direct Lincoln Park to purchase up to an aggregate of $50 million of common stock of the Company over a 24-month period
pursuant to the terms of an investment agreement.
As a result, the Company received approximately $19.0 million in gross proceeds funded by approximately $4.5 million in cash held in BCAC’s trust account net of redemption and $14.5 million from the PIPE. The Company incurred $8.9 million in transaction expenses relating to the Transaction, consisting of banking, legal, and other professional fees. The PIPE investors received an aggregate of 1,452,000 units PIPE Units at a purchase price of $10.00 per unit. Each PIPE Unit consists of one share of BCAC Common Stock and one-half of
one warrant. Each whole warrant entitles the PIPE Investor to purchase one share of BCAC Common Stock at an exercise price of $11.50 per share during the period commencing 30 days after July 29, 2022 and terminating on the five-year anniversary of July 29, 2022. The Business Combination was a subsequent event and was not reflected in the disclosure within the management’s discussion and analysis as of June 30, 2022 and for the three months and six months ended June 30, 2022.
Components of Results of Operations
Operating Expenses
Research and Development Expenses
Research and development expenses consist primarily of costs incurred for the development of sotiga, Apexigen’s lead product candidate, as well as APX601 and other product candidates. Apexigen expenses research and development costs as incurred. Nonrefundable advance payments that Apexigen makes for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the related goods are delivered or the services are performed.
Research and development expenses include:

•	Expenses incurred under agreements with third-party contract research organizations for clinical development;

•	Costs related to production of drug substance, drug product and clinical supply, including fees paid to third-party contract manufacturers;

•	Laboratory and vendor expenses related to the execution of preclinical activities;

•	Employee-related expenses, which include salaries, benefits and stock-based compensation; and

•	Facilities, depreciation and amortization, insurance and other direct and allocated expenses incurred in Apexigen’s research and development activities
The following table summarizes Apexigen’s research and development expenses incurred for the periods presented (in thousands):

	Three Months Ended		Six Months Ended
	2021	2022	2021	2022
		(Unaudited)
Clinical development	$2,025	$1,599	$4,091	$3,428
Contract manufacturing	920	2,278	1,688	5,406
Discovery and non-clinical	434	400	952	825
Personnel costs	1,009	1,403	2,267	2,881
Other allocated indirect costs	270	325	623	573

Total research and development expenses	$4,658	$6,005	$9,621	$13,113

Apexigen expects its research and development expenses to increase substantially for the foreseeable future as Apexigen advances the clinical development of sotiga, including potentially into a registration-enabling clinical trial, and advances APX601 through an Investigational New Drug (IND) application and into clinical development. The process of conducting the necessary clinical research to obtain regulatory approval is costly and time-consuming, and the successful development of Apexigen’s product candidates is highly uncertain. As a result, Apexigen is unable to determine the duration and completion costs of Apexigen’s research and development projects or when and to what extent Apexigen will generate revenue from the commercialization and sale of any of Apexigen’s product candidates.
General and Administrative Expenses
General and administrative expenses consist of salaries, benefits, and stock-based compensation expense for personnel in executive, operations, legal, human resources, finance and administrative functions, professional fees for legal, patent, consulting, accounting and audit services, and allocated expenses for technology and facilities. Apexigen expenses general and administrative costs in the periods in which they are incurred.
Apexigen expects that its general and administrative expenses will increase substantially over the next several years as Apexigen hires additional personnel to support the continued research and development of its products and growth of its business. Following the completion of the Merger, Apexigen also anticipates that Apexigen will incur significant additional expenses related to compliance with the rules and regulations of the SEC, Sarbanes Oxley Act and the listing standards of Nasdaq, additional corporate, director and officer insurance expenses, increased legal, audit and consulting fees and greater investor relations expenses. As a result, Apexigen expects that the general and administrative expenses will increase in future periods in the near-term.
Interest Income, Net
Interest income primarily relates to interest income on its cash, cash equivalents and short-term investments. Other expense relates to fees related to its short-term investments.

Results of Operations
Comparison of the Three and Six Months Ended June 30, 2021 and 2022
The following table presents Apexigen’s statement of operations data for the three and six months ended June 30, 2021 and 2022, and the dollar and percentage change between the two periods (in thousands):

	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2022	$ Change	% Change	2021	2022	$ Change	% Change
	(Unaudited)				(Unaudited)
Operating expenses:
Research and development	$4,658	$6,005	$1,347	28.9%	$9,621	$13,113	$3,492	36.3%
General and administrative	2,389	2,139	(250)	-10.5%	3,928	4,124	196	5.0%

Total operating expenses	7,047	8,144	1,097	15.6%	13,549	17,237	3,688	27.2%

Loss from operations	(7,047)	(8,144)	(1,097)	15.6%	(13,549)	(17,237)	(3,688)	27.2%
Interest income, net	12	40	28	233.3%	27	91	64	237.0%

Net loss	$(7,035)	$(8,104)	$(1,069)	15.2%	$(13,522)	$(17,146)	$(3,624)	26.8%

Costs and Expenses
Research and Development
Research and development expenses increased by $1.3 million, or 28.9%, from $4.7 million for the three months ended June 30, 2021 to $6.0 million for the three months ended June 30, 2022. The increase primarily relates to an increase of $1.3 million in contract manufacturing. Apexigen does not track its research and development expenses by product candidate. Certain fluctuations in research and development expenses can however be partially attributed to specific product candidates, and such detail is disclosed as applicable below.
The $1.3 million increase in contract manufacturing costs was primarily due to a $1.8 million increase in sotigalimab, partially offset by a $0.5 million decrease in APX601 contract manufacturing as the Company completed its GMP drug substance manufacturing run in the three months ended June 30, 2022.
Research and development increased by $3.5 million, or 36.3%, from $9.6 million for the six months ended June 30, 2021 to $13.1 million for the six months ended June 30, 2022. The increase primarily relates to an increase of $3.7 million in contract manufacturing, partially offset by the decrease of $0.2 million in discovery and other non-clinical
costs.
The $3.7 million increase in contract manufacturing costs was primarily due to a $3.5 million increase related to sotigalimab manufacturing costs and a $0.4 million increase in APX601 resulting from a GMP drug substance manufacturing run incurred in the first quarter of 2022, partially offset by a $0.2 million decrease related to APX701.
General and Administrative
General and administrative expenses decreased by $0.3 million, or 10.5%, from $2.4 million for the three months ended June 30, 2021 to $2.1 million for the three months ended June 30, 2022. The decrease is primarily attributable to a $0.3 million decrease in spending on professional services.

General and administrative expenses increased by $0.2 million, or 5.0%, from $3.9 million for the six months ended June 30, 2021 to $4.1 million for the six months ended June 30, 2022. The increase is primarily attributable to a $0.2 million increase in compensation.
Interest Income, Net
Interest income, net, was not significant for the three and six months ended June 30, 2021 and 2022.
Liquidity and Capital Resources
Since inception through June 30, 2022, Apexigen has not generated any revenue from product sales and has incurred significant operating losses and negative cash flows from its operations. Apexigen’s net losses were $7.0 million and $8.1 million for the three months ended June 30, 2021 and 2022, respectively, and $13.5 million and $17.1 million for the six months ended June 30, 2021 and 2022, respectively. As of June 30, 2022, Apexigen had an accumulated deficit of $161.9 million. Apexigen has funded its operations to date primarily through the issuance of convertible preferred stock as well as through proceeds from license agreements and borrowings under a debt arrangement and will continue to be dependent upon equity and/or debt financings or collaboration-related revenue until Apexigen is able to generate positive cash flows from its operations. As of June 30, 2022, Apexigen had $21.6 million in cash, cash equivalents and short-term investments. Apexigen’s cash and cash equivalents consist primarily of bank deposits and money market funds. Apexigen’s short-term investments consist of government debt securities, corporate debt securities, commercial paper and asset-backed securities.
Upon the consummation of the Business Combination and the related PIPE Investment, Apexigen received gross proceeds of approximately $19.0 million funded by approximately $4.5 million in cash held in BCAC’s trust account net of redemptions and $14.5 million from the PIPE. Approximately 5.3 million shares of common stock were submitted for redemption by stockholders for total redemption proceeds of approximately $54.2 million. The reduction in available cash upon closing of the Business Combination due to the significant share redemptions may negatively impact the timing or scope of Apexigen’s clinical trials or preclinical studies, its ability to continue existing or initiate additional clinical trials, preclinical studies or research and development programs, as well as its ability to continue as a going concern.
In the event of the exercise of any of Apexigen’s outstanding warrants for cash, it will receive the proceeds from such exercise. Assuming the exercise in full of all of Apexigen’s outstanding warrants for cash, Apexigen would receive an aggregate of approximately $42.8 million, but would not receive any proceeds from the sale of the shares of common stock issuable upon such exercise. To the extent any of the warrants are exercised on a “cashless basis,” Apexigen will not receive any proceeds upon such exercise. Apexigen expects to use any proceeds it receives from warrant exercises for general corporate and working capital purposes, which would increase its liquidity. Apexigen believes the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds Apexigen would receive, is dependent upon the trading price of its common stock, the last reported sales price for which was $4.37 per share on August 30, 2022. If the trading price of Apexigen’s common stock is less than the $11.50 exercise price per share of the warrants, Apexigen expects that warrant holders will not exercise their warrants. There is no guarantee the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless and Apexigen may receive no proceeds from the exercise of warrants. As a result, Apexigen does not expect to rely on the cash exercise of warrants to fund its operations. Apexigen will continue to evaluate the probability of warrant exercises and the merit of including potential cash proceeds from the exercise of the warrants in its future liquidity projections. Apexigen instead currently expects to rely on the sources of funding described below, if available on reasonable terms or at all.
Funding Requirements
Apexigen’s primary use of cash, cash equivalents, and short-term investments is to fund operating expenses, which consist primarily of research and development expenditures related to Apexigen’s programs, and to a lesser extent, general and administrative expenditures. Apexigen plans to increase Apexigen’s research and development expenses for the foreseeable future as Apexigen continues the clinical development of Apexigen’s current and future product candidates. At this time, due to the inherently unpredictable nature of clinical development and the impact of the COVID-19 pandemic,
Apexigen cannot reasonably estimate the costs Apexigen will incur and the timelines required to complete development, obtain marketing approval, and commercialize Apexigen’s current product candidate or any future product candidates. For the same reasons, Apexigen is also unable to predict when, if ever, Apexigen will generate revenue from product sales or Apexigen’s current or any future license agreements that Apexigen may enter into or whether, or when, if ever, Apexigen may achieve profitability. Clinical and preclinical development timelines, the probability of success, and development costs can differ materially from expectations. In addition, Apexigen cannot forecast the timing and amounts of milestone, royalty and other revenue from licensing activities, which future product candidates may be subject to future collaborations, when such arrangements will be secured, if at all, and to what degree such arrangements would affect Apexigen’s development plans and capital requirements.
Apexigen’s future funding requirements will depend on many factors, including the following:

•
the progress, timing, scope, results and costs of Apexigen’s clinical trials and preclinical studies for Apexigen’s product candidates, including the ability to enroll patients in a timely manner for Apexigen’s clinical trials;

•	the costs of obtaining clinical and commercial supplies and validating the commercial manufacturing process for sotigalimab and any other product candidates;

•	Apexigen’s ability to successfully commercialize sotigalimab and any other product candidates;

•	the cost, timing and outcomes of regulatory approvals;

•	the extent to which Apexigen may acquire or in-license other product candidates and technologies;

•	the timing and amount of any milestone, royalty or other payments Apexigen is required to make pursuant to any current or future collaboration or license agreement;

•	the extent to which Apexigen receives royalty payments though Apexigen’s current or any future partnership arrangements;

•	Apexigen’s ability to attract, hire and retain qualified personnel;

•	the cost of preparing, filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; and

•	the impact of the ongoing COVID-19 pandemic, which may exacerbate the magnitude of the factors discussed above.
Due to Apexigen’s significant research and development expenditures, Apexigen has generated operating losses in all periods presented. Apexigen expects to incur substantial additional losses in the future as Apexigen expands its research and development activities. Based on its research and development plans, there is uncertainty regarding Apexigen’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt as to its ability to continue as a going concern. There can be no assurance that such additional capital, whether in the form of debt or equity financing, will be sufficient or available and, if available, that such capital will be offered on terms and conditions acceptable to Apexigen.
In addition to the proceeds that were received from the Business Combination including the related PIPE, Apexigen may seek additional funds through the sale and issuance of shares of its common stock in private or public offerings, other equity or debt financings, its committed investment agreement with Lincoln Park, collaborations or partnerships with third parties, or other transactions to monetize assets, including Apexigen’s right to receive milestone payments and royalties under Apexigen’s out-license
arrangements. Apexigen cannot assure that it will succeed in acquiring additional funding at levels sufficient to fund its operations or on terms favorable to Apexigen. If Apexigen is unable to obtain adequate financing when needed, Apexigen may have to delay, reduce the scope of or suspend one or more of its clinical trials or preclinical studies or research and development programs. Because of the numerous risks and uncertainties associated with the development and commercialization of Apexigen’s product candidates, Apexigen is unable to estimate the amount of increased capital outlays and operating expenditures associated with Apexigen’s current and planned research, development and manufacturing activities.
To the extent that Apexigen raises additional capital through strategic alliances or licensing arrangements with third parties, Apexigen may have to relinquish valuable rights to Apexigen’s product candidates, future revenue streams or research programs or to grant licenses on terms that may not be favorable to Apexigen. If Apexigen raises additional capital through public or private equity offerings, the ownership interest of Apexigen’s then-existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect Apexigen’s stockholders’ rights. If Apexigen raises additional capital through debt financing, Apexigen may be subject to covenants limiting or restricting Apexigen’s ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.
The
sale of a substantial number of the shares of common stock or warrants that may be sold by selling securityholders including Lincoln Park, our predecessor’s sponsor, Brookline Capital Holdings, LLC, our predecessor’s IPO underwriter and certain of its employees, and certain former stockholders of Legacy Apexigen, including our officers and directors, or the perception that such sales could occur, could harm the market price of Apexigen’s common stock and warrants. These sales, or the possibility that these sales may occur, also might make it more difficult for Apexigen to sell equity securities in the future at a time and at a price that Apexigen deems appropriate. See “
Risk Factors—Risks Related to Ownership of Our Common Stock and this Offering
—
Future sales, or the perception of future sales, of our common stock by us or our existing stockholders in the public market could cause the market price for our common stock to decline.
”

for additional information
.
Cash Flows
The following table summarizes Apexigen’s cash flow data for the periods presented (in thousands):

	Six Months Ended June 30,
	2021	2022
	(Unaudited)
Net cash used in operating activities	$(13,432)	$(14,142)
Net cash provided by investing activities	10,297	2,919
Net cash (used in) provided by financing activities	24	(576)
Comparison of the Six Months Ended June 30, 2021 and 2022
Operating Activities
For the six months ended June 30, 2021, cash used in operating activities was $13.4 million, which consisted of a net loss of $13.5 million, adjusted by non-cash
charges of $1.1 million and a net change of $1.0 million in our net operating assets and liabilities. The non-cash
charges are primarily comprised of $0.6 million for stock-based compensation expense, $0.3 million for non-cash
lease expense, $0.1 million for accretion of discounts and amortization of premiums on marketable securities, and $0.1 million for depreciation expense. The change in our net operating assets and liabilities was primarily due to a decrease of $1.5 million related to increased prepaid expenses and decreased accounts payable and a decrease of $0.3 million in cash lease payments, partially offset by an increase of $0.8 million in deferred revenue for the royalty payment received during the six months ended June 30, 2022.
For the six months ended June 30, 2022, cash used in operating activities was $14.1 million, which consisted of a net loss of $17.1 million, adjusted by non-cash
charges of $1.1 million and a net change of

$2.0 million in our net operating assets and liabilities. The non-cash
charges are primarily comprised of $0.8 million for stock-based compensation expense, $0.2 million for non-cash
lease expense, and $0.1 million for depreciation expense. The change in our net operating assets and liabilities was primarily due to an increase of $2.0 million in accounts payable as a result of timing of payments.
Changes in prepaid expenses and other current assets, accounts payable and accrued liabilities were generally due to the advancement of our research programs and the timing of vendor payments.
Investing Activities
For the six months ended June 30, 2021 and 2022, cash provided by investing activities was $10.3 million and $2.9 million, respectively. The change in cash flows from investing activities was principally from the timing of purchases and sales of marketable securities.
Financing Activities
Net cash provided by financing activities for the six months ended June 30, 2021 was not significant. Net cash used in financing activities for the six months ended June 30, 2022 was $0.6 million. The increase in cash used in financing activities was primarily the cash paid for deferred offering costs during the period.
Contractual Obligations
Apexigen leases its principal facility under
a non-cancelable operating
lease agreement with a lease term ending in April 2023. In April 2021, Apexigen entered into a sublease arrangement for additional office space which expired on December 31, 2021. Total expense incurred under the sublease arrangement was $52,000 for the year ended December 31, 2021.
In addition, Apexigen has entered into certain licensing agreements pursuant to which Apexigen will owe royalty payments if and when Apexigen sublicenses or commercializes certain of Apexigen’s products, as well as certain collaboration agreements pursuant to which Apexigen may in the future owe certain amounts to Apexigen’s collaboration partners upon the achievement of certain milestones. Because these obligations are uncertain, and their timing and amount are not known, they are not included in the table above. These agreements are described in more detail in the section titled “
Licensing and Other Arrangements
” below.
Apexigen also enters into agreements in the normal course of business with contract research organizations for clinical trials, preclinical studies, manufacturing and other services and products for operating purposes, which are generally cancelable upon written notice. These obligations and commitments are also not included in the table above.
Licensing and Other Arrangements
Apexigen has entered into royalty-bearing license agreements and partnership agreements. Under the terms of these agreements described below, Apexigen has the right to collect, or is obligated to pay, certain milestone payments upon the achievement of specified pre-clinical, clinical
or commercial milestones.
Beovu
®
 and Antibody Candidate Discovery and Development Agreement with Novartis
Apexigen has an agreement with Novartis relating to antibodies that Epitomics generated that target certain molecules which were used to develop antibody product candidates. Under the agreement, Novartis has a non-exclusive, irrevocable,
worldwide, sublicensable, royalty-bearing and perpetual license to Apexigen’s rights in certain intellectual property to develop and commercialize those drug product candidates. Pursuant to the terms of the agreement, the upfront fee and all milestone payments due upon the achievement of certain pre-clinical and
clinical development milestones have been paid. Novartis remains obligated to pay Apexigen a very low single-digit royalty on net sales of the Beovu (brolucizumab-dbll) product for therapeutic uses by Novartis, its affiliates or licensees.
In October 2019, Novartis’ Beovu was approved for commercial sale. Novartis has disputed its obligation to pay Beovu royalties to Apexigen and continues to pay such royalties under protest. As a result, Apexigen has determined that any sales-based royalty revenue that Apexigen may earn under this agreement is currently fully constrained. Apexigen has recorded the Beovu royalty proceeds as deferred revenue in the balance sheets. Deferred revenue totaled $3.6 million and $4.6 million as of December 31. 2021 and June 30, 2022, respectively.
Other Agreements
Apexigen has entered into certain other partnership program agreements that may eventually lead to royalty payments or other payments to Apexigen, but Apexigen does not anticipate any potential payments under these agreements in the foreseeable future, if at all.
Clinical Collaborations
Apexigen has entered into a number of collaboration arrangements for the clinical development of sotigalimab with companies and academic and non-profit institutions.
These arrangements specify whether Apexigen and/or the collaborator bears the cost of the clinical trials, and in the case of combination therapies, typically the collaborators provide the supply of such drug products while Apexigen supplies sotigalimab. Apexigen’s applicable share of the costs of these clinical collaborations are reflected in its research and development expenses.
Apexigen entered into an agreement with the PICI whereby PICI sponsored a Phase 1b/2 clinical trial, APX005M-004, to
evaluate the combination of sotigalimab with gemcitabine
and nab-paclitaxel, with
and without nivolumab, in patients with metastatic pancreatic adenocarcinoma. PICI funded the cost of the study, and Apexigen supplied sotigalimab and provide related services at no cost to PICI.
In October 2019, Apexigen amended the PICI agreement. As a result of the amendment, Apexigen paid $1.0 million in cash and issued 1,290,540 shares of Apexigen’s common stock to PICI as compensation for services PICI rendered. The cash payment and the fair value of the common stock of $0.9 million were recognized immediately as research and development expense. Upon completion of the other milestones, Apexigen recognized $0.7 million in research and development expenses for the year ended December 31, 2020. There were no expenses recognized during the year ended December 31, 2021 and six months ended June 30, 2022.
Upon achievement of certain regulatory and clinical milestones related to the development of sotigalimab in pancreatic cancer, Apexigen will be obligated to pay an aggregate of up to $9.5 million in cash and shares of Apexigen’s common stock. Because Apexigen is not currently advancing the development of sotiga in pancreatic cancer, none of these milestones was probable as of June 30, 2022, and no amounts have been recognized.
Off-Balance Sheet
Arrangements
Apexigen does not have
any off-balance sheet arrangements
that have, or are reasonably likely to have, a current or future significant effect on Apexigen’s financial condition, results of operations, liquidity or cash flows.
Critical Accounting Policies and Estimates
Apexigen’s financial statements are prepared in accordance with GAAP. The preparation of the financial statements in conformity with GAAP requires Apexigen’s management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Apexigen evaluates its significant estimates on an ongoing basis, including estimates related to accruals for research and development costs, stock-based compensation and uncertain tax positions. Apexigen bases its estimates on historical experience and on various other assumptions that Apexigen believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.
Apexigen believes that the accounting policies described below involve a significant degree of judgment and complexity. Accordingly, Apexigen believes these are the most critical to aid in fully understanding and evaluating its financial condition and results of operations. For further information, see Note 2,
 Summary of Significant Accounting Policies
, to the financial statements included elsewhere in the prospectus.
Emerging Growth Company
Apexigen is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies
but any such election to opt out is irrevocable. Apexigen has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Apexigen, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Apexigen’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.
Revenue Recognition
Under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606,
 Revenue from Contracts with Customers
, Apexigen recognizes revenue when Apexigen transfers promised goods or services to customers in an amount that reflects the consideration to which Apexigen expects to be entitled in exchange for those goods or services. Apexigen has not commenced sales of its monoclonal antibodies and did not have a product available for market as of June 30, 2022.
Apexigen has other license agreements with third parties, under which Apexigen may also earn contingent fees including milestone payments based on counterparty performance and royalties on sales. Apexigen will recognize milestone payments as revenue once the underlying events are probable of being met and there is not a significant risk of reversal. Apexigen will recognize sales-based royalties as revenue when the underlying sales occur.
For more information on revenue recognition, see Note 2,
 Summary of Significant Accounting Policies
, to the financial statements included elsewhere in the prospectus.
Research and Development Expenses
Research and development costs are expensed as incurred. Research and development consist of costs incurred for the development of sotiga, Apexigen’s lead product candidate, as well as APX601 and other product candidates. Research and development costs consist primarily of external costs related to clinical development, contract manufacturing, preclinical development and discovery as well as personnel costs and allocated overhead, such as rent, equipment, depreciation and utilities. Personnel costs consist of salaries, employee benefits and stock-based compensation.
Apexigen estimates external research and development expenses based on the services performed, pursuant to contracts with commercial and academic institutions that conduct and manage research and development services on Apexigen’s behalf. Apexigen records the costs of research and development activities based upon the estimated amount of services provided but not yet invoiced and includes these costs in accrued liabilities in the balance sheets. These costs are a component of Apexigen’s research and development expenses. Apexigen accrues for these costs based on factors such as the numbers of subject visits, the number of active patients, the numbers of patient enrolled, and estimates of the work completed and other measures in accordance with agreements established with its third-party service providers. As actual costs become known, Apexigen adjusts its accrued liabilities. Apexigen has not experienced any significant differences between accrued costs and actual costs incurred. However, the status and timing of actual services performed may vary from Apexigen’s estimates, resulting in adjustments to expenses in future periods. Changes in these estimates that result in significant changes to Apexigen’s accruals could significantly affect its results of operations.
Nonrefundable advance payments for goods or services to be received in the future for use in research and development are capitalized and then expensed as the related goods are delivered or the services are performed. Apexigen evaluates such payments for current or long-term classification based on when they will be realized.
Fair Value Measurements
Apexigen applies fair value accounting to all financial assets and liabilities and non-financial assets
and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The carrying amount of Apexigen’s financial assets and liabilities, including accounts payable and accrued expenses, approximate their fair values due to their short-term maturities.
For more information, see Note 3,
 Fair Value Measurement
, to the financial statements included elsewhere in the prospectus.
Stock-based Compensation
Stock-based compensation, inclusive of stock options with only a service condition and stock options with performance conditions, are awarded to Apexigen’s officers, directors, employees, and certain non-employees.
Apexigen accounts for stock-based compensation in accordance with ASC Topic 718, “
Compensation—Stock Compensation
.” Apexigen measures all stock-based awards granted to employees and non-employees
based on the estimated grant date fair value. For awards subject to service-based vesting conditions, Apexigen recognizes stock-based compensation expense on a straight-line basis over the requisite service period, which is generally the vesting term. For awards subject to performance-based vesting conditions, Apexigen recognizes stock-based compensation expense using the accelerated attribution method when it is probable that the performance condition will be achieved. Apexigen recognizes forfeitures as they occur.
Apexigen calculates the fair value of stock options using the Black-Scholes option pricing model and recognize expense using the straight-line attribution approach. The Black-Scholes option pricing model requires inputs based on certain subjective assumptions, including the fair value of Apexigen’s common stock, the expected term of the awards, expected stock price volatility, the risk-free interest rate for a period that approximates the expected term of the awards and Apexigen’s expected dividend yield.
Expected Term
—Apexigen determines the expected life of options granted using the “simplified” method. Under this approach, Apexigen presumes the expected terms to be the mid-point
between the

weighted-average
vesting term and the contractual term of the option. The simplified method makes the assumption that the award recipient will exercise share options evenly over the period when the share options are vested and ending on the date when the share options would expire.
Risk-Free
 Interest Rate
—Apexigen bases the risk-free interest rate from the U.S. Treasury yield curve in effect at the measurement date with maturities approximately equal to the expected term.
Expected
 Volatility
—Because Apexigen’s stock is not traded in an active market, Apexigen calculates volatility by using the historical volatilities of the common stock of comparable publicly traded companies. The historical volatility data was computed using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of the stock-based awards. Apexigen will continue to apply this process until a sufficient amount of historical information regarding the volatility of its own stock price becomes available.
Expected Dividends
—Apexigen has never paid cash dividends on Apexigen’s common stock and does not have plans to pay cash dividends in the future. Therefore, Apexigen uses an expected dividend yield of zero.
Common Stock Valuation
—Given the absence of a public trading market of Apexigen’s common stock, the Board considers numerous subjective and objective factors to determine the best estimate of fair value of Apexigen’s common stock underlying the stock options granted to its employees and non-employees.
In determining the grant date fair value of its common stock, Apexigen uses certain assumptions, including probability weighting events, volatility, time to liquidation, risk-free interest rate, and assumption for a discount for lack of marketability. Apexigen uses a hybrid of the Option Pricing Model (“OPM”) and the Probability-Weighted Expected Return Method (“PWERM”) for determining its enterprise value. Application of these methods involves the use of estimates, judgments, and assumptions that are complex and subjective, such as those regarding Apexigen’s expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events. Following completion of the Merger, the Board intends to determine the fair value of the common stock based on the closing price of the common stock on or around the date of grant.
As of June 30, 2022, the unrecognized stock-based compensation expense related to stock options was $2.6 million and is expected to be recognized as expense over a weighted-average period of approximately 2.7 years.
For more information, see Note 10,
 Stock-Based Compensation
, to the financial statements included elsewhere in the prospectus.
New Accounting Pronouncements
See Note 2,
 Summary of Significant Accounting Policies
, to Apexigen’s financial statements included elsewhere in the prospectus.
Quantitative and Qualitative Disclosures about Market Risk
Apexigen is exposed to certain credit and interest rate risks as part of Apexigen’s ongoing business operations.
Credit Risk
Apexigen is exposed to credit risk on Apexigen’s investment portfolio. Investments that potentially subject Apexigen to credit risk consist principally of cash, cash equivalents and short-term investments. Apexigen places its cash, cash equivalents and short-term investments with financial institutions with high credit standing and its excess cash in marketable investment grade securities. Apexigen’s short-term investments consist of government debt securities, corporate debt securities, commercial paper, and asset backed securities.

Interest Rate Risk
Apexigen had cash, cash equivalents and short-term investments of $36.4 million and $21.6 million as of December 31, 2021 and June 30, 2022, respectively. The primary goals of Apexigen’s investment policy are liquidity and capital preservation. Apexigen does not enter into investments for trading or speculative purposes. Apexigen believes that Apexigen does not have any significant exposure to changes in the fair value of these assets as a result of changes in interest rates due to the short-term nature of Apexigen’s cash and cash equivalents. Declines in interest rates, however, would reduce future investment income. A hypothetical 1.00% (100 basis points) increase in interest rates would not have materially impacted the fair value of Apexigen’s short-term investments as of December 31, 2021 and June 30, 2022. If overall interest rates had increased or decreased by 1.00% (100 basis points), Apexigen’s interest income would not have been materially affected during the year ended December 31, 2021 or six months ended June 30, 2022.
Effects of Inflation
Inflation generally affects Apexigen by increasing Apexigen’s cost of labor and research and development contracts. Apexigen does not believe that inflation has had a significant effect on Apexigen’s financial results during the periods presented. However, to the extent that the inflation the United States has recently been experiencing results in rising interest rates and has other adverse effects on the market, it may adversely affect our future consolidated financial condition and results of operations.
BUSINESS
Unless otherwise indicated or the context otherwise requires, references included in this Business section to “Apexigen,” “Apexigen’s,” “we,” “our,” and “us,” refer to Legacy Apexigen.
Overview
We are a clinical-stage biopharmaceutical company focused on discovering and developing a new generation of antibody therapeutics for oncology, with an emphasis on new immuno-oncology agents designed to harness the patient’s immune system to combat and eradicate cancer. We and our licensees are advancing several protein therapeutics that were discovered using our APXiMAB antibody platform. Our pipeline currently consists of our clinical-stage lead candidate, sotigalimab (“sotiga” or “APX005M”) and APX601. Further, five programs for the development of product candidates discovered with our APXiMAB platform have been licensed for further development. We are also advancing through discovery and preclinical development several innovative antibodies we discovered using our platform.
Our most advanced wholly owned product candidates are as follows:

•
Sotigalimab
is a humanized agonist antibody that targets and activates CD40, a co-stimulatory
receptor that is essential for activating both the innate and adaptive arms of the immune system, to stimulate an anti-tumor immune response. Sotigalimab is currently in Phase 2 clinical development for the treatment of solid tumors such as melanoma, esophageal and gastroesophageal junction (“GEJ”) cancers, sarcoma, and ovarian cancers in combination with immunotherapy, chemotherapy, radiation therapy and cancer vaccines.

•
APX601
is a humanized antagonist antibody that binds to TNFR2, which is highly expressed on immune suppressive cells, including Treg and suppressive myeloid cells, as well as on many cancers. We have largely completed preclinical studies of APX601 necessary for an investigational new drug application, or an IND.

Our APXiMAB platform was used to enable the discovery of multiple protein therapeutic product candidates against a variety of molecular targets, including targets that are difficult to drug with conventional antibody technologies. In addition to the product candidates that we wholly own, several product candidates discovered through the use of the APXiMAB platform are in clinical development by our licensees. The most advanced of these programs is Novartis’ Beovu
®
(brolucizumab-dbll) product, which received FDA approval in 2019 and is marketed in over 70 countries. Two other programs being developed by our licensees are in later-stage development; Simcere’s BD0801 is in Phase 3 clinical development in ovarian cancer and Mabwell’s 9MW0211 is in an adaptive, pivotal Phase 2/3 clinical trial in wet age-related
macular degeneration (“AMD”). There is no guarantee that any of the product candidates discovered using our APXiMAB antibody platform, whether developed by us or our licensees, will receive regulatory approval.
Our Strategy
We are focused on discovering and developing next-generation antibody therapeutics for the treatment of cancer. Our goal is to leverage the power of the body’s immune system to combat and eradicate tumor cells, generating enhanced tumor-specific immunity and leading to significant clinical benefits such as improved survival for patients across a wide range of cancers. The key tenets of our business strategy to achieve this goal include:

•
Advance sotiga to registrational clinical trials
. We believe sotiga could be an effective treatment in abroad range of oncology indications and are evaluating sotiga in combination with other immuno-oncology agents, chemotherapy, radiation therapy, and cancer vaccines in multiple clinical trials in patients with solid tumors, including melanoma, esophageal and gastroesophageal junction cancer and sarcoma.

•
Continue to advance and expand our pipeline.
In addition to sotiga, we plan to advance the remainder of our internal pipeline, which consists of two preclinical programs and multiple research-stage programs. We may supplement our current pipeline by selectively acquiring or exclusively in-licensing
rights to develop product candidates from biotechnology and pharmaceutical companies.

•
Leverage our APXiMAB platform to develop additional novel product candidates
. Our APXiMAB platform has enabled development of a robust wholly owned pipeline as well as five additional product candidates that our licensees are developing. We believe there is significant opportunity to utilize our APXiMAB platform to discover and develop additional monoclonal antibodies with desirable attributes for oncology indications.

•
Establish strategic
out-licenses
and collaborations to supplement our development capabilities and generate funding.
We plan to establish additional product and clinical collaborations, in particular in the near term for the development and commercialization of sotigalimab. These collaborations may allow us to supplement our development, manufacturing, regulatory and commercialization capabilities to broaden and accelerate clinical development and potential commercialization of our product candidates and provide us with significant funding to advance our pipeline.

•
Build U.S.-focused commercial capabilities.
We plan to retain U.S. commercial rights for our oncology products, including through agreements we may negotiate to share U.S. commercialization responsibilities with a collaboration partner. As our product candidates near commercialization, we plan to build sales and marketing capabilities in the United States. We currently have global rights to sotiga, APX601 and our other preclinical and research-stage programs, however, we plan in the near term to pursue opportunities for strategic out-licenses
and collaborations for the development and commercialization of sotigalimab.

Our Wholly Owned Pipeline
The following table shows the stage of development of the most advanced product candidates that we are currently developing:

(1)
Due to the cost of running a subsequent trial of the combination of sotiga with neoadjuvant chemoradiation in esophageal and GEJ cancers, our current resources and the low incidence of esophageal and GEJ cancer in the United States, we expect that for the foreseeable future we will not independently develop sotiga in this combination and setting. Please see “
Phase 2 Clinical Trial of Sotiga as a Neoadjuvant Therapy
” for additional information.

Our
Out-Licensed
Programs
Our APXiMAB platform was used to enable the discovery of multiple protein therapeutic product candidates against a variety of molecular targets, including targets that are difficult to drug with conventional antibody technologies. In addition to the product candidates that we wholly own, several programs for the development of product candidates discovered through the use of the APXiMAB platform are in clinical development by our licensees. The most advanced of these programs is Novartis’ Beovu
®
(brolucizumab-dbll) product, which received FDA approval in 2019 and is marketed in over 70 countries. Two other programs being developed by our licensees are in later-stage development: Simcere’s BD0801 is in Phase 3 clinical development in ovarian cancer and Mabwell’s 9MW0211 is in an adaptive, pivotal Phase 2/3 clinical trial in wet age-related
macular degeneration. An additional program,
OCS-02,
is being developed by Oculis SA and is in Phase 2 development for ocular disease, and a final program,
TRK-950,
is being developed by Toray Industries and is in Phase 1 development for oncology. There is no guarantee that any of the product candidates discovered using our APXiMAB antibody platform and developed by our third-party licensees will receive regulatory approval.
Background on Immuno-oncology
Immuno-oncology therapeutics harness the power of the immune system to treat cancer. This class of therapeutics has transformed patient care over the last decade. Immunosurveillance and activation of the immune system is mediated by both innate and adaptive immune mechanisms and normally protects patients from tumor growth and metastasis. Antigen-presenting cells (“APCs”), including dendritic cells (“DCs”) and monocytes, are also key mediators of innate immunity, recognizing cancer cells and destroying them via phagocytosis or by recruiting and activating adaptive immune cells through direct cell contact and effective presentation of cancer-specific antigens in concert with costimulatory molecules and cytokines. Adaptive immune cells can mediate durable anti-tumor immunity by multiple mechanisms including production of anti-tumor antibodies by B cells and direct cytotoxicity by CD8 T cells.
While the immune system may initially control tumor formation and growth, over time, tumor cells may evolve to evade recognition and elimination by immune cells. These evasion strategies involve modulation of activating and inhibitory immune checkpoint pathways. Currently, many approved therapeutic antibodies target T cells by blocking inhibitory checkpoint molecules, including
CTLA-4
and
PD-1.
While these antibodies have shown

efficacy in certain subsets of patients, the majority of patients are refractory to treatment, suggesting that the treatment of cancer requires additional approaches which employ diverse or additional mechanisms of action that facilitated the engagement of both innate and adaptive immune components.
Sotigalimab (APX005M) Program
Harnessing the body’s immune system through immunotherapies is an effective means of treating patients with cancer. For example, immune checkpoint inhibitors to
PD-1,
PD-L1,
and
CTLA-4
have shown meaningful increases in overall patient survival. Most tumors, however, are either resistant to checkpoint inhibition or become resistant after treatment. Immune suppressive mechanisms of resistance include reductions in tumor-infiltrating lymphocytes and impaired T cell function. Restoring or increasing T cell functionality and infiltration is believed to be crucial to cancer treatment, with the potential to overcome checkpoint inhibition resistance, enhance the effects of chemotherapy, radiotherapy or vaccine therapy, and increase survival.
DCs are APCs that provide signaling leading to T cell activation, function and infiltration. CD40, which is predominantly expressed on APCs such as DCs, is a key mediator of this activation. Activation of CD40 initiates and amplifies a multi-cellular immune response, bringing different components of both the innate and adaptive arms of the immune system to work in concert and resulting in increased antigen presentation, maturation of DCs and activation of CD4+ and CD8+ T cells, NK cells and neutrophils to attack tumor cells.
Sotiga is a CD40 agonist antibody that we designed to maximize its agonistic properties through:

•	Unique epitope specificity to mimic the binding of CD40 ligand (“CD40L”) to the CD40 receptor binding site for increased potency;

•	An engineered increase in binding to Fc gamma receptor 2B (Fc g RIIB) to increase antibody cross-linking and antitumor potency; and

•	An engineered reduction in binding to Fc gamma receptor 3a (Fc g RIIIa) to eliminate antibody-dependent cell-mediated cytotoxicity (“ADCC”) effects on CD40-expressing APCs.
We believe that sotiga’s ability to stimulate both innate and adaptive immunity enhances tumor infiltration of immune and proinflammatory cells such as M1 macrophages and T cells and immune stimulatory cytokines such as interferon-
g
. Tumors with an inflamed phenotype tend to be more responsive to anti-cancer therapies. We therefore believe sotiga may combine well with and enhance the efficacy of other immuno-oncology agents, targeted therapeutics, chemotherapies, vaccines and radiation therapy to improve outcomes for patients.

Figure 1: Sotiga Targets CD40: A Key Pathway in Stimulating Immune Response in Cancer

We have studied sotiga in over a dozen company-sponsored or investigator- or cooperative group-sponsored clinical trials in numerous tumor settings as both a monotherapy and in combination with chemotherapies, radiation therapies, immuno-oncology therapeutics and cancer vaccines. None of these clinical trials was powered to determine statistical significance over a control arm. We have dosed over 500 patients with sotiga across these studies, generating a significant amount of safety and efficacy data to guide our continued development of sotiga. The data to date demonstrate that sotiga is reasonably well tolerated as a monotherapy and also in combination with other cancer therapeutics. As of April 3, 2022, over 500 subjects had been treated with sotiga either as a monotherapy or in combination with other anticancer treatments. The SAEs considered at least possibly related to sotiga across all clinical trials reported in more than one subject were cytokine release syndrome (n= 16, ~3%), blood bilirubin increased (n= 3,<0.6%), infusion-related reaction (n= 3,<0.6%), aspartate aminotransferase increased (n=3, <0.6%), alanine aminotransferase increased (n= 2,<0.4%), colitis (n=2, <0.4%), pyrexia (n= 2, <0.4%), thrombocytopenia/platelet count decreased (n=2, <0.4%) and pancreatitis/ acute pancreatitis (n=2, <04%). Following the data cut, a new SAE of hepatic failure (dysfunction) was reported, bringing the number of hepatic failure (dysfunction) cases to two (<0.4%). In several clinical trials, sotiga was dosed in combination in with other therapeutics, including anti-PD-1
antibodies, chemotherapy or radiation, and in several of the SAEs listed above such as colitis, the events were also considered related to the other components of the combination such as an anti-PD-1
antibody. We have observed single-agent anti-tumor activity, including complete responses (“CRs”) in patients with unresectable or metastatic melanoma who had not previously received immuno-oncology therapeutics, and efficacy in combination with antibodies to
PD-1
or
PD-L1
(together,
“PD-(L)1”),
chemotherapies and radiation therapies in Phase 2 clinical development in multiple tumor settings. Our current clinical development activities are focused on the:

•	Treatment of patients with anti-PD-(L)1 refractory metastatic melanoma with sotiga in combination with an anti-PD-1 antibody;

•	Administration of sotiga in combination with paclitaxel, carboplatin and radiation therapy as a neoadjuvant treatment in patients with esophageal or GEJ cancer that can be removed by surgery; and

•	Treatment of patients with advanced sarcoma with sotiga in combination with doxorubicin.

Sotiga is also being studied in an investigator-sponsored Phase 2 randomized trial in combination with radiotherapy and chemotherapy as a neoadjuvant treatment for patients with rectal cancer (the “Rectal Trial”). In order to preserve resources, we terminated the agreement under which the Rectal Trial is being conducted. The patients enrolled in the Rectal Trial will continue to be treated and followed, however, no additional patients will be enrolled in the Rectal Trial. We expect that a cooperative-sponsored Phase 2 clinical trial evaluating sotiga in combination with chemotherapy with and without radiotherapy to treat patients with recurrent BRCA wild-type ovarian cancer will begin dosing patients after we receive sotiga drug product ready for clinical use from Wuxi, which we expect by mid-2023.
Sotiga in
Anti-PD-(L)1
Refractory Melanoma
Background
In 2020, there were an estimated 324,000 new cases of melanoma of skin worldwide resulting in over 57,000 deaths. The five-year survival rate for patients whose melanoma is diagnosed while it is still localized and treated early is greater than 95%. However, melanoma is more likely to spread than other skin cancers in patients with later stage diagnoses. In general, treatments for advanced melanoma can be effective but rarely curative. For patients with distant spread of melanoma at diagnosis, the five-year relative survival rate is approximately 30%.
The current
standard-of-care
treatment for patients with metastatic or unresectable melanoma includes immuno-oncology agents such as anti-PD-1
drugs (e.g., pembrolizumab and nivolumab), the
anti-CTLA-4
antibody, ipilimumab, the
anti-LAG-3
antibody, relatlimab, and BRAF/MEK inhibitors for tumors that harbor specific gene mutations. These drugs have shown responses in approximately 15% to 40% of melanoma patients and extended the progression-free survival (“PFS”) and overall survival (“OS”) of patients receiving these therapies. Despite these treatments, the majority of patients have not had durable responses and have relapsed. For those patients whose disease progresses following approved targeted therapy or immunotherapy regimens, treatment options are limited to minimally active agents that include chemotherapy, radiation, surgery and investigational agents. Therefore, there is an unmet need for new effective treatments.
Phase 1b/2 Clinical Trial of Sotiga in Combination with Nivolumab
In 2021, we completed a Phase 1b/2 open-label trial (NCT03123783) in which we studied sotiga in combination with nivolumab, an anti-PD-1
antibody, in subjects with unresectable or metastatic melanoma that had progressive disease (“PD”) during treatment with anti-PD-(L)1
therapy as one arm of a multi-indication trial (the
APX005M-002
Trial). Eligible patients with melanoma had to have documented disease progression by two consecutive tumor assessments.
In the Phase 1b portion of the
APX005M-002
Trial, we evaluated sotiga at three dose levels administered every three weeks in combination with nivolumab (360mg). No dose-limiting toxicities occurred and 0.3 mg/kg of sotiga administered every three weeks was determined to be the recommended dose for use in the Phase 2 portion (RP2D) of the study.
In the Phase 2 portion of the
APX005M-002
Trial, 38 patients with
anti-PD-(L)1
refractory metastatic melanoma were enrolled and evaluable for safety and 33 of these patients were evaluable for efficacy. Of the efficacy-evaluable patients, 14 (42%) had elevated levels of lactate dehydrogenase (LDH) at baseline, a poor prognostic indicator of response to
PD-(L)1
blockade therapy, seven (21%) had received two or more prior lines of therapy and eight (24%) had previously been treated with an anti-CTLA-4
antibody.
There were five partial responses (“PRs”) in the trial for an overall response rate (“ORR”) of 15.2% and ten patients with stable disease (“SD”) (30.3%). The duration of response (“DoR”) as determined in the trial ranged from 4.1+ to 24.7+ months, and was measured from the first documented PR to the earlier of the date of progression or the last imaging study prior to the end of the trial even if the patient was in an ongoing PR. Four of the responding patients remained in an ongoing PR at the completion of the trial, after which we ceased following and monitoring these patients for progression. The fifth responding patient developed an isolated brain lesion approximately 9 months after stopping combination therapy (DoR of approximately 18.7 months), subsequently received radiation therapy for the brain lesion, and did not require any further local or systemic therapy through the end of the trial. The duration of SD was up to 14.0+ months and the majority of patients with SD had a duration of SD lasting longer than 3.5 months. These data suggest that treatment with sotiga in combination with nivolumab resulted in clinical benefits in
PD-1
blockade refractory patients by achieving durable objective tumor responses and stable disease.
Figure 2: Best Overall Response and Duration of Response in the
APX005M-002
Trial

Best Overall Response and DoR
PR	n (%)	5 (15.2%)

SD	n (%)	10 (30.3%)

PD	n (%)	18 (54.5%)

ORR	Rate (CI 90%)	15.2% (6.2%, 29.3%)

DoR (PR)*	Range	4.1+ to 24.7+ months

*
First documented PR to date of progression or last imaging study prior to the end of the trial, whichever occurs first. Four patients had an ongoing PR at the end of the trial, after which we ceased following and monitoring these patients for progression.

Figure 3: Change in Tumor Size over Time in Patients with
Anti-PD(L)1
Refractory Unresectable or Metastatic Melanoma from the
APX005M-002
Trial (data as of March 25, 2022)

Figure 4: Increases in Several Immune Mediators and Markers from Patients Treated in the
APX005M-002
Trial Demonstrate Activation of DCs Consistent with CD40 Activation

In the
APX005M-002
Trial, we observed that the combination of sotiga and nivolumab could be administered to patients with anti-PD-(L)1
refractory melanoma repeatedly for greater than one year with an acceptable safety profile. The majority of adverse events (“AEs”) considered related to sotiga, nivolumab or the combination were transient and grade 1 or 2. The most common AEs consisted of fever, fatigue, chills, headache, nausea, pruritus, vomiting, rash, arthralgias, myalgias, and elevated liver function tests. No serious adverse effects (“SAEs”) or deaths were considered related to the study drugs and no treatment withdrawals or discontinuations were reported as due to AEs related to sotiga. The incidence of immune-related adverse events was low, and the AEs were similar in nature to those that have been reported with nivolumab alone. There were no reported cases of cytokine release syndrome.
We believe the data observed in the
APX005M-002
Trial support the advancement of the development of sotiga as a potential treatment in combination with a
PD-(L)1
inhibitor for patients with unresectable or metastatic melanoma that had progressive disease during treatment with anti-PD-(L)1
therapy. Accordingly, we discussed with the FDA in a Type C meeting in mid-2022
our plans for a registration-enabling study in this setting. The company received feedback and support from the FDA for a potential randomized registration-enabling clinical trial of sotigalimab in combination with a
PD-1
inhibitor to treat patients with
PD-1
blockade refractory melanoma, which potential trial would compare the combination of sotigalimab and a PD-1 inhibitor against an investigator’s choice of standard of care therapy and would demonstrate the contribution of sotigalimab and the PD-1 inhibitor as components of the combination regimen. We are currently evaluating the next steps and trial designs for a potential registration-enabling clinical trial of sotigalimab in combination with a PD-1 inhibitor to treat patients with PD-1 blockade refractory melanoma based on the feedback we received from the FDA.
Other Trials of Sotiga in Melanoma
In addition to our
APX005M-002
Trial, we are evaluating the use of sotiga as monotherapy and in combination with other immuno-oncology therapeutics, radiation therapy and cancer vaccines.
We are conducting an open-label Phase 2 clinical trial (NCT04337931) to evaluate the use of sotiga in patients with immunotherapy-naïve
unresectable or metastatic melanoma (the
APX005M-010
Trial). As of December 2021, we observed two CRs in patients receiving sotiga as a monotherapy—one CR in a patient receiving 0.3 mg/kg of sotiga every two weeks and the other CR in a patient receiving 0.3 mg/kg of sotiga every three weeks. As of November 2021, the duration of response of these two CRs was more than 12.6 months and 14.1 months. The objective responses observed in the study demonstrate that sotiga has single-agent activity. We continue to review data emerging from this trial and plan to present additional response and safety data in the future.

Figure 5: Change in Tumor Size over Time in Patients with
Immunotherapy-Naïve
Unresectable or Metastatic Melanoma from the
APX005M-010
Trial (data as of January 2, 2022)

Yale University is also conducting an investigator-sponsored Phase 1 clinical trial (NCT04495257) of sotiga in combination with nivolumab and low-dose
ipilimumab in
treatment-naïve
patients with advanced melanoma or renal cell carcinoma (the
APX005M-012
Trial). We expect that 36 patients will enroll in the
APX005M-012
Trial. Objective responses have been observed in the
APX005M-012
Trial and the study continues to enroll patients.
Sotiga as a Neoadjuvant in Esophageal and GEJ Cancer
Background
Esophageal cancer is the sixth leading cause of cancer-related deaths and the eighth most common cancer worldwide. Approximately 19,000 and 604,000 new cases of esophageal cancer were estimated to have occurred in 2020 in the United States and worldwide, respectively, resulting in over 15,000 and 544,000 deaths in the United States and worldwide, respectively. The overall five-year survival rate for patients diagnosed with esophageal cancer in the United States is approximately 20%. Trends for histologic subtypes have been shifting, with the incidence of adenocarcinomas steadily climbing in the past several decades compared to the more common squamous cell carcinoma. Today, adenocarcinomas present the predominant subtype in the United States and European countries compared to squamous cell carcinoma, which is the major histologic type in Asia and other countries. Chemoradiation is the current standard of care in the neoadjuvant setting for patients with resectable esophageal and GEJ cancers. Pathologic CR (“pCR”) rates observed with neoadjuvant chemoradiation in esophageal and GEJ cancers have been 19% to 23% for adenocarcinomas and 42% to 49% for squamous cell carcinomas and a significant unmet medical need exists to increase the pCR rate and improve overall survival. Published data demonstrate that the pCR rate is significantly associated with improved overall survival in esophageal and GEJ cancer.
Phase 2 Clinical Trial of Sotiga as a Neoadjuvant Therapy
In December 2021, we completed enrollment of 34 patients in our Phase 2 clinical trial (NCT03165994) to study sotiga in combination with standard-of-care
chemoradiation as a neoadjuvant treatment for patients with resectable esophageal or GEJ cancer (the
“APX005M-006
Trial”). As of February 3, 2022, of the 34 enrolled patients, 22 were evaluable for response, three were not evaluable (two declined surgery and one had chemotherapy intolerance) and the remainder were still yet to undergo surgery. Nine of the evaluable patients had a pCR (41%) and 11 of the evaluable patients had a PR (50%) for an ORR of 91%. Six of the 17 evaluable patients with adenocarcinoma had a pCR (35%) as did three of the five evaluable patients with squamous cell carcinoma (60%). We are encouraged by these preliminary pCR rates, which are higher than the historic rates observed with neoadjuvant chemoradiation alone in both adenocarcinoma (19% to 23% historic pCR rate) and squamous cell carcinoma (42% to 49% pCR rate). The interim data also indicate that sotiga in combination with neoadjuvant chemoradiation for esophageal and GEJ cancers is reasonably well tolerated. We believe these data support the further study of sotiga in combination with chemoradiation as a neoadjuvant treatment. However, given the cost of running a subsequent trial of the combination of sotiga with neoadjuvant chemoradiation in esophageal and GEJ cancers, our current resources and priorities for sotiga and the low incidence of esophageal and GEJ cancer in the United States, we expect that for the foreseeable future we will not independently develop sotiga in this combination and setting.
Figure 6: Response Rates Observed in
On-going
APX005M-006
Trial (n=22 evaluable patients; data as of February 3, 2022)

Total Responses	N (%)
pCR	9 (41%)
PR	11 (50%)
ORR	20 (91%)

Responses by Subtype	N (%)
Adenocarcinoma pCR Rate	6/17 (35%)
Squamous Cell Carcinoma pCR Rate	3/5 (60%)
We plan to disclose preliminary results from the
APX005M-006
Trial in a poster presentation at the European Society for Medical Oncology (ESMO) Congress in September 2022.
In October 2020, the FDA granted us Orphan Drug Designation for sotigalimab for the treatment of esophageal and GEJ cancers.
Sotiga in Advanced Sarcoma
Background
In 2021, there were approximately 13,000 new cases of soft tissue sarcoma (including heart cancer) in the United States resulting in over 5,300 deaths. The overall prevalence in the United States in 2018 was approximately 158,000 cases. The five-year survival rate for patients with metastatic sarcoma is approximately 15%.
Soft tissue sarcomas are a heterogeneous group of malignancies of mesenchymal origin. More than 50 subtypes are defined, each with distinct clinical and biologic features. Chemotherapy remains the standard approach for most soft tissue sarcoma subtypes when disease is unresectable or metastatic. Doxorubicin and the combination of gemcitabine and docetaxel are front-line chemotherapy regimens used for initial treatment of most soft tissue sarcoma. Across several recent large randomized controlled studies evaluating new agents in sarcoma, response rates in the doxorubicin control were between
5-19%.
In a recent Phase 3 study of olaratumab, the doxorubicin control arm was reported to have an ORR of 18.3% and a median PFS of 6.8 months in the soft tissue sarcoma population. Studies of immunotherapy-based approaches for the treatment of sarcoma have shown limited efficacy to date. Newer and more effective treatments are needed in this difficult-to-treat
indication.
Phase 2 Clinical Trial of Sotiga in Combination with Doxorubicin
Columbia University is leading a multi-center, investigator-sponsored Phase 2 clinical trial (NCT03719430) of sotiga in combination with doxorubicin in patients with advanced sarcoma (the
APX005M-009
Trial). We expect

that 32 patients will enroll in the
APX005M-009
Trial. As of January 2022, 20 patients were enrolled and evaluable and we had observed four PRs (20%), 12 SDs (60%) and four PDs (20%). The PRs were observed in four different sarcoma subtypes: leiomyosarcoma (LMS), liposarcoma (LPS), epithelioid haemangioendothelioma and undifferentiated pleomorphic sarcoma (UPS). As of January 2022, the patients with a PR had a duration of response of 1.3 to 11.1 months at the time of last follow-up
or PD and the patients with SD had a duration of SD of 1.4 to 23.4 months at the time of last follow-up
or PD. The 20 evaluable patients had received a median of one prior therapy. The four patients with a PR had received none, one, four and six prior therapies. We believe the durability of response and stable disease observed in these patients is encouraging. The trial continues to enroll and treat patients. We expect that preliminary data from the
APX005M-009
Trial will be presented by the end of 2022.
In August 2021, the FDA granted us Orphan Drug Designation for sotigalimab for the treatment of soft tissue carcinoma.
Figure 7: Change in Tumor Size over Time in Patients with Advanced Sarcoma from the
APX005M-009
Trial (data as of January 29, 2022)

Development of Sotiga in Selected Other Settings
Pancreatic Adenocarcinoma
A multicenter Phase 1b/2 clinical trial sponsored by PICI and co-funded
by the Cancer Research Institute and Bristol-Myers Squibb Company was also conducted to test sotiga in combination with chemotherapy with and without nivolumab for the first-line treatment of patients with metastatic pancreatic adenocarcinoma (the
“APX005M-004
Trial”). In the Phase 2 portion of the
APX005M-004
Trial 36 patients received sotiga in combination with chemotherapy (“Cohort B2”) and 35 patients received sotiga in combination with chemotherapy and nivolumab (“Cohort C2”). The median time on treatment for these patients was 5.1 and 4.7 months for Cohort B2 and Cohort C2, respectively, as compared to the historical median rate of 3.9 months duration of treatment for chemotherapy alone. The confirmed ORR for these patients was 33% and 26% for cohorts B2 and C2, respectively, as compared to the historical ORR of 23% for chemotherapy alone. The one-year
OS rate was 48.1% for Cohort B (one sided p= 0.062) and 41.3% (p= 0.236) for Cohort C2, as compared to the 35% historical rate for chemotherapy alone. Although the
APX005M-004
Trial was powered to examine the statistical significance of the one-year
OS rate of the treatment cohorts as compared to a historical one-year
OS rate of 35% for treatment with the combination of
nab-paclitaxel
and gemcitabine
(one-sided
95%

confidence interval), the trial was not powered to show statistical significance of any other endpoint or measure of efficacy in the trial or to show differences between each cohort.
Analyses of biomarker data from the
APX005M-004
Trial have indicated that there are several potential baseline biomarkers that may be used to prospectively identify patients with metastatic pancreatic adenocarcinoma that may be more responsive to treatment with sotiga in combination with chemotherapy than patients without these baseline markers. We are therefore evaluating the potential development of sotiga in combination with chemotherapy in selected patients with pancreatic cancer based on the results and findings from the
APX005M-004
Trial.
In March 2020, the FDA granted us Orphan Drug Designation for sotigalimab for the treatment of pancreatic cancer.
Non-small
Cell Lung Carcinoma
In the
APX005M-002
Trial, we enrolled three cohorts of patients with
non-small
cell lung cancer (“NSCLC”). In one cohort, we enrolled 53
immunotherapy-naïve
patients with NSCLC and treated these patients with sotiga in combination with nivolumab. Forty-eight of these patients were evaluable. Eight of these evaluable patients achieved a PR for an ORR of 16.7% and 23 subjects (47.9%) had SD. Nine of the evaluable patients in this cohort were on treatment for more than 12 months; five had PR and four had SD. These results showed that durable response or stabilization was achievable with the combination of sotiga and nivolumab in this patient population. In the other two NSCLC cohorts, we enrolled 42 patients with metastatic or locally advanced NSCLC that had progressed during or were refractory to treatment with anti-PD-(L)1
therapy and 37 of these patients were evaluable. There were no objective tumor responses in these 37 evaluable patients and 24 (64.9%) of these patients had a best response of stable disease with median PFS of less than four months. Although we observed a modest number of objective responses in the immunotherapy naïve cohort of patients and stable disease in the patients who had previously progressed on or were refractory to prior anti-PD-(L)1
therapy, we determined to not advance the development of sotiga in these lines of therapy in patients with NSCLC at this time.
Other Settings
Sotiga is also being studied in an investigator-sponsored Phase 2 randomized trial in combination with radiotherapy and chemotherapy as a neoadjuvant treatment for patients with rectal cancer. We expect that a cooperative-sponsored Phase 2 clinical trial evaluating sotiga in combination with chemotherapy with and without radiotherapy to treat patients with recurrent BRCA wild-type ovarian cancer will begin dosing patients in 2023.
First-in-Human
Clinical Trial
In our
first-in-human
Phase 1 clinical trial of sotiga, we examined the safety of sotiga at eight dose levels up to 1mg/kg administered every three weeks and then a subset of these doses administered at two-
and
one-week
intervals. Sotiga was reasonably well tolerated by the 43 subjects that participated in the trial and a maximum tolerated dose (MTD) was not reached.
The majority of adverse events were considered grade 1 or 2 and were transient and reversible. Pharmacodynamic marker studies showed activation of DCs, monocytes, B cells and T cells in the blood, which is consistent with sotiga’s mechanism of action. Based on the safety and pharmacodynamic effects, we selected 0.3 mg/kg administered on an every three-, two-,
or
one-week
schedule as the recommended Phase 2 dose (RP2D).

Preclinical and Pipeline Programs
We have used our APXiMAB platform to discover several antibody therapeutic candidates against a variety of molecular targets that we are advancing in research and preclinical development, including APX601. We also have additional programs we may advance that are in earlier stages of research or preclinical development.
APX601—Anti-TNFR2 Antagonist Antibody
TNFR2 is highly expressed on immune suppressive cells such as
Treg
and suppressive myeloid cells in the tumor microenvironment where it enforces their survival and suppressive function. Preclinical data strongly support the role of TNFR2 in cancer and several groups have reported that anti-TNFR2 antagonist antibodies can decrease
Treg
infiltration in mouse tumors and significantly inhibit tumor growth in numerous mouse models of cancer as a single-agent and in combination with other therapies.
Treg
depletion by TNFR2 antagonist antibodies was also shown in
ex vivo
studies of human cutaneous
T-cell
lymphoma (“CTCL”), and ovarian tumors. TNFR2 is also an oncogene expressed by some cancer cells that regulates their survival. Independent from effects on immune cells, TNFR2 antagonist antibodies have been shown in nonclinical ex vivo
assays to directly kill human CTCL and ovarian cancer cells. Thus, TNFR2 is a promising target for cancer immunotherapy with multiple mechanisms of action.
APX601 is a humanized IgG1 antagonist antibody discovered using our ApxiMAB platform, and binds with high affinity to human TNFR2, blocking the binding of TNFR2 to its ligand, TNF-
a
. In preclinical models, APX601 has demonstrated the ability to reverse immune suppression by Treg cells and myeloid-derived suppressor cells to reactivate the function of effector T cells and to kill TNFR2-expressing tumor cells by antibody-mediated effector functions. APX601 was evaluated in preclinical cancer models as a single agent and in combination with anti-PD-1.
Because APX601 does not cross-react with rodent TNFR2, human TNFR2 knock-in
mice were used. APX601 demonstrated dose-dependent tumor growth inhibition as a single agent (CT26 model) and also showed anti-tumor activity in combination with anti-PD-1
(MC38 model) (Figure 8). Our plans to file an IND and advance APX601 into a Phase 1/2 clinical trial after the closing of the Merger will depend in significant part on the extent to which shares of BCAC Common Stock are redeemed by the BCAC Public Stockholders. If holders of all or nearly all of the outstanding shares of BCAC Common Stock redeemed their shares, we expect we would not advance the clinical development of APX601 unless and until we secure adequate financing.
Figure 8: Preclinical Efficacy of APX601 in CT26 and MC38 Mouse Models

Our APXiMAB Platform
Our APXiMAB platform was used to discover all of our wholly owned product candidates and several programs for the development of product candidates that we have out-licensed.
Our proprietary APXiMAB platform is comprised of two primary components:

•	Generation of hybridomas from rabbit B cells using fusion cell lines which enable us to reproducibly generate large numbers of rabbit monoclonal antibodies; and

•	Humanization of these antibodies using our MLG (multi lineage guided) humanization technology.
Advantages of Rabbit Antibodies
Rabbits offer numerous advantages over other animal species for the generation of therapeutic antibodies. Unlike rodents and humans, which rely primarily on VDJ rearrangement (variable (V), diversity (D) and joining (J) gene segment rearrangements), rabbits use an additional process called gene conversion, to generate a broad and diverse antibody repertoire.
Rabbit antibodies offer:

•	diverse epitope recognition to enable fit-for-purpose therapeutic antibody generation;

•	the ability to recognize epitopes that are not immunogenic in other species, including small-size epitopes; and

•	high affinity and specificity.
Our Hybridoma Technology
Despite the multiple advantages of rabbit-derived antibodies, they were generally not used as a source of monoclonal antibodies until Epitomics, our predecessor, developed a fusion cell line capable of generating stable hybridoma clones, which enables us to generate high quality rabbit-derived antibodies from hybridoma cell lines.
Our antibody generation process begins with immunization of rabbits from which B cells are isolated and fused to a rabbit myeloma cell line, generating hybridoma cells capable of stably producing rabbit antibodies. These antibodies are screened for desired properties such as affinity and specificity and evaluated in panels of biochemical and cellular assays.

Figure 9: The APXiMAB Platform Process

Our Proprietary MLG Humanization Technology
To facilitate drug development, we humanize these rabbit monoclonal antibodies using our proprietary MLG (multi lineage guided) humanization technology. Antibodies generated in non-human
species and given to people as drugs can induce the formation of antibodies that neutralize the antibody drug or induce an undesirable immune response. These are often referred to as anti-drug antibodies or “ADAs.” Most therapeutic antibodies are therefore modified to have their sequences resemble human antibody sequences as much as possible in an attempt to avoid the development of ADAs.
In conventional humanization, sequences of antibodies derived from non-human
species are altered to be closer to human antibody sequences by replacing the sequences of the antibody scaffold with that of human scaffolds. This creates a novel antibody in which the majority of the sequence comes from human antibody genes and the antigen-binding portions from the originating non-human
species.
In our MLG humanization technology, we examine the antibody sequences generated in rabbits to better understand the importance of various residues both in the antigen-binding portions and the antibody scaffold. Residues that are highly conserved are preserved while other residues that are highly variable in the sequences of the rabbit antibodies are replaced with conservative amino acid substitutions found in human antibodies. Because our MLG technology enables humanization of antigen-binding regions, we believe that this process results in humanized antibodies that maintain the desired characteristics of the original rabbit antibody, including high affinity, while reducing immunogenicity.

Our Antibody Engineering Expertise
We deploy our knowledge of immunology and experience with therapeutic antibodies to engineer desirable features into our product candidates. For example, we incorporated the S267E mutation into the Fc portion of sotiga with the goal of achieving better potency and safety. This mutation, which had previously been described in scientific literature, changes the binding affinity to Fc
g
RIIb and Fc
g
RIIIa receptors to increase cross-linking and the potency of sotiga and reduce immune activation in circulation, where less FcR crosslinking occurs. Elimination of binding to Fc
g
RIIIa minimizes ADCC and consequently prevents the depletion of CD40-expressing immune cells. Binding of sotiga to the CD40 ligand binding domain mimics that of the natural CD40 ligand and enhancing sotiga’s activation of CD40. We have employed other strategies to design favorable properties into our product candidates.
Our
Out-License
Relationships
Our APXiMAB platform has enabled the discovery of multiple protein therapeutic product candidates with potential utility in multiple therapeutic areas. We have licenses with several biopharmaceutical companies that are developing product candidates that were discovered using our APXiMAB platform, which has been important to prosecuting the full value of our platform. We believe the licenses for the programs for the development of product candidates we have helped generate demonstrate the productivity and utility of our platform and position us to receive meaningful royalty payments if those product candidates are approved and successfully commercialized. Described below are the out-license
relationships and the related agreements under which we may receive milestone or royalty payments. The aggregate payments received from these relationships as of June 30, 2022 include milestone payments of approximately $3.6 million, upfront or execution payments of approximately $1.9 million, and other service-related payments of approximately $0.3 million. Apexigen has also recorded $4.6 million in deferred revenue relating to certain royalty payments made under the ESBATech Agreement.
Beovu and Novartis Antibody Candidate Discovery and Development Agreement
Our predecessor, Epitomics, entered into an antibody candidate discovery and development agreement with ESBATech AG in March 2007 (the “ESBATech Agreement”). In September 2009, Alcon Research, Ltd. (ARL) acquired ESBATech and in April 2011 ARL’s parent, Alcon, Inc. merged with Novartis AG (“Novartis”). Epitomics assigned the ESBATech Agreement to us in connection with our spin-out
from Epitomics.
Under the ESBATech Agreement, Epitomics provided to ESBATech antibodies discovered using the APXiMAB platform that target certain molecules. ESBATech used those antibodies to develop drug product candidates to two different drug targets. Under the ESBATech Agreement, we granted ESBATech a non-exclusive,
irrevocable, worldwide, sublicensable, royalty-bearing and perpetual license to our rights in certain intellectual property to develop and commercialize those drug product candidates. Other than financial interests, we do not have any ownership or right in those drug product candidates or any intellectual property covering or enabling the manufacture, use or sale of those drug product candidates.
Novartis, the successor in interest to ESBATech, has successfully developed and begun commercializing one of those drug product candidates, brolucizumab-dbll, a single-chain antibody fragment (scFv) targeting all of the isoforms of
VEGF-A,
which Novartis markets under the brand name Beovu
®
. Beovu is approved for use in over 70 countries and indicated for the treatment of neovascular (wet) AMD and has received European Commission approval for the use of Beovu for the treatment of visual impairment due to diabetic macular edema. Novartis is also developing Beovu for additional uses in several Phase 3 clinical trials.
In or around January 2019, Novartis licensed to Oculis SA another of the drug product candidates covered by the ESBATech Agreement, which was named LME636. Oculis renamed the drug candidate
OCS-02.
OCS-02
is a topical single-chain
anti-TNF
alpha antibody fragment. Oculis is in Phase 2 development of
OCS-02
for the treatment of dry eye and uveitis.

Novartis and its predecessors have paid all of the upfront fee and milestone payments due under the ESBATech Agreement. The term of the ESBATech Agreement expired in March 2010; however, Novartis’ royalty payment obligations under the agreement survive indefinitely. Novartis is obligated to pay Apexigen a very low single-digit royalty on worldwide net sales of Beovu and
OCS-02
for therapeutic uses by Novartis, its affiliates or licensees in perpetuity. In October 2019, Novartis’ Beovu was approved for commercial sale. However, Novartis has disputed its obligation to pay royalties to Apexigen under the ESBATech Agreement and continues to pay such royalties under protest. As a result, Apexigen has determined that any sales-based royalty revenue which Apexigen may earn under the ESBATech Agreement is currently fully constrained and Apexigen has recorded the royalty proceeds as deferred revenue in its balance sheets in an aggregate amount of $4.1 million.
Simcere License and Collaboration Agreement
In December 2008, Epitomics and Jiangsu Simcere Pharmaceutical R&D Co., Ltd. (“Simcere”) entered into a license and collaboration agreement (the “Simcere Agreement”) for the development and commercialization of BD0801 for oncology in the People’s Republic of China (“China”). BD0801 is, a humanized anti-VEGF rabbit monoclonal antibody molecule. In connection with our spin-out
from Epitomics, Epitomics assigned the Simcere Agreement to us. Simcere is responsible for conducting the development and commercialization of BD0801 in China at its cost. We have reserved the right to develop and commercialize BD0801 outside of China at our discretion. If we develop and commercialize BD0801 outside of China, we will share with Simcere costs incurred and revenue earned outside of China. Under the Simcere Agreement, Simcere has an exclusive, royalty-bearing license (without the right to sublicense) to our rights in certain intellectual property that we licensed from Epitomics to develop and commercialize BD0801 in the field of oncology therapeutics in China. Simcere granted us a non-exclusive,
royalty-free, worldwide license (without the right to sublicense) to improvements derived from BD0801 using the intellectual property we licensed to Simcere for any purpose outside of China and for purposes outside of oncology therapeutics in China. Intellectual property created in our collaboration program with Simcere is jointly owned by us and Simcere. Simcere is obligated to pay us milestone payments for achievement of certain clinical development milestones and low to high single-digit percentage royalties on net sales of BD0801 in China until 15 years after the first commercial sale of BD0801. If we choose to commercialize BD0801 outside of China, we share with Simcere a mid-double-digit
percentage of costs and revenue arising from the development and commercialization of BD0801 outside of China. Unless earlier terminated, the Simcere Agreement continues until 15 years after the first commercial sale of BD0801. Either party may terminate the Simcere Agreement for the other party’s uncured material breach. Simcere may terminate the Simcere Agreement upon a decision by an appellate court in China that BD0801 infringes a third party patent and such dispute cannot be resolved by settlement, licensing or other alternatives. Simcere is currently developing BD0801 in Phase 3 clinical development for use in combination with chemotherapy to treat patients with recurrent, platinum-resistant ovarian cancer.
T-Mab/Mabwell
Agreement
In May 2008, Jiangsu
T-Mab
Biotechnology Ltd., Co.
(“T-Mab”)
entered into a license,
co-development
and contract manufacture agreement (the
“T-Mab
Agreement”) with Epitomics for the development and commercialization of therapeutic candidates in two therapeutic programs, each directed to a specified target for specified fields, including VEGF for the treatment of ocular diseases, in China. Epitomics assigned the
T-Mab
Agreement to us in connection with our
spin-out
from Epitomics. Mabwell (Shanghai) Bioscience Co., Ltd. (“Mabwell”) acquired
T-Mab
in 2015. Mabwell is responsible for conducting the development and commercialization of the therapeutic candidates in China. We may, at our discretion, develop and commercialize such therapeutic candidates outside of China, however, we must pay Mabwell a royalty on sales of such therapeutic candidates made outside of China if we do so. Under the agreement, we granted Mabwell an exclusive, royalty-bearing, perpetual license (without the right to sublicense) to our rights in certain intellectual property that we licensed from Epitomics to develop and commercialize such therapeutic candidates. Mabwell is obligated to pay us a mid-single-digit
percentage royalty on net sales of such therapeutic candidates in China. If we choose to commercialize such therapeutic candidates outside of China, we would be obligated to pay

Mabwell a
mid-single-digit
percentage royalty on net sales of such therapeutic candidates outside of China that we sell directly to end users and a mid-single-digit
percentage of revenue we receive as sublicense fees, milestone payments and royalties related to the sale of such therapeutic candidate. Each party’s obligations to pay royalties to the other party continue until 15 years after the first commercial sale of licensed product in each party’s respective territory. The term of the
T-Mab
Agreement expired in May 2013; however, Mabwell’s royalty payment obligations under the agreement survive expiration. The royalty term for 9MW0211 under the
T-Mab
Agreement will begin on the first commercial sale in China and end a low two-digit
number of years after such first commercial sale. Mabwell is currently in Phase 3 development of 9MW0211, an anti-VEGF antibody licensed under the
T-Mab
Agreement.
Toray Sublicense Agreement
Under an agreement between Epitomics and Toray Industries, Inc. (“Toray”), Epitomics provided Toray with antibodies created using the APXiMAB platform that target certain molecules to use in the development of its drug product candidates. In May 2012, we entered into a non-exclusive
sublicense agreement with Toray (the “Toray Agreement”) under which we granted Toray a non-exclusive,
worldwide sublicense, with the right to grant further sublicenses, under the intellectual property that we licensed from Epitomics to develop and commercialize drug product candidates that Toray develops using those antibodies in the field of pharmaceutical products for human or veterinary use. Under the Toray Agreement, Toray paid us an upfront fee, and agreed to pay us certain development- and regulatory-related milestone payments and a low single-digit percentage royalty on net sales of licensed products by Toray or its affiliates. Toray is also obligated to pay us a mid-teens
percentage of certain payments Toray receives from sublicensees under the Toray Agreement, which payments may limit Toray’s obligations to pay the milestone payments described above. Subject to certain termination rights, including Toray’s right to terminate the agreement for convenience upon 60 days’ prior written notice, the agreement continues on a product-by-product
and
country-by-country
basis until 10 years after the first commercial sale of such product in such country. Upon expiration or early termination of the agreement, Toray’s sublicense and any further sublicenses granted by Toray will automatically terminate. Toray is currently in Phase 1b development of
TRK-950,
an antibody licensed under the Toray Agreement.
Competition
The biotechnology industry is highly competitive and subject to rapid and significant technological change. Moreover, the oncology field is characterized by strong and increasing competition, and a strong emphasis on intellectual property. Sotiga and products we may develop in the future for the treatment of cancer and any other diseases are likely to face competition from other drugs and therapies, including those of which we may not currently be aware. In addition, our products may need to compete with off-label
drugs used by physicians to treat the indications for which we seek approval. This may make it difficult for us to replace existing therapies with our products.
Major multinational pharmaceutical and biotechnology companies, emerging and start-up
companies, universities and other research institutions, could focus their future efforts on developing competing therapies and treatments for any of the targets or indications we are currently targeting or may target in the future. For example, each of
Hoffman-La
Roche AG, Janssen Biotech, Inc., a subsidiary of Johnson & Johnson (in collaboration with Alligator Bioscience AB), Celldex Therapeutics, Inc., Seagen Inc., Eucure Biopharma, a subsidiary of Biocytogen, Lygen Pharma and AbbVie Inc. are developing CD40-based antibody product candidates for solid tumor oncology indications, typically in combination therapies, and other companies and institutions have other CD40-based product candidates in development.
Many of these current and potential competitors have significantly greater financial, manufacturing, commercial, drug development and technical expertise and human resources than we do. Large pharmaceutical and biotechnology companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients and manufacturing biotechnology products. These companies also have significantly greater research, development and marketing capabilities than we do and may also have products that have been approved or are in late later stages of development, and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical and biotechnology companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license
novel compounds that could make the product candidates that we develop obsolete.
Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These smaller and large companies compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for planned clinical trials, as well as in acquiring technologies that may be complementary to, or necessary for, our programs.
Manufacturing
We must manufacture drug substance and drug product for clinical trial use in compliance with good manufacturing practices (“GMP”) regulations. The GMP regulations include requirements relating to organization of personnel, buildings and facilities, equipment, control of components and drug product containers and closures, production and process controls, quality controls and stability, packaging and labeling controls, holding and distribution, laboratory controls, records and reports and returned products. The manufacturing facilities for our product candidates must meet GMP requirements and FDA or comparable foreign regulatory authority’s satisfaction before any product is approved and sold commercially. Our third-party manufacturers are also subject to periodic facility inspections by the FDA and other foreign authorities, including procedures and operations used in the testing and manufacture of our product candidates to assess our compliance with applicable regulations.
We do not currently have the infrastructure or internal capability to manufacture our product candidates for use in clinical development or commercialization. We rely, and expect to continue to rely, on third-party manufacturers for the production of our product candidates in compliance with GMP requirements. For sotiga and APX601, we rely on a single third-party manufacturer, WuXi Biologics (Hong Kong) Limited (“WuXi”), and we currently have no alternative manufacturer in place for drug substance or drug product for both sotiga and APX601. We have a non-exclusive
clinical supply agreement with WuXi in which WuXi manufactures sotiga and APX601 on a fee-for-service
basis in addition to providing certain process development services. For the APX601 product candidate, we have successfully completed a drug substance run at WuXi and expect to have APX601 clinical material ready for use in the second half of 2022.
We originally manufactured sotiga at another third-party manufacturer. The clinical supply we are currently using was manufactured by that other third-party manufacturer. We expect the quantity and stability of our current supply of sotiga from that prior manufacturer will be sufficient to supply our currently ongoing clinical trials through mid-2023.
We have developed with Wuxi a new cell line and manufacturing process and analytical methods for sotiga to meet our clinical supply needs by mid-2023.
We plan to undertake our first drug substance manufacturing run at WuXi in mid-2022
and have a drug product run scheduled with WuXi for later in 2022. We plan to present the sotiga manufacturing changes and data from process development runs performed at WuXi together with our draft comparability protocol to the FDA for review by the end of 2022. If WuXi successfully manufactures sotiga and the FDA and other relevant regulatory authorities approve our comparability protocol, we expect to have sotiga drug product ready for clinical use by mid-2023.
If WuXi experiences delays in manufacturing or does not successfully manufacture sotiga or the FDA or other relevant regulatory authorities do not accept our comparability protocol, we may run out of sotiga drug product to supply the clinical development of sotiga by mid-2023.
We expect to continue to rely on third-party manufacturers for the commercial supply of any of our product candidates for which we obtain marketing approval. We have personnel with significant technical, manufacturing, analytical, quality, regulatory, including GMP, and project management experience to oversee our third-party manufacturers and to manage manufacturing and quality data and information for regulatory compliance purposes.

Failure to comply with statutory and regulatory requirements subjects a manufacturer to possible legal or regulatory action, including warning letters, the seizure or recall of products, injunctions, consent decrees placing significant restrictions on or suspending manufacturing operations and civil and criminal penalties. Contract manufacturers often encounter difficulties involving production yields, quality control and quality assurance, as well as shortages of qualified personnel. Any of these actions or events could have a material impact on the availability of our products.
Commercialization Plan
We do not currently have any approved drugs and we do not expect to have any approved drugs in the near term. As a result, we have no sales, marketing or commercial product distribution capabilities and have no experience as a company in marketing drugs. When and if any of our product candidates are approved for commercialization, we intend to develop a commercialization infrastructure for those products in various key markets. We may also rely on partnerships to provide commercialization infrastructure, including sales and marketing and commercial distribution.
Intellectual Property
Our success depends in part on our ability to obtain and maintain proprietary protection for our product candidates, technology, programs, and know-how
related to our business, to operate without infringing, misappropriating, or otherwise violating valid and enforceable intellectual property rights of others, to prevent others from infringing, misappropriating, or otherwise violating our intellectual property rights, in particular, our patent rights, and to preserve the confidentiality of our trade secrets. Our strategy is to seek to protect our proprietary position by, among other methods, pursuing and obtaining patent protection in the United States and in jurisdictions outside of the United States related to our proprietary technology, inventions, improvements, and product candidates that are important to the development and implementation of our business. Our patent portfolio is intended to cover our product candidates and related components, their methods of use and processes for their manufacture and any other inventions that are commercially important to our business.
We also rely on trademarks as well as trade secret protection of our confidential information and know-how
relating to our proprietary technology, platforms, and product candidates to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. We believe that we have substantial know-how
and trade secrets relating to our technology and product candidates and we seek to protect our proprietary technology and processes, in part, by entering into confidentiality agreements with our employees, consultants, scientific advisors, and contractors. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. However, trade secrets can be difficult to protect.
Sotigalimab
Our patent portfolio for our sotigalimab program includes U.S. and foreign patents and patent applications, all of which are wholly owned by us. The patent portfolio includes claims to compositions of matter, methods of use, companion diagnostics, combination therapies and formulations relating to sotigalimab. Our issued U.S. patents and issued or allowed foreign patents, including one or more issued or allowed patents in each of Australia, Belgium, Brazil, Canada, China, Denmark, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Luxembourg, Macau, Monaco, Netherlands, Norway, Republic of Korea, Mexico, New Zealand, Russian Federation, Singapore, Spain, South Africa, Sweden, Switzerland and United Kingdom expire between 2032 and 2033, without giving effect to any patent term adjustments or patent term extensions that may be available. Patents that may issue from the pending U.S. and foreign applications would expire, if issued, between 2032 and 2042, without giving effect to any patent term adjustments or patent term extensions that may be available.
APX601
Our patent portfolio for our APX601 program consists of pending U.S. and foreign patent applications, including pending patent applications in Australia, Brazil, Canada, China, Eurasian Patent Organization, European Patent

Office, Israel, India, Japan, Republic of Korea, Mexico, New Zealand, Singapore and Taiwan, all of which are wholly owned by us. These pending applications cover compositions of matter and methods of use relating to APX601. Patents that may issue from these pending applications would expire, if issued, in 2040, without giving effect to any patent term adjustments or patent term extensions that may be available.
The term of individual patents depends upon the legal term for patents in the countries in which they are granted. In most countries, including the United States, the patent term is generally 20 years from the earliest claimed filing date of a non-provisional
patent application in the applicable country. In the United States, a patent’s term may, in certain cases, be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the U.S. Patent and Trademark Office (“USPTO”) in examining and granting a patent, or may be shortened if a patent is terminally disclaimed over a commonly owned patent or a patent naming a common inventor and having an earlier expiration date.
Expiration dates referred to above are without regard to potential patent term extension, patent term adjustment or other market exclusivity that may be available to us.
Platform Technology
We have an exclusive, worldwide license, with the right to sublicense, under certain rights controlled by Epitomics, now a wholly owned subsidiary of Abcam, to develop and commercialize rabbit monoclonal antibodies generated using Epitomics’ technology and fragments thereof, each in the field of pharmaceutical products for human or veterinary use. We entered into this license with Epitomics in 2010 in connection with our spin-out
from Epitomics. The intellectual property licensed to us by Epitomics includes patents that generally relate to our APXiMAB platform and that cover antibody generation and a process for humanizing antibodies, as well as related know-how
and materials. We have the sole right to enforce the patents licensed by Epitomics for infringement arising in our field of use and a step-in
right to control the filing, prosecution and maintenance of any patent or patent application licensed to us by Epitomics that Epitomics determines not to file or decides to abandon. If we elect to file or prosecute any such patent or patent application, Epitomics would assign the relevant patent or patent application to us. Those patents begin to expire in 2023. Apexigen does not believe the expiration of these patents will have a material impact on Apexigen’s business. By its terms, the agreement expired in 2020 and the license granted by Epitomics to us became irrevocable.
Government Regulation
Government authorities in the United States at the federal, state and local level and in other countries regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of drug and biological products such as those we are developing. Generally, before a new drug or biologic can be marketed, considerable data demonstrating its quality, safety and efficacy must be obtained, organized into a format specific for each regulatory authority, submitted for review and approved by the regulatory authority.
U.S. Drug Development
In the United States, the FDA regulates drugs under the Food, Drug and Cosmetic Act (FDCA) and biologics under the FDCA and the Public Health Service Act (PHSA). Both drugs and biologics are also subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development or approval process or post-approval may subject an applicant to administrative or judicial sanctions. These sanctions could include, among other actions, the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, untitled or warning letters, product recalls or market withdrawals, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement, and civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.
Biologic and
non-biologic
drug product candidates must be approved by the FDA through either a BLA or NDA process, respectively, before they may be legally marketed in the United States. The process generally involves the following:

•	completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with Good Laboratory Practice (“GLP”)

•	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

•	approval by an IRB, or ethics committee at each clinical trial site before each trial may be initiated;

•
performance of adequate and well-controlled human clinical trials in accordance with applicable IND regulations, GCP requirements and other clinical trial-related regulations to establish the safety and efficacy of the investigational product for each proposed indication;

•	submission to the FDA of an NDA or BLA;

•	a determination by the FDA within 60 days of its receipt of an NDA or BLA to accept the filing for review;

•
satisfactory completion of an FDA
pre-approval
inspection of the manufacturing facility or facilities where the drug or biologic will be produced to assess compliance with GMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug or biologic’s identity, strength, quality and purity;

•	potential FDA audit of the preclinical study and/or clinical trial sites that generated the data in support of the NDA or BLA;

•
FDA review and approval of the NDA or BLA, including consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug or biologic in the United States; and

•	compliance with any post-approval requirements, including the potential requirement to implement a REMS, and the potential requirement to conduct post-approval studies.
The data required to support an NDA or BLA are generated in two distinct developmental stages: preclinical and clinical. The preclinical and clinical testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for any future product candidates will be granted on a timely basis, or at all.
Preclinical Studies and IND
The preclinical developmental stage generally involves laboratory evaluations of drug chemistry, formulation and stability, as well as studies to evaluate toxicity in animals, which support subsequent clinical testing. The sponsor must submit the results of the preclinical studies, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. An IND is a request for authorization from the FDA to administer an investigational product to humans, and must become effective before human clinical trials may begin.
Preclinical studies include laboratory evaluation of product chemistry and formulation, as well as in vitro and animal studies to assess the potential for adverse events and in some cases to establish a rationale for therapeutic use. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations for safety/toxicology studies. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature, and plans for clinical trials, among other things, to the FDA as part of an IND. Some long-term preclinical testing, such as animal tests of reproductive adverse events and carcinogenicity, may continue after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the trial on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence.
Clinical Trials
The clinical stage of development involves the administration of the investigational product to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control, in accordance with GCP requirements, which include the requirement that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety and assess efficacy. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative, and must monitor the clinical trial until completed. There also are requirements governing the reporting of ongoing clinical trials and completed clinical trial results to public registries.
A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may submit data from the clinical trial to the FDA in support of an NDA or BLA. The FDA will accept a well-designed and well-conducted foreign clinical trial not conducted under an IND if the trial was conducted in accordance with GCP requirements and the FDA is able to validate the data through an onsite inspection if deemed necessary.
Clinical trials in the United States generally are conducted in three sequential phases, known as Phase 1, Phase 2, and Phase 3, which may overlap.

•
Phase 1 clinical trials generally involve a small number of healthy volunteers or disease-affected patients who are initially exposed to a single dose and then multiple doses of the product candidate. The primary purpose of these clinical trials is to assess the metabolism, pharmacologic action, pharmacokinetics, toxicity, tolerability, and safety of the drug in humans, and side effects associated with increasing doses for determining a safe clinical dosage range in humans.

•
Phase 2 clinical trials involve studies in disease-affected patients to determine the dose required to produce the desired benefits. At the same time, safety and further pharmacokinetic and pharmacodynamic information is collected, possible adverse effects and safety risks are identified, and a preliminary evaluation of efficacy is conducted. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

•
Phase 3 clinical trials generally involve a large number of patients at multiple sites and are designed to provide the data necessary to demonstrate the effectiveness of the product for its intended use and its safety in use and to establish the overall benefit/risk relationship of the product and provide an adequate basis for product approval. These trials may include comparisons with placebo and/or other comparator treatments. The duration of treatment is often extended to mimic the actual use of a product during marketing.

Post-approval trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA or BLA.

Progress reports detailing the results of the clinical trials, among other information, must be submitted at least annually to the FDA and written IND safety reports must be submitted to the FDA and the investigators for serious and unexpected suspected adverse events, findings from other trials suggesting a significant risk to humans exposed to the drug or biologic, findings from animal or in vitro testing that suggest a significant risk for human subjects and any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure.
Phase 1, Phase 2, and Phase 3 clinical trials may not be completed successfully within any specified period, if at all. The FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug or biologic has been associated with unexpected serious harm to patients. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether a trial may move forward at designated check-points based on access to certain data from the trial. Concurrent with clinical trials, companies usually complete additional animal studies and also must develop additional information about the chemistry and physical characteristics of the drug or biologic as well as finalize a process for manufacturing the product in commercial quantities in accordance with GMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product and, among other things, companies must develop methods for testing the identity, strength, quality, and purity of the final product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that an investigational product candidate does not undergo unacceptable deterioration over its shelf life.
Further, as a result of the
COVID-19
pandemic, the extent and length of which are uncertain, we may be required to develop and implement additional clinical trial policies and procedures designed to help protect trial participants from
COVID-19
in accordance with new or updated FDA guidance and other regulatory requirements. For example, the FDA has issued guidance on conducting clinical trials during the pandemic, which describes a number of considerations for sponsors of clinical trials impacted by the pandemic, including the requirement to include in the clinical trial report (or as a separate document) contingency measures implemented to manage the trial and any disruption of the trial as a result of
COVID-19
and the impact of implemented contingency measures on the safety and efficacy results reported for the trial, among other considerations. The FDA has also published other
COVID-19-related
industry guidance regarding Good Manufacturing Practices, remote interactive evaluations of drug manufacturing and bioresearch monitoring facilities, and drug product manufacturing and supply chain inspections, among others.
NDA/BLA Review Process
Following completion of the clinical trials, data is analyzed to assess whether the investigational product is safe and effective for the proposed indicated use or uses. The results of preclinical studies and clinical trials are then submitted to the FDA as part of an NDA or BLA, along with proposed labeling, chemistry and manufacturing information to ensure product quality and other relevant data. In short, the NDA or BLA is a request for approval to market the drug or biologic for one or more specified indications and must contain proof of safety and efficacy for a drug or safety, purity, and potency for a biologic. The application may include both negative and ambiguous results of preclinical studies and clinical trials, as well as positive findings. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational product to the satisfaction of FDA. FDA approval of an NDA or BLA must be obtained before a drug or biologic may be marketed in the United States.
Under the Prescription Drug User Fee Act, as amended (“PDUFA”), each NDA or BLA must be accompanied by a user fee. FDA adjusts the PDUFA user fees on an annual basis. According to the FDA’s FY 2022 fee schedule, effective through September 30, 2022, the user fee for an application requiring clinical data, such as an NDA or BLA, is approximately $3.1 million. PDUFA also imposes an annual program fee for each marketed human drug or biologic (approximately $369,000 in FY 2022) and an annual establishment fee on facilities used to manufacture prescription drugs and biologics. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on NDAs or BLAs for products designated as orphan drugs, unless the product also includes a non-orphan
indication.
The FDA reviews all submitted NDAs and BLAs before it accepts them for filing, and may request additional information rather than accepting the NDA or BLA for filing. The FDA must make a decision on accepting an NDA or BLA for filing within 60 days of receipt. If the FDA determines there is significance to any missing or incomplete information in the context of the proposed product candidate, the proposed indication(s), and the amount of time needed to address any given deficiency, it can issue a refusal-to-file
letter. Once the submission is accepted for filing, the FDA begins an in-depth
review of the NDA or BLA. Under the goals and policies agreed to by the FDA under PDUFA, the FDA has 10 months, from the filing date, in which to complete its initial review of a new molecular-entity NDA or original BLA and respond to the applicant, and six months from the filing date of a new molecular-entity NDA or original BLA designated for priority review. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs or BLAs, and the review process is often extended by FDA requests for additional information or clarification.
Before approving an NDA or BLA, the FDA will conduct a
pre-approval
inspection of the manufacturing facilities for the new product to determine whether they comply with GMP requirements. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with GMP requirements and adequate to assure consistent production of the product within required specifications. The FDA also may audit data from clinical trials to ensure compliance with GCP requirements. Additionally, the FDA may refer applications for novel drug products or drug products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions, if any. The FDA is not bound by recommendations of an advisory committee, but it considers such recommendations when making decisions on approval. The FDA likely will reanalyze the clinical trial data, which could result in extensive discussions between the FDA and the applicant during the review process. After the FDA evaluates an NDA or BLA, it will issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete and the application will not be approved in its present form. A Complete Response Letter usually describes all of the specific deficiencies in the NDA or BLA identified by the FDA. The Complete Response Letter may require additional clinical data, additional pivotal Phase 3 clinical trial(s) and/or other significant and time-consuming requirements related to clinical trials, preclinical studies or manufacturing. If a Complete Response Letter is issued, the applicant may either resubmit the NDA or BLA, addressing all of the deficiencies identified in the letter, or withdraw the application. Even if such data and information are submitted, the FDA may decide that the NDA or BLA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data.
The FDA may delay or refuse approval of an NDA or BLA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product. FDA approval of any NDA or BLA submitted by us will be at a time the FDA chooses. Also, if regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which such product may be marketed. Once approved, the FDA may withdraw the product approval if compliance with pre-
and post-marketing regulatory standards is not maintained or if problems occur after the product reaches the marketplace. In addition, the FDA may require Phase 4 post-marketing studies to monitor the effect of approved products and may limit further marketing of the product based on the results of these post-marketing studies. New government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could impact the timeline for regulatory approval or ongoing development programs as well as regulations that apply to approved products.
Orphan Drugs
Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biological product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making the product available in the United States for this type of disease or condition will be recovered from sales of the product.
Orphan drug designation must be requested before submitting an NDA or BLA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.
If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication for seven years from the date of such approval, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity by means of greater effectiveness, greater safety, or providing a major contribution to patient care or in instances of drug supply issues. However, competitors may receive approval of either a different product for the same indication or the same product for a different indication but that could be used off-label
in the orphan indication. Orphan drug exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval before we do for the same product, as defined by the FDA, for the same indication we are seeking approval, or if a product candidate is determined to be contained within the scope of the competitor’s product for the same indication or disease. If one of our products designated as an orphan drug receives marketing approval for an indication broader than that which is designated, it may not be entitled to orphan drug exclusivity. Orphan drug status in the European Union has similar, but not identical, requirements and benefits.
Expedited Development and Review Programs
The FDA has a Fast Track program that is intended to expedite or facilitate the process for reviewing new drugs and biologics that meet certain criteria. Specifically, new drugs and biologics are eligible for Fast Track designation if they are intended to treat a serious or life-threatening condition and preclinical or clinical data demonstrate the potential to address unmet medical needs for the condition. Fast Track designation applies to both the product and the specific indication for which it is being studied. The sponsor can request the FDA to designate the product for Fast Track status any time before receiving NDA or BLA approval, but ideally no later than the pre-NDA
or
pre-BLA
meeting.
Any product submitted to the FDA for marketing, including under a Fast Track program, may be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. Any product is eligible for priority review if it treats a serious or life-threatening condition and, if approved, would provide a significant improvement in safety and effectiveness compared to available therapies.
A Fast Track product may also be eligible for rolling review, where the FDA may consider for review sections of the BLA or NDA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA or NDA, the FDA agrees to accept sections of the BLA or NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA or NDA.
A product may also be eligible for accelerated approval, if it treats a serious or life-threatening condition and generally provides a meaningful advantage over available therapies. In addition, it must demonstrate an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality (“IMM”), which is reasonably likely to predict an effect on IMM or other clinical benefit. As a condition of approval, the FDA may require that a sponsor of a drug or biologic receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. If the FDA concludes that a drug or biologic shown to be effective can be safely used only if distribution or use is restricted, it may require such post-marketing restrictions as it deems necessary to assure safe use of the product.
Additionally, a drug or biologic may be eligible for designation as a Breakthrough Therapy if the product is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over currently approved therapies on one or more clinically significant endpoints. The benefits of Breakthrough Therapy designation include the same benefits as Fast Track designation, plus intensive guidance from the FDA to ensure an efficient drug development program. Fast Track designation, priority review, accelerated approval and Breakthrough Therapy designation do not change the standards for approval, but may expedite the development or approval process.
Abbreviated Licensure Pathway of Biological Products as Biosimilar or Interchangeable
The ACA, signed into law in 2010, includes the Biologics Price Competition and Innovation Act of 2009 (“BPCIA”), which created an abbreviated approval pathway for biological products shown to be highly similar to an
FDA-licensed
reference biological product. The BPCIA attempts to minimize duplicative testing, and thereby lower development costs and increase patient access to affordable treatments. An application for licensure of a biosimilar product must include information demonstrating biosimilarity based upon the following, unless the FDA determines otherwise:

•	analytical studies demonstrating that the proposed biosimilar product is highly similar to the approved product notwithstanding minor differences in clinically inactive components;

•	animal studies (including the assessment of toxicity); and

•
a clinical trial or trials (including the assessment of immunogenicity and pharmacokinetic or pharmacodynamic) sufficient to demonstrate safety, purity and potency in one or more conditions for which the reference product is licensed and intended to be used.

In addition, an application must include information demonstrating that:

•
the proposed biosimilar product and reference product utilize the same mechanism of action for the condition(s) of use prescribed, recommended, or suggested in the proposed labeling, but only to the extent the mechanism(s) of action are known for the reference product;

•	the condition or conditions of use prescribed, recommended, or suggested in the labeling for the proposed biosimilar product have been previously approved for the reference product;

•	the route of administration, the dosage form and the strength of the proposed biosimilar product are the same as those for the reference product; and

•	the facility in which the biological product is manufactured, processed, packed, or held meets standards designed to assure that the biological product continues to be safe, pure, and potent.
Biosimilarity means that the biological product is highly similar to the reference product notwithstanding minor differences in clinically inactive components; and that there are no clinically meaningful differences between the biological product and the reference product in terms of the safety, purity, and potency of the product. In addition, the law provides for a designation of “interchangeability” between the reference and biosimilar products, whereby the biosimilar may be substituted for the reference product without the intervention of the healthcare provider who prescribed the reference product. The higher standard of interchangeability must be demonstrated by information sufficient to show that:

•	the proposed product is biosimilar to the reference product;

•	the proposed product is expected to produce the same clinical result as the reference product in any given patient; and

•
for a product that is administered more than once to an individual, the risk to the patient in terms of safety or diminished efficacy of alternating or switching between the biosimilar and the reference product is no greater than the risk of using the reference product without such alternation or switch.

FDA approval is required before a biosimilar may be marketed in the United States. However, complexities associated with the large and intricate structures of biological products and the process by which such products are manufactured pose significant hurdles to the FDA’s implementation of the law that are still being worked out by the FDA. For example, the FDA has discretion over the kind and amount of scientific evidence—laboratory, preclinical, and/or clinical—required to demonstrate biosimilarity to a licensed biological product.
The FDA intends to consider the totality of the evidence provided by a sponsor to support a demonstration of biosimilarity, and recommends that sponsors use a stepwise approach in the development of their biosimilar products. Biosimilar product applications thus may not be required to duplicate the entirety of preclinical and clinical testing used to establish the underlying safety and effectiveness of the reference product. However, the FDA may refuse to approve a biosimilar application if there is insufficient information to show that the active ingredients are the same or to demonstrate that any impurities or differences in active ingredients do not affect the safety, purity, or potency of the biosimilar product. In addition, as with BLAs, biosimilar product applications will not be approved unless the product is manufactured in facilities designed to assure and preserve the biological product’s safety, purity and potency.
The submission of a biosimilar application does not guarantee that the FDA will accept the application for filing and review, as the FDA may refuse to accept applications that it finds are insufficiently complete. The FDA will treat a biosimilar application or supplement as incomplete if, among other reasons, any applicable user fees assessed under the Biosimilar User Fee Act of 2012 have not been paid. In addition, the FDA may accept an application for filing but deny approval on the basis that the sponsor has not demonstrated biosimilarity, in which case the sponsor may choose to conduct further analytical, preclinical, or clinical trials and submit a BLA for licensure as a new biological product.
The timing of final FDA approval of a biosimilar for commercial distribution depends on a variety of factors, including whether the manufacturer of the branded product is entitled to one or more statutory exclusivity periods, during which time the FDA is prohibited from approving any products that are biosimilar to the branded product. The FDA cannot approve a biosimilar application for 12 years from the date of first licensure of the reference product. Additionally, a biosimilar product sponsor may not submit an application for four years from the date of first licensure of the reference product. A reference product may also be entitled to exclusivity under other statutory provisions. For example, a reference product designated for a rare disease or condition (an orphan drug) may be entitled to seven years of exclusivity, in which case no product that is biosimilar to the reference product may be approved until either the end of the
12-year
period provided under the biosimilarity statute or the end of the seven-year orphan drug exclusivity period, whichever occurs later. In certain circumstances, a regulatory exclusivity period can extend beyond the life of a patent, and thus block biosimilarity applications from being approved on or after the patent expiration date. In addition, the FDA may under certain circumstances extend the exclusivity period for the reference product by an additional six months if the FDA requests, and the manufacturer undertakes, studies on the effect of its product in children, a so-called
pediatric extension.
The first biological product determined to be interchangeable with a branded product for any condition of use is also entitled to a period of exclusivity, during which time the FDA may not determine that another product is interchangeable with the reference product for any condition of use. This exclusivity period extends until the earlier of: one year after the first commercial marketing of the first interchangeable product; 18 months after resolution of a patent infringement against the applicant that submitted the application for the first interchangeable product, based on a final court decision regarding all of the patents in the litigation or dismissal of the litigation with or without prejudice; 42 months after approval of the first interchangeable product, if a patent infringement suit against the applicant that submitted the application for the first interchangeable product is still ongoing; or 18 months after approval of the first interchangeable product if the applicant that submitted the application for the first interchangeable product has not been sued.
Post-Approval Requirements
Following approval of a new product, the manufacturer and the approved product are subject to continuing regulation by the FDA, including, among other things, monitoring and record-keeping requirements, requirements to report adverse experiences and comply with promotion and advertising requirements, which include restrictions on promoting drugs for unapproved uses or patient populations, known as
“off-label
use,” and limitations on industry-sponsored scientific and educational activities. Although physicians may prescribe legally available drugs for off-label
uses, manufacturers may not market or promote such uses. Prescription drug promotional materials must be submitted to the FDA in conjunction with their first use. Further, if there are any modifications to the drug or biologic, including changes in indications, labeling, or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new NDA/BLA or NDA/BLA supplement, which may require the development of additional data or preclinical studies and clinical trials.
Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.
The FDA also may require post-marketing testing, known as Phase 4 testing, and surveillance to monitor the effects of an approved product. Discovery of previously unknown problems with a product or the failure to comply with applicable FDA requirements can have negative consequences, including adverse publicity, judicial or administrative enforcement, warning letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties, among others. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and the implementation of other risk management measures. The FDA may also place other conditions on approvals including the requirement for REMS, to assure the safe use of the product. A REMS could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries, and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription, or dispensing of products. Product approvals may be withdrawn for non-compliance
with regulatory standards or if problems occur following initial marketing.
The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, imposition of post-market studies or clinical studies to assess new safety risks or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market, or product recalls;

•	fines, warning letters, or holds on post-approval clinical studies;

•	refusal of the FDA to approve pending applications or supplements to approved applications;

•	applications, or suspension or revocation of product license approvals;

•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

•	mandated modification of promotional materials and labeling and the issuance of corrective information;

•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product;

•	product seizure or detention, or refusal to permit the import or export of products; or

•	injunctions or the imposition of civil or criminal penalties.
The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs and biologics may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label
uses, and a company that is found to have improperly promoted off-label
uses may be subject to significant liability, including, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe, in their independent professional medical judgment, legally available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Physicians may believe that such off-label
uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label
use of their products. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label
use and has enjoined companies from engaging in
off-label
promotion. The FDA and other regulatory agencies have also required that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. However, companies may share truthful and not misleading information that is otherwise consistent with a product’s
FDA-approved
labeling.
In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act, or “PDMA,” which regulates the distribution of drugs and drug samples at the federal level, and sets minimum standards for the registration and regulation of drug distributors by the states. Both the PDMA and state laws limit the distribution of prescription pharmaceutical product samples and impose requirements to ensure accountability in distribution.
Other U.S. Regulatory Matters
Manufacturing, sales, promotion and other activities following product approval are also subject to regulation by numerous regulatory authorities in the United States in addition to the FDA, including the CMS, other divisions of the HHS, the Department of Justice, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency, and state and local governments.
For example, in the United States, financial arrangements with healthcare providers and other business arrangements, including, but not limited to, sales, marketing and scientific and educational programs, also must comply with state and federal healthcare fraud and abuse laws. These laws include, without limitation, state and federal anti-kickback, fraud and abuse, false claims, privacy and security, and transparency and reporting laws and regulations related to drug pricing and payments and other transfers of value made to physicians and other healthcare providers. Violation of any of such laws or any other governmental regulations that apply, may result in penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, the curtailment or restructuring of operations, integrity oversight and reporting obligations, exclusion from participation in federal and state healthcare programs and imprisonment. In particular, the federal Anti-Kickback Statute makes it illegal for any person, including a prescription drug manufacturer (or a party acting on its behalf), to knowingly and willfully solicit, receive, offer or pay any remuneration that is intended to induce or reward referrals, including the purchase, recommendation, order or prescription of a particular drug, for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. Violations of this law are punishable by up to five years in prison, criminal fines, administrative civil money penalties and exclusion from participation in federal healthcare programs. Moreover, the ACA provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act. HIPAA also created additional federal civil and criminal penalties for, among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing, or covering up a material fact or making any materially false, fictitious, or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items, or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.
The ACA, through the Physician Payments Sunshine Act, imposes new reporting requirements on drug manufacturers for payments made by them to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Drug manufacturers are required to submit annual reports to the government and these reports are posted on a website maintained by CMS. Certain states also mandate implementation of compliance programs, impose restrictions on drug manufacturer marketing practices, and/or require the tracking and reporting of gifts, compensation, and other remuneration to physicians.
We may also be subject to data privacy and security requirements that may impact the way in which we conduct research and operate our business. HIPAA, as amended by HITECH, and their respective implementing regulations, including the final omnibus rule published on January 25, 2013, impose obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security, and transmission of individually identifiable health information on covered entities, including certain healthcare providers, health plans, and healthcare clearinghouses, as well as individuals and entities that provide services on behalf of a covered entity that involve individually identifiable health information, known as business associates. In addition, we may be directly subject to certain state laws concerning privacy and data security. For example, the California Consumer Privacy Act (“CCPA”) took effect in January 2020 and became enforceable in July 2020. The CCPA created new individual privacy rights for California consumers (as the word is broadly defined in the law) and placed increased privacy and security obligations on many organizations that handle personal information of consumers or households. The CCPA requires covered companies to provide new disclosure to consumers about such companies’ data collection, use and sharing practices, provide such consumers a new right to opt-out
of certain sales or transfers of personal information, and provides consumers with a new cause of action for certain data breaches. Additionally, California voters voted to approve the California Privacy Rights Act (“CPRA”) in November 2020, which modifies the CCPA significantly, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply. The CCPA and CPRA may impact our business activities and increase our compliance costs and potential liability. Many similar privacy laws have been proposed at the federal level and in other states. Failure to comply with data protection laws and regulations could result in government investigations and/or enforcement actions (which could include civil, criminal, and administrative penalties), private litigation and/or adverse publicity and could negatively affect our operating results and business.
Pricing and rebate programs must comply with the Medicaid rebate requirements of the U.S. Omnibus Budget Reconciliation Act of 1990 and more recent requirements in the ACA. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. Products must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. Manufacturing, sales, promotion, and other activities also are potentially subject to federal and state consumer protection and unfair competition laws.

The distribution of biologic and pharmaceutical products is subject to additional requirements and regulations, including extensive record-keeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.
The failure to comply with any of these laws or regulatory requirements subjects firms to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines or other penalties, injunctions, requests for recall, seizure of products, total or partial suspension of production, denial or withdrawal of product approvals or refusal to allow a firm to enter into supply contracts, including government contracts. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Prohibitions or restrictions on sales or withdrawal of future products marketed by us could materially affect our business in an adverse way.
Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example: changes to our manufacturing arrangements; additions or modifications to product labeling; the recall or discontinuation of our products; or additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.
U.S. Patent-Term Extension and Marketing Exclusivity
Depending upon the timing, duration and specifics of FDA approval of any future product candidates, some of our U.S. patents may be eligible for limited patent term extension under the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent term extension of up to five years beyond the expiration date of a U.S. patent claiming a new biologic or drug product as partial compensation for a patent term lost during product development and FDA regulatory review process. Patent-term extension, however, cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent-term restoration period is generally one-half
the time between the effective date of an IND and the submission date of an NDA or BLA plus the time between the submission date of an NDA or BLA and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved drug is eligible for the extension, and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. In addition, the application for the extension must be submitted prior to the expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we may apply for restoration of patent term for our currently owned or licensed patents to add patent life beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant NDA or BLA.
Market exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent
marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application (“ANDA”), or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement.
The FDCA also provides three years of marketing exclusivity for a NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions of use associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full

NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.
A reference biological product is granted 12 years of data exclusivity from the time of first licensure of the product, and the FDA will not accept an application for a biosimilar or interchangeable product based on the reference biological product until four years after the date of first licensure of the reference product. “First licensure” typically means the initial date the particular product at issue was licensed in the United States. Date of first licensure does not include the date of licensure of (and a new period of exclusivity is not available for) a biological product if the licensure is for a supplement for the biological product or for a subsequent application by the same sponsor or manufacturer of the biological product (or licensor, predecessor in interest or other related entity) for a change (not including a modification to the structure of the biological product) that results in a new indication, route of administration, dosing schedule, dosage form, delivery system, delivery device or strength or for a modification to the structure of the biological product that does not result in a change in safety, purity or potency. Therefore, one must determine whether a new product includes a modification to the structure of a previously licensed product that results in a change in safety, purity or potency to assess whether the licensure of the new product is a first licensure that triggers its own period of exclusivity. Whether a subsequent application, if approved, warrants exclusivity as the “first licensure” of a biological product is determined on a case-by-case
basis with data submitted by the sponsor.
European Union Drug Development
In Europe, our future drugs may also be subject to extensive regulatory requirements. As in the United States, medicinal products can only be marketed if a marketing authorization (“MA”) from the competent regulatory agencies has been obtained.
Similar to the United States, the various phases of preclinical and clinical research in the European Union are subject to significant regulatory controls. Although the EU Clinical Trials Directive 2001/20/EC has sought to harmonize the EU clinical trials regulatory framework, setting out common rules for the control and authorization of clinical trials in the EU, the EU Member States have transposed and applied the provisions of the Directive differently. This has led to significant variations in the member state regimes. Under the current regime, before a clinical trial can be initiated it must be approved in each of the EU countries where the trial is to be conducted by two distinct bodies: the National Competent Authority (NCA), and one or more ECs. Under the current regime all suspected unexpected serious adverse reactions to the investigated drug that occur during the clinical trial have to be reported to the NCA and ECs of the Member State where they occurred.
In 2014, a new Clinical Trials Regulation 536/2014, replacing the current Directive, was adopted, and entered into application on January 31, 2022. The new Regulation seeks to simplify and streamline the approval of clinical trials in the European Union. For example, the sponsor shall submit a single application for approval of a clinical trial via the EU Portal. As part of the application process, the sponsor shall propose a reporting Member State, who will coordinate the validation and evaluation of the application. The reporting Member State shall consult and coordinate with the other concerned Member States. If an application is rejected, it can be amended and resubmitted through the EU Portal. If an approval is issued, the sponsor can start the clinical trial in all concerned Member States. However, a concerned Member State can in limited circumstances declare an
“opt-out”
from an approval. In such a case, the clinical trial cannot be conducted in that Member State. The Regulation also aims to streamline and simplify the rules on safety reporting, and introduces enhanced transparency requirements such as mandatory submission of a summary of the clinical trial results to the EU Database.
European Union Drug Review and Approval
In the EEA, which is comprised of the 27 Member States of the European Union plus Norway, Iceland and Liechtenstein, medicinal products can only be commercialized after obtaining a MA. There are two types of MAs.

•	The Community MA is issued by the European Commission through the Centralized Procedure, based on the opinion of the Committee for Medicinal Products for Human Use (CHMP), of the EMA, and is

valid throughout the entire territory of the EEA. The Centralized Procedure is mandatory for certain types of products, such as biotechnology medicinal products, orphan medicinal products, advanced-therapy medicines such as gene-therapy, somatic cell-therapy or tissue-engineered medicines and medicinal products containing a new active substance indicated for the treatment of HIV, AIDS, cancer, neurodegenerative disorders, diabetes, auto-immune and other immune dysfunctions and viral diseases. The Centralized Procedure is optional for products containing a new active substance not yet authorized in the EEA, or for products that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the EU.

•
National MAs, which are issued by the competent authorities of the Member States of the EEA and only cover their respective territory, are available for products not falling within the mandatory scope of the Centralized Procedure. Where a product has already been authorized for marketing in a Member State of the EEA, this National MA can be recognized in another Member States through the Mutual Recognition Procedure. If the product has not received a National MA in any Member State at the time of application, it can be approved simultaneously in various Member States through the Decentralized Procedure. Under the Decentralized Procedure an identical dossier is submitted to the competent authorities of each of the Member States in which the MA is sought, one of which is selected by the applicant as the Reference Member State (RMS). The competent authority of the RMS prepares a draft assessment report, a draft summary of the product characteristics (SPC), and a draft of the labeling and package leaflet, which are sent to the other Member States (referred to as the Member States Concerned) for their approval. If the Member States Concerned raise no objections, based on a potential serious risk to public health, to the assessment, SPC, labeling or packaging proposed by the RMS, the product is subsequently granted a national MA in all the Member States (i.e., in the RMS and the Member States Concerned).

Under the above described procedures, before granting the MA, the EMA or the competent authorities of the Member States of the EEA make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy.
European Chemical Entity Exclusivity
In Europe, new chemical entities, sometimes referred to as new active substances, qualify for eight years of data exclusivity upon marketing authorization and an additional two years of market exclusivity. This data exclusivity, if granted, prevents regulatory authorities in the European Union from referencing the innovator’s data to assess a generic application for eight years, after which generic MA can be submitted, and the innovator’s data may be referenced, but not approved for two years. The overall
10-year
period will be extended to a maximum of 11 years if, during the first eight years of those 10 years, the MA holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies.
European Union General Data Protection Regulation
In addition to EU regulations related to the approval and commercialization of our products, we may be subject to the EU’s GDPR. The GDPR went into effect on May 25, 2018. The GDPR introduced new data protection requirements in the European Union, as well as potential fines for noncompliant companies of up to the greater of €20 million or 4% of annual global revenue. The regulation imposes numerous new requirements for the collection, use and disclosure of personal information, including more stringent requirements relating to consent and the information that must be shared with data subjects about how their personal information is used, the obligation to notify regulators and affected individuals of personal data breaches, extensive new internal privacy governance obligations and obligations to honor expanded rights of individuals in relation to their personal information (e.g., the right to access, correct and delete their data). In addition, the GDPR includes restrictions on cross-border data transfer. The GDPR will increase our responsibility and liability in relation to personal data that we process, and we may be required to put in place additional mechanisms to ensure compliance with the new EU data protection rules. Further, the United Kingdom’s vote in favor of exiting the EU, often referred to as

Brexit, has created uncertainty with regard to data protection regulation in the United Kingdom. In particular, it is unclear whether the United Kingdom will enact data protection legislation equivalent to the GDPR and how data transfers to and from the United Kingdom will be regulated.
Rest of the World Regulation
For other countries outside of the European Union and the United States, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, drug licensing, pricing and reimbursement vary from country to country. Additionally, the clinical trials must be conducted in accordance with GCP requirements and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.
If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions, and criminal prosecution.
Coverage and Reimbursement
Sales of our products will depend, in part, on the extent to which our products will be covered by third-party payors, such as government health programs, commercial insurance, and managed healthcare organizations. In the United States, no uniform policy of coverage and reimbursement for drug or biological products exists. Accordingly, decisions regarding the extent of coverage and amount of reimbursement to be provided for any of our products will be made on a payor-by-payor
basis. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be obtained.
The United States government, state legislatures, and foreign governments have shown significant interest in implementing cost containment programs to limit the growth of government-paid healthcare costs, including price-controls, restrictions on reimbursement, and requirements for substitution of generic products for branded prescription drugs. For example, the ACA contains provisions that may reduce the profitability of drug products through increased rebates for drugs reimbursed by Medicaid programs, extension of Medicaid rebates to Medicaid managed care plans, mandatory discounts for certain Medicare Part D beneficiaries and annual fees based on pharmaceutical companies’ share of sales to federal health care programs. Adoption of general controls and measures, coupled with the tightening of restrictive policies in jurisdictions with existing controls and measures, could limit payments for pharmaceutical drugs.
The Medicaid Drug Rebate Program requires pharmaceutical manufacturers to enter into and have in effect a national rebate agreement with the Secretary of the HHS as a condition for states to receive federal matching funds for the manufacturer’s outpatient drugs furnished to Medicaid patients. The ACA made several changes to the Medicaid Drug Rebate Program, including increasing pharmaceutical manufacturers’ rebate liability by raising the minimum basic Medicaid rebate on most branded prescription drugs from 15.1% of Average Manufacturing Price (AMP), to 23.1% of AMP and adding a new rebate calculation for “line extensions” (i.e., new formulations, such as extended release formulations) of solid oral dosage forms of branded products, as well as potentially impacting their rebate liability by modifying the statutory definition of AMP. The ACA also expanded the universe of Medicaid utilization subject to drug rebates by requiring pharmaceutical manufacturers to pay rebates on Medicaid managed care utilization and by enlarging the population potentially eligible for Medicaid drug benefits. CMS has proposed to expand Medicaid rebate liability to the territories of the United States as well.
The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“MMA”) established the Medicare Part D program to provide a voluntary prescription drug benefit to Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities that provide coverage of outpatient prescription drugs. Unlike Medicare Part A and Part B, Part D coverage is not standardized. While all Medicare drug plans must give at least a standard level of coverage set by Medicare, Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for products for which we receive marketing approval. However, any negotiated prices for our products covered by a Part D prescription drug plan likely will be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental
payors.
For a drug product to receive federal reimbursement under the Medicaid or Medicare Part B programs or to be sold directly to U.S. government agencies, the manufacturer must extend discounts to entities eligible to participate in the 340B drug pricing program. The required 340B discount on a given product is calculated based on the AMP and Medicaid rebate amounts reported by the manufacturer.
As noted above, the marketability of any products for which we receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. An increasing emphasis on cost containment measures in the United States has increased and we expect will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status are attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.
In addition, in most foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing and reimbursement vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the United States and generally prices tend to be significantly lower.
U.S. Healthcare Reform
In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of drug candidates, restrict, or regulate post-approval activities and affect a biopharmaceutical company’s ability to profitably sell any approved drugs.
The American Recovery and Reinvestment Act of 2009 provides funding for the federal government to compare the effectiveness of different treatments for the same illness. The plan for the research was published in 2012 by the HHS, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures are made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private third-party payors, it is not clear what effect, if any, the research will have on the sales of our drug candidates, if any such drug or the condition that they are intended to treat are the subject of a trial. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s drug could adversely affect the sales of our drug candidate. If third-party payors do not consider our drugs to be cost-effective compared to other available therapies, they may not cover our drugs after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our drugs on a profitable basis.
The ACA has had a significant impact on the healthcare industry. The ACA expanded coverage for the uninsured while at the same time containing overall healthcare costs.
Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA. For example, in June 2021, the U.S. Supreme Court held that Texas and other challengers had no legal standing to challenge the ACA, dismissing the case on procedural grounds without specifically ruling on the constitutionality of the ACA. Thus, the ACA will remain in effect in its current form. It is possible that the ACA will be subject to judicial or Congressional challenges in the future. It is unclear how any such challenges and healthcare measures promulgated by the Biden administration will impact the ACA, our business, financial condition and results of operations. In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, started in April 2013, and, due to subsequent legislative amendments, will stay in effect through 2031, with the exception of a temporary suspension implemented under various
COVID-19
relief legislation from May 1, 2020 through March 31, 2022, unless additional Congressional action is taken. Under current legislation, the actual reduction in Medicare payments will vary from 1% in 2022 to up to 4% in the final fiscal year of this sequester. On January 2, 2013, the
then-U.S.
President signed into law the American Taxpayer Relief Act of 2012, which, among other things, also reduced Medicare payments to several providers, including hospitals, imaging centers, and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.
Further, there has been heightened governmental scrutiny recently over the manner in which drug manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. For example, in October 2018, CMS proposed a new rule that would require direct-to-consumer
television advertisements of prescription drugs and biological products, for which payment is available through or under Medicare or Medicaid, to include in the advertisement the Wholesale Acquisition Cost, or list price, of that drug or biological product. In 2020, HHS and CMS issued various rules that are expected to impact, among others, price reductions from pharmaceutical manufacturers to plan sponsors under Part D, fee arrangements between pharmacy benefit managers and manufacturers, importation of prescription drugs from Canada and other countries, manufacturer price reporting requirements under the Medicaid Drug Rebate Program, including regulations that affect manufacturer-sponsored patient assistance programs subject to pharmacy benefit manager accumulator programs and Best Price reporting related to certain value-based purchasing arrangements. Multiple lawsuits have been brought against the HHS challenging various aspects of these rules implemented during the Trump administration. As a result, the Biden administration and HHS have delayed the implementation or published rules rescinding some of these
Trump-era
policies. Under the American Rescue Plan Act of 2021, effective January 1, 2024, the statutory cap on Medicaid Drug Rebate Program rebates that manufacturers pay to state Medicaid programs will be eliminated. Elimination of this cap may require pharmaceutical manufacturers to pay more in rebates than it receives on the sale of products, which could have a material impact on our business. In addition, Congress is considering legislation that, if passed, could have significant impact on prices of prescription drugs covered by Medicare, including limitations on drug price increases and allowing Medicare to negotiate pricing for certain covered drug products. The impact of these regulations and any future healthcare measures and agency rules implemented by the Biden administration on us and the pharmaceutical industry as a whole is currently unknown. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our product candidates if approved. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. For example, a number of states are considering or have recently enacted state drug price transparency and reporting laws that could substantially increase our compliance burdens and expose us to greater liability under such state laws once we begin commercialization after obtaining regulatory approval for any of our products.
Additionally, on May 30, 2018, the Right to Try Act of 2017 was signed into law. The law, among other things, provides a federal framework for certain patients to access certain IND products that have completed a Phase I clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a pharmaceutical manufacturer to make its product candidates available to eligible patients as a result of the Right to Try Act.
We are unable to predict the future course of federal or state healthcare legislation in the United States directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. These and any further changes in the law or regulatory framework could reduce our ability to generate revenue in the future or increase our costs, either of which could have a material and adverse effect on our business, financial condition and results of operations. It is also possible that additional governmental action will be taken to address the
COVID-19
pandemic. The continuing efforts of the government, insurance companies, managed care organizations, and other payers of healthcare services and medical products to contain or reduce costs of healthcare and/or impose price controls may adversely affect the demand for our product candidates, if approved, and our ability to achieve or maintain profitability.
Employees and Human Capital Resources
As of July 29, 2022, we had 22 full-time employees, 15 of whom were engaged in research and development activities. Six of our employees hold Ph.D. or M.D. degrees. None of our employees are represented by a labor union or covered under a collective bargaining agreement.
Our human capital resources objectives include, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees into our collaborative culture. Our compensation program is designed to retain, motivate and attract highly qualified executives and talented employees and consultants. We are committed to fostering a culture that supports diversity and an environment of mutual respect, equity and collaboration that helps drive our business and our mission to leverage the power of the body’s immune system to combat and eradicate tumor cells, generating enhanced tumor-specific immunity and leading to clinical benefits such as an improved survival for patients across a wide range of cancers.
Facilities
Our corporate headquarters are currently located in San Carlos, California, where we lease approximately 6,400 square feet of office, research and development and laboratory space pursuant to a lease agreement that expires in March 2023. We believe that these facilities will be adequate for our near-term needs. If required, we believe that suitable additional or alternative space would be available in the future on commercially reasonable terms.
Legal Proceedings
From time to time, we may become involved in litigation or other legal proceedings. We are not currently a party to any litigation or legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

MANAGEMENT
Management and Board of Directors
The business and affairs of the Company are managed by or under the direction of the Board. The following sets forth certain information concerning the executive officers of the Company and members of the Board.

Name	Age	Title
Xiaodong Yang, M.D., Ph.D.	62	Chief Executive Officer and Director
William Duke, Jr.	50	Chief Financial Officer
Frank Hsu, M.D.	61	Chief Medical Officer
Francis Sarena	51	Chief Operating Officer
Amy Wong	56	Senior Vice President, Finance and Operations
Herb Cross(1)(3)	50	Director
Jakob Dupont, M.D.(2)	57	Director
Meenu Karson(4)	50	Director
Gordon Ringold, Ph.D.(1)(3)	71	Director
Scott Smith(2)(3)	60	Director
Samuel Wertheimer, Ph.D.	62	Director
Dan Zabrowski, Ph.D.(1)(2)	62	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the corporate governance and nominating committee.
(4)	Chair of the Company Board.
Executive Officers
Xiaodong Yang, M.D., Ph.D., President, Chief Executive Officer, and Director.
Dr. Yang has served as the Company’s President and Chief Executive Officer and as a member of the Board since July 2022. Dr. Yang has served as Legacy Apexigen’s President and Chief Executive Officer since July 2010 and as a member of Legacy Apexigen’s board of directors since July 2010. From December 2009 to May 2010, he served as Vice President, Preclinical Development at Silence Therapeutics plc, a biotechnology company that develops
RNA-based
therapeutics. Dr. Yang joined Silence Therapeutics in December 2009 through its acquisition of Intradigm Corporation, a biotechnology company, where he served as Vice President, Research and Preclinical Development from September 2006 to December 2009. Prior to joining Intradigm, Dr. Yang was Senior Director of Cancer Pharmacology at Amgen from March 2006 to August 2006 and at Abgenix which was acquired by Amgen, from 1995 to 2006. He holds an M.D. from Beijing Medical University and a Ph.D. in Immunology from the University of Bern.
We believe Dr. Yang is qualified to serve on the Board based on his extensive expertise in the fields of therapeutic antibody discovery and development, oncology, and immunology, and his tenure as a chief executive officer in the biotechnology field.
William Duke, Jr., Chief Financial Officer.
Mr. Duke has served as the Company’s Chief Financial Officer and as the Company’s Principal Financial and Accounting Officer since July 2022. Mr. Duke has served as Legacy Apexigen’s Chief Financial Officer since June 2022, and previously served as Chief Financial Officer of two Nasdaq-listed biopharmaceutical companies. Mr. Duke served as Chief Financial Officer of Kaleido Biosciences from November 2019 to April 2022, and as Chief Financial Officer of Pulmatrix, Inc. from June 2015 until November 2019. Prior to Pulmatrix, Mr. Duke served as Chief Financial Officer of Valeritas, Inc., a medical technology company, from January 2014 through June 2015, and as Vice President and Corporate Controller of Valeritas from July 2011 through December 2013. Prior to joining Valeritas, Mr. Duke was Senior Director,

Finance for Genzyme Corporation from January 2010 to July 2011. Mr. Duke holds a B.S. in Accounting from Stonehill College and an M.B.A. with a concentration in Finance from Bentley University and is a Certified Public Accountant.
Frank Hsu, Chief Medical Officer.
Dr. Hsu has served as the Company’s Chief Medical Officer since July 2022. Dr. Hsu has served as Legacy Apexigen’s Chief Medical Officer since August 2021. From August 2019 to March 2021, Dr. Hsu served as Chief Medical Officer at Oncternal Therapeutics, a biotechnology company. From October 2013 to October 2018, Dr. Hsu served as Vice President, Head of Oncology at Immune Design, a biotechnology company, and from June 2012 to June 2013, he served as Chief Medical Officer at Zyngenia, Inc. Dr. Hsu holds a B.S. in Biology from Stanford University and an M.D. from Harvard Medical School and the Health, Science and Technology Program (MIT).
Francis Sarena, Chief Operating Officer.
Mr. Sarena has served as the Company’s Chief Operating Officer since July 2022. Mr. Sarena has served as Legacy Apexigen’s Chief Operating Officer since January 2022. From December 2010 to May 2021, Mr. Sarena was with Five Prime Therapeutics, Inc., a biotechnology company, where he served in various executive roles, most recently as Chief Strategy Officer and Secretary. From December 2008 to July 2010, he served as Vice President, General Counsel and Secretary at Facet Biotech Corporation, a biotechnology company. Mr. Sarena holds a B.S. in Finance from San Francisco State University and a J.D. from University of California, Berkeley.
Amy Wong, Senior Vice President, Finance and Operations.
Ms. Wong has served as the Company’s Senior Vice President, Finance and Operations since July 2022. Ms. Wong has served as Legacy Apexigen’s Senior Vice President, Finance and Operations since February 2019 and previously served as Legacy Apexigen’s Vice President, Finance from April 2014 to February 2019. From December 2012 to February 2014, she served as Vice President, Finance, Human Resources and Operations at
Tobi.com
, an online retailer. She holds a B.S. in Business Administration (Accounting) from California State University, Sacramento.
Directors
Herb Cross.
Mr. Cross has served as a member of the Board since July 2022. Mr. Cross has served as a member of Legacy Apexigen’s board of directors since October 2019. He has served as the Chief Financial Officer of Atreca, Inc., a biotechnology company, since February 2019. From November 2017 to June 2018, Mr. Cross served as Chief Financial Officer of ARMO Biosciences, Inc., a biotechnology company. From February 2016 to November 2017, Mr. Cross served as Chief Financial Officer of Balance Therapeutics, Inc., a biotechnology company. Prior to 2016, Mr. Cross served in senior roles at a variety of life sciences companies, including as Chief Financial Officer at KaloBios Pharmaceuticals and Affymax, and as vice president of Finance at Neoforma, PDL BioPharma and Facet Biotech. Mr. Cross received a B.S. in Business Administration from the University of California, Berkeley and is a certified public accountant.
We believe Mr. Cross is qualified to serve on the Board because of his substantial experience in executive leadership roles at various life sciences companies, and his extensive knowledge of strategic financial management and corporate operations.
Jakob Dupont, M.D.
Dr. Dupont has served as a member of the Board since July 2022. Dr. Dupont has served as a member of Legacy Apexigen’s board of directors since August 2020. He has served as the Global Head of Research and Development and Executive Vice President at Atara Biotherapeutics, a biotechnology company, since May 2020. From December 2018 to May 2020 he served as Chief Medical Officer and from May 2020 to July 2021 as a consultant oncologist at Gossamer Bio Inc. From January 2017 to December 2018 he served as Vice President, Global Head Breast and Gynecologic Cancer Development at Genentech, a biotechnology company. Dr. Dupont served as Chief Medical Officer and Senior Vice President at OncoMed Pharmaceuticals, a biotechnology company, from October 2011 to December 2016. Dr. Dupont holds an A.B. in Philosophy from Vassar College, an M.A. in Philosophy from New York University and an M.D. from Cornell University.

We believe Dr. Dupont is qualified to serve on the Board because of his extensive experience in the biotechnology field and his knowledge and expertise in oncology drug development.
Meenu Karson.
Ms. Karson has served as Chair of the Board since July 2022. She has served as the President and Chief Executive Officer of Onsero Therapeutics since July 2021 and prior to that, as President and Chief Executive Officer of Proteostasis Therapeutics, Inc., a clinical stage biopharmaceutical company focused on the discovery and development of novel therapeutics to treat cystic fibrosis (CF) from May 2014 until December 2020. She led Proteostasis through a successful IPO and raised over $300 million to advance the CF pipeline from discovery to successful completion of Phase 2 studies. From 2007 to 2014, Ms. Karson was President and Chief Executive Officer at Allozyne, Inc. Prior to her time at Allozyne, Inc., she served as the Chief Business Officer at BioXell SpA, a spin-off
from Roche Pharmaceuticals, where she led corporate development and financing activities. Currently, she serves on the board of Fore Bio Inc., a clinical stage precision oncology company and Vallon Pharmaceuticals. She obtained her M.B.A. from York University and her B.Sc. from the University of Toronto.
We believe Ms. Karson is qualified to serve on the Board because of her extensive experience in various leadership roles including as chief executive officer in the life sciences and biotechnology industries.
Gordon Ringold, Ph.D.
Dr. Ringold has served as a member of the Board since July 2022. Dr. Ringold has served as a member of Legacy Apexigen’s board of directors since June 2020. He has served as the Chief Executive Officer of Quadriga Biosciences, an oncology start-up
focused on developing targeted anti-cancer drugs, since January 2015. Between 1997 and 2015, Dr. Ringold served in various capacities as co-founder
and/or Chief Executive Officer of Maxygen, SurroMed, Alexza and Alavita. From 1991 to 2000, Dr. Ringold was the Chief Executive Officer and Scientific Director of Affymax Research, acquired by Glaxo in 1995. Dr, Ringold also serves on the boards of Sagimet, Rapafusyn and Okava Pharmaceuticals. Dr. Ringold holds an A.B. in Biology from the University of California, Santa Cruz and a Ph.D. in Microbiology from the University of California, San Francisco.
We believe Dr. Ringold is qualified to serve on the Board because of his extensive operational experience in the biotechnology field including as chief executive officer of multiple companies.
Scott Smith.
Mr. Smith has served as a member of the Board since July 2022. Mr. Smith has served as a member of Legacy Apexigen’s board of directors since September 2019. He has served as the President of BioAtla, Inc., a biotechnology company, since September 2018. From September 2008 to April 2018 Mr. Smith was with Celgene, a biotechnology company, where he served in various executive roles, most recently as President and Chief Operating Officer. He holds a B.Sc. in Chemistry and Biology and a H.B.Sc. in Pharmacology from Western University, and an M.B.A. from Thunderbird School of Global Management.
We believe Mr. Smith is qualified to serve on the Board because of his multiple years of executive level experience in the biotechnology field including in immunology and oncology.
Samuel Wertheimer, Ph.D
. Dr. Wertheimer has served as a member of the Board since July 2022. Dr. Wertheimer has been an investor in the healthcare and life sciences sectors, entrepreneur, and scientist. He joined Brookline Capital Markets in 2017 as Senior Scientific Advisor. His role is to identify opportunities, diligence, structure investments, and raise capital for banking clients. From 2012 to 2016, he served as co-founder
of Poliwogg, Inc. a financial services firm bringing innovation to healthcare investing. While at Poliwogg, he helped develop the Poliwogg Medical Breakthrough Index that serves as the underlying index for the ALPS Medical Breakthrough ETF (SBIO). From 2000 to 2011, Dr. Wertheimer was a Private Equity Partner at OrbiMed Advisors, LLC, one of the world’s largest healthcare-dedicated investment firms. At OrbiMed, Dr. Wertheimer was involved in raising and investing four venture capital funds with more than $1.5 billion in committed capital. He previously served on the boards of multiple public and private companies, including Biodel (Nasdaq: BIOD); a developer of drug delivery technologies, from 2006 to 2009; ChemoCentryx (CCXI), a development stage biotechnology company, from 2001 to 2011; Corus Pharma (acquired by Gilead), a development stage biotechnology company from 2001 to 2006; InteKrin Therapeutics (acquired by Coherus), a development stage biotechnology company from 2007 to 2010; NeurAxon, a development stage biotechnology company, from 2007 to 2010; and Salmedix (acquired by Cephalon), a development stage biotechnology company, from 2004 to 2005. He helped bring to market several new drugs including Treanda
®
, Cayston
®
, and Orbactiv
®
. Dr. Wertheimer received his Doctor of Philosophy degree from New York University, his Master of Public Health, with Honors, from Yale University and his Bachelor of Arts from the Johns Hopkins University.
We believe Dr. Wertheimer is qualified to serve on the Board due to his extensive operational, board and investment experience in the life sciences industry.
Dan Zabrowski, Ph.D.
Dr. Zabrowski has served as a member of the Board since July 2022. Dr. Zabrowski has served as a member of Legacy Apexigen’s board of directors since July 2016. He has served as a venture partner at Decheng Capital, a venture capital firm, since July 2016. From April 1992 to February 2016 Dr. Zabrowski was with F.
Hoffmann-La
Roche AG, a healthcare company, where he served in various pharma executive roles and was a member of the Roche Executive Committee. Most recently, Dr. Zabrowski was President of the Roche Sequencing Unit and Tissue Diagnostics, from September 2013 to February 2016. He holds a B.A. in Chemistry from Saint Louis University and a Ph.D. in Organic Chemistry from Indiana University, Bloomington.
We believe Dr. Zabrowski is qualified to serve on the Board due to his lengthy experience as a pharma executive and in the venture capital field.
Board Composition
The Board consists of eight members. Pursuant to the Company’s amended and restated certificate of incorporation, the Company’s directors are elected as follows:
The number of directors is fixed by the Board, subject to the terms of the Company’s amended and restated certificate of incorporation and amended and restated bylaws. Each of the Company’s directors will continue to serve as a director until the election and qualification of their successor, or until their earlier death, resignation or removal.
The Company’s amended and restated certificate of incorporation provides that the Company’s directors are divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. The Company’s directors will be divided among the three classes as follows:

•	the Class I directors are Samuel Wertheimer, Xiaodong Yang and Dan Zabrowski and their terms will expire at the annual meeting of stockholders to be held in 2023;

•	the Class II directors are Meenu Karson, Gordon Ringold and Scott Smith and their terms will expire at the annual meeting of stockholders to be held in 2024; and

•	the Class III directors are Herb Cross and Jakob Dupont and their terms will expire at the annual meeting of stockholders to be held in 2025.
At each annual meeting of stockholders, upon the expiration of the term of a class of directors, the successor to each such director in the class will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successor is duly elected and qualified, in accordance with the Company’s amended and restated certificate of incorporation. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third
of Company’s directors.
This classification of the Company’s directors may have the effect of delaying or preventing changes in control of the Company.

Director Independence
The Board has determined that Herb Cross, Jakob Dupont, Meenu Karson, Gordon Ringold, Scott Smith, Samuel Wertheimer and Dan Zabrowski, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the Nasdaq rules.
In making these determinations, the Board considered the current and prior relationships that each non-employee
director has with the Company and all other facts and circumstances that the Board deems relevant in determining their independence, including the beneficial ownership of the Company’s capital stock by each non-employee
director, and the transactions involving them described in the section titled “
Certain Relationships and Related Party Transactions
.” There are no family relationships among any of the directors or executive officers of Company.
Role of the Board in Risk Oversight
The Board has an active role, as a whole and also at the committee level, in overseeing the management of the Company’s risks. The Board is responsible for general oversight of risks and regular review of information regarding the Company’s risks, including credit risks, liquidity risks, and operational risks. The compensation committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The audit committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting and potential conflicts of interest. The corporate governance and nominating committee is responsible for overseeing the management of risks associated with the independence of the Board. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through discussions from committee members about such risks.
Board Committees
The Board has an audit committee, a compensation committee, and a corporate governance and nominating committee, each of which has the composition and the responsibilities described below.
Audit Committee
The members of the Company’s audit committee are Herb Cross, Gordon Ringold and Dan Zabrowski. Mr. Cross is the chairperson of the audit committee and is the audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of Sarbanes-Oxley Act, and possesses financial sophistication, as defined under the rules of Nasdaq. The Company’s audit committee oversees the Company’s corporate accounting and financial reporting process and assists the Board in monitoring the Company’s financial systems. The Company’s audit committee will also:

•	select and hire the independent registered public accounting firm to audit the Company’s financial statements;

•	help to ensure the independence and performance of the independent registered public accounting firm;

•	approve audit and non-audit services and fees;

•
review and discuss the Company’s annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews and the reports and certifications regarding internal controls over financial reporting and disclosure controls with management and the independent registered public accounting firm;

•	prepare the audit committee report that the SEC requires to be included in the Company’s annual proxy statement;

•	review reports and communications from the independent registered public accounting firm;

•	review the adequacy and effectiveness of the Company’s internal controls and disclosure controls and procedure;

•	review the Company’s policies on risk assessment and risk management;

•	review and monitor conflicts of interest situations, and approve or prohibit any involvement in matters that may involve a conflict of interest or taking of a corporate opportunity;

•	review related party transactions; and

•
establish and oversee procedures for the receipt, retention, and treatment of accounting related complaints and the confidential submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

The Company’s audit committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq.
Compensation Committee
The members of the Company’s compensation committee are Dan Zabrowski, Jakob Dupont and Scott Smith. Dr. Zabrowski is the chairperson of Company’s compensation committee. The Company’s compensation committee oversees Company’s compensation policies, plans, and benefits programs. The compensation committee will also:

•	oversee the Company’s overall compensation philosophy and compensation policies, plans, and benefit programs;

•	review and approve or recommend to the board of directors for approval compensation for the Company’s executive officers and directors;

•	prepare the compensation committee report that the SEC will require to be included in the Company’s annual proxy statement; and

•	administer Company’s equity compensation plans.
The Company’s compensation committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq.
Corporate Governance and Nominating Committee
The members of the Company’s corporate governance and nominating committee are Gordon Ringold, Herb Cross and Scott Smith. Dr. Ringold is the chairperson of the Company’s corporate governance and nominating committee. The Company’s corporate governance and nominating committee oversees and assists the Company’s board of directors in reviewing and recommending nominees for election as directors. Specifically, the corporate governance and nominating committee will:

•	identify, evaluate, and make recommendations to the Company’s board of directors regarding nominees for election to the Company’s board of directors and its committees;

•	consider and make recommendations to the Company’s board of directors regarding the composition of Company’s board of directors and its committees;

•	review developments in corporate governance practices;

•	evaluate the adequacy of the Company’s corporate governance practices and reporting; and

•	evaluate the performance of the Company’s board of directors and of individual directors.

The Company’s corporate governance and nominating committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq.
Director Compensation
Directors who are also our employees receive no additional compensation for their service as directors. Dr. Yang was our only employee director during 2021. See the section titled “
Executive Compensation
” for additional information about Dr. Yang’s compensation.
The following table presents the total compensation that each of the non-employee
directors of Legacy Apexigen received during the year ended December 31, 2021. Other than as set forth in the table below, and except for the reimbursement of expenses associated with attending meetings of our board of directors and its committees, Legacy Apexigen did not pay any compensation, make any equity awards or non-equity
awards to or pay any other compensation to any of our
non-employee
directors in 2021.

Directors	Fees earned or paid in cash ($)	Stock options ($)(1)		Total ($)
Herb Cross	50,000	—		50,000
Jakob Dupont, M.D.	50,000	79,478	(2)	129,478
Kenneth Fong, Ph.D.	—	—		—
Gordon Ringold, Ph.D.	50,000	—		50,000
William J. Rutter, Ph.D.	—	—		—
Scott Smith	50,000	—		50,000
Dan Zabrowski, Ph.D.	—	—		—

(1)
The amounts reported represent the aggregate grant-date fair value of the stock options awarded to the directors in fiscal 2021, calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC Topic 718,
Compensation—Stock Compensation
(“ASC 718”). Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in determining the grant date fair value of the stock options reported are set forth in Note 2 to Apexigen’s audited financial statements included elsewhere in this prospectus.

(2)
In 2021, pursuant to the terms of a consulting agreement with Apexigen, Dr. Dupont was granted a stock option under our 2020 Plan that is exercisable for 200,000 shares of common stock, which vest upon Apexigen’s achievement of certain performance-based milestones.

Outside Director Compensation Policy
The Board will review director compensation periodically to ensure that director compensation remains competitive such that the Company is able to recruit and retain qualified directors. The Board retained Compensia, a third-party compensation consultant, to provide the Board and its compensation committee with an analysis of publicly available market data regarding practices and compensation levels at comparable companies and assistance in determining compensation to be provided to the Company’s non-employee
directors. Based on the discussions with and assistance from the compensation consultant, the Board adopted an Outside Director Compensation Policy that provides for certain compensation to the Company’s non-employee
directors.
Cash Compensation
The Outside Director Compensation Policy provides for the following cash compensation program for the Company’s non-employee
directors:

•	$40,000 per year for service as a non-employee director;

•	$30,000 per year for service as non-employee chair of the Company Board;

•	$15,000 per year for service as chair of the Company’s audit committee;

•	$7,500 per year for service as a member of the Company’s audit committee;

•	$10,000 per year for service as chair of the Company’s compensation committee;

•	$5,000 per year for service as a member of the Company’s compensation committee;

•	$8,000 per year for service as chair of the Company’s nominating and corporate governance committee; and

•	$4,000 per year for service as a member of the Company’s nominating and corporate governance committee.
Each
non-employee
director who serves as a committee chair of the Board will receive the cash retainer fee as the chair of the committee but not the cash retainer fee as a member of that committee, provided that the non-employee
director who serves as the
non-employee
chair of the Board will receive the annual retainer fees for such role as well as the annual retainer fee for service as a non-employee
director. These fees to the Company’s
non-employee
directors will be paid quarterly in arrears on a prorated basis. The above-listed fees for service as non-employee
chair of the Board or a chair or member of any committee are payable in addition to the non-employee
director retainer. Under the Outside Director Compensation Policy, the Company also will reimburse its non-employee
directors for reasonable travel expenses to attend meetings of the Board and its committees.
Equity Compensation
Initial Award
. Pursuant to the Outside Director Compensation Policy, each person who first becomes a non-employee
director following the effective date of such policy and each individual who served as a non-employee
director on the effective date of such policy will receive, on the first trading day after the later of the
2-month
anniversary of such effective date or the date that the person first becomes a non-employee
director, an initial award of stock options to purchase shares of the Company’s common stock (the “Initial Award”), subject to such person continuing to be a non-employee
director through the date the Initial Award is granted. The Initial Award will be a number of shares equal to the lesser of (i) 100,000 shares or (ii) such number of shares that results in the Initial Award having an aggregate grant date fair value (determined in accordance with U.S. GAAP) of $300,000, with the number of shares subject to the Initial Award rounded to the nearest whole share. The Initial Award will be scheduled to vest in equal installments as to one-third
of the shares subject to the Initial Award on each anniversary of the date that the person first became or becomes a non-employee
director, subject to continued services to the Company through the applicable vesting dates. If the person was a member of the Board and also an employee, then becoming a non-employee
director due to termination of employment will not entitle the person to an Initial Award.
Annual Award
. Each
non-employee
director will receive, on the first trading day after each annual meeting of the Company’s stockholders (an “Annual Meeting”) that occurs following the effective date of the Outside Director Compensation Policy, an annual award of stock options to purchase shares of the Company’s common stock (the “Annual Award”). The Annual Award will have an aggregate grant date fair value (determined in accordance with U.S. GAAP) of $150,000 (provided that if an individual began service as a non-employee
director after the date of the Annual Meeting that occurred immediately prior to such Annual Meeting (or if there is no such prior Annual Meeting, then after the Closing Date), then the Annual Award granted to such non-employee
director will be prorated based on the number of whole months that the individual served as a non-employee
director prior to the Annual Award’s grant date during the 12 month period immediately preceding such Annual Meeting), with the number of shares subject to the Annual Award rounded to the nearest whole share. Each Annual Award will be scheduled to vest as to all of the shares of subject to such award on the earlier of the
1-year
anniversary of the grant date or the date of the next Annual Meeting after the grant date, subject to continued services to the Company through the applicable vesting date.

Other Award Terms
. Each Initial Award and Annual Award will be granted under the 2022 Plan (or its successor plan, as applicable) and form of award agreement under such plan. These awards will have a maximum term to expiration of ten years from their grant and a per share exercise price equal to 100% of the fair market value of a share of the Company’s common stock on the award’s grant date.
Change in Control
. In the event of the Company’s change in control, as defined in the 2022 Plan, each non-employee
director’s then outstanding equity awards covering shares of the Company’s common stock will accelerate vesting in full, provided that he or she remains a non-employee
director as of immediately before such change in control.
Director Compensation Limits
. The Outside Director Compensation Policy will provide that in any fiscal year, a non-employee
director may be paid cash compensation and granted equity awards with an aggregate value of no more than $750,000 (provided that this limit will be increased to $1,000,000 in the fiscal year of the individual’s initial service as a non-employee
director), with the value of each equity award based on its grant date fair value determined in accordance with U.S. GAAP for purposes of this limit. Equity awards granted or other compensation provided to a non-employee
director for services provided as an employee or consultant (other than a non-employee
director), or provided before the Closing Date, will not count toward this annual limit.
Compensation Committee Interlocks and Inside Participation
None of the members of our compensation committee is or has been an officer or employee of the Company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors, or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Code of Business Conduct and Ethics
We have adopted a written Code of Business Conduct and Ethics for the Company that applies to the Company’s directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or, persons performing similar functions. The Company’s Code of Business Conduct and Ethics is available on the investor relations section of our website at
www.apexigen.com
. We intend to disclose any amendments to or waivers of our Code of Business Conduct and Ethics in a Current Report on Form
8-K
on our website identified above. Information contained on our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus.
EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation program for Legacy Apexigen’s named executive officers who are identified in the 2021 Summary Compensation Table below. Unless the context otherwise requires, any reference in this section of this prospectus to “Apexigen,” “the Company” “we,” “us” or “our” refers to Legacy Apexigen prior to the Closing of the Business Combination and Apexigen following the Closing of the Business Combination.
Apexigen’s named executive officers for the year ended December 31, 2021, which consisted of Apexigen’s principal executive officer and the next two most highly compensated executive officers, were:

•	Xiaodong Yang, M.D., Ph.D., Apexigen’s President and Chief Executive Officer;

•	Frank Hsu, M.D., Apexigen’s Chief Medical Officer; and

•	Amy Wong, Apexigen’s Senior Vice President, Finance and Operations.

Summary Compensation Table
The following table sets forth information regarding the compensation of Apexigen’s named executive officers for the year ended December 31, 2021.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Bonus ($)(2)	All Other Compensation ($)(3)	Total ($)
Xiaodong Yang, M.D., Ph.D. President and Chief Executive Officer	2021	419,168	125,777	108,984	13,177	667,106
Frank Hsu, M.D. (4) Chief Medical Officer	2021	170,513	—	37,917	3,763	212,193
Amy Wong Senior Vice President, Finance and Operations	2021	293,306	50,891	60,450	15,165	419,812

(1)
The amounts reported represent the aggregate grant-date fair value of the stock options awarded to the named executive officer in fiscal 2021, calculated in accordance with ASC 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in determining the grant date fair value of the stock options reported are set forth in Note 2 to Apexigen’s audited financial statements included elsewhere in this prospectus.

(2)	The amounts reported represent a bonus paid for the achievement of Apexigen and/or individual objectives for 2021.
(3)
The amounts include matching contributions under Apexigen’s 401(k) plan ($8,859 for Dr. Yang, $3,333 for Dr. Hsu and $11,600 for Ms. Wong), life insurance premiums ($1,718 for Dr. Yang, $430 for Dr. Hsu and $3,565 for Ms. Wong), and medical insurance opt-out
and gym reimbursements for Dr. Yang in the amounts of $2,400 and $200, respectively.

(4)	Dr. Hsu joined Apexigen as its Chief Medical Officer in August 2021.
Outstanding Equity Awards at Fiscal
Year-End
The following table sets forth information concerning outstanding equity awards held by each of Apexigen’s named executive officers as of December 31, 2021.

		Option Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Xiaodong Yang, M.D., Ph.D.	10/29/13	2,146,956	(2)	—		0.13	10/29/23
	06/25/15	200,000	(2)	—		0.15	06/25/25
	10/30/15	4,500,000	(2)	—		0.17	10/30/25
	12/16/16	350,000	(2)	—		0.23	12/16/26
	02/17/17	300,000	(2)	—		0.23	02/17/27
	05/22/18	2,588,121		300,944	(3)	0.37	05/22/28
	02/14/19	687,083		282,917	(4)	0.67	02/14/29
	02/20/20	—		120,028	(5)	0.72	02/20/30
	02/20/20	431,250		348,722	(6)	0.47	02/20/30
	02/12/21	85,938		289,062	(7)	0.47	02/12/31
Amy Wong	05/09/14	218,000	(2)	—		0.13	05/09/24
	06/25/15	85,000	(2)	—		0.15	06/25/25
	10/30/15	2,250,000	(2)	—		0.17	10/30/25
	12/16/16	150,000	(2)	—		0.23	12/16/26
	02/17/17	135,000	(2)	—		0.23	02/17/27
	05/22/18	651,182		43,412	(8)	0.37	05/22/28
	02/14/19	420,000		140,000	(9)	0.47	02/14/29
	02/20/20	270,834		229,166	(10)	0.47	02/20/30
	02/12/21	43,750		106,250	(11)	0.47	02/12/31

(1)	Each of the outstanding equity awards with a grant date before August 1, 2020 was granted pursuant to our 2010 Equity Plan; subsequent equity awards were granted pursuant to our 2020 Equity Plan.

(2)	The shares underlying this option are fully vested and immediately exercisable.
(3)	The shares underlying this option vest, subject to Dr. Yang’s continued role as a service provider to Apexigen, in 48 equal monthly installments beginning on May 22, 2018.
(4)	The shares underlying this option vest, subject to Dr. Yang’s continued role as a service provider to Apexigen, in 48 equal monthly installments beginning on February 14, 2019.
(5)	The shares underlying this option vest, subject to Dr. Yang’s continued role as a service provider to Apexigen, in 48 equal monthly installments beginning on January 1, 2020.
(6)	The shares underlying this option vest, subject to Dr. Yang’s continued role as a service provider to Apexigen, in 48 equal monthly installments beginning on January 1, 2020.
(7)	The shares underlying this option vest, subject to Dr. Yang’s continued role as a service provider to Apexigen, in 48 equal monthly installments beginning on January 1, 2021.
(8)	The shares underlying this option vest, subject to Ms. Wong’s continued role as a service provider to Apexigen, in 48 equal monthly installments beginning on May 22, 2018.
(9)	The shares underlying this option vest, subject to Ms. Wong’s continued role as a service provider to Apexigen, in 48 equal monthly installments beginning on February 14, 2019.
(10)	The shares underlying this option vest, subject to Ms. Wong’s continued role as a service provider to Apexigen, in 48 equal monthly installments beginning on January 1, 2020.
(11)	The shares underlying this option vest, subject to Ms. Wong’s continued role as a service provider to Apexigen, in 48 equal monthly installments beginning on January 1, 2021.
Employment Arrangements with Apexigen’s Named Executive Officers
Xiaodong Yang, M.D., Ph.D.
Prior to the Closing, Apexigen entered into a confirmatory employment letter with Dr. Yang, Apexigen’s President, Chief Executive Officer and member of Apexigen’s board of directors. The confirmatory employment letter has no specific term and provides that Dr. Yang is an at-will
employee. Dr. Yang’s 2022 annual base salary is currently $475,000 and Apexigen may provide Dr. Yang a discretionary year-end
performance-based bonus with a 2022 bonus target of 50% of his annual base salary. Effective upon the Closing, Dr. Yang’s annual base salary increased to $575,000. Dr. Yang’s performance and Apexigen’s performance are to be primary considerations in determining any such year-end
bonus, which is subject to his continuous employment through the bonus payment date.
Frank Hsu, M.D.
Prior to the Closing, Apexigen entered into a confirmatory employment letter with Dr. Hsu, Apexigen’s Chief Medical Officer. The confirmatory employment letter has no specific term and provides that Dr. Hsu is an at-will
employee. Dr. Hsu’s 2022 annual base salary is $506,667 and Apexigen may provide Dr. Hsu a discretionary year-end
performance-based bonus with a 2022 bonus target of 40% of his annual base salary. Dr. Hsu’s performance and Apexigen’s performance are primary considerations in determining any such year-end
bonus, which is subject to his continuous employment through the bonus payment date.
Amy Wong
Prior to the Closing, Apexigen entered into a confirmatory employment letter with Ms. Wong, Apexigen’s Senior Vice President of Finance and Operations. The confirmatory employment letter has no specific term and provides that Ms. Wong is an at-will
employee. Ms. Wong’s 2022 annual base salary is $322,400 and Apexigen may provide Ms. Wong a discretionary year-end
performance-based bonus with a 2022 bonus target of 30% of her annual base salary. Ms. Wong’s performance and Apexigen’s performance are primary considerations in determining any such year-end
bonus, which is subject to her continuous employment through the bonus payment date.
Potential Payments upon Termination or Change in Control
Prior to the Closing, Apexigen adopted a change in control and severance plan (the “Severance Plan”). Each of Dr. Yang, Dr. Hsu and Ms. Wong are a participant in the Severance Plan and thereby are eligible to receive certain severance and change of control benefits as described below. The severance payments and benefits under the Severance Plan will be in lieu of any other severance payments and benefits to which a named executive officer was entitled before signing his or her participation agreement.
The Severance Plan provides that if the employment of the applicable named executive officer is terminated outside the period beginning three months prior to the date of a change in control and ending 12 months following that change in control (the “change in control period”) by Apexigen without “cause” (excluding by reason of death or “disability”) or by the named executive officer for “good reason” (as such terms are defined in the Severance Plan), the named executive officer will receive the following benefits if he or she timely signs and does not revoke a separation and release of claims agreement:

•
continuing payments of severance pay of the named executive officer’s base salary as in effect immediately prior to such termination (or if the termination is due to a resignation for good reason based on a material reduction in base salary, then such executive’s base salary in effect prior to the reduction) for a specified period of 12 months, in the case of Dr. Yang, nine months, in the case of Dr. Hsu, and six months, in the case of Ms. Wong;

•
reimbursement of premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the named executive officer and his or her eligible dependents, if any, for up to 12 months, in the case of Dr. Yang, nine months, in the case of Dr. Hsu, and six months, in the case of Ms. Wong, or a taxable lump-sum
payment for the equivalent period in the event payment of the COBRA premiums would violate applicable law; and

•
vesting acceleration as to any of the named executive officer’s Company time-based equity awards that are outstanding and unvested as of the date of such termination that were scheduled to vest during the
12-month
period following the date of such termination.

The Severance Plan will also provide that if during the change in control period, the employment of the applicable named executive officer is terminated by Apexigen without “cause” (excluding by reason of death or “disability”) or by the named executive officer for “good reason” (as such terms are defined in the Severance Plan), the named executive officer will receive the following benefits if he or she timely signs and does not revoke a separation and release of claims agreement:

•
a
lump-sum
payment equal to 24 months, in the case of Dr. Yang, 18 months, in the case of Dr. Hsu, and 12 months, in the case of Ms. Wong of the named executive officer’s annual base salary as in effect immediately prior to such termination (or if the termination is due to a resignation for good reason based on a material reduction in base salary, then such executive’s base salary in effect prior to the reduction);

•
a
lump-sum
payment equal to the named executive officer’s target bonus for the fiscal year in which his or her termination occurs multiplied by a fraction, the numerator of which is the number of days the named executive officer was employed during the fiscal year in which the termination occurs and the denominator is the number of days in such fiscal year;

•
reimbursement of premiums for coverage under COBRA, for the named executive officer and his or her eligible dependents, if any, for up to 24 months, in the case of Dr. Yang, 18 months, in the case of Dr. Hsu, and 12 months, in the case of Ms. Wong, or a taxable lump-sum
payment for the equivalent period in the event payment of the COBRA premiums would violate applicable law; and

•	vesting acceleration as to 100% of the then-unvested shares subject to all outstanding Company time-based equity awards held by such named executive officer.
In addition, if any of the payments or benefits provided for under the Severance Plan or otherwise payable to the named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the named executive officer will receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax
benefits to them. The Severance Plan does not require us to provide any tax gross-up
payments to the executive officers.
2022 Equity Incentive Plan
Summary of the 2022 Plan
The following paragraphs provide a summary of the principal features of the 2022 Plan and its operation. However, this summary is not a complete description of all of the provisions of the 2022 Plan and is qualified in its entirety by the specific language of the 2022 Plan.
Purposes of the 2022 Plan
The purposes of the 2022 Plan will be to attract and retain highly talented personnel; to provide additional incentive to eligible employees, directors, and consultants; and to promote the success of the Company business. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, RSUs, and performance awards as the administrator of the 2022 Plan may determine.
Eligibility
The 2022 Plan permits the grant of incentive stock options, within the meaning of Section 422 of the Code, to the Company’s employees and any of its parent and subsidiary corporations’ employees, and the grant of nonstatutory stock options, restricted stock, RSUs, stock appreciation rights and performance awards to employees, directors and consultants of the Company and employees and consultants of any of its parents or subsidiaries. As of the Closing date, the Company and its subsidiaries have, collectively, six non-employee directors
and approximately 30 employees (including employee directors).
Authorized Shares
Subject to the adjustment provisions contained in the 2022 Plan and the evergreen provision described below, as of the Closing Date, a total of 2,573,405 shares are reserved for issuance pursuant to the 2022 Plan. In addition, the shares reserved for issuance under the 2022 Plan will include any assumed awards that, on or after the date of the Closing, are cancelled, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Company for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Company due to failure to vest (provided that the maximum number of shares that may be added to the 2022 Plan pursuant to this sentence is 3,461,319 shares). The number of shares available for issuance under the 2022 Plan also will include an annual increase, or the evergreen feature, on the first day of each of Company’s fiscal years, beginning with Company’s fiscal year 2023, equal to the least of:

•	3,216,756 shares of Company common stock;

•	a number of shares of Company common stock equal to 5% of the total number of shares of all classes of Company common stock outstanding as of the last day of the immediately preceding fiscal year; or

•	such number of shares of Company common stock as the administrator of the 2022 Plan may determine no later than the last day of Company’s immediately preceding fiscal year.
Shares issuable under the 2022 Plan may be authorized, but unissued, or reacquired shares of Company common stock. If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program (as described below), or, with respect to restricted stock, RSUs, or performance awards, is forfeited to or repurchased due to failure to vest, the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2022 Plan. With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2022 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2022 Plan. Shares that actually have been issued under the

2022 Plan under any award will not be returned to the 2022 Plan; except if shares issued pursuant to awards of restricted stock, RSUs, or performance awards are repurchased or forfeited due to failure to vest, such shares will become available for future grant under the 2022 Plan. Shares used to pay the exercise price of an award or satisfy the tax liabilities or withholding obligations related to an award (which withholdings may be in amounts greater than the minimum statutory amount required to be withheld as determined by the administrator of the 2022 Plan) will become available for future grant or sale under the 2022 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2022 Plan.
If any dividend or other distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up,
spin-off,
combination, reclassification, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure of the Company affecting the shares (other than any ordinary dividends or other ordinary distributions), the administrator of the 2022 Plan, to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2022 Plan, will adjust the number and class of shares that may be delivered under the 2022 Plan; the number, class, and price of shares covered by each outstanding award; and the numerical share limits contained in the 2022 Plan.
Plan Administration
The Board or one or more committees appointed by the Board has the authority to administer the 2022 Plan. The compensation committee of the Board initially will administer the 2022 Plan. In addition, to the extent it is desirable to qualify transactions under the 2022 Plan as exempt under
Rule 16b-3 of
the Exchange Act, such transactions will be structured to satisfy the requirements for exemption under
Rule 16b-3. Subject
to the provisions of the 2022 Plan, the administrator has the power to administer the 2022 Plan and make all determinations deemed necessary or advisable for administering the 2022 Plan, including the power to determine the fair market value of Company common stock, select the service providers to whom awards may be granted, determine the number of shares or dollar amounts covered by each award, approve forms of award agreements for use under the 2022 Plan, determine the terms and conditions of awards (including the exercise price, the time or times at which awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the 2022 Plan and awards granted under it, prescribe, amend and rescind rules and regulations relating to the 2022 Plan, including creating sub-plans, modify
or amend each award, and allow a participant to defer the receipt of payment of cash or the delivery of shares that otherwise would be due to such participant under an award. The administrator also has the authority to allow participants the opportunity under an exchange program to transfer outstanding awards granted under the 2022 Plan to a financial institution or other person or entity selected by the administrator, and to institute an exchange program by which outstanding awards granted under the 2022 Plan may be surrendered or cancelled in exchange for awards of the same type, which may have a higher or lower exercise price and different terms, awards of a different type or cash, or by which the exercise price of an outstanding award granted under the 2022 Plan is increased or reduced. The administrator’s decisions, interpretations and other actions are final and binding on all participants and will be given the maximum deference permitted by applicable law.
Stock Options
Stock options may be granted under the 2022 Plan. The per share exercise price of options granted under the 2022 Plan generally must be equal to at least 100% of the fair market value of a share of Company common stock on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of the Company’s (or any of its parent’s or subsidiary’s) outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the per share exercise price must equal at least 110% of the fair market value of a share of Company common stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, certain shares of Company common stock, cashless exercise, net exercise, as well as other types of consideration permitted by applicable law. After the cessation of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the option will remain exercisable for six months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the cessation of service. An option, however, may not be exercised later than the expiration of its term. Subject to the provisions of the 2022 Plan, the administrator determines the terms of options. Until shares are issued under an option, the participant will not have any right to vote or receive dividends or have any other rights as a stockholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the 2022 Plan, as summarized further above.
Stock Appreciation Rights
Stock appreciation rights may be granted under the 2022 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of Company common stock between the exercise date and the date of grant. The term of a stock appreciation right may not exceed ten years. After the cessation of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the stock appreciation rights will remain exercisable for six months following the cessation of service. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the cessation of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2022 Plan, the administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of Company common stock, or a combination of both, except that the per-share exercise
price for the shares to be issued pursuant to the exercise of a stock appreciation right generally will be no less than 100% of the fair market value per share on the date of grant. Until shares are issued under a stock appreciation right, the participant will not have any right to vote or receive dividends or have any other rights as a stockholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the 2022 Plan, as summarized further above.
Restricted Stock
Restricted stock may be granted under the 2022 Plan. Restricted stock awards are grants of shares of Company common stock that may have vesting requirements under any such terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the 2022 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever restrictions on transferability, forfeiture provisions or other restrictions or vesting conditions (if any) it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us). The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The administrator may determine that an award of restricted stock will not be subject to any period of restriction and consideration for such award is paid for by past services rendered as a service provider. Recipients of restricted stock awards generally will have voting rights and rights to dividends and other distributions with respect to such shares upon grant, unless the administrator provides otherwise. If such dividends or distributions are paid in shares, the shares will be subject to the same restrictions on transferability and forfeitability as the share of restricted stock with respect to which they were paid. Shares of restricted stock that do not vest are subject to the right of repurchase or forfeiture.
Restricted Stock Units
RSUs may be granted under the 2022 Plan. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of Company common stock. Subject to the provisions of the 2022 Plan, the administrator determines the terms and conditions of RSUs, including any vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned RSUs in the form of cash, shares, or a combination of both. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.
Performance Awards
Performance awards may be granted under the 2022 Plan. Performance awards are awards that may be earned in whole or in part on the attainment of performance goals or other vesting criteria that the administrator may determine, and that may be denominated in cash or stock. Each performance award will have an initial value that is determined by the administrator. Subject to the terms and conditions of the 2022 Plan, the administrator determines the terms and conditions of performance awards, including any vesting criteria and form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned performance awards in the form of cash, shares, or a combination of both. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.
Non-Employee Directors
All non-employee directors
are eligible to receive all types of awards (except for incentive stock options) under the 2022 Plan. The 2022 Plan provides that in any given fiscal year of the Company, no outside director may be granted any equity awards (including equity awards under the 2022 Plan) (the value of which will be based on their grant date fair value) and be provided any other compensation (including any cash retainers and fees) that in the aggregate exceed $750,000, provided that in the Company fiscal year of the individual’s initial service as a non-employee director,
such amount is increased to $1,000,000. For the purposes of this maximum limit provision, the grant date fair values of awards granted under the 2022 Plan will be determined according to GAAP. Any awards or other compensation provided to an individual for his or her services as an employee or a consultant (other than an outside director), or before the Closing, will not count toward this limit. This maximum limit provision does not reflect the intended size of any potential grants or a commitment to make grants to the outside directors under the 2022 Plan in the future.
Non-Transferability of
Awards
Unless the administrator provides otherwise, the 2022 Plan generally will not allow for the transfer of awards other than by will or the laws of descent and distribution, and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.
Dissolution or Liquidation
If there is a proposed liquidation or dissolution of the Company, the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.
Merger or Change in Control
The 2022 Plan provides that in the event of the Company’s merger or change in control, as defined in the 2022 Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent. The administrator may provide that awards granted under the 2022 Plan will be assumed or substituted by substantially equivalent awards, be terminated immediately before the merger or change in control, become vested and exercisable or payable and be terminated in connection with the merger or change in control, be terminated in exchange for cash or other property or any combination of the above. The administrator is not required to treat all awards, all awards held by a participant, all portions of awards, or all awards of the same type, similarly.
If a successor corporation does not so assume or substitute a substantially equivalent award for any outstanding award (or a portion of such award), then such award (or its applicable portion) will fully vest, all restrictions on such award (or its applicable portion) will lapse, all performance goals or other vesting criteria applicable to such award (or its applicable portion) will be deemed achieved at 100% of target levels and such award (or its applicable portion) will become fully exercisable, if applicable, for a specified period before the transaction, unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant authorized by the administrator. The award (or its applicable portion) will then terminate upon the expiration of the specified period of time. If an option or stock appreciation right is not assumed or substituted, the administrator will notify the participant that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.
In addition, in the event of a change in control, awards granted to a non-employee director
will fully vest, all restrictions on such awards will lapse, all performance goals or other vesting criteria applicable to such awards will be deemed achieved at 100% of target levels and such awards will become fully exercisable, if applicable, unless specifically provided otherwise under the applicable award agreement or other written agreement with the non-employee director
authorized by the administrator.
Forfeiture and Clawback
Awards will be subject to any clawback policy we may adopt pursuant to the listing standards of any national securities exchange or association on which the Company securities are listed or as is otherwise required by applicable laws. The administrator also may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. The administrator may require a participant to forfeit or return to the Company or reimburse the Company for all or a portion of the award and any amounts paid under the award in order to comply with any clawback policy of the Company as described in the first sentence of this paragraph or with applicable laws.
Amendment or Termination
The 2022 Plan became effective immediately prior to the Closing and will continue in effect until terminated by the administrator. However, no incentive stock options may be granted after the ten-year anniversary
of the earlier of the adoption by the BCAC Board or BCAC stockholder approval of the 2022 Plan, and the evergreen feature of the 2022 Plan will terminate on the ten-year anniversary
of the earlier of the BCAC Board or BCAC stockholder approval of the 2022 Plan. In addition, the administrator will have the authority to amend, suspend, or terminate the 2022 Plan or any part of the 2022 Plan, at any time and for any reason, but such action generally may not materially impair the rights of any participant without his or her written consent.
2022 Employee Stock Purchase Plan
Summary of the 2022 Employee Stock Purchase Plan
The following is a summary of the principal features of the 2022 ESPP and its operation. This summary does not contain all of the terms and conditions of the 2022 ESPP and is qualified in its entirety by the specific language of the 2022 ESPP.

Purpose
The purpose of the 2022 ESPP is to provide eligible employees with an opportunity to purchase shares of the Company common stock through accumulated contributions, which generally will be made through payroll deductions. The 2022 ESPP will permit the administrator of the 2022 ESPP to grant purchase rights that qualify for preferential tax treatment under Section 423 of the Code. In addition, the 2022 ESPP will authorize the grant of purchase rights that do not qualify under Code Section 423 pursuant to rules, procedures or sub-plans adopted
by the administrator that are designed to achieve desired tax or other objectives.
Shares Available for Issuance
As of the Closing Date, the number of shares of Company common stock available for issuance under the 2022 ESPP is 257,341. The number of shares of Company common stock available for issuance under the 2022 ESPP will be increased on the first day of each fiscal year beginning with Company’s fiscal year 2023 in an amount equal to the least of (i) 536,126 shares of Company common stock, (ii) a number of shares of Company common stock equal to 1% of the total number of shares of all classes of Company common stock outstanding on the last day of the immediately preceding fiscal year, or (iii) such number of shares determined by the administrator no later than the last day of the immediately preceding fiscal year of Company. Shares issuable under the 2022 ESPP may be authorized, but unissued, or reacquired shares of Company common stock.
We currently are unable to determine how long this share reserve may last because the number of shares that will be issued in any year or offering period depends on a variety of factors that cannot be predicted with certainty, including, for example, the number of employees who elect to participate in the 2022 ESPP, the level of contributions made by participants and the future price of shares of Company common stock.
The 2022 ESPP provides that in the event that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination,
reclassification, repurchase or exchange of the Company common stock or other securities of the Company or other change in the Company’s corporate structure affecting the Company common stock occurs (other than any ordinary dividends or other ordinary distributions), to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the 2022 ESPP, the administrator will make adjustments to the number and class of shares that may be delivered under the 2022 ESPP and the purchase price per share and number and class of shares covered by each option granted under the 2022 ESPP that has not yet been exercised, and the numerical share limits under the 2022 ESPP.
Administration
The compensation committee of the Board administers the 2022 ESPP. The administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the 2022 ESPP, delegate ministerial duties to any of our employees, designate separate offerings under the 2022 ESPP, designate any subsidiaries of the Company as participating in the 2022 ESPP, determine eligibility, adjudicate all disputed claims filed under the 2022 ESPP and establish procedures that it deems necessary or advisable for the administration of the 2022 ESPP, including adopting such procedures, sub-plans and
appendices to the enrollment agreement as are necessary or appropriate to permit participation in the 2022 ESPP by employees who are non-U.S. nationals
or employed outside the U.S. The administrator’s findings, decisions and determinations will be final and binding on all participants to the maximum extent permitted by law.
Eligibility
Generally, any of our employees will be eligible to participate in our 2022 ESPP if they are customarily employed by the Company or any of its participating subsidiaries for at least 20 hours per week and more than five months in any calendar year. The administrator, in its discretion, before an enrollment date for all options granted on such enrollment date in an offering, may determine that an employee who (i) has not completed at least two years of service (or a lesser period of time determined by the administrator) since the employee’s last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (iv) is a highly compensated employee within the meaning of Code Section 414(q) or (v) is a highly compensated employee within the meaning of Code Section 414(q) with compensation above a certain level or who is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act, is not eligible to participate in an offering. However, an employee may not be granted an option to purchase stock under our 2022 ESPP if the employee (i) immediately after the grant, would own stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of the Company or any parent or subsidiary of the Company; or (ii) holds rights to purchase stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of stock for each calendar year during which his or her right to purchase shares is outstanding at any time. As of the Closing Date, we expect the Company to have, collectively, approximately 30 employees (including employee directors).
Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of Company common stock. Participation ends automatically upon termination of employment with the Company (or its participating subsidiaries).
Offering Periods and Purchase Periods
The 2022 ESPP will include a component (the “423 Component”) that is intended to qualify as an “employee stock purchase plan” under Code Section 423, and a component that does not comply with Code Section 423
(the “Non-423 Component”).
For purposes of this summary, a reference to the 2022 ESPP generally will mean the terms and operations of the 423 Component.
The 2022 ESPP will provide for offering periods with a duration and start and end dates as determined by the administrator, provided that no offering period will have a duration exceeding 27 months. Unless determined otherwise by the administrator, each offering period will have one purchase period with the same duration as the offering period. The administrator is authorized to change the duration of future offering periods and purchase periods under the 2022 ESPP, including the starting and ending dates of offering periods and purchase periods and the number of purchase periods in any offering periods. Unless determined otherwise by the administrator and to the extent an offering period provides for more than one purchase date in such offering period, if the fair market value of a share of Company common stock on a purchase date is less than the fair market value of a share of Company common stock on the first trading day of the offering period, participants in that offering period will be withdrawn from that offering period following their purchase of shares on such purchase date and automatically will be enrolled in a new offering period.
Contributions
The 2022 ESPP will permit participants to purchase shares of the Company common stock through payroll deductions of up to 15% of their eligible compensation, which includes a participant’s base straight time gross earnings but excludes payments for overtime and shift premium, incentive compensation, bonuses, commissions, equity compensation and other similar compensation. The administrator may change the compensation eligible for contribution under the 2022 ESPP on a uniform and nondiscriminatory basis for future offering periods.
Exercise of Purchase Right
Amounts deducted and accumulated by a participant under the 2022 ESPP are used to purchase shares of Company common stock at the end of each purchase period. The purchase price of the shares will be 85% of the lower of (i) the fair market value of a share of Company common stock on the first trading day of the offering period or (ii) the fair market value of a share of Company common stock on the exercise date. A participant will be permitted to purchase a maximum of 8,500 shares during each offering period, provided that the administrator may increase or decrease such maximum number of shares for each purchase period or offering period. Until shares of Company common stock are issued (as evidenced by the appropriate entry on our books or the books of a duly authorized transfer agent of ours) to a participant, the participant will have only rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder with respect to such shares.
Termination of Participation
Participation in the 2022 ESPP generally will terminate when a participating employee’s employment with the Company or a participating subsidiary of the Company ceases for any reason, the employee withdraws from the 2022 ESPP or the Company terminates or amends the 2022 ESPP such that the employee no longer is eligible to participate. An employee may withdraw his or her participation in the 2022 ESPP at any time in accordance with procedures, and prior to any applicable deadline, specified by the administrator. Upon withdrawal from the 2022 ESPP, generally the employee will receive all amounts credited to his or her account without interest (unless otherwise required under applicable law) and his or her payroll withholdings or contributions under the 2022 ESPP will cease.
Non-Transferability
A participant will not be permitted to transfer the contributions credited to his or her 2022 ESPP account or rights granted under the 2022 ESPP, other than by will or the laws of descent and distribution.
Dissolution or Liquidation
In the event of the Company’s proposed dissolution or liquidation, any offering period in progress will be shortened by setting a new purchase date and will terminate immediately before the completion of such proposed transaction, unless determined otherwise by the administrator.
Merger or Change in Control
In the event of a merger or change in control of the Company, as defined in the 2022 ESPP, a successor corporation may assume or substitute for each outstanding option. If the successor corporation does not assume or substitute for the options, the offering period then in progress under the 2022 ESPP will be shortened, and a new exercise date will be set to occur before the date of the proposed merger or change in control. The administrator will notify each participant that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period.
Amendment; Termination
The 2022 ESPP became effective immediately prior to the Closing. The administrator will have the authority to modify, amend, suspend or terminate the 2022 ESPP except that, subject to certain exceptions described in the 2022 ESPP, no such action may adversely affect any outstanding rights to purchase shares of Company common stock under the 2022 ESPP. The 2022 ESPP will terminate automatically 20 years after it became effective, unless the administrator of the 2022 ESPP terminates it earlier.
2020 Equity Incentive Plan
The Legacy Apexigen Board adopted and Legacy Apexigen stockholders approved the Apexigen 2020 Plan in 2020. The 2020 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, employees of Apexigen and its parent and subsidiary corporations, and for the grant of nonstatutory stock options, restricted stock, RSUs and stock appreciation rights to Apexigen employees, directors, and consultants and Apexigen parent and subsidiary corporations’ employees and consultants. As of June 30, 2022, stock options covering 7,707,748 shares of Legacy Apexigen common stock were outstanding under the 2020 Plan or 789,643 shares after giving effect to the Exchange Ratio in connection with the Closing.

Authorized Shares
Subject to the adjustment provisions set forth in the 2020 Plan, the maximum aggregate number of shares of Apexigen common stock that may be subject to awards and sold under the 2020 Plan is equal to (i) the number of shares that, as of the date of Legacy Apexigen Board approval of the 2020 Plan, have been reserved but not issued pursuant to any awards granted under the Apexigen 2010 Equity Incentive Plan (the “2010 Plan”) and are not subject to any awards granted thereunder, plus (ii) any shares subject to stock options or similar awards granted under the 2010 Plan that, after the date of Legacy Apexigen Board approval of the 2020 Plan, expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2010 Plan that, after the date of Legacy Apexigen Board approval of the 2020 Plan, are forfeited to or repurchased by Apexigen, with the maximum number of Shares to be added to the 2020 Plan pursuant to clauses (i) and (ii) equal to 43,750,971 Shares. Shares granted under the 2020 Plan may be authorized but unissued, or reacquired shares of Apexigen common stock.
If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, or, with respect to restricted stock or RSUs is forfeited to or repurchased by us due to failure to vest, the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2020 Plan (unless the 2020 Plan has terminated). With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2020 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2020 Plan (unless the 2020 Plan has terminated). Shares that have actually been issued under the 2020 Plan will not be returned to the 2020 Plan except if shares issued pursuant to awards of restricted stock or RSUs, are repurchased by or forfeited to us, such shares will become available for future grant under the 2020 Plan. Shares used to pay the exercise price of an award or satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2020 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2020 Plan.
Plan Administration
The Apexigen Board or one or more committees appointed by the Apexigen Board administers the 2020 Plan. Subject to the provisions of the 2020 Plan, the administrator has the power to the 2020 Plan and make all determinations deemed necessary or advisable for administering the 2020 Plan, including the power to determine the fair market value of Apexigen common stock, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the 2020 Plan, determine the terms and conditions of awards (such as the exercise price, the time or times at which awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating to the award), construe and interpret the terms of the 2020 Plan and awards granted under it, prescribe, amend and rescind rules relating to the 2020 Plan (including creating sub-plans),
modify, or amend each award, such as the discretionary authority to extend the post-termination exercisability period of awards (except no option or stock appreciation right will be extended past its original maximum term), and allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator also has the authority to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type (which may have a higher or lower exercise price and/or different terms), awards of a different type, and/or cash, by which participants would have the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, or by which the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, interpretations, and other actions are final and binding on all participants.
Stock Options
Stock options may be granted under the 2020 Plan. Generally, the per share exercise price of options granted under the 2020 Plan must be at least equal to the fair market value of a share of Apexigen common stock on the date of grant, provided that options may be granted with a per share exercise less than the fair market value of a share on the date of grant pursuant to transaction described in and in a manner consistent with Section 424(a) of the Code. The term of an incentive stock option may not exceed 10 years. With respect to any incentive stock option granted to an employee who owns more than 10% of the voting power of all classes of Apexigen (or any parent or subsidiary of Apexigen) outstanding stock, the term of the incentive stock option must not exceed five years and the per share exercise price of the incentive stock option must equal at least 110% of the fair market value of a share of Apexigen common stock on the grant date. The administrator determines the methods of payment of the exercise price of an option, which may include cash, shares, or other property acceptable to the administrator to the extent permitted by applicable law. After termination of service of a participant, he or she may exercise the vested portion of his or her option for six months following a termination due to death or disability, for 30 days following a termination for any other reason, or for any longer period specified in the applicable option agreement. An option, however, may not be exercised later than the expiration of its term. Subject to the provisions of the 2020 Plan, the administrator determines the other terms of options.
Stock Appreciation Rights
Stock appreciation rights options may be granted under the 2020 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of the underlying shares of Apexigen common stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding 10 years. After the termination of service of an employee, director, or consultant, he or she will be able to exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2020 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of Apexigen common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value of a share of Apexigen common stock on the date of grant.
Restricted Stock
Restricted stock may be granted under the 2020 Plan. Restricted stock awards are grants of shares of Apexigen common stock that vest in accordance with terms and conditions established by the administrator.
The administrator will determine the number of shares of restricted stock granted to any employee, director, or consultant and, subject to the provisions of the 2020 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever vesting conditions it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us), except the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to Apexigen’s right of repurchase or forfeiture.
RSUs
Restricted stock units may be granted under the 2020 Plan. RSUs are bookkeeping entries representing an amount equal to the fair market value of one share of Apexigen common stock. Subject to the provisions of the 2020 Plan, the administrator determines the terms and conditions of RSUs, including the vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, business unit or individual goals (such as continued employment or service), or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned RSUs in the form of cash, in shares or in some combination thereof. In addition, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Non-Transferability
of Awards
Unless the administrator provides otherwise, the 2020 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferrable, such award may only be transferred (i) by will, (ii) by the laws of descent and distribution, or (iii) as permitted by Rule 701 of the Securities Act.
Certain Adjustments
In the event of certain changes in Apexigen’s capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2020 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2020 Plan and/or the number, class, and price of shares covered by each outstanding award and the numerical share limits set forth in the 2020 Plan. The administrator will make such adjustments to an award required by Section 25102(o) of the California Corporations Code to the extent Apexigen is relying upon the exemption afforded thereby with respect to the award.
Dissolution or Liquidation
In the event of Apexigen’s proposed liquidation or dissolution, the administrator will notify participants as soon as practicable prior to the effective date of such proposed transaction, and to the extent not exercised, all awards will terminate immediately prior to the consummation of such proposed transaction.
Merger or Change in Control
The 2020 Plan provides that in the event of a merger or change in control, as defined under the 2020 Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent. The administrator is not required to treat all awards, all awards held by a participant, or all awards of the same type similarly.
If a successor corporation does not assume or substitute for any outstanding award, then the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and RSUs will lapse, and for awards with performance-based vesting, unless specifically provided for otherwise under the applicable award agreement or other agreement or policy applicable to the participant, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. If an option or stock appreciation right is not assumed or substituted in the event of a change in control, the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.
Forfeiture Events
The administrator may specify in an award agreement that a participant’s rights, payments, and benefits with respect to an award will be subject to the reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an award. Award will be subject to any clawback policy Apexigen establishes. The administrator may require a participant to forfeit, return or reimburse us all or a portion of an award and any amounts paid thereunder pursuant to the terms of the any clawback policy we establish or as necessary or appropriate to comply with applicable laws.
Amendment; Termination
The Apexigen Board has the authority to amend, alter, suspend, or terminate the 2020 Plan, provided such action does not impair the rights of any participant, unless mutually agreed to in writing between the participant and the administrator. Upon completion of the Business Combination, the 2020 Plan was terminated, and no further awards will be granted thereunder. All outstanding awards will continue to be governed by their existing terms.

2010 Equity Incentive Plan
In 2010, the Legacy Apexigen Board adopted, and Legacy Apexigen stockholders approved, the 2010 Plan. The 2010 Plan was amended from time to time to increase the aggregate number of shares of Apexigen common stock reserved for issuance under the 2010 Plan, and was last amended on November 24, 2017, which amendment was approved by Legacy Apexigen stockholders. The 2010 Plan was terminated in connection with the adoption of the 2020 Plan.
The 2010 Plan permitted the grant of incentive stock options, within the meaning of Section 422 of the Code, to Apexigen employees and Apexigen parent and subsidiary corporations’ employees, and the grant of nonstatutory stock options, stock appreciation rights, restricted stock, and RSUs to Apexigen employees, directors and consultants and Apexigen’s parent and subsidiary corporations’ employees and consultants.
As of June 30, 2022, stock options covering 26,047,744 shares of Legacy Apexigen common stock were outstanding under the 2010 Plan or 2,668,539 shares after giving effect to the Exchange Ratio in connection with the Closing.
Authorized Shares
The 2010 Plan was terminated in connection with the adoption of the 2020 Plan and no additional awards will be granted thereunder. The 2010 Plan continues to govern outstanding awards granted thereunder.
Plan Administration
The Apexigen Board or one or more committees appointed by the Apexigen Board administers the 2010 Plan. Subject to the provisions of the 2010 Plan, the administrator has the power to administer the 2010 Plan and make all determinations deemed necessary or advisable for administering the 2010 Plan, such as the power to determine the fair market value of Apexigen common stock, construe and interpret the terms of the 2010 Plan and awards granted under it, prescribe, amend and rescind rules relating to the 2010 Plan (including creating sub-plans),
modify, or amend each award, such as the discretionary authority to extend the post-termination exercisability period of awards and to extend the maximum term of an option, and allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator also has the authority to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type (which may have a higher or lower exercise price and/or different terms), awards of a different type, and/or cash, by which participants would have the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, or by which the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, interpretations, and other actions are final and binding on all participants.
Options
Stock options could be granted under the 2010 Plan. The per share exercise price of options granted under the 2010 Plan must have been at least equal to the fair market value of a share of Apexigen common stock on the date of grant, provided that options could be granted with a per share exercise less than the fair market value of a share on the date of grant pursuant to transaction described in and in a manner consistent with Section 424(a) of the Code. The term of an option granted under the 2010 Plan may not exceed 10 years. With respect to any incentive stock option granted to an employee who owns more than 10% of the voting power of all classes of Apexigen (or any parent or subsidiary of Apexigen) outstanding stock, the term of the incentive stock option does not exceed five years and the per share exercise price of the incentive stock option must equal at least 110% of the fair market value of a share Apexigen common stock on the grant date. The administrator determined the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator to the extent permitted by applicable law. After termination of service of a participant, he or she may exercise the vested portion of his or her option for six months following a termination due to death or disability, for 30 days following a termination for any other reason, or for any longer period specified in the applicable option agreement. However, in no event may an option be exercised later than the expiration of its term. Subject to the provisions of the 2010 Plan, the administrator determined the other terms of options.
Restricted Stock
Restricted stock could be granted under the 2010 Plan. Restricted stock awards are grants of shares of Apexigen common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director, or consultant and, subject to the provisions of the 2010 Plan, will determine the terms and conditions of such awards. The administrator could impose whatever conditions for lapse of the restriction on the shares it determines to be appropriate (for example, the administrator could set restrictions based on the achievement of specific performance goals or continued service to us), except the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally have voting and dividend rights with respect to such shares upon grant without regard to the restriction, unless the administrator provides otherwise. Shares of restricted stock as to which the restrictions have not lapsed are subject to an Apexigen right of repurchase or forfeiture.
Non-Transferability
of Awards
Unless the administrator provides otherwise, the 2010 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferrable, such award may only be transferred (i) by will, (ii) by the laws of descent and distribution, or (iii) as permitted by Rule 701 of the Securities Act.
Certain Adjustments
In the event of certain changes in Apexigen capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2010 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2010 Plan and/or the number, class and price of shares covered by each outstanding award.
Dissolution or Liquidation
In the event of Apexigen’s proposed liquidation or dissolution, the administrator will notify participants as soon as practicable prior to the effective date of such proposed transaction, and to the extent not exercised, all awards will terminate immediately prior to the consummation of such proposed transaction.
Merger or Change in Control
The 2010 Plan provides that in the event of a merger or change in control, as defined under the 2010 Plan, each outstanding award will be treated as the administrator determines. If a successor corporation does not assume or substitute for any outstanding award, then the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and RSUs will lapse, and for awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. If an option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.
Amendment; Termination
The Apexigen Board had the authority to amend, alter, suspend or terminate the 2010 Plan, provided such action could not impair the existing rights of any participant, unless mutually agreed to in writing between the participant and the administrator. As noted above, the 2010 Plan was terminated on August 6, 2020 upon the adoption of the 2020 Plan.

401(k) Plan
We maintain a 401(k) retirement savings plan for the benefit of our employees, including our named executive officers, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code, on a pre-tax
or
after-tax
(Roth) basis, through contributions to the 401(k) plan. The 401(k) plan provides for employer safe harbor contributions of 100% of the first 4% of compensation deferred. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified
retirement plan,
pre-tax
contributions to the 401(k) plan, and earnings on those
pre-tax
contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan.
Limitation of Liability and Indemnification
The Company’s amended and restated certificate of incorporation and amended and restated bylaws provides that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by Delaware law. Delaware law prohibits the amended and restated certificate of incorporation of the Company from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.
If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. The amended and restated certificate of incorporation of the Company does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary
relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.
In addition to the indemnification required in the amended and restated certificate of incorporation of the Company and amended and restated bylaws, we entered into an indemnification agreement with each member of our Board and each of our officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding, or alternative dispute resolution mechanism or hearing, inquiry, or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent, or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent, or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent, or fiduciary of another entity. In the case of an action or proceeding by or in the right of our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
The limitation of liability and indemnification provisions in the amended and restated certificate of incorporation of the Company and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Moreover, a stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Certain Relationships and Related Person Transactions
Procedures with Respect to Review and Approval of Related Person Transactions
The Board recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests (or the perception thereof). The Company’s audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between the Company and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. The charter of the Company’s audit committee provides that the audit committee will review and approve in advance any related party transaction.
The Board has adopted a formal written policy providing that the Company is not permitted to enter into any transaction that exceeds $120,000 and in which any related person has a direct or indirect material interest without the consent of the audit committee. In approving or rejecting any such transaction, the audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.
Certain Relationships and Related Person Transactions—Legacy Apexigen
The following is a description of certain relationships and transactions since January 1, 2019 involving Legacy Apexigen’s directors, executive officers, or beneficial holders of more than 5% of Legacy Apexigen’s capital stock. Compensation arrangements and indemnification arrangements with Legacy Apexigen’s directors and officers are described in “
Management – Director Compensation
” and “
Executive Compensation
.”
Series C Preferred Stock Transaction
From November 2019 through March 2020, Legacy Apexigen issued and sold an aggregate of 41,756,143 shares of Legacy Apexigen Series C preferred stock at a purchase price of $1.54974 per share for an aggregate purchase price of approximately $64.7 million.
The following table presents the number of shares and the total purchase price paid by Legacy Apexigen’s directors, executive officers, or beneficial holders of more than 5% of Legacy Apexigen’s capital stock in the transaction:

Name	Number of Shares	Purchase Price
Entity affiliated with Oceanpine Capital(1)	9,679,042	$14,999,999
Entity affiliated with Decheng Capital(1) (2)	8,065,869	12,500,000
Kenneth Fong(1) (3)	193,580	299,999

Total	17,938,491	$27,799,997

(1)	Additional details regarding this stockholder and the stockholder’s equity holdings are provided in “ Security Ownership of Certain Beneficial Owners and Management. ”
(2)	Dan Zabrowski is a venture partner at Decheng Capital and is a member of Legacy Apexigen’s board of directors.
(3)	Kenneth Fong is the former Chair of Legacy Apexigen’s board of directors.
Subscription Agreements
In connection with the execution of the Business Combination Agreement, BCAC and the PIPE Investors entered into the Subscription Agreements, pursuant to which the PIPE Investors subscribed for an aggregate of 1,502,000 PIPE Units at a purchase price of $10.00 per PIPE Unit for an aggregate purchase price of $15,020,000. The PIPE Investment was consummated substantially concurrently with the Closing and the Company received

$14,520,000 of the expected $15,020,000 from PIPE Investors. The Company expects to receive the remaining $500,000 once a final investor satisfies applicable regulatory requirements.
The following table presents the number of PIPE Units and the total purchase price paid by Legacy Apexigen’s directors, executive officers, or beneficial holders of more than 5% of Legacy Apexigen’s capital stock in the transaction:

Name	Number of PIPE Units	Purchase Price
Entity affiliated with Oceanpine Capital(1)	50,000	$500,000
Entity affiliated with 3E Bioventures Capital(1)	100,000	1,000,000
Entity affiliated with William J. Rutter(1)(2)	200,000	2,000,000
Xiaodong Yang(1)(3)	20,000	200,000
Gordon Ringold(1)(4)	10,000	100,000

Total	380,000	$3,800,000

(1)	Additional details regarding this stockholder and the stockholder’s equity holdings are provided in “ Security Ownership of Certain Beneficial Owners and Management. ”
(2)	William J. Rutter is a member of Legacy Apexigen’s board of directors.
(3)	Xiaodong Yang is Apexigen’s President and CEO and is a member of Legacy Apexigen’s board of directors.
(4)	Gordon Ringold is a member of Legacy Apexigen’s board of directors.
Investors’ Rights Agreement
Legacy Apexigen is a party to an investors’ rights agreement, as amended, with certain holders of its capital stock, including an entity affiliated with Decheng Capital, an entity affiliated with Oceanpine Capital, Xiaodong Yang, Kenneth Fong, William J. Rutter and an entity affiliated with Dr. Rutter. Dr. Dan Zabrowski is a venture partner at Decheng Capital and is a member of Legacy Apexigen’s board of directors, Dr. Xiaodong Yang is the President and Chief Executive Officer and a director of Legacy Apexigen, Dr. Kenneth Fong is the former Chair of Legacy Apexigen’s board of directors, and Dr. William J. Rutter is a director of Legacy Apexigen. Under the investors’ rights agreement, certain holders of Legacy Apexigen’s capital stock have the right to demand that Legacy Apexigen file a registration statement or request that their shares of Apexigen capital stock be covered by a registration statement that Apexigen is otherwise filing. This investors’ rights agreement terminated in connection with the Closing.
Indemnification Agreements
Legacy Apexigen has entered into separate indemnification agreements with each of its directors and executive officers, in addition to the indemnification provided for in its amended and restated certificate of incorporation and amended and restated bylaws. The indemnification agreements and its amended restated certificate of incorporation and amended and restated bylaws require Legacy Apexigen to indemnify its directors, executive officers, and certain controlling persons to the fullest extent permitted by Delaware law.
Certain Relationships and Related Person Transactions—BCAC
Apexigen Stockholder Support Agreement
Concurrently with the execution of the Business Combination Agreement, the Supporting Apexigen Stockholders entered into the Apexigen Stockholder Support Agreement with Legacy Apexigen and BCAC, pursuant to which such Supporting Apexigen Stockholders agreed to, at any meeting of the stockholders of Legacy Apexigen called for the purpose of approving the Merger, and in connection with any action by written consent of the stockholders requested by Legacy Apexigen for the purposes of approving the Merger, vote in favor of or consent to the Merger, the Business Combination Agreement and any transactions contemplated thereby or under any other agreements executed and delivered in connection therewith.

Registration Rights and
Lock-Up
Agreement
Concurrently with the execution of the Business Combination Agreement, BCAC and certain stockholders of Legacy Apexigen entered into the Registration Rights and
Lock-Up
Agreement. Pursuant to the Registration Rights and
Lock-Up
Agreement, the Company agreed to file a shelf registration statement with respect to the registrable securities thereunder within 45 days of the Closing. The Company will thereafter be required to maintain a registration statement that is continuously effective and to cause the registration statement to regain effectiveness in the event that it ceases to be effective, subject to the provisions set forth in the Registration Rights and
Lock-Up
Agreement. The Company will be required to file a registration statement upon written demand of a majority in interest of the then outstanding equity securities of the Company (including the shares of Company common stock issued or issuable upon the exercise or conversion of any such equity security) held by holders who are parties to the Registration Rights and
Lock-Up
Agreement. The Company is obligated to effect up to two (2) registrations pursuant to such demand registration. In addition, the holders have certain “piggyback” registration rights with respect to registrations initiated by the Company.
Subject to certain exceptions, the holders agreed to a
lock-up
on their respective shares of Company common stock during (A) for half of such shares, the period ending on the earlier of (i) the date that is six months after the date of the Closing or (ii) the date on which, subsequent to the Closing, the last sale price of Company common stock (x) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing after the Closing, and (B) for the remaining half of such shares, until six months after the date of the Closing; or earlier, in either case, if, subsequent to the Closing, the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Company common stock for cash, securities or other property. At the sole discretion of the majority of the independent members of the board of directors of the Company, the lock-up
period may end earlier.
Founder Shares
On May 27, 2020, the Sponsor purchased 1,437,500 shares of BCAC Common Stock (“Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.017 per share. 57,500 Founder Shares were transferred to Ladenburg Thalmann & Co. Inc., the BCAC IPO underwriter, and certain of its employees (“Representative”). As of the Closing, 1,380,000 Founder Shares were outstanding and held by the Sponsor and 57,500 were held by Representative. As a result of the Merger, the Sponsor forfeited 436,021 Founder Shares. Prior to the initial investment in BCAC of $25,000 by the Sponsor, BCAC had no assets, tangible or intangible. The per share price of the Founder Shares was determined by dividing the amount of cash contributed to BCAC by the number of Founder Shares issued. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would, in the aggregate, represent 20% of the outstanding shares of common stock upon completion of the BCAC IPO.
BCAC IPO Placement Units
Simultaneously with the consummation of the BCAC IPO, we consummated a private placement of an aggregate of 247,000 placement units to the Sponsor at a price of $10.00 per placement unit, generating total proceeds of $2,470,000. Of the gross proceeds received from the BCAC IPO and the placement units, $58,075,000 was placed into the Trust Account.
Trust Extension Payments.
The BCAC IPO prospectus and Existing Charter provided that BCAC initially had until May 2, 2022 (the date which was 15 months after the consummation of the BCAC IPO) to complete a Business Combination. On April 26, 2022, BCAC’s stockholders approved the Extension Amendment.
In connection with the Extension Amendment, the Sponsor, or its designees, agreed to loan $0.033 for each Public Share that BCAC Public Stockholders did not elect to redeem in April 2022 (“Additional Contributions”)

to BCAC by way of the Extension Note, commencing on May 2, 2022, and on the 2nd day of each subsequent month, or portion thereof, that is needed by BCAC to complete the Business Combination from May 2, 2022 until October 2, 2022. The amount of the Additional Contributions did not bear interest and became repayable by the Company to the Sponsor or its designees upon the Closing.
On May 2, 2022, BCAC issued the Extension Note in the principal amount of $0.2 million to the Sponsor. The Extension Note was subsequently amended and restated to reflect identical additional principal amounts on each of June 2, 2022 and June 29, 2022 (for an aggregate principal amount of $0.5 million).
See
the Current Report on Form
8-K
filed with the SEC on June 30, 2022. The Sponsor deposited such funds into the Trust Account. Also on May 2, 2022, BCAC issued the Working Capital Note in the aggregate principal amount of $0.4 million to the Sponsor. The Working Capital Note was issued to provide BCAC with additional working capital during the extended period during which BCAC must complete its initial business combination, and will not be deposited into the trust account established by BCAC for the benefit of its stockholders at J.P. Morgan Chase Bank, N.A (“Trust Account”). BCAC issued the Working Capital Note in consideration for a loan from the Sponsor to fund BCAC’s working capital requirements. The Working Capital Note became convertible at the Sponsor’s election upon the Closing of the Business Combination. Upon such election, the Working Capital Note will convert, at a price of $10.00 per unit, into units identical to the private placement units issued in connection with the BCAC IPO. The Extension and Working Capital Notes totaled $0.9 million and were repaid upon Closing.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth beneficial ownership of the Company’s Common Stock as of the Closing Date (the “Ownership Date”), after giving effect to (i) the consummation of the Business Combination, PIPE Investment and the issuance of 150,000 shares of the Company’s Common Stock to Lincoln Park pursuant to the Lincoln Park Purchase Agreement, (ii) the BCAC Shares Redemption and the Sponsor Shares Forfeiture:

•	each person who is known to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock;

•	each of the Company’s named executive officers and directors; and

•	all current executive officers and directors of the Company as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of the Ownership Date.
The beneficial ownership of the Company’s Common Stock is based on 21,445,035 shares of the Company’s Common Stock outstanding as of the Ownership Date.
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G or 13D filed with the SEC. Unless otherwise indicated, the Company believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Greater than 5% Stockholders:
Decheng Capital China Life Sciences USD Fund II, L.P. (1)	1,894,551	8.8%
Brookline Capital Holdings, LLC (2)	1,314,479	6.1%
3E Bioventures Capital, L.P. (3)	1,141,599	5.3%

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors: (4)
Xiaodong Yang, M.D., Ph.D. (5)	1,738,423	7.7%
Frank Hsu, M.D. (6)	56,217	*
Amy Wong (7)	411,077	1.9%
Meenu Karson	—	*
Herb Cross (8)	24,853	*
Jakob Dupont, M.D. (9)	22,874	*
Gordon Ringold, Ph.D. (10)	34,882	*
Scott Smith (11)	26,273	*
Samuel P. Wertheimer, Ph.D.	—	*
Dan Zabrowski, Ph.D.	—	*
All current directors and executive officers as a group (12 persons) (12)	2,314,599	10.0%

*	Represents beneficial ownership of less than 1%
(1)
Consists of shares held of record by Decheng Capital China Life Sciences USD Fund II, L.P. (Decheng Capital). Decheng Capital Management II (Cayman), LLC (Decheng Management) serves as the general partner of Decheng Capital and possesses the power to direct the voting and disposition of the shares owned by Decheng Capital. Dr. Min Cui, the founder and managing director of Decheng Capital, is the sole director and sole voting shareholder of Decheng Management and has sole voting and dispositive power over the shares held by Decheng Capital. The address for Decheng Capital is No. 6, 1006 Huashan Road, Shanghai 200050, China.

(2)
Consists of 1,190,979 shares held of record by Brookline Capital Holdings, LLC (BCH) and 123,500 shares subject to Private Placement Warrants held by BCH that are exercisable within 60 days of July 29, 2022. William Buchanan, Jr. serves as the Managing Partner of Brookline Capital Markets, which is the managing member of BCH. Consequently, such person may be deemed the beneficial owner of the shares and warrants held by BCH and have voting and dispositive control over such securities. Such person disclaims beneficial ownership of any shares or warrants other than to the extent he may have a pecuniary interest therein, directly or indirectly. The address for BCH is 280 Park Avenue, Suite 43W, New York, NY 10017.

(3)
Consists of shares held of record by BC Rabbit Limited and BC Bunny Limited. 3E Bioventures Capital, L.P. (3E Fund) controls BC Rabbit Limited and BC Bunny Limited. 3E Bioventures GP, LLC (3E GP) is the ultimate general partner of 3E Fund. Each of Qianye Karen Liu, the sole director of 3E GP, and Yu Fang and Jin Li, members of 3E GP, may be deemed to hold shared voting and dispositive power over the shares held by 3E Fund. The address for 3E Fund is Willow House, Cricket Square, Grand Cayman,
KY1-1001,
Cayman Islands.

(4)	The business address of each of these individuals is at c/o Apexigen, Inc., 75 Shoreway Road, Suite C, San Carlos, CA 94070.
(5)
Consists of 497,904 shares of Common Stock held by Dr. Yang, 10,000 shares subject to warrants held by Dr. Yang that are exercisable within 60 days of July 29, 2002, and 1,230,519 shares subject to options held by Dr. Yang that are exercisable within 60 days of July 29, 2022.

(6)	Consists of 56,217 shares subject to options held by Dr. Hsu that are exercisable within 60 days of July 29, 2022.
(7)	Consists of 411,077 shares subject to options held by Ms. Wong that are exercisable within 60 days of July 29, 2022.
(8)	Consists of 24,853 shares subject to options held by Mr. Cross that are exercisable within 60 days of July 29, 2022.
(9)	Consists of 22,874 shares subject to options held by Dr. Dupont that are exercisable within 60 days of July 29, 2022.

(10)
Consists of 10,000 shares of Common Stock held by Dr. Ringold, 5,000 shares subject to warrants held by Dr. Ringold that are exercisable within 60 days of July 29, 2002, and 19,882 shares subject to options held by Dr. Ringold that are exercisable within 60 days of July 29, 2022.

(11)	Consists of 26,273 shares subject to options held by Mr. Smith that are exercisable within 60 days of July 29, 2022.
(12)
Consists of 507,904 shares of Common Stock held by our executive officers and directors, 15,000 shares subject to warrants held by our executive officers and directors that are exercisable within 60 days of July 29, 2002, and 1,791,695 shares subject to options held by executive officers and directors that are exercisable within 60 days of July 29, 2022.

DESCRIPTION OF SECURITIES
The following description is only a summary, and it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section, you should refer to the Certificate of Incorporation, the Bylaws, the Warrant Agreement, and the Registration Rights and
Lock-Up
Agreement, which are included as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of Delaware law.
General
The Company’s authorized capital stock consists of 1,000,000,000 shares of Common Stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share. As of July 29, 2022, the Company had 21,445,035 shares of Common Stock outstanding held by approximately 279 stockholders of record, and no shares of preferred stock outstanding.
Common Stock
The holders of our Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of Common Stock will not have cumulative voting rights in the election of directors. Reference is made to our articles of incorporation and bylaws, as amended, and the applicable provisions of the DGCL for a more complete description of the rights and liabilities of holders of the Company’s securities.
Preferred Stock
The Company has authorized 20,000,000 shares of preferred stock. There is no preferred stock outstanding. Our Board may designate the rights, preferences, privileges, limitations and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Common Stock by restricting dividends on the Common Stock, diluting the voting power or subordinating the liquidation rights of the Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the trading price of our Common Stock.
Dividends
We have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention to retain all available funds and any future earnings to fund the development and growth of the business, and therefore we do not anticipate declaring or paying any cash dividends in the foreseeable future.
Warrants
Public Warrants
Each whole warrant entitles the registered holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the date we completed the Business Combination. Pursuant to the Amended and Restated Warrant Agreement, dated as of July 29, 2022, by and between us and our transfer agent, Continental Stock Transfer & Trust Company (the “Warrant Agreement”), a warrantholder may exercise its warrants only for a whole number of shares of Common Stock. This means that only a whole warrant may be exercised at any given time by a warrantholder. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a warrant unless Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant or PIPE Warrant.
Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon no less than 30 days’ prior written notice of redemption given after the warrants become exercisable (the “30-day redemption period”) to each warrantholder; and

•
if, and only if, the reported last sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a
30-trading day
period commencing once the warrants become exercisable and ending three business days before we send the notice of redemption to the warrantholders.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of Common Stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of Common Stock under applicable blue sky laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants. If we call our warrants for redemption and our management does not take advantage of this option, Brookline Capital Holdings,

LLC, which was BCAC’s sponsor, and its permitted transferees (collectively, “BCH”) would still be entitled to exercise their placement warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of
shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or
similar event, the number of shares of Common Stock issuable on exercise of each whole warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.
If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.
Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market,
or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrantholder.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. The Private Placement Warrants (including the Common Stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions as described in the Warrant Agreement, to our officers and directors and other persons or entities affiliated with BCH). They are exercisable on a cashless basis and are not redeemable by us so long as they are held by BCH. BCH has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than BCH, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
PIPE Warrants
The PIPE Warrants have terms and provisions that are identical to those of the Public Warrants.
Anti-Takeover Provisions
Our amended and restated certificate of incorporation and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board, which we believe may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Shares
The authorized but unissued shares of Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate purposes, including corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Company Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Classified Board of Directors
Our amended and restated certificate of incorporation provides that our Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third
of the Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our Board.
Stockholder Action; Stockholders’ Meetings
Our amended and restated certificate of incorporation provides that stockholders may not take action by written consent but may only take action at annual or Stockholders’ Meetings of stockholders. As a result, a holder controlling a majority of capital stock would not be able to amend the Company’s bylaws or remove directors without holding a meeting of stockholders called in accordance with the Company’s bylaws. Further, our amended and restated certificate of incorporation provides that only the chairperson of the Board, the Chief Executive Officer of the Company or a majority of the Board, by resolution, may call Stockholders’ Meetings of the Company stockholders, thus prohibiting a Company stockholder from calling a Stockholders’ Meeting. These provisions might delay the ability of the Company’s stockholders to force consideration of a proposal or for the Company’s stockholders controlling a majority of the Company’s capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations
In addition, the Company’s amended and restated bylaws include an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders. Generally, in order for any matter to be “properly brought” before an annual meeting, the matter must be (i) specified in a notice of meeting given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Company Board, or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) was a stockholder both at the time of giving the notice and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with the advance notice procedures specified in the Company’s amended and restated bylaws or properly made such proposal in accordance with Rule
14a-8
under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined herein) thereof in writing and in proper form to the secretary of the Company and (ii) provide any updates or supplements to such notice at the times and in the forms required by the Company’s amended and restated bylaws. To be timely, a stockholder’s notice must be received at, the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year
anniversary of the preceding year’s annual meeting;
provided, however
, that if the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the stockholder to be timely must be received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”).
Stockholders at an annual meeting or Stockholders’ Meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered written Timely Notice in proper form to the Company’s secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.
Amendment of Charter or Bylaws
The Company’s amended and restated bylaws may be amended or repealed by a majority vote of the Board or by the holders of at least sixty-six
and
two-thirds
percent (66 2/3%) of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting as a single class. The Company’s amended and restated certificate of incorporation can be amended in accordance with the DGCL which requires approval by the Board and stockholders.
Limitations on Liability and Indemnification of Officers and Directors
The Company’s amended and restated certificate of incorporation and amended and restated bylaws provide indemnification and advancement of expenses for the directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. We have entered into, or will enter into, indemnification agreements with each of our directors and officers. Under the terms of such indemnification agreements, we are required to indemnify each of the directors and officers, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director of officer of the Company or any of its subsidiaries or was serving at the request of the Company in an official capacity of another entity. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Company’s amended and restated certificate of incorporation and amended and restated bylaws include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any stockholder may bring an action in the Company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates.
Forum Selection
The Company’s amended and restated bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Company, (ii) any claim of breach of a fiduciary duty owed by any of our directors, officers, stockholders, employees or agents to the Company’s stockholders, or any claim for aiding and abetting any such alleged breach, (iii) any claim against the Company, our directors, officers or employees arising under its charter, bylaws or the DGCL, (iv) any claim against us, our directors, officers or employees governed by the internal affairs doctrine or (v) any action asserting an “internal corporate claim” as such term is defined in Section 115 of the DGCL. The Company’s amended and restated certificate of incorporation designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Restrictions on the Resale of our Securities
Rule 144
A person who has beneficially owned restricted shares of Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of Common or restricted Warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of securities that does not exceed the greater of:

•	1% of the then outstanding equity shares of the same class; and

•	the average weekly trading volume of our Common Stock or Warrants, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.
Sales by affiliates of Apexigen under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Apexigen.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form
8-K
reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
While we were formed as a shell company, since the completion of the merger we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.
Lincoln Park Registration Rights Agreement
In connection with the Lincoln Park Purchase Agreement, the Company also entered into a registration rights agreement with Lincoln Park pursuant to which the Company has agreed to, within 30 days following the date of the Closing, file with the SEC a new registration statement covering the resale of the number of shares of Company common stock issued or issuable to Lincoln Park under the Lincoln Park Purchase Agreement, subject to certain exceptions. The Company will also, from time to time, file with the SEC prospectus or prospectus supplements, if any, to be used in connection with the sales of the shares of Company common stock issued or issuable to Lincoln Park pursuant to the Lincoln Park Purchase Agreement.
Sponsor Support Agreement
Lock-Up
Pursuant to the Sponsor Support Agreement, dated March 17, 2022, by and among BCAC, Apexigen, and the Sponsor, Sponsor agreed to comply with the lock-up provisions
set forth in the Letter Agreement entered into between BCAC and Sponsor dated January 28, 2021, which lock-up provisions
apply during (A) for half of the Sponsor’s Founder Shares, the period ending on the earlier of (i) the date that is six months after the date of the Closing pursuant to the Business Combination Agreement or (ii) the date on which, subsequent to the Closing, the last sale price of Combined Company common stock (x) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day
period commencing after the Closing, and (B) for the remaining half of such Sponsor Shares, until six months after the date of the Closing; or earlier, in either case, if, subsequent to the Closing, the Combined Company complete a liquidation, merger, stock exchange or other similar transaction that results in all of the Combined Company’s stockholders having the right to exchange their shares of Combined Company common stock for cash, securities or other property. In addition, for the shares that are a constituent part of the Private Placement Units, the lock-up
provisions apply until 30 days after the date of the Closing pursuant to the Business Combination Agreement.
Registration Rights and
Lock-Up
Agreement
Pursuant to the Registration Rights Agreement and
Lock-Up
Agreement, we agreed that within 45 days after the Closing, we will file with the SEC (at our sole cost and expense) a shelf registration statement registering the resale of certain shares of Common Stock from time to time, and we shall use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof, subject to the provisions set forth in the Registration Rights and
Lock-Up
Agreement. At any time after the Closing, we will be required to file a registration statement upon written demand of a majority in interest of our then outstanding equity securities of (including the shares of Common Stock issued or issuable upon the exercise or conversion of any such equity security) held by holders who are parties to the Registration Rights and Lock-Up Agreement.
We are obligated to effect up to two (2) registrations pursuant to such demand registration. In addition, the holders have certain “piggyback” registration rights with respect to registrations initiated by us.

Subject to certain exceptions, the holders agreed to a
lock-up
on their respective shares of Common Stock during (A) for half of such shares, the period ending on the earlier of (i) the date that is six months after the date of the Closing or (ii) the date on which, subsequent to the Closing, the last sale price of our Common Stock (x) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing after the Closing, and (B) for the remaining half of such shares, until six months after the date of the Closing; or earlier, in either case, if, subsequent to the Closing, we complete a liquidation, merger, stock exchange or other similar transaction that results in all of the our stockholders having the right to exchange their shares of our Common Stock for cash, securities or other property. At the sole discretion of the majority of the independent members of our board of directors, the lock-up
period may end earlier.
Transfer Agent and Registrar
The transfer agent and registrar for the Common Stock and warrant agent for the warrants is Continental Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 1 State Street-30th Floor, New York, NY 10004.
Trading Symbol and Market
The Common Stock and warrants trade on the Nasdaq under the symbols “APGN” and “APGNW,” respectively.
PLAN OF DISTRIBUTION
The shares of common stock offered by this prospectus are being offered by the selling stockholder, Lincoln Park. The shares of common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of common stock offered by this prospectus could be effected in one or more of the following methods:

•	common stock brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents

•	“at the market” into an existing market for the shares of common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.
In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with. Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.
Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the shares of common stock that it may purchase from us pursuant to the Lincoln Park Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers for whom the broker-dealers may act as agent. The compensation paid to any such particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive.
We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus.
We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement, or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the selling stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the selling stockholder, any compensation paid by Lincoln Park to any such brokers, dealers, underwriters or agents, and any other required information.
We will pay the expenses incident to the registration, offering, and sale of the shares to Lincoln Park. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.
Lincoln Park has represented to us that at no time prior to the Lincoln Park Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our shares of common stock or any hedging transaction, which establishes a net short position with respect to our shares of common stock. Lincoln Park has agreed that during the term of the Lincoln Park Purchase Agreement, it and its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.
We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.
This offering will terminate on the earlier of (i) termination of the Lincoln Park Purchase Agreement or (ii) the date that all shares offered by this prospectus have been sold by Lincoln Park. The term “selling stockholder” includes donees, pledgees, transferees, or other successors in interest, including those who receive any of the shares as a gift, pledge, distribution, redemption, repurchase, cancellation, or other non-sale
related transfer from a selling stockholder (including after the date of this prospectus).
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax considerations of the ownership, and disposition of our Common Stock acquired in this offering, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the U.S. Internal

Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, administrative rulings, and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This summary also does not address the tax considerations arising under the laws of any
non-U.S.,
state, or local jurisdiction, under U.S. federal gift and estate tax rules, or under any applicable tax treaty. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	persons subject to the alternative minimum tax or the Medicare contribution tax on net investment income;

•	tax-exempt accounts, organizations, or governmental organizations;

•	pension plans and tax-qualified retirement plans;

•	controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than 5% of our Common Stock (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	partnerships (or entities or arrangements classified as such for U.S. federal income tax purposes), other pass-through entities, and investors therein;

•	persons who hold our Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction;

•	persons who hold or receive our Common Stock pursuant to the exercise of any option or otherwise as compensation;

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to our Common Stock being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code;

•	persons who do not hold our Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment); or

•	persons deemed to sell our Common Stock under the constructive sale provisions of the Code.
In addition, if a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) or other flow-through entity holds our Common Stock, the tax treatment of a partner in the partnership or owner of other such entity generally will depend on the status of the partner or owner and upon the activities of the partnership or other such entity. A partner in a partnership, or owner of other such entity, that will hold our Common Stock should consult his, her, or its own tax advisor regarding the tax consequences of the ownership and disposition of our Common Stock through the partnership or other such entity, as applicable.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership, and disposition of our Common Stock arising under the U.S. federal gift or estate tax rules or under the laws of any state, local,
non-U.S.,
or other taxing jurisdiction or under any applicable tax treaty.
For purposes of this discussion, you are a “U.S. holder” if you are a beneficial owner of our Common Stock that, for U.S. federal income tax purposes, is not a partnership (including any entity or arrangement treated as a partnership and the equity holders therein) and is:

•	an individual who is a citizen or resident of the United States;

•
a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, or otherwise treated as such for U.S. federal income tax purposes;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•
a trust (1) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (2) that has made a valid election under applicable Treasury Regulations to be treated as a “United States person” within the meaning of the Code.

For purposes of this discussion, a
“non-U.S.
holder” is a beneficial owner of our securities that is neither a U.S. holder nor a partnership (including any entity or arrangement treated as a partnership and the equity holders therein) for U.S. federal income tax purposes.
Tax Considerations Applicable to
Non-U.S.
Holders
Distributions
If we make distributions on our Common Stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our Common Stock (determined separately with respect to each share of our Common Stock), but not below zero, and then will be treated as gain from the sale of stock as described below in “
Tax Considerations Applicable to
Non-U.S.
Holders—Gain on Disposition of Common Stock
.”
Subject to the discussions below on effectively connected income and in “
Tax Considerations Applicable to
Non-U.S.
Holders—Backup Withholding and Information Reporting
” and “
Tax Considerations Applicable to
Non-U.S.
Holders—Foreign Account Tax Compliance Act (FATCA)
,” any dividend paid to you generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. Under applicable Treasury Regulations, the applicable withholding agent may withhold up to 30% of the gross amount of the entire distribution even if the amount constituting a dividend, as described above, is less than the gross amount. In order to receive a reduced treaty rate, you must provide the applicable withholding agent with a properly executed IRS Form
W-8BEN
or
W-8BEN-E
or other appropriate version of IRS Form
W-8
certifying qualification for the reduced rate. If you hold our Common Stock through a financial institution or other agent acting on your behalf, you generally will be required to provide appropriate documentation to the agent, which then may be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. You should consult your tax advisor regarding your entitlement to benefits under any applicable tax treaty.

Dividends received by you that are treated as effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussions below in “
Tax Considerations Applicable to
Non-U.S.
Holders—Backup Withholding and Information Reporting
” and “
Tax Considerations Applicable to
Non-U.S.
Holders—Foreign Account Tax Compliance Act (FATCA)
.” In order to obtain this exemption, you must provide the applicable withholding agent with a properly executed IRS Form
W-8ECI
or other applicable IRS Form
W-8
properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are taxed at the same rates applicable to U.S. persons, net of certain deductions and credits and subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate
non-U.S.
holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States) may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.
Gain on Disposition of Common Stock
Subject to the discussions in “
Tax Considerations Applicable to
Non-U.S.
Holders—Backup Withholding and Information Reporting
” and “
Tax Considerations Applicable to U.S. Holders —Foreign Account Tax Compliance Act (FATCA)
,” you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Stock unless:

•
the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);

•
you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•
our Common Stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of our Common Stock or your holding period for our Common Stock, or the applicable testing period.

If you are a
non-U.S.
holder described in the first bullet above, you will be required to pay tax on the gain derived from the sale or other disposition of our Common Stock (net of certain deductions and credits) under regular U.S. federal income tax rates, and a corporate
non-U.S.
holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual
non-U.S.
holder described in the second bullet above, you will be subject to tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale or other disposition of our Common Stock, which gain may be offset by U.S. source capital losses for the year, provided you have timely filed U.S. federal income tax returns with respect to such losses. You should consult your tax advisor regarding any applicable income tax or other treaties that may provide for different rules.
We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other business assets, there can be no assurance that we will not become a USRPHC in the future. However, even if we are or become a USRPHC, our Common Stock will not constitute a United States real property interest if our Common Stock is regularly traded on an established securities market and you hold no more than 5% of our outstanding Common Stock, directly, indirectly, or constructively, at all times during the applicable testing period. In addition, special rules may apply in the case of a disposition of Warrants if our Common Stock is considered to be regularly traded, but our Warrants are not considered to be publicly traded. If we are a USRPHC at any time within the applicable testing period and either our Common Stock are not regularly traded on an established securities market or you hold more than 5% of our outstanding Common Stock, directly, indirectly, or constructively, at any time during the applicable testing period, you will generally be taxed on any gain realized upon the sale or other disposition of our Common Stock in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply. If we are a USRPHC at any time within the applicable testing period and our Common Stock are not regularly traded on an established securities market, your proceeds received on the disposition of shares will also generally be subject to withholding at a rate of 15%. You are encouraged to consult your own tax advisors regarding the possible consequences to you if we are, or were to become, a URSPHC.
Foreign Account Tax Compliance Act (FATCA)
Subject to the following paragraph, the Foreign Account Tax Compliance Act, Treasury Regulations issued thereunder and official IRS guidance with respect thereto, or, collectively, FATCA, generally impose a U.S. federal withholding tax of 30% on dividends on and the gross proceeds from a sale or other disposition of our Common Stock paid to a “foreign financial institution” (as specially defined under these rules), unless otherwise provided by the Treasury Secretary or such institution (i) enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (ii) otherwise establishes an exemption. Subject to the following paragraph, FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and the gross proceeds from a sale or other disposition of our Common Stock paid to a
“non-financial
foreign entity” (as specially defined under these rules), unless otherwise provided by the Treasury Secretary or such entity provides the withholding agent with a certification identifying the substantial direct and indirect U.S. owners of the entity, certifies that it does not have any substantial U.S. owners, or otherwise establishes an exemption. The withholding tax will apply regardless of whether the payment otherwise would be exempt from U.S. nonresident and backup withholding tax, including under the other exemptions described above. Under certain circumstances, a
non-U.S.
holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Prospective investors should consult with their own tax advisors regarding the application of FATCA withholding to their investment in, and ownership and disposition of, our Common Stock.
The U.S. Treasury Department has issued proposed Treasury Regulations that, if finalized in their present form, would eliminate withholding under FATCA with respect to payments of gross proceeds from a sale or other disposition of our Common Stock. In the preamble to such proposed Treasury Regulations, the Treasury Secretary stated that taxpayers may generally rely on the proposed Treasury Regulations until final regulations are issued.
Backup Withholding and Information Reporting
Generally, we or the applicable agent must report annually to the IRS the amount of dividends paid to you, your name, and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.
Payments of dividends on or of proceeds from the disposition of our Common Stock made to you may also be subject to backup withholding at a current rate of 24% and additional information reporting unless you establish an exemption, for example, by providing a properly completed IRS
W-9
certifying your exemption from backup withholding or by certifying your
non-U.S.
status on a properly completed IRS Form
W-8BEN
or
W-8BEN-E
or another appropriate version of IRS Form
W-8.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.
The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local, and
non-U.S.
tax considerations of purchasing, holding, and disposing of our Common Stock, including the consequences of any proposed change in applicable laws.
LEGAL MATTERS
Selected legal matters with respect to the validity of the securities offered by this prospectus will be passed upon for us by Wilson, Sonsini, Goodrich & Rosati, P.C., Palo Alto, California.
EXPERTS
The financial statements of Brookline Capital Acquisition Corp. (now known as Apexigen, Inc.) as of December 31, 2021 and 2020, for the year ended December 31, 2021, and for the period from May 27, 2020 (inception) through December 31, 2020, appearing in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Brookline Capital Acquisition Corp. to continue as a going concern), appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.
The financial statements of Apexigen, Inc. as of December 31, 2021 and 2020, and for the years then ended, included in this pr ospectus
have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph related to a going concern uncertainty). Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form
S-1
under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
You may request a copy of this prospectus by contacting us at: Apexigen, Inc. at 75 Shoreway Road, Suite C, San Carlos, CA 94070. Our website address is www.apexigen.com and such reports and documents may be accessed from our website. Information contained on or accessible through Apexigen’s website is not a part of the registration statement of which this prospectus forms a part, and the inclusion of Apexigen’s website address in this prospectus is an inactive textual reference only.

INDEX TO FINANCIAL STATEMENTS

Page
Brookline Capital Acquisition Corp. Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2022 (Unaudited) and December 31, 2021	F-2
Unaudited Condensed Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2022 and 2021	F-3
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the Three and Six Months Ended June 30, 2022 and 2021	F-4
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2022 and 2021	F-5
Notes to Unaudited Condensed Consolidated Financial Statements	F-6

Brookline Capital Acquisition Corp. Financial Statements
Report of Independent Registered Public Accounting Firm	F-24
Balance Sheets as of December 31, 2021 and 2020	F-25
Statements of Operations for the Year Ended December 31, 2021 and for the Period From May 27, 2020 (Inception) Through December 31, 2020	F-26
Statements of Changes in Stockholders’ Equity for the Year Ended December 31, 2021 and for the Period From May 27, 2020 (Inception) Through December 31, 2020	F-27
Statements of Cash Flows for the Year Ended December 31, 2021 and for the Period From May 27, 2020 (Inception) Through December 31, 2020	F-28
Notes to Financial Statements	F-29

Apexigen, Inc. Unaudited Condensed Financial Statements
Condensed Balance Sheets as of December 31, 2021 and June 30, 2022	F-51
Condensed Statements of Operations and Comprehensive Loss for the Three and Six Months Ended June 30, 2021 and 2022	F-52
Condensed Statements of Convertible Preferred Stock and Stockholders’ Deficit for the Three and Six Months Ended June 30, 2021 and 2022	F-53
Condensed Statements of Cash Flows for the Six Months Ended June 30, 2021 and 2022	F-55
Notes to Unaudited Condensed Financial Statements	F-56

Apexigen, Inc. Financial Statements
Audited Financial Statements for the Years Ended December 31, 2020 and 2021
Report of Independent Registered Public Accounting Firm	F-72
Balance Sheets	F-73
Statements of Operations and Comprehensive Loss	F-74
Statements of Convertible Preferred Stock and Stockholders’ Deficit	F-75
Statements of Cash Flows	F-76
Notes to Financial Statements	F-77

BROOKLINE CAPITAL ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2022	December 31, 2021
	(Unaudited)
Assets:
Current assets:
Cash	$76,970	$217,409
Prepaid expenses	43,052	13,417

Total current assets	120,022	230,826
Cash and investments held in Trust Account	51,703,766	58,085,333

Total Assets	$51,823,788	$58,316,159

Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit):
Current liabilities:
Accounts payable	$132,989	$22,553
Accrued expenses	3,601,328	52,500
Accrued expenses—related party	181,429	30,000
Franchise tax payable	37,383	81,650
Nonconvertible promissory note—related party	501,098	—
Convertible promissory note—related party	361,663	—

Total current liabilities	4,815,890	186,703
Derivative warrant liabilities	14,090	49,660

Total liabilities	4,829,980	236,363
Commitments and Contingencies
Common stock subject to possible redemption, $0.0001 par value; 5,061,592 and 5,750,000 shares at $10.20 and $10.10 per share at June 30, 2022 and December 31, 2021	51,620,591	58,075,000
Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding at June 30, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value; 25,000,000 shares authorized; 1,684,500 shares issued and outstanding at June 30, 2022 and December 31, 2021	168	168
Additional paid-in capital	—	490,522
Accumulated deficit	(4,626,951)	(485,894)

Total stockholders’ equity (deficit)	(4,626,783)	4,796

Total Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$51,823,788	$58,316,159

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BROOKLINE CAPITAL ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021
General and administrative expenses	$1,732,756	$113,075	$4,139,544	$194,622
Administrative expenses—related party	30,000	30,000	60,000	50,000
Franchise tax expense	17,157	20,444	37,383	41,586

Loss from operations	(1,779,913)	(163,519)	(4,236,927)	(286,208)
Other income (expense)
Change in fair value of derivative liabilities	43,555	(119,800)	40,715	(168,960)
Net gain from investments held in Trust Account	70,646	1,742	72,842	3,592
Interest expense	(7,111)	—	(7,111)	—

Total other income (expense)	107,090	(118,058)	106,446	(165,368)

Net loss	$(1,672,823)	$(281,577)	$(4,130,481)	$(451,576)

Weighted average shares outstanding—redeemable common stock	5,250,715	5,750,000	5,498,978	4,733,425

Basic and diluted net loss per share, redeemable common stock	$(0.24)	$(0.04)	$(0.57)	$(0.07)

Weighted average shares outstanding—non-redeemable common stock	1,684,500	1,684,500	1,684,500	1,607,682

Basic and diluted net loss per share, non-redeemable common stock	$(0.24)	$(0.04)	$(0.57)	$(0.07)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BROOKLINE CAPITAL ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
For The Three and Six Months Ended June 30, 2022

				Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Common Stock		Additional Paid-In Capital
	Shares	Amount
Balance—December 31, 2021	1,684,500	$168	$490,522	$(485,894)	$4,796
Net loss	—	—	—	(2,457,658)	(2,457,658)

Balance—March 31, 2022	1,684,500	168	490,522	(2,943,552)	(2,452,862)
Increase in redemption value of common stock subject to possible redemption	—	—	(490,522)	(10,576)	(501,098)
Net loss	—	—	—	(1,672,823)	(1,672,823)

Balance—June 30, 2022	1,684,500	$168	$—	$(4,626,951)	$(4,626,783)

For The Three and Six Months Ended June 30, 2021

				Accumulated Deficit	Total Stockholders’ Equity
	Common Stock		Additional Paid-In Capital
	Shares	Amount
Balance—December 31, 2020	1,437,500	$144	$25,834	$(1,832)	$24,146
Fair value of public warrants included in the units sold in the initial public offering	—	—	3,662,750	—	3,662,750
Capital contribution from Sponsor	—	—	286,503	—	286,503
Offering costs associated with public warrants	—	—	(98,200)	—	(98,200)
Sale of units in private placement, less derivative warrant liabilities	247,000	24	2,310,415	—	2,310,439
Remeasurement of common stock subject to possible redemption	—	—	(5,696,780)	—	(5,696,780)
Net loss	—	—	—	(169,999)	(169,999)

Balance—March 31, 2021	1,684,500	168	490,522	(171,831)	318,859
Net loss	—	—	—	(281,577)	(281,577)

Balance—June 30, 2021	1,684,500	$168	$490,522	$(453,408)	$37,282

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BROOKLINE CAPITAL ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six months ended June 30,
	2022	2021
Cash Flows from Operating Activities:
Net loss	$(4,130,481)	$(451,576)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by related party under promissory note	84,697	23,373
Change in fair value of derivative liabilities	(40,715)	168,960
Interest expense—amortization of debt discount	7,111	—
Net gain from investments held in Trust Account	(72,842)	(3,592)
Changes in operating assets and liabilities:
Prepaid expenses	(29,635)	(121,839)
Account payable	110,436	26,814
Accrued expenses	3,548,828	—
Accrued expenses—related party	151,429	—
Franchise tax payable	(44,267)	41,057

Net cash used in operating activities	(415,439)	(316,803)

Cash Flows from Investing Activities
Cash deposited in Trust Account	(501,098)	(58,075,000)
Withdrawal from Trust Account for redemptions of common stock	6,955,507	—

Net cash provided by (used in) investing activities	6,454,409	(58,075,000)

Cash Flows from Financing Activities:
Repayment of note payable to related party	—	(116,346)
Payment of redemptions of common stock	(6,955,507)	—
Proceeds received from nonconvertible promissory note—related party	501,098	—
Proceeds received from convertible promissory note—related party	275,000	—
Proceeds received from initial public offering, gross	—	57,500,000
Proceeds received from private placement	—	2,470,000
Offering costs paid	—	(1,110,697)

Net cash (used in) provided by financing activities	(6,179,409)	58,742,957

Net change in cash	(140,439)	351,154
Cash—beginning of the period	217,409	978

Cash—end of the period	$76,970	$352,132

Supplemental disclosure of noncash activities:
Offering costs included in accrued expenses	$—	$45,000

Offering costs paid by related party under promissory note	$—	$19,867

Remeasurement of common stock subject to possible redemption	$501,098	$5,696,780

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BROOKLINE CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 1 - Description of Organization and Business Operations
Brookline Capital Acquisition Corp. (now known as Apexigen, Inc.) (the “Company” or “BCAC”) was a blank check company incorporated in Delaware and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (“Business Combination”).
Business Combination
On March 17, 2022, BCAC and Project Barolo Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of BCAC (“Merger Sub”), entered into a Business Combination Agreement (as amended by Amendment No. 1 to the Business Combination Agreement and as it may be further amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) with Apexigen, Inc., a Delaware corporation (“Legacy Apexigen”).
On July 27, 2022, BCAC held an annual meeting of its stockholders at which BCAC’s stockholders voted to approve the proposals outlined in the final prospectus and definitive proxy statement, filed with the Securities and Exchange Commission (the “SEC”) on July 6, 2022 (the “Proxy Statement/Prospectus”), including, among other things, the adoption of the Business Combination Agreement. On July 29, 2022 (the “Closing Date”), as contemplated by the Business Combination Agreement and described in the section of the Proxy Statement/Prospectus entitled “Proposal No. 1 – The Business Combination Proposal” beginning on the page 154 of the Proxy Statement/Prospectus, BCAC consummated the transactions contemplated by the Business Combination Agreement, whereby, (i) Merger Sub merged with and into Legacy Apexigen, with Legacy Apexigen continuing as the surviving corporation, resulting in Legacy Apexigen becoming a wholly owned subsidiary of BCAC (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”).
Pursuant to the Business Combination Agreement:

•
holders of existing shares of Common Stock of Legacy Apexigen (following the conversion of each issued and outstanding share of Legacy Apexigen’s preferred stock into shares of Common Stock of Legacy Apexigen prior to the effective time of the Merger) (the “Legacy Apexigen Stockholders”), received 18,151,571 shares of the Company’s Common Stock, pursuant to the Exchange Ratio of 0.102448 shares for each share of Legacy Apexigen Common Stock held;

•
holders of options to purchase Common Stock of Legacy Apexigen (the “Legacy Apexigen Stock Options”) received options to acquire 3,415,868 shares of the Company’s Common Stock pursuant to the Exchange Ratio; and

•
a holder of a warrant to purchase shares of Common Stock and Preferred Stock of Legacy Apexigen (the “Legacy Apexigen Warrant”) received a warrant to acquire 4,321 shares of the Company’s Common Stock pursuant to the Exchange Ratio.

Prior to the Closing, stockholders elected to redeem 4,618,607 additional shares of Common Stock for $47.2 million. Following such redemptions, approximately $4.5 million remained in the Trust Account. Following the Closing, the Legacy Apexigen Stockholders hold approximately 84.6% of the outstanding shares of the Company, and Legacy Apexigen is a wholly owned subsidiary of the Company. On August 1, 2022, the Company’s Common Stock and the Company’s Public Warrants began trading on the Nasdaq Capital Market under the symbols “APGN” and “APGNW,” respectively.
The foregoing description of the Business Combination does not purport to be complete and is qualified in its entirety by the full text of the Business Combination Agreement, which is filed with this registration statement as Exhibits 2.1 and 2.2, and the terms of which are incorporated herein by reference.

Closing of PIPE Investments
In connection with the execution of the Business Combination Agreement, BCAC entered into subscription agreements with certain investors (collectively, the “Subscription Agreements” and such investors, the “PIPE Investors”), pursuant to which the PIPE Investors, contingent upon the consummation of the Business Combination, agreed to subscribe for and purchase, and BCAC agreed to issue and sell to the PIPE Investors, an aggregate of 1,502,000 units (each a “PIPE Unit”) at a purchase price of $10.00 per unit for an aggregate purchase price of $15,020,000 (the “PIPE Investment”). Each PIPE Unit consists of one share of BCAC Common Stock and one-half
of one warrant. Each whole warrant entitles the PIPE Investor to purchase one share of BCAC Common Stock at an exercise price of $11.50 per share during the period commencing 30 days after the Closing and terminating on the five-year anniversary of the Closing. Pursuant to the Subscription Agreements, BCAC agreed to provide the PIPE Investors with certain registration rights with respect to the PIPE Units. The PIPE Investment was consummated substantially concurrently with the Closing and the Company received $14,520,000 of the expected $15,020,000 from PIPE Investors. The Company expects to receive the remaining $500,000 once a final investor satisfies applicable regulatory requirements.
A description of the Subscription Agreements is included in the Proxy Statement/Prospectus in the section titled “Other Agreements – Subscription Agreements” beginning on page 294 of the Proxy Statement/Prospectus. The foregoing description of the Subscription Agreements is a summary only and is qualified in its entirety by the full text of the form of Subscription Agreement, a copy of which is filed with this registration statement as Exhibit 10.4, and the terms of which are incorporated herein by reference.
Lincoln Park Purchase Agreement
Concurrently with the execution of the Business Combination Agreement, BCAC, Legacy Apexigen, and Lincoln Park Capital Fund, LLC (“Lincoln Park”) entered into a Purchase Agreement (the “Lincoln Park Purchase Agreement”), pursuant to which the Company has the right to direct Lincoln Park to purchase from the Company up to an aggregate amount of $50,000,000 of the Company’s Common Stock from time to time over a
24-month
period following the Closing, subject to certain limitations contained in the Lincoln Park Purchase Agreement, and a Registration Rights Agreement, providing for the registration of the shares of the Company’s Common Stock issuable in respect of the Lincoln Park Purchase Agreement. On the date of the Closing, the Company issued to Lincoln Park 150,000 shares of the Company’s Common Stock. Additionally, the Company will issue to Lincoln Park $1,500,000 of the Company’s Common Stock on the date that is 90 calendar days after the date of the Closing at the purchase price equal to the arithmetic average of the last closing sale price for the Company’s Common Stock during the 10 consecutive business days ending on the business day immediately preceding the delivery of such shares, provided that in no event shall the amount of such shares exceed 500,000.
A description of the Lincoln Park Purchase Agreement and Lincoln Park Registration Rights Agreement is included in the Proxy Statement/Prospectus in the section titled “Other Agreements – Lincoln Park Purchase Agreement and Registration Rights Agreement” beginning on page 294 of the Proxy Statement/Prospectus. The foregoing description of the Lincoln Park Purchase Agreement and Lincoln Park Registration Rights Agreement is a summary only and is qualified in its entirety by the full text of the Lincoln Park Purchase Agreement and Lincoln Park Registration Rights Agreement, copies of which are filed with this registration statement as Exhibits 10.5 and 10.6, and the terms of which are incorporated herein by reference.
Prior to the Business Combination
As of June 30, 2022, the Company had not yet commenced operations. All activity for the period from May 27, 2020 (inception) through June 30, 2022 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, identifying a target Business Combination and closing such Business Combination, as described above. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company has generated non-operating
income in the form of interest income from the proceeds derived from the Initial Public Offering.

The Company’s Sponsor was Brookline Capital Holdings, LLC, a Delaware limited liability company (the “Sponsor”), an affiliate of Brookline Capital Markets, a division of Arcadia Securities, LLC (“Brookline”). The registration statement for the Company’s Initial Public Offering was declared effective on January 28, 2021. On February 2, 2021, the Company consummated its Initial Public Offering of 5,750,000 units (the “Units” and, with respect to the common stock included in the Units being offered, the “Public Shares”), including 750,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $57.5 million, and incurring offering costs of approximately $1.3 million.
Simultaneously with the closing of the Initial Public Offering, the Company consummated a private placement (“Private Placement”) of 247,000 private placement units (each, a “Private Placement Unit” and collectively, the “Private Placement Units”) at a price of $10.00 per unit to the Sponsor, generating proceeds of approximately $2.5 million (Note 4).
Upon the closing of the Initial Public Offering and the Private Placement, approximately $58.1 million ($10.10 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) in the United States maintained by Continental Stock Transfer & Trust Company, as trustee, and will be invested only in U.S “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule
2a-7
promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management had broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the Private Placement, although substantially all of the net proceeds were intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination had to be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of taxes payable on the income earned on the Trust Account) at the time the Company signed a definitive agreement in connection with the initial Business Combination. However, the Company would only complete a Business Combination if the post-transaction company owned or acquired 50% or more of the outstanding voting securities of the target or otherwise acquired a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company would provide the holders of Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company would seek stockholder approval of a Business Combination or conduct a tender offer would be made by the Company, solely in its discretion. The Public Stockholders would be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.10 per share, plus Additional Contributions (defined below) and any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). These Public Shares were recorded at a redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). The Company would proceed with a Business Combination if the Company had net tangible assets of at least $5,000,001 and a majority of the shares voted were voted in favor of the Business Combination. If a stockholder vote was not required by law and the Company did not decide to hold a stockholder vote for business or other legal reasons, the Company would, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the Business Combination was required by law, or the Company decided to obtain stockholder approval for business or legal reasons, the Company would offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may have elected to redeem their Public Shares irrespective of whether they voted for or against the proposed transaction. If the Company sought stockholder approval in connection with the Business Combination, the holders of the Founder Shares (as defined in Note 4) prior to this Initial Public Offering (the “Initial Stockholders”) agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of the Business Combination. In addition, the Initial Stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. The Company agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.
Notwithstanding the foregoing, the Company’s Amended and Restated Certificate of Incorporation provided that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder was acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), would be restricted from redeeming its shares with respect to an aggregate of 15% or more of the shares of common stock sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, executive officers, directors and director nominees agreed not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company did not complete a Business Combination, unless the Company provided the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
In the Amended and Restated Certificate of Incorporation (as amended), if a Business Combination had not been consummated within 16 months from the closing of the Initial Public Offering, or June 2, 2022, or thereafter on a monthly basis up to November 2, 2022 (the “Combination Period”), the Company would (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption would completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. On April 26, 2022, at the special meeting of stockholder to approve an amendment to the Amended and Restated Certificate of Incorporation (the “Extension Amendment”), stockholders elected to redeem 688,408 shares of Common Stock, which represented approximately 12% of the shares that were part of the units that were sold in the Company’s initial public offering. Following such redemptions, approximately $51.1 million remained in the Trust Account, prior to the Additional Contributions (as defined below) and 6,746,092 shares of Common Stock remained issued and outstanding.
In connection with the Extension Amendment, the Sponsor, or its designees, agreed to contribute to the Company as a loan of $0.033 for each Public Share that was not redeemed for each subsequent calendar month commencing on May 2, 2022, and on the 2nd day of each subsequent month, or portion thereof, that was needed by the Company to complete an initial Business Combination from May 2, 2022 until the end of the Combination Period (the “Additional Contributions”). The amount of the Additional Contributions would not bear interest and would be repayable upon consummation of an initial Business Combination. The Sponsor or its designees would have the sole discretion whether to continue extending for additional calendar months until the Extended Date and if the Sponsor determined not to continue extending for additional calendar months, its obligation to make Additional Contributions would terminate. Through June 30, 2022, the Company had issued three non-convertible
unsecured promissory notes (the “Extension Notes”) in the principal amount of $167,033 each to the Sponsor. The Sponsor deposited such funds into the Trust Account upon funding each Extension Note.
The Initial Stockholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company failed to complete a Business Combination within the Combination Period. However, if the Initial Stockholders acquired Public Shares in or after the Initial Public Offering, they would be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company failed to complete a Business Combination within the Combination Period. In the event of such distribution, it was possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) would be only $10.20 per share held in the Trust Account as of June 30, 2022.
The Company sought to have all third parties and any prospective target businesses enter into valid and enforceable agreements with the Company waiving any right, title, interest or claim of any kind they may have had in or to any monies held in the Trust Account. Nevertheless, there was no guarantee that vendors, service providers and prospective target businesses would execute such agreements. The Sponsor agreed that it would be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company had discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the $10.20 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have had in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters in the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, the Sponsor may not have been able to satisfy its indemnification obligations. Moreover, the Sponsor would not be liable to the Public Stockholders and instead would only have liability to the Company.
Coronavirus Pandemic
The ongoing COVID-19 pandemic continues to affect economies and business globally. The pandemic may continue to affect the Company’s business operations. The Company’s ability to raise additional funds to support its operations may also be adversely impacted by potential worsening global economic conditions and the recent disruptions to, and volatility in, financial markets in the U.S. and worldwide resulting from the ongoing COVID-19 pandemic. The Company actively monitors and manages its responses and continues to assess actual and potential impacts onto its operations and financial condition, as well as its business developments. The Company cannot predict the specific extent, duration, or full impact that the COVID-19 pandemic will have on its business, financial condition and operations. The impact of the COVID-19 pandemic on the Company’s financial performance will depend on future developments, including the duration of and surges in the pandemic, including due to new variants of the virus, and other third parties with whom the Company does business and the pandemic’s impact on its employees. These developments and the impact of the COVID-19 pandemic on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets or the overall economy are impacted for an extended period, the Company may be significantly adversely affected.
Note 2 - Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
The accompanying condensed consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and Article 8 of Regulation
S-X.
Accordingly, certain disclosures included in the annual financial statements have been condensed or omitted from these condensed financial statements as they are not required for interim financial statements under GAAP and the rules of the SEC. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three and six months ended June 30, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022 or any future period.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form
10-K
for the year ended December 31, 2021, as filed with the SEC on April 7, 2022, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2021, is derived from the audited financial statements presented in the Company’s Annual Report on Form
10-K
for the year ended December 31, 2021, as filed with the SEC on April 7, 2022.
Liquidity and Going Concern
As of June 30, 2022, the Company had approximately $77,000 outside of the Trust Account, approximately $83,000 of interest income available in the Trust Account to pay for tax obligations and an accumulated deficit of approximately $4.6 million.
On July 29, 2022, the Company consummated the aforementioned Business Combination and closed the related financing agreements. The Company will need substantial additional funding to support its continuing operations and to pursue its long-term development strategy. There is uncertainty regarding the ability to maintain liquidity sufficient to operate the business effectively, which raises substantial doubt as to the ability to continue as a going concern. The Company may seek additional funding through the issuance of the Company’s common stock, other equity or debt financings or collaborations or partnerships with other companies. The amount and timing of the Company’s future funding requirements will depend on many factors, including the pace and results of its clinical development efforts for its product candidates and other research, development, manufacturing, and commercial activities.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s condensed consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of June 30, 2022, there was approximately $167,000 of cash held in trust. As of December 31, 2021, the Company held no cash equivalents outside the Trust Account.
Cash and Investments held in Trust Account
The Company’s portfolio of investments held in trust is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities are presented on the condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these investments in interest income held in Trust Account in the accompanying condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000, and investments held in Trust Account. As of June 30, 2022 and December 31, 2021, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Principles of Consolidation
The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.
Fair Value of Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Fair Value of Financial Instruments
As of June 30, 2022 and December 31, 2021, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses, accrued expenses to related party, franchise tax payable and non-convertible
notes payable to related party approximate their fair values due to the short-term nature of the instruments.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating
expenses in the condensed consolidated statements of operations. Offering costs associated with the Public Shares were charged to the carrying value of the common stock subject to possible redemption upon the completion of the Initial Public Offering.
Derivative Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including debt instruments and issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivative and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed
at the end of each reporting period.
The warrants issued in connection with its Initial Public Offering (the “Public Warrants”) are classified as equity. The Private Placement Warrants (as defined in Note 4) are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the Private Placement Warrants as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s condensed consolidated statements of operations. The fair value of the Private Placement Warrants was measured using a Monte Carlo simulation model. The determination of the fair value of the warrant liabilities may be subject to change as more current information becomes available and accordingly the actual results could differ significantly.
On May 2, 2022, the Company issued a convertible unsecured promissory note in the aggregate principal amount of up to $424,770, payable to the Sponsor. The Note is convertible at the Sponsor’s election upon the consummation of an initial Business Combination. Upon such election, the Note will convert, at a price of $10.00 per unit, into units identical to the Private Placement Units issued in connection with the Company’s Initial Public Offering. The conversion option is an embedded derivative under ASC 815 and is required to be recognized at fair value with subsequent changes in fair value recognized in Company’s condensed consolidated statements of operations each reporting period until the promissory note is repaid or converted. As of June 30, 2022, the fair value of the conversion option was approximately $5,000, see Notes 4 and 9.

Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC 480. Common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable common stock (including shares of common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Public Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of June 30, 2022 and December 31, 2021, 5,061,592 and 5,750,000 shares of common stock subject to possible redemption, respectively, were presented at their redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheets.
Under ASC 480, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of the reporting period. This method would view the end of the reporting period as if it were also the redemption date of the security. Effective with the closing of the Initial Public Offering (including the sale of the Over-Allotment Units), the Company recognized the remeasurement from initial book value to redemption amount value. Subsequent changes result from Additional Contributions deposited in the Trust Account. The changes in the carrying value of the common stock subject to possible redemption, results in charges against additional paid-in
capital (to the extent available) and accumulated deficit.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not
to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.
There were no unrecognized tax benefits as of June 30, 2022 and December 31, 2021. No amounts were accrued for the payment of interest and penalties at June 30, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Net loss per common share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Income and losses are shared pro rata between the outstanding redeemable and non-redeemable
common shares. Net income (loss) per share of common stock is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period.
The Company has not considered the effect of the Public Warrants and the Private Placement Warrants (as defined in Note 4) to purchase an aggregate of 2,998,500 shares of the Company’s common stock in the calculation of diluted net loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive under the treasury stock method. As a result, diluted net loss per share is the same as basic net loss per share for the three and six months ended June 30, 2022 and 2021. Remeasurement associated with the common stock subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value.
The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share:

	For the three months ended June 30,				For the six months ended June 30,
	2022		2021		2022		2021
	redeemable	non-redeemable	redeemable	non-redeemable	redeemable	non-redeemable	redeemable	non-redeemable
Basic and diluted net loss per common share:
Numerator:
Allocation of net loss	$(1,266,510)	$(406,313)	$(217,778)	$(63,799)	$(3,161,898)	$(968,583)	$(337,086)	$(114,490)
Denominator:
Basic and diluted weighted average common shares outstanding	5,250,715	1,684,500	5,750,000	1,684,500	5,498,978	1,684,500	4,733,425	1,607,682

Basic and diluted net loss per common share	$(0.24)	$(0.24)	$(0.04)	$(0.04)	$(0.57)	$(0.57)	$(0.07)	$(0.07)

Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.
Note 3 - Initial Public Offering
On February 2, 2021, the Company consummated its Initial Public Offering of 5,750,000 Units, including 750,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $57.5 million, and incurring offering costs of approximately $1.3 million.
Each Unit consists of one share of common stock and
one-half
of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 6). No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. Accordingly, unless a holder purchases at least two Units, a holder will not be able to receive or trade a whole Public Warrant.
Note 4 - Related Party Transactions
Founder Shares
In May 2020, the Sponsor paid an aggregate of $25,000 on behalf of the Company to cover certain offering costs in exchange for the issuance of 1,437,500 shares of common stock (the “Founder Shares”) to the Sponsor. In July 2020, the Sponsor forfeited 57,500 Founder Shares for no consideration, and Ladenburg Thalmann & Co. Inc., the representative of the underwriters (“Ladenburg”), and certain of its employees purchased an aggregate of 57,500 shares of common stock (the “Representative Shares”) at an average purchase price of approximately $0.017 per share, for an aggregate purchase price of $977.50. The Company estimated the aggregate fair value of the Representative Shares to be approximately $288,000 on the date of transfer. The difference in the issuance date estimated fair value of the Representative Shares, compared to the aggregate purchase price, was determined to be an offering cost of the Company in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, the offering cost was allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs related to the Representative Shares amounted to approximately $287,000, of which approximately $269,000 was charged to the initial carrying value of temporary equity related to the common stock subject to redemption and approximately $18,000 was charged to additional paid-in
capital related to the Public Warrants.
The Sponsor and Ladenburg agreed to forfeit up to an aggregate of 180,000 Founder Shares and 7,500 Representative Shares, respectively, on a pro rata basis, to the extent that the option to purchase additional units was not exercised in full by the underwriters, so that the Founder Shares and the Representative Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the Private Placement Units and underlying securities). On February 2, 2021, the underwriters fully exercised the over-allotment option; thus, these 187,500 shares were no longer subject to forfeiture.
The Sponsor agreed not to transfer, assign or sell 50% of their Founder Shares until the earlier of (i) six months after the date of the consummation of the initial Business Combination or (ii) the date on which the closing price of the Company’s shares of common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing after the initial Business Combination, and the remaining 50% of the Founder Shares may not be transferred, assigned or sold until six months after the date of the consummation of the initial Business Combination, or earlier, in either case, if, subsequent to the initial Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Private Placement Units
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 247,000 Private Placement Units at a price of $10.00 per unit to the Sponsor, generating proceeds of approximately $2.5 million.
Each Private Placement Unit consists of one share of common stock and one-half
of one redeemable warrant (“Private Placement Warrant”). Each Private Placement Warrant entitles the holder thereof to purchase one share of common stock at an exercise price of $11.50 per full share. A portion of the proceeds from the Private Placement was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire.
The Private Placement Units and their component securities and the Founder Shares held by Ladenburg will not be transferable, assignable or salable until 30 days after the consummation of the initial Business Combination except to permitted transferees.
Related Party Loans
On May 27, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note, which was later amended on January 4, 2021 (the “Note”). The Note was non-interest
bearing, unsecured and was due upon the date the Company consummated the Initial Public Offering. The Company borrowed approximately $116,000 under the Note and fully repaid the Note on February 2, 2021.
In connection with the Extension Amendment, the Sponsor, or its designees, has agreed to contribute to the Company as a loan of $0.033 for each Public Share that is not redeemed for each subsequent calendar month commencing on May 2, 2022, and on the 2nd day of each subsequent month, or portion thereof, that is needed by the Company to complete an initial Business Combination from May 2, 2022 until the end of the Combination

Period. The amount of the Additional Contributions will not bear interest and will be repayable upon consummation of an initial Business Combination. The Sponsor or its designees will have the sole discretion whether to continue extending for additional calendar months until the Extended Date and if the Sponsor determines not to continue extending for additional calendar months, its obligation to make Additional Contributions will terminate. Through June 30, 2022, the Company has issued three Extension Notes in the principal amount of $167,033 each to the Sponsor and the Sponsor deposited such funds into the Trust Account upon funding each Extension Note. The Company has recorded the three Extension Notes as nonconvertible promissory note – related party totaled $501,098 in the balance sheets as of June 30, 2022. The Company fully repaid the three Extension Notes upon Closing (see Note 1).
In addition, in order to finance transaction costs in connection with a Business Combination, the Initial Stockholders may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion (the “Working Capital Loans”). Each loan would be evidenced by a promissory note. The notes will either be paid upon consummation of the initial Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of the notes may be converted upon consummation of the Business Combination into additional Private Placement Units at a conversion price of $10.00 per Private Placement Unit. If the Company does not complete a Business Combination, the loans will not be repaid. As of December 31, 2021, the Company had no borrowings under the Working Capital Loans.
On May 2, 2022, the Company issued a Working Capital Loan in the aggregate principal amount of $424,770 to the Sponsor. The Working Capital Loan was issued to provide the Company with additional working capital during the extended period during which the Company must complete its initial business combination and will not be deposited into the Trust Account. The Company issued the Working Capital Loan to fund the Company’s working capital requirements. The Working Capital Loan is convertible at the Sponsor’s election upon the consummation of an initial business combination. Upon such election, the Working Capital Loan will convert, at a price of $10.00 per unit, into units identical to the Private Placement Units issued in connection with the Company’s initial public offering. As of June 30, 2022, the Company has borrowed approximately $359,000 of principal under a Working Capital Loan. The Company recorded the Working Capital Loan as convertible promissory note – related party in the balance sheets. The Company fully repaid the Working Capital Loan upon Closing (see Note 1).
The conversion option embedded in the Working Capital Loan requires bifurcation pursuant to ASC 815. The conversion option is recognized at fair value upon funding under the Working Capital Loan, which creates an initial discount to the loan host component of the Working Capital Loan. Subsequent changes in fair value of the embedded conversion option are recognized each period in the condensed consolidated statements of operations. The initial discount to the loan host instrument is amortized to interest expense over the expected term of the Working Capital Loan using the effective interest method.
As of June 30, 2022, the Company had $359,697 borrowings outstanding under the Working Capital Loan. A reconciliation of the carrying value and the principal value, as of June 30, 2022, follows:

June 30, 2022
Principal value of convertible promissory note	$359,697
Fair value of conversion option	20,328
Debt discount	(18,362)

Carrying value of convertible promissory note—related party	$361,663

Administrative Support Agreement
Commencing on the effective date of the Company’s prospectus, the Company agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred $30,000 and $30,000 in administrative expenses-related party in the accompanying condensed consolidated statements of operations for the three months ended June 30, 2022 and 2021, respectively. The Company incurred $60,000 and $50,000 in administrative expenses-related party in the accompanying condensed consolidated statements of operations for the six months ended June 30, 2022 and 2021, respectively.
Financial Advisory Fees
The Company paid a fee of $25,000 to its Chief Financial Officer in February 2021 for financial advisory services to the Company.
An affiliate of the Company’s Sponsor provides financial advisory and investment banking services to the Company. The Company agreed to pay the affiliate a one-time
cash fee of $200,000 upon completion of the business combination with Apexigen and will reimburse the affiliate for out-of-pocket
expenses not to exceed $5,000 in aggregate. As of June 30, 2022, the Company has incurred approximately $171,000 of fees pursuant to the agreement, which is recognized as Accrued expenses – related party in the condensed consolidated balance sheets.
The Company in the future may pay Brookline Capital Markets (“Brookline”) or its affiliates, partners or employees, a fee for financial advisory services rendered in connection with the Company’s identification, negotiation and consummation of an initial Business Combination. The amount of any fee paid to Brookline or its affiliates, partners or employees, will be based upon the prevailing market rates for similar services for such transactions at such time.
Note 5 - Commitments and Contingencies
Registration and Stockholder Rights
The holders of the Founder Shares, Representative Shares, Private Placement Units and units that may be issued upon conversion of Working Capital Loans (and in each case holders of their component securities, as applicable) are entitled to registration rights pursuant to a registration rights agreement signed upon the effective date of the Initial Public Offering. These holders are entitled to make up to three demands, excluding short form registration demands, that the Company registered such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. However, the holders of the Representative Shares may not exercise demand and “piggyback” registration rights after five (5) and seven (7) years, respectively, after the effective date of the Company’s initial registration statement was declared effective and may not exercise demand rights on more than one occasion. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a
45-day
option from the date of the prospectus filed in the Initial Public Offering to purchase up to 750,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On February 2, 2021, the underwriters fully exercised the over-allotment option.
The underwriters were entitled to an underwriting discount of $0.15 per unit, or $862,500 in the aggregate, paid upon the closing of the Initial Public Offering.
Purchase Agreement
As described in Note 1, in consideration for entering into the Purchase Agreement, the Post-Combination Company is required to issue to Lincoln Park, on the date of the Closing, 150,000 shares of Common Stock, and on the date that is ninety (90) days after the Closing, $1,500,000 of shares of Common Stock at a price equal to the arithmetic average of the closing sale price for the Common Stock on Nasdaq during the ten (10) consecutive business days immediately preceding the issuance of such shares; provided, that in no event shall the amount of such shares exceed 500,000. Pursuant to the terms of the Registration Rights Agreement, a copy of which is filed as Exhibit 10.6 to this registration statement, within thirty (30) days of the Closing, the Post-Combination Company shall file with the SEC a new registration statement covering the resale of any shares of Common Stock purchased or otherwise acquired by Lincoln Park under the terms of the Purchase Agreement.
Note 6 - Warrants
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable 30 days after the completion of the initial Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under certain circumstances). However, the Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of common stock until the Public Warrants expire or are redeemed. If a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their Public Warrants on a cashless basis.
The Public Warrants have an exercise price of $11.50 per full share and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption given after the Public Warrants become exercisable; and

•
if, and only if, the last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a
30-trading
day period commencing once the Public Warrants become exercisable and ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrantholders.

•
if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such Public Warrants at the time of redemption and for the entire
30-day
trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption as described above, the Company’s management will have the option to require all holders that wish to exercise Public Warrants to do so on a “cashless basis.”
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that none of the Private Placement Warrants will be redeemable by the Company so long as they are held by the initial purchasers or any of their permitted transferees.
If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of either the Public Warrants or the Private Placement Warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants and such warrants would expire.
Note 7 - Common Stock Subject to Possible Redemption
The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 25,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share. As of June 30, 2022 and December 31, 2021, there were 6,746,092 and 7,434,500 shares of common stock outstanding, of which 5,061,592 and 5,750,000 shares were subject to possible redemption and classified outside of permanent equity in the condensed consolidated balance sheets, respectively.
The common stock subject to possible redemption reflected on the condensed consolidated balance sheets is reconciled on the following table:

Gross proceeds	$57,500,000
Less:
Proceeds allocated to public warrants	(3,662,750)
Common stock issuance costs	(1,459,030)
Plus:
Remeasurement of carrying value to redemption value	5,696,780

Common stock subject to possible redemption, December 31, 2021	58,075,000
Increase in redemption value resulting from extension payments	501,098
Redemption of common stock	(6,955,507)

Common stock subject to possible redemption, June 30, 2022	$51,620,591

Note 8 - Stockholders’ Equity (Deficit)
Preference Shares-
The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. At June 30, 2022 and December 31, 2021, there were no preference shares issued or outstanding.
Common Shares-
The Company is authorized to issue 25,000,000 common shares with a par value of $0.0001 per share. As of June 30, 2022 and December 31, 2021, there were 1,684,500 shares of common stock issued and outstanding, excluding 5,061,592 and 5,750,000 shares of common stock subject to possible redemption, respectively. See Note 7.
Note 9
-
Fair Value Measurements
The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2022 and December 31, 2021 by level within the fair value hierarchy:
June 30, 2022:

Description	Quoted Prices in Active Markets (Level 1)		Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets - Investments held in Trust Account:
Mutual funds	$51,536,733	(1)	$—	$—
Liabilities:
Derivative warrant liabilities - Private	$—		$—	$14,090
Embedded derivative - promissory note	$—		$—	$20,328
(1) Excludes $167,033 of cash balance held within the Trust Account
December 31, 2021:

Description	Quoted Prices in ActiveMarkets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets - Investments held in Trust Account:
Mutual funds	$12,076	$—	$—
U.S. Treasury Securities	$58,073,257	$—	$—
Liabilities:
Derivative warrant liabilities—Private	$—	$—	$49,660
Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers between levels of the fair value hierarchy during the six months ended June 30, 2022 and 2021.
Level 1 assets include investments in mutual funds invested in government securities and U.S. Treasury Securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
The fair value of the Private Placement Warrants was measured using a Monte Carlo simulation. For the three months ended June 30, 2022 and 2021, the Company recognized a non-operating
gain/(loss) of approximately

$38,000 and ($120,000), respectively, in the condensed consolidated statements of operations resulting from a decrease/(increase) in the fair value of derivative warrant liabilities. For the six months ended June 30, 2022 and 2021, the Company recognized a non-operating
gain/(loss) of approximately $36,000 and ($169,000), respectively, in the condensed consolidated statements of operations resulting from a decrease/(increase) in the fair value of derivative warrant liabilities.
The embedded conversion option in the Company’s Working Capital Loan is valued using a Black Scholes option pricing model. For the six months ended June 30, 2022, the Company recognized a change to the condensed consolidated statements of operations resulting from a decrease in the fair value of embedded conversion option of approximately $5,000, presented as change in fair value of derivative liabilities on the accompanying statement of operations.
The estimated fair value of the Private Placement Warrants and the embedded conversion option is determined using Level 3 inputs. Inherent in a Monte Carlo simulation and a Black Scholes option price model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon
yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
The following table provides quantitative information related to derivative warrant liabilities, measured with Level 3 inputs, at their measurement dates:

	As of June 30, 2022	As of December 31, 2021
Volatility	10.7%	7.2%
Stock price	$10.16	$10.01
Expected life of the options to convert	5.1	5.5
Risk-free rate	3.01%	1.31%
Dividend yield	0.0%	0.0%
The following table provides quantitative information related to embedded derivatives, measured with Level 3 inputs, at their measurement date:

As of June 30, 2022
Volatility	18.1%-21.0%
Stock price	$10.17-$10.20
Expected life of the options to convert	5.3-5.5
Risk-free rate	2.93%-3.61%
Dividend yield	0.0%

The change in the fair value of the derivative warrant liabilities, measured using Level 3 inputs, for the six months ended June 30, 2022 and 2021, are summarized as follows:

	Derivative Warrant Liabilities	Embedded Derivative
Level 3 - Derivative liabilities at January 1, 2022	$49,650	$—
Change in fair value of derivative liabilities	2,850	—

Level 3 - Derivative liabilities at March 31, 2022	52,500	—
Issuance of embedded derivatives	—	25,473
Change in fair value of derivative liabilities	(38,410)	(5,145)

Level 3 - Derivative liabilities at June 30, 2022	$14,090	$20,328

Level 3-Derivative warrant liabilities at January 1, 2021	$—
Issuance of Private Warrants	159,560
Change in fair value of derivative warrant liabilities	49,160

Level 3-Derivative warrant liabilities at March 31, 2021	$208,720
Change in fair value of derivative warrant liabilities	119,800

Level 3-Derivative warrant liabilities at June 30, 2021	$328,520

Note 10 - Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
Brookline Capital Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Brookline Capital Acquisition Corp. (the “Company”) as of
December 31, 2021 and 2020, the related statements of operations
,
changes in stockholders’ equity and cash flows for the year ended December 31, 2021 and the period from May 27, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from May 27, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination. If the Company is unable to consummate a business combination by May 2, 2022, the Company will be required to liquidate. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result for the outcome to this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum
LLP
Marcum
LLP
We have served as the Company’s auditor since 2020.
Houston, TX
April 7, 2022
PCAOB ID NO. 688

BROOKLINE CAPITAL ACQUISITION CORP.
BALANCE SHEETS

	December 31,
	2021	2020
Assets:
Current assets:
Cash	$217,409	$978
Prepaid expenses	13,417	—

Total current assets	230,826	978
Investments held in Trust Account	58,085,333	—
Deferred offering costs associated with the proposed public offering	—	96,274

Total Assets	$58,316,159	$97,252

Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ Equity:
Current liabilities:
Accounts payable	$22,553	$—
Accrued expenses	82,500	—
Franchise tax payable	81,650	—
Note payable — related party	—	73,106

Total current liabilities	186,703	73,106
Derivative warrant liabilities	49,660	—

Total liabilities	236,363	73,106
Commitments and Contingencies
Common stock subject to possible redemption; 5,750,000 shares and none at redemption value of $10.10 per share at December 31, 2021 and 2020, respectively	58,075,000	—
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding at December 31, 2021 and 2020	—	—
Common stock, $0.0001 par value; 25,000,000 shares authorized; 1,684,500 and 1,437,500 shares issued and outstanding at December 31, 2021 and 2020, respectively	168	144
Additional paid-in capital	490,522	25,834
Accumulated deficit	(485,894)	(1,832)

Total stockholders’ equity	4,796	24,146

Total Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ Equity	$58,316,159	$97,252

The accompanying notes are an integral part of the financial statements.

BROOKLINE CAPITAL ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	For the year ended December 31, 2021	For the period from May 27, 2020 (inception) through December 31, 2020
General and administrative expenses	$411,006	$1,832
Administrative expenses — related party	110,000	—
Franchise tax expense	82,179	—

Loss from operations	(603,185)	(1,832)
Other income (expense)
Change in fair value of derivative warrant liabilities	109,900	—
Offering costs allocated to private warrants	(1,110)	—
Net gain from investments held in Trust Account	10,333	—

Total other income	119,123	—

Net loss	$(484,062)	$(1,832)

Weighted average shares outstanding — redeemable common stock	5,245,890	—

Basic and diluted net loss per share, redeemable common stock	$(0.07)	$—

Weighted average shares outstanding — non-redeemable common stock	1,646,407	1,250,000

Basic and diluted net loss per share, non-redeemable common stock	$(0.07)	$(0.00)

The accompanying notes are an integral part of the financial statements.

BROOKLINE CAPITAL ACQUISITION CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM MAY 27, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance — May 27, 2020 (inception)	—	$—	$—	$—	$—
Issuance of common stock to Sponsor	1,437,500	144	24,856	—	25,000
Sponsor forfeiture of founder shares	(57,500)	(6)	6	—	—
Issuance of founder shares to affiliates of underwriter	57,500	6	972	—	978
Net loss	—	—	—	(1,832)	(1,832)

Balance — December 31, 2020	1,437,500	$144	$25,834	$(1,832)	$24,146

FOR THE YEAR ENDED DECEMBER 31, 2021

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance — December 31, 2020	1,437,500	$144	$25,834	$(1,832)	$24,146
Fair value of public warrants included in the units sold in the initial public offering	—	—	3,662,750	—	3,662,750
Capital contribution from Sponsor	—	—	286,503	—	286,503
Offering costs associated with public warrants	—	—	(98,200)	—	(98,200)
Sale of units in private placement, less derivative warrant liabilities	247,000	24	2,310,415	—	2,310,439
Remeasurement of common stock subject to possible redemption	—	—	(5,696,780)	—	(5,696,780)
Net loss	—	—	—	(484,062)	(484,062)

Balance — December 31, 2021	1,684,500	$168	$490,522	$(485,894)	$4,796

The accompanying notes are an integral part of the financial statements.

BROOKLINE CAPITAL ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2021	For the period from May 27, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net loss	$(484,062)	$(1,832)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by related party under promissory note	23,373	1,832
Change in fair value of derivative warrant liabilities	(109,900)	—
Offering costs allocated to private warrants	1,110	—
Net gain from investments held in Trust Account	(10,333)	—
Changes in operating assets and liabilities:
Prepaid expenses	(13,417)	—
Account payable	22,553	—
Accrued expenses	37,500	—
Franchise tax payable	81,650	—

Net cash used in operating activities	(451,526)	—

Cash Flows from Investing Activities
Cash deposited in Trust Account	(58,075,000)	—

Net cash used in investing activities	(58,075,000)	—

Cash Flows from Financing Activities:
Repayment of note payable to related party	(116,346)	—
Proceeds from issuance of representative shares	—	978
Proceeds received from initial public offering, gross	57,500,000	—
Proceeds received from private placement	2,470,000	—
Offering costs paid	(1,110,697)	—

Net cash provided by financing activities	58,742,957	978

Net change in cash	216,431	978
Cash — beginning of the period	978

Cash — end of the period	$217,409	$978

Supplemental disclosure of noncash activities:
Offering costs included in accrued expenses	$45,000	$—

Offering costs paid by related party under promissory note	$19,867	$71,274

Deferred offering costs paid by Sponsor in exchange for common stock	$—	$25,000

Remeasurement of common stock subject to possible redemption	$5,696,780	$—

The accompanying notes are an integral part of the financial statements.

BROOKLINE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Brookline Capital Acquisition Corp. (the “Company”) is a newly organized blank check company incorporated in Delaware and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (“Business Combination”). Although the Company has not yet identified a Business Combination target and may pursue an initial Business Combination target in any business or industry, the Company intends to focus its search on companies in the life sciences industry.
As of December 31, 2021, the Company had not yet commenced operations. All activity for the period from May 27, 2020 (inception) through December 31, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, and identifying a target Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating
income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The Company’s Sponsor is Brookline Capital Holdings, LLC, a Delaware limited liability company (the “Sponsor”), an affiliate of Brookline Capital Markets, a division of Arcadia Securities, LLC (“Brookline”). The registration statement for the Company’s Initial Public Offering was declared effective on January 28, 2021. On February 2, 2021, the Company consummated its Initial Public Offering of 5,750,000 units (the “Units” and, with respect to the common stock included in the Units being offered, the “Public Shares”), including 750,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $57.5 million, and incurring offering costs of approximately $1.3 million.
Simultaneously with the closing of the Initial Public Offering, the Company consummated a private placement (“Private Placement”) of 247,000 private placement units (each, a “Private Placement Unit” and collectively, the “Private Placement Units”) at a price of $10.00 per unit to the Sponsor, generating proceeds of approximately $2.5 million (Note 4).
Upon the closing of the Initial Public Offering and the Private Placement, approximately $58.1 million ($10.10 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) in the United States maintained by Continental Stock Transfer & Trust Company, as trustee, and will be invested only in U.S “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule
2a-7
promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

BROOKLINE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

The Company will provide the holders of Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.10 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). These Public Shares were recorded at a redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the Business Combination is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with the Business Combination, the holders of the Founder Shares (as defined in Note 4) prior to this Initial Public Offering (the “Initial Stockholders”) have agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of the Business Combination. In addition, the Initial Stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. The Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.
Notwithstanding the foregoing, the Company’s Amended and Restated Certificate of Incorporation provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the shares of common stock sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, executive officers, directors and director nominees agreed not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
If a Business Combination has not been consummated within 15 months from the closing of the Initial Public Offering, or May 2, 2022 and thereafter extending on a monthly basis up to November 2, 2022, provided that our Sponsor or its designee must deposit into the Trust Account for every additional month beyond 15 months (or May 2, 2022), funds equal to the product of (x) $0.033 multiplied by (y) that number of shares of Common Stock included as part of the units sold in the IPO and not otherwise redeemed) (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price,

BROOKLINE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The Initial Stockholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.10 per share initially held in the Trust Account.
The Company will seek to have all third parties and any prospective target businesses enter into valid and enforceable agreements with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account. Nevertheless, there is no guarantee that vendors, service providers and prospective target businesses will execute such agreements. The Sponsor agreed that it will be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.10 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters in the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, the Sponsor may not be able to satisfy its indemnification obligations. Moreover, the Sponsor will not be liable to the Public Stockholders and instead will only have liability to the Company.
Going Concern
As of December 31, 2021, the Company had approximately $217,000 in its operating bank account and working capital of approximately $126,000 (not taking into account approximately $82,000 in tax obligations that may be paid using investment income earned in the Trust Account).
The Company’s liquidity needs to date have been satisfied through a payment of $25,000 from the Sponsor to pay for certain offering costs in exchange for issuance of the Founder Shares, the loan under the Note of approximately $116,000 (as defined in Note 4), and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on February 2, 2021. In addition, in order to finance transaction costs in connection with an initial Business Combination, the Company’s officers, directors and initial stockholders may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of December 31, 2021, there were no amounts outstanding under any Working Capital Loans.
Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties.

BROOKLINE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses.
The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate, May 2, 2022. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern
.
Risks and Uncertainties
Risks and Uncertainties Management continues to evaluate the impact of the
COVID-19
pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target Business Combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public

BROOKLINE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. As of December 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2021 and 2020.
Investments Held in Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain from investments held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Fair Value Measurements
Fair value is defined as the price that would be received for the sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

BROOKLINE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Fair Value of Financial Instruments
As of December 31, 2021 and 2020, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses, franchise tax payable and notes payable to related party approximate their fair values due to the short-term nature of the instruments.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating
expenses in the statements of operations. Offering costs associated with the Public Shares were charged to the carrying value of the common stock subject to possible redemption upon the completion of the Initial Public Offering.
Derivative warrant liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivative and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed
at the end of each reporting period.
The warrants issued in connection with its Initial Public Offering (the “Public Warrants”) are classified as equity. The Private Placement Warrants (as defined in Note 4) are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the Private Placement Warrants as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of operations. The fair value of the Private Placement Warrants are measured using a Monte Carlo simulation model.
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC 480. Common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable common stock (including shares of

BROOKLINE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Public Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021, 5,750,000 shares of common stock subject to possible redemption were presented at their redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.
Under ASC 480, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of the reporting period. This method would view the end of the reporting period as if it were also the redemption date of the security. Effective with the closing of the Initial Public Offering (including the sale of the Over-Allotment Units), the Company recognized the remeasurement from initial book value to redemption amount value. The change in the carrying value of the common stock subject to possible redemption, which resulted in charges against additional paid-in
capital.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not
to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.
There were no unrecognized tax benefits as of December 31, 2021. No amounts were accrued for the payment of interest and penalties at December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Net income (loss) per common share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Income and losses are shared pro rata between the outstanding redeemable and non-redeemable
common shares. Net income (loss) per share of common stock is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period.
The Company has not considered the effect of the Public Warrants and the Private Placement Warrants (as defined in Note 4) to purchase an aggregate of 2,998,500 shares of the Company’s common stock in the calculation of diluted net income (loss) per share, since the exercise of the warrants are contingent upon the

BROOKLINE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

occurrence of future events and the inclusion of such warrants would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the year ended December 31, 2021. Remeasurement associated with the common stock subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value.
The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share:

	For the year ended December 31, 2021		For the period from May 27, 2020 (inception) through December 31, 2020
	redeemable	non-redeemable	non-redeemable
Basic and diluted net loss per common share:
Numerator:
Allocation of net loss	(368,431)	(115,631)	(1,832)
Denominator:
Basic and diluted weighted average common shares outstanding	5,245,890	1,646,407	1,250,000

Basic and diluted net loss per common share	$(0.07)	$(0.07)	$(0.00)

Recent Accounting Standards
In August 2020, the FASB issued Accounting Standard Update (the “ASU”)
No. 2020-06,
Debt-Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.
The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
NOTE 3 — INITIAL PUBLIC OFFERING
On February 2, 2021, the Company consummated its Initial Public Offering of 5,750,000 Units, including 750,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $57.5 million, and incurring offering costs of approximately $1.3 million.
Each Unit consists of one share of common stock and
one-half
of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 6). No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. Accordingly, unless a holder purchases at least two Units, a holder will not be able to receive or trade a whole Public Warrant.
NOTE 4 — RELATED PARTY TRANSACTIONS
Founder Shares
In May 2020, the Sponsor paid an aggregate of $25,000 on behalf of the Company to cover certain offering costs in exchange for the issuance of 1,437,500 shares of common stock (the “Founder Shares”) to the Sponsor.

BROOKLINE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

In July 2020, the Sponsor forfeited 57,500 Founder Shares for no consideration, and Ladenburg Thalmann & Co. Inc., the representative of the underwriters (“Ladenburg”), and certain of its employees purchased an aggregate of 57,500 shares of common stock (the “Representative Shares”) at an average purchase price of approximately $0.017 per share, for an aggregate purchase price of $977.50. The Company estimated the aggregate fair value of the Representative Shares to be approximately $288,000 on the date of transfer. The difference in the issuance date estimated fair value of the Representative Shares, compared to the aggregate purchase price, was determined to be an offering cost of the Company in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, the offering cost was allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs related to the Representative Shares amounted to approximately $287,000, of which approximately $269,000 was charged to the initial carrying value of temporary equity related to the common stock subject to redemption and approximately $18,000 was charged to additional paid-in capital related to the Public Warrants.
The Sponsor and Ladenburg agreed to forfeit up to an aggregate of 180,000 Founder Shares and 7,500 Representative Shares, respectively, on a pro rata basis, to the extent that the option to purchase additional units was not exercised in full by the underwriters, so that the Founder Shares and the Representative Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the Private Placement Units and underlying securities). On February 2, 2021, the underwriters fully exercised the over-allotment option; thus, these 187,500 shares were no longer subject to forfeiture.
The Sponsor agreed not to transfer, assign or sell 50% of their Founder Shares until the earlier of (i) six months after the date of the consummation of the initial Business Combination or (ii) the date on which the closing price of the Company’s shares of common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing after the initial Business Combination, and the remaining 50% of the Founder Shares may not be transferred, assigned or sold until six months after the date of the consummation of the initial Business Combination, or earlier, in either case, if, subsequent to the initial Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Private Placement Units
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 247,000 Private Placement Units at a price of $10.00 per unit to the Sponsor, generating proceeds of approximately $2.5 million.
Each Private Placement Unit consists of one share of common stock and one-half
of one redeemable warrant (“Private Placement Warrant”). Each Private Placement Warrant entitles the holder thereof to purchase one share of common stock at an exercise price of $11.50 per full share. A portion of the proceeds from the Private Placement was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire.
The Private Placement Units and their component securities and the Founder Shares held by Ladenburg will not be transferable, assignable or salable until 30 days after the consummation of the initial Business Combination except to permitted transferees.
Related Party Loans
On May 27, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note, which was later amended on January 4,

BROOKLINE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

2021 (the “Note”). The Note was
non-interest
bearing, unsecured and was due upon the date the Company consummated the Initial Public Offering. The Company borrowed approximately $116,000 under the Note and fully repaid the Note on February 2, 2021.
In addition, in order to finance transaction costs in connection with a Business Combination, the Initial Stockholders may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion (the “Working Capital Loans”). Each loan would be evidenced by a promissory note. The notes will either be paid upon consummation of the initial Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of the notes may be converted upon consummation of the Business Combination into additional Private Placement Units at a conversion price of $10.00 per Private Placement Unit. If the Company does not complete a Business Combination, the loans will not be repaid. As of December 31, 2021, the Company had no borrowings under the Working Capital Loans.
Administrative Support Agreement
Commencing on the effective date of the Company’s prospectus, the Company agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of an initial business combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred $110,000 in administrative expenses-related party in the accompanying statement of operations for the year ended December 31, 2021. There were no expenses incurred for the period from May 27, 2020 (inception) through December 31, 2020. As of December 31, 2021, the Company had $30,000 payable for these services.
Financial Advisory Fees
The Company paid a fee of $25,000 to its Chief Financial Officer in February 2021 for financial advisory services to the Company. The Company in the future may pay Brookline Capital Markets (“Brookline”) or its affiliates, partners or employees, a fee for financial advisory services rendered in connection with the Company’s identification, negotiation and consummation of an initial Business Combination. The amount of any fee paid to Brookline or its affiliates, partners or employees, will be based upon the prevailing market rates for similar services for such transactions at such time.
NOTE 5 — COMMITMENTS AND CONTINGENCIES
Registration and Stockholder Rights
The holders of the Founder Shares, Representative Shares, Private Placement Units and units that may be issued upon conversion of Working Capital Loans (and in each case holders of their component securities, as applicable) are entitled to registration rights pursuant to a registration rights agreement signed upon the effective date of the Initial Public Offering. These holders are entitled to make up to three demands, excluding short form registration demands, that the Company registered such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. However, the holders of the Representative Shares may not exercise demand and “piggyback” registration rights after five (5) and seven (7) years, respectively, after the effective date of the Company’s initial registration statement was declared effective and may not exercise demand rights on more than one occasion. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

BROOKLINE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Underwriting Agreement
The Company granted the underwriters a
45-day
option from the date of the prospectus filed in the Initial Public Offering to purchase up to 750,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On February 2, 2021, the underwriters fully exercised the over-allotment option.
The underwriters were entitled to an underwriting discount of $0.15 per unit, or $862,500 in the aggregate, paid upon the closing of the Initial Public Offering.
NOTE 6 — WARRANTS
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable 30 days after the completion of the initial Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under certain circumstances). However, the Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of common stock until the Public Warrants expire or are redeemed. If a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their Public Warrants on a cashless basis.
The Public Warrants have an exercise price of $11.50 per full share and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

BROOKLINE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption given after the Public Warrants become exercisable; and

•
if, and only if, the last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a
30-trading
day period commencing once the Public Warrants become exercisable and ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrantholders.

•
if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such Public Warrants at the time of redemption and for the entire
30-day
trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption as described above, the Company’s management will have the option to require all holders that wish to exercise Public Warrants to do so on a “cashless basis.”
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that none of the Private Placement Warrants will be redeemable by the Company so long as they are held by the initial purchasers or any of their permitted transferees.
If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of either the Public Warrants or the Private Placement Warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants and such warrants would expire.
NOTE 7 — COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION
The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 25,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share. As of December 31, 2021, there were 7,434,500 shares of common stock outstanding, of which 5,750,000 shares were subject to possible redemption and classified outside of permanent equity in the balance sheets.
The common stock subject to possible redemption reflected on the balance sheet is reconciled on the following table:

Gross proceeds	$57,500,000
Less:
Proceeds allocated to public warrants	(3,662,750)
Common stock issuance costs	(1,459,030)
Plus:
Remeasurement of carrying value to redemption value	5,696,780

Common stock subject to possible redemption	$58,075,000

BROOKLINE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 8 — STOCKHOLDERS’ EQUITY
Preference Shares-
The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. At December 31, 2021 and 2020, there were no preference shares issued or outstanding.
Common Shares-
The Company is authorized to issue 25,000,000 common shares with a par value of $0.0001 per share. As of December 31, 2021 and 2020, there were 1,684,500 and 1,437,500 shares of common stock issued and outstanding, excluding 5,750,000 and
-0-
shares of common stock subject to possible redemption. See Note 7.
Of the 7,434,500 shares of common stock outstanding, up to 187,500 of these shares held by the Sponsor were subject to forfeiture by the Sponsor on a pro rata basis depending on the extent to which the underwriters’ over-allotment option was exercised in full by the underwriters, so that the Founder Shares and the Representative Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the Private Placement Units and underlying securities). On February 2, 2021, the underwriters fully exercised the over-allotment option; thus, these 187,500 shares were no longer subject to forfeiture.
NOTE 9 — FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2021 by level within the fair value hierarchy:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets — Investments held in Trust Account:
Mutual funds	$12,076	$—	$—
U.S. Treasury Securities	$58,073,257	$—	$—
Liabilities:
Derivative warrant liabilities — Private	$—	$—	$49,660
Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers between levels of the fair value hierarchy during the year ended December 31, 2021.
Level 1 assets include investments in mutual funds invested in government securities and U.S. Treasury Securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
The fair value of the Private Placement Warrants are measured using a Monte Carlo simulation. For the year ended December 31, 2021, the Company incurred a non-operating
gain resulting from a decrease in the fair value of derivative warrant liabilities of approximately $110,000, which is presented as change in fair value of derivative warrant liabilities on the accompanying statements of operations.
The estimated fair value of the Private Placement Warrants is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon
yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

BROOKLINE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	As of February 2, 2021	As of December 31, 2021
Volatility	24.1%	7.2%
Stock price	$9.36	$10.01
Expected life of the options to convert	5.92	5.5
Risk-free rate	0.57%	1.31%
Dividend yield	0.0%	0.0%
The change in the fair value of the derivative warrant liabilities, measured using Level 3 inputs, for the year ended December 31, 2021 is summarized as follows:

Level 3 — Derivative warrant liabilities at January 1, 2021	$—
Issuance of Private Warrants	159,560
Change in fair value of derivative warrant liabilities	(109,900)

Level 3 — Derivative warrant liabilities at December 31, 2021	$49,660

NOTE 10 — INCOME TAXES
The Company’s taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative expenses are generally considered start-up
costs and are not currently deductible. There was no income tax expense for the year ended December 31, 2021 and for the period from May 27, 2020 (inception) through December 31, 2020.
The income tax provision (benefit) consists of the following for the year ended December 31, 2021:

December 31, 2021
Current
Federal	$—
State	—
Deferred
Federal	(124,499)
State	—
Valuation allowance	124,499

Income tax provision	$—

BROOKLINE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

The Company’s net deferred tax assets are as follows as of December 31, 2021:

December 31, 2021
Deferred tax assets:
Start-up/Organization costs	$109,411
Net operating loss carryforwards	15,088

Total deferred tax assets	124,499
Valuation allowance	(124,499)

Deferred tax asset, net of allowance	$—

As of December 31, 2021, the Company has approximately $72,000 of U.S. federal net operating loss carryovers, which do not expire, and no state net operating loss carryovers available to offset future taxable income.
In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. At December 31, 2021, the change in valuation allowance was $124,499.
A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows for the year ended December 31, 2021:

December 31, 2021
Statutory Federal income tax rate	21.0%
Meals & entertainment	0.0%
Financing costs	0.0%
Change in fair value of warrant liabilities	4.8%
Change in Valuation Allowance	(25.8)%

Income Taxes Benefit	0.0%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open to examination by the taxing authorities. The Company considers New York to be a significant state tax jurisdiction.
NOTE 11 — SUBSEQUENT EVENTS
Management has evaluated subsequent events and transactions that occurred after the balance sheet date through the date the financial statements were issued. Based upon this review, except as noted below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
Proposed Business Combination
On March 17, 2022, the Company executed a Business Combination Agreement (the “Business Combination Agreement”), with Project Barolo Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Apexigen, Inc., a Delaware corporation (“Apexigen”) (the transactions contemplated by the Business Combination Agreement, the “Business Combination”).

BROOKLINE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Pursuant to the terms of the Business Combination Agreement, the Company will acquire Apexigen through the merger of Merger Sub with and into Apexigen, with Apexigen surviving the merger (the “Surviving Corporation”) as a wholly owned subsidiary of the Company (the “Merger”). At the effective time of the Merger (the “Effective Time”), each share of Apexigen capital stock, par value $0.001 per share (collectively, “Apexigen Capital Stock”), issued and outstanding immediately prior to the Effective Time (including shares of Apexigen Capital Stock issued upon the exercise or conversion of options, preferred stock, and warrants prior to the Effective Time, but excluding any shares for which appraisal rights have been exercised and perfected pursuant to the Business Combination Agreement) will be cancelled and converted into the right to receive shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”) equal to the Exchange Ratio (the “Per Share Merger Consideration”). The “Exchange Ratio” means the quotient of (a) the Aggregate Closing Merger Consideration divided by (b) the Company Fully Diluted Capital Stock. The “Aggregate Closing Merger Consideration” means a number of shares of Common Stock equal to the quotient of (a) the Aggregate Closing Merger Consideration Value divided by (b) $10.00. The “Aggregate Closing Merger Consideration Value” means (a) $205,000,000, plus (b) the sum of the exercise prices of all Apexigen Options (as defined below) outstanding immediately prior to the Effective Time. The Company Fully Diluted Capital Stock means, without duplication, the sum of (a) the aggregate number of shares of Apexigen Capital Stock that are issued and outstanding as of immediately prior to the Effective Time (including shares issued upon the exercise or conversion of Apexigen Options and warrants of Apexigen, in each case prior to the Effective Time, (b) the aggregate number of shares of Apexigen Common Stock (as defined below) issuable upon conversion of all issued and outstanding shares of preferred stock of Apexigen immediately prior to the Effective Time, (c) the aggregate number of shares of Apexigen Capital Stock issuable upon full exercise or conversion of all Apexigen Options and warrants to purchase Apexigen Capital Stock (“Apexigen Warrants”) outstanding as of immediately prior to the Effective Time, in each case, on a fully-diluted, as converted-to-Apexigen
Common Stock basis.
In addition, at the Effective Time, each outstanding option to purchase shares of Apexigen common stock, par value $0.001 per share (“Apexigen Common Stock,” and each such option, a “Apexigen Option”), whether vested or unvested, will be assumed by the Company and converted into an option to purchase a number of shares of Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Apexigen Common Stock subject to such Apexigen Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Apexigen Option immediately prior to the Effective Time divided by (B) the Exchange Ratio. Except as specifically provided above or as agreed to in writing with any holder of an Apexigen Option, following the Effective Time, each Exchanged Option will continue to be governed by the same vesting and exercisability terms and otherwise substantially similar terms and conditions as were applicable to the corresponding former Apexigen Option immediately prior to the Effective Time.
The closing of the Business Combination (the “Closing”) will occur as promptly as practicable, but in no event later than three Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in the Business Combination Agreement. The Closing is not assured and is subject to significant risks and uncertainties (see “
Risk Factors - Risks Relating to our Search for, Consummation of, or
Inability to Consummate, a Business Combination and Post-Business
Combination Risks
”). The accounting treatment for the Business combination is still under evaluation and has not yet been determined.
Pursuant to the terms of the Business Combination Agreement, the Company is required to use its reasonable best efforts to cause the Common Stock to be issued in connection with the Business Combination to be approved for listing on the Nasdaq Stock Market LLC at the time of the Closing.

BROOKLINE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Upon the Closing of the Business Combination, the Company will be renamed “Apexigen, Inc.” (the “Post-Combination Company”).
The Business Combination Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (a) entity organization, formation and authority, (b) capitalization, (c) authorization to enter into the Business Combination Agreement, (d) licenses and permits, (e) taxes, (f) financial statements, (g) real property, (h) material contracts, (i) title to assets, (j) absence of changes, (k) employee matters, (l) compliance with laws, (m) litigation, (n) transactions with affiliates and (o) regulatory matters.
The Business Combination Agreement includes customary covenants of the parties with respect to the operation of their respective businesses prior to the consummation of the Business Combination and efforts to satisfy the conditions to consummation of the Business Combination. The Business Combination Agreement also contains additional covenants of the parties, including, among others, covenants providing for the Company and Apexigen to use their reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with Apexigen and its subsidiaries as set forth in the Business Combination Agreement necessary for the consummation of the Business Combination and to fulfill the conditions to the Merger, and for the preparation and filing of a registration statement on Form
S-4
relating to the Merger and containing a proxy statement of the Company.
In connection with the Merger, in addition to the assumption of the 2010 Equity Stock Incentive Plan of Apexigen, the 2020 Equity Incentive Plan of Apexigen and the Exchanged Options as provided in the Business Combination Agreement, the Company will adopt, prior to the Closing and subject to the approval of the stockholders of the Company, an equity incentive award plan (the “Equity Plan”) for the Post-Combination Company with an award pool of Common Stock equal to (i) twelve percent (12%) of the number of shares of Common Stock outstanding as of immediately after the Effective Time (rounded up to the nearest whole share), plus (ii) the number of shares of Common Stock added pursuant to automatic annual increases to such share reserve, beginning with the 2023 fiscal year of the Post-Combination Company, with the number of shares added to the share reserve pursuant to each such annual increase equal to the lesser of (x) fifteen percent (15%) of the outstanding shares of the Post-Combination Company’s capital stock outstanding as of immediately after the Effective Time (rounded up to the nearest whole share), (y) five percent (5%) of the total number of shares of all classes of Common Stock outstanding on the last day of the immediately preceding fiscal year of the Post-Combination Company, and (z) a lesser number of shares of Common Stock determined by the administrator of the Equity Plan no later than the last day of the immediately preceding fiscal year of the Post-Combination Company.
In addition, the Company will adopt, prior to Closing and subject to the approval of the stockholders of the Company, an employee stock purchase plan for the Post-Combination Company with a number of shares of Common Stock reserved for issuance equal to (i) one and two-tenths
percent (1.2%) of the fully diluted shares of Common Stock outstanding as of immediately after the Effective Time (rounded up to the nearest whole share), plus (ii) shares added pursuant to automatic annual increases to such share reserve, beginning with the 2023 fiscal year of the Post-Combination Company, with the number of shares added to the share reserve pursuant to each such annual increase equal to the lesser of (x) two and one-half
percent (2.5%) of the outstanding shares of the Post-Combination Company’s capital stock outstanding as of immediately after the Effective Time (rounded up to the nearest whole share), (y) one percent (1%) of the total number of shares of all classes of Common Stock outstanding on the last day of the immediately preceding fiscal year of the Post-Combination Company, and (z) a lesser number of shares of Common Stock determined by the administrator of such plan no later than the last day of the immediately preceding fiscal year of the Post-Combination Company.

BROOKLINE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

The consummation of the Business Combination is subject to the receipt of the requisite approval of the stockholders of each of the Company and Apexigen, and the fulfillment of certain other conditions, as described in greater detail below. Under the terms of the Business Combination Agreement, the obligations of Apexigen, the Company and Merger Sub to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions: (i) the Written Consent of the stockholders of Apexigen shall have been delivered to the Company; (ii) the the Company Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the Proxy Statement, the DGCL, the the Company Organizational Documents and the rules and regulations of the Nasdaq Stock Market LLC; (iii) all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1979, as amended (the “HSR Act”) shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act shall have expired or been terminated, and any pre-Closing
approvals or clearances reasonably required thereunder shall have been obtained; (iv) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination illegal or otherwise prohibiting consummation of the Business Combination; (v) all consents, approvals and authorizations set forth in the Business Combination Agreement shall have been obtained from and made with all Governmental Authorities; (vi) the Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or threatened by the SEC; and (vii) upon the Closing, and after giving effect to the Redemption Rights, the Company shall have net tangible assets of at least $5,000,001 (excluding assets of Apexigen).
Additionally, under the terms of the Business Combination Agreement, the obligations of the Company and Merger Sub to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of, among other customary closing conditions, the following conditions: (i) no Company Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the Closing Date; (ii) the PIPE Subscription Agreements shall be in full force and effect and nothing shall exist that would impair the Private Placements occurring in connection with the Closing to the extent not yet having been consummated; and (iii) the Equity Purchase Agreement shall be in full force and effect and nothing shall exist that would materially impair the equity line of credit from being available to the Company in accordance with its terms following the Closing.
Additionally, under the terms of the Business Combination Agreement, the obligations of Apexigen to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of, among other customary closing conditions, the following conditions: (i) no the Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date; (ii) a supplemental listing application shall have been filed with the Nasdaq Stock Market LLC, as of the Closing Date, to list the shares constituting the Aggregate Closing Merger Consideration; (iii) the Subscription Agreements shall be in full force and effect and nothing shall exist that would impair the Private Placements occurring in connection with the Closing to the extent not yet having been consummated; and (iv) the Equity Purchase Agreement shall be in full force and effect and nothing shall exist that would materially impair the equity line of credit from being available to the Surviving Corporation in accordance with its terms following the Closing.
The Business Combination Agreement allows the parties to terminate the agreement if certain conditions described in the Business Combination Agreement are satisfied, including if the Effective Time has not occurred by October 31, 2022 (the “Outside Date”). Additionally, under the Business Combination Agreement, the Company is allowed to terminate the Business Combination Agreement if Apexigen fails to deliver (a) the

BROOKLINE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Stockholder Support Agreement (as defined below) signed by the holders of at least 50.1% of the Apexigen Capital Stock within 30 days of the date of the Business Combination Agreement or (b) the Written Consent of the stockholders of Apexigen at least 10 Business Days prior to the BCAC Stockholders’ Meeting.
Stockholder Support Agreement
The Company, Apexigen and the Key Company Stockholders, concurrently with the execution and delivery of the Business Combination Agreement, have entered into the Stockholder Support Agreement (the “Stockholder Support Agreement”), pursuant to which such Key Company Stockholders have agreed, among other things, to vote all of their shares of Apexigen Capital Stock in favor of the Business Combination Agreement and the Business Combination, including the Merger. The foregoing description of the Stockholder Support Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the actual agreement, a copy of which is filed with this registration statement as Exhibit 10.2, and the terms of which are incorporated herein by reference.
Registration Rights and
Lock-Up
Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, the Company and certain stockholders of Apexigen (the “Holders”) have entered into a Registration Rights and
Lock-Up
Agreement (the “Registration Rights and
Lock-Up
Agreement”). Pursuant to the terms of the Registration Rights and
Lock-Up
Agreement, the Company will be obligated to file a registration statement to register the resale of certain shares of Common Stock held by the Holders. In addition, pursuant to the terms of the Registration Rights and
Lock-Up
Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, that the Post-Combination Company file a registration statement on Form
S-1
or Form
S-3
to register certain shares of Common Stock held by such Holders. The Registration Rights and
Lock-Up
Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.
In addition, subject to certain exceptions, each of the Holders will not Transfer (as such term is defined in the Registration Rights and
Lock-Up
Agreement) (A) half of any shares of the Company Securities (as such term is defined in the Registration Rights and
Lock-Up
Agreement) beneficially owned or otherwise held by such Holder until the earlier of (i) six months after the date of the Closing or (ii) the date on which, subsequent to the Business Combination, the reported closing price of one share of Common Stock quoted on Nasdaq, or the NYSE or NYSE American, as applicable, equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like occurring after the Closing) for any 20 trading days within any 30 trading day period commencing after the Closing, and (B) for the remaining half of any such shares of the Company Securities beneficially owned or otherwise held by such Holder until the date that is six months after the date of the Closing; or, in either case, the date following the completion of the Business Combination on which the Post-Combination Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Post-Combination Company’s stockholders having the right to exchange their shares of the Company Securities for cash, securities or other property.
Sponsor Support Agreement
The Company and the Sponsor, concurrently with the execution and delivery of the Business Combination Agreement, have entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed, among other things, (A) to vote (or execute and return an action by written consent), or cause to be voted at the BCAC Stockholders’ Meeting (or validly execute and return and cause such

BROOKLINE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

consent to be granted with respect to), all of its shares of Common Stock in favor of the approval and adoption of the Business Combination Agreement and approval of the Business Combination, including the Merger, (B) to comply with the lock-up
provisions provided for in the Letter Agreement previously entered into between the Company and the Sponsor, and (C) to forfeit certain shares of Common Stock held by the Sponsor in the event the BCAC Related Funds Amount at Closing is less than twenty million dollars ($20,000,000). The foregoing description of the Sponsor Support Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the actual agreement, a copy of which is filed with this registration statement as Exhibit 10.2, and the terms of which are incorporated herein by reference.
PIPE Subscription Agreement
In connection with the execution of the Business Combination Agreement, the Company entered into subscription agreements (the “PIPE Subscription Agreements”), dated as of March 17, 2022, with certain investors (the “PIPE Investors”), pursuant to which, among other things, the Company agreed to issue and sell, in a private placement to close immediately prior to or concurrently with, and contingent upon, the Closing, units consisting of shares of Common Stock, together with a warrant to purchase shares of Common Stock for a half share of Common Stock per unit, at a purchase price of at least fifteen million dollars ($15,000,000) (and at a $10.00 per unit price) to the PIPE Investors. The obligations to consummate the subscription are conditioned upon, among other things, all conditions precedent to the closing of the transactions contemplated by the Business Combination Agreement having been satisfied or waived, and the closing of the transaction contemplated by the PIPE Subscription Agreement occurring concurrently with the closing of the transactions contemplated by the Business Combination Agreement. The foregoing description of the PIPE Subscription Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the agreed upon form of PIPE Subscription Agreement, a copy of which is filed with this registration statement as Exhibit 10.4, and the terms of which are incorporated herein by reference.
Equity Line of Credit Purchase Agreement and Registration Rights Agreement
In connection with the execution of the Business Combination Agreement, the Company, Apexigen and Lincoln Park Capital Fund, LLC (“Lincoln Park”) have concurrently entered into a Purchase Agreement dated March 17, 2022 (the “Purchase Agreement”) to establish an equity line of credit. In conjunction with the entry into the Purchase Agreement, the Company, Apexigen and Lincoln Park have also entered into a Registration Rights Agreement dated March 17, 2022 (the “Registration Rights Agreement”).
Pursuant to the terms of the Purchase Agreement, following consummation of the Merger and upon satisfaction of the conditions set forth in the Purchase Agreement, the Post-Combination Company has the right, but not the obligation, to direct Lincoln Park by delivering a notice (the “Regular Purchase Notice”) to purchase up to five hundred thousand dollars ($500,000) of Common Stock (the “Regular Purchase Share Limit”), at the lower of (a) the lowest trading price of the Common Stock on Nasdaq on the date of purchase and (b) the arithmetic average of the three (3) lowest closing sales prices of the Common Stock on the Nasdaq during the ten (10) business days ending on the business day immediately preceding the date of purchase; provided, however, that (i) the Regular Purchase Share Limit shall be increased to up to seven hundred fifty thousand dollars ($750,000) of Common Stock if the closing price of the Common Stock on Nasdaq is not below $10.00 on the date of purchase (as appropriately adjusted for any reorganization, recapitalization, non-cash
dividend, stock split, reverse stock split or other similar transaction), and (ii) the Regular Purchase Share Limit shall be increased to up to one million dollars ($1,000,000) of Common Stock if the closing price of the Common Stock on Nasdaq is not below $12.50 on the date of purchase. The Post-Combination Company may direct Lincoln Park to make such purchases as often as every business day so long as (x) the closing price of the Common Stock is not less than $3.00 (as adjusted for any reorganization, recapitalization, non-cash
dividend, stock split, reverse stock split or other similar transaction, in which case the price shall mean the lower of such price and $3.00), and (y) the

BROOKLINE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Post-Combination Company has not failed to deliver freely tradeable shares of Common Stock for all other purchases under the Purchase Agreement. Any such purchase made as described in this paragraph shall be referred to as a “Regular Purchase.”
In addition to Regular Purchases, following consummation of the Merger and upon satisfaction of the conditions set forth in the Purchase Agreement, on the same business day as a Regular Purchase Notice is delivered to Lincoln Park, the Post-Combination Company has the right, but not the obligation, to direct Lincoln Park to purchase additional shares of Common Stock (an “Accelerated Purchase”) in an amount equal to the Accelerated Purchase Share Amount (as hereinafter defined) at a price equal to ninety-five percent (95%) of the lower of (i) the volume weighted-average price (“VWAP”) for the period beginning at 9:30:01 a.m., Eastern time, on the applicable date of purchase, or such other time publicly announced by Nasdaq as the official open of trading on such market on such date, and ending at the earlier of (A) 4:00 p.m., Eastern time, on such date, (B) such time, from and after the time requested for such purchase, that the total number (or volume) of shares of Common Stock traded on Nasdaq has exceeded that number of shares of Common Stock equal to (i) the applicable Accelerated Purchase Share Amount (as hereinafter defined), divided by 30%, and (C) such time that the sale price on Nasdaq on such date has fallen below any minimum per share price threshold set forth in the applicable notice from the Post-Combination Company, and (ii) the closing sale price of the Common Stock on such date of purchase. The “Accelerated Purchase Share Amount” means the number of shares of Common Stock not exceeding the lesser of (a) 300% of the number of shares of Common Stock directed by the Post-Combination Company to be purchased by Lincoln Park pursuant to the corresponding Regular Purchase Notice for the corresponding Regular Purchase, and (b) an amount equal to (x) 30% multiplied by (y) the total number of shares of Common Stock traded on Nasdaq during the period on the applicable purchase date beginning at the time on the date of such purchase that trading of such shares commences and ending at the time at which the sale price for such shares of Common Stock has fallen below any minimum share price threshold set forth in the purchase notice provided by the Post-Combination Company.
Beginning one business day after consummation of the Merger, in addition to Regular Purchases and Accelerated Purchases, the Company shall also have the right, but not the obligation, to direct Lincoln Park to purchase additional shares of Common Stock (an “Additional Accelerated Purchase”) in an amount equal to the Additional Accelerated Purchase Share Amount (as hereinafter defined) at a price equal to ninety-five percent (95%) of the lower of (i) the VWAP for the period on the applicable date of purchase beginning (the “Additional Accelerated Purchase Commencement Time”) at the latest of (A) the time at which the sale price for any corresponding Accelerated Purchase has fallen below any minimum share price threshold set forth in the purchase notice provided by the Post-Combination Company for such Acceleration Purchase, (B) the applicable Additional Accelerated Purchase Termination Time with respect to the most recently completed prior Additional Accelerated Purchase on such date, as applicable, and (C) the time at which all shares of Common Stock subject to any prior Accelerated Purchases and Additional Accelerated Purchases (including those effected on the same business day) have been received by Lincoln Park and are freely tradeable, and ending (the “Additional Accelerated Purchase Termination Time”) on the earliest of (X) 4:00 p.m. Eastern time on such date or such other time publicly announced by Nasdaq as the official close of trading on such date, (Y) such time that the total number (or volume) of shares of Common Stock traded on Nasdaq has exceeded the number of shares of Common Stock equal to the amount of shares to be purchased pursuant to the applicable request by the Post-Combination Company hereunder divided by 30%, and (Z) such time that the sale price for the Common Stock on Nasdaq has fallen below any minimum share price threshold set forth in the applicable purchase notice provided by the Company. The “Additional Accelerated Purchase Share Amount” means the number of shares of Common Stock directed by the Company to be purchased by Lincoln Park under this paragraph which shall not exceed the lesser of (1) 300% of the number of shares of Common Stock directed by the Post-Combination Company to be purchased by Lincoln Park as a Regular Purchase on such date, and (2) an amount equal to 30% multiplied by the total number of shares of Common Stock traded on Nasdaq during the period on such date beginning at the Additional Accelerated Purchase

BROOKLINE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Commencement Time for such Additional Accelerated Purchase and ending at the Additional Accelerated Purchase Termination Time for such Additional Accelerated Purchase.
Notwithstanding anything to the contrary in the Purchase Agreement, Lincoln Park shall not be required to purchase or acquire any shares of Common Stock under the Purchase Agreement which would, when aggregated with all other shares of Common Stock beneficially owned by Lincoln Park and its affiliates, result in the beneficial ownership by Lincoln Park and its affiliates of more than 4.99% of the then issued and outstanding shares of Common Stock.
In consideration for entering into the Purchase Agreement, the Post-Combination Company is required to issue to Lincoln Park, on the date of the Closing, 150,000 shares of Common Stock, and on the date that is 90 days after the Closing, $1,500,000 of shares of Common Stock at a price equal to the arithmetic average of the closing sale price for the Common Stock on Nasdaq during the 10 consecutive business days immediately preceding the issuance of such shares; provided, that in no event shall the amount of such shares exceed 500,000. Pursuant to the terms of the Registration Rights Agreement, a copy of which is filed herewith as Exhibit 10.6, within 30 days of the Closing, the Post-Combination Company shall file with the SEC a new registration statement covering the resale of any shares of Common Stock purchased or otherwise acquired by Lincoln Park under the terms of the Purchase Agreement.
The proceeds received by the Post-Combination Company from Lincoln Park under the Purchase Agreement may be used for any corporate purpose at the sole discretion of the Post-Combination Company. The Post-Combination Company is further prohibited from effecting or entering into an agreement to effect any issuance by the Post-Combination Company or any of its subsidiaries of Common Stock involving an equity line of credit or substantially similar transaction whereby an investor is irrevocably bound to purchase securities over a period of time from the Post-Combination Company at a price based on the market price of the Common Stock at the time of purchase. The Purchase Agreement shall automatically terminate on the date that the Post-Combination Company sells shares of Common Stock to Lincoln Park in an aggregate amount of $50,000,000, or if the Business Combination Agreement is terminated or the Merger is not consummated by the Outside Date. The Purchase Agreement may also be terminated in certain circumstances, including in connection with a bankruptcy filing by the Post-Combination Company or at any time after the Closing by the Post-Combination Company.

APEXIGEN, INC.
CONDENSED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31, 2021	June 30, 2022
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,443	$11,644
Short-term investments	12,917	9,981
Prepaid expenses and other current assets	1,681	3,378

Total current assets	38,041	25,003
Property and equipment, net	245	190
Right-of-use assets	483	294
Other assets	327	331

Total assets	$39,096	$25,818

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$4,487	$7,704
Accrued liabilities	8,488	7,497
Deferred revenue	3,610	4,601
Lease liabilities, current portion	369	312

Total current liabilities	16,954	20,114
Lease liabilities, less current portion	141	—

Total liabilities	17,095	20,114
Commitment and contingencies (Note 10)
Convertible preferred stock, $0.001 par value, 148,570,771 shares authorized at December 31, 2021 and June 30, 2022 (unaudited); 145,130,628 shares issued and outstanding as of December 31, 2021 and June 30, 2022 (unaudited), aggregate liquidation preference of $160,085 as of June 30, 2022 (unaudited)	158,707	158,707

Stockholders’ deficit:
Common stock, $0.001 par value; 230,000,000 shares authorized as of December 31, 2021 and June 30, 2022 (unaudited); 31,070,665 and 31,461,489 shares issued and outstanding as of December 31, 2021 and June 30, 2022 (unaudited), respectively	31	31
Additional paid-in capital	7,991	8,853
Accumulated deficit	(144,724)	(161,870)
Accumulated other comprehensive income (loss)	(4)	(17)

Total stockholders’ deficit	(136,706)	(153,003)

Total liabilities, convertible preferred stock and stockholders’ deficit	$39,096	$25,818

See accompanying notes to unaudited condensed financial statements.

APEXIGEN, INC.
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2022	2021	2022
Operating expenses:
Research and development	$4,658	$6,005	$9,621	$13,113
General and administrative	2,389	2,139	3,928	4,124

Total operating expenses	7,047	8,144	13,549	17,237

Loss from operations	(7,047)	(8,144)	(13,549)	(17,237)
Interest income, net	12	40	27	91

Net loss	(7,035)	(8,104)	(13,522)	(17,146)

Net loss per share attributable to common stockholders	$(0.23)	$(0.26)	$(0.44)	$(0.55)

Weighted-average common shares used to compute net loss per share, basic and diluted	30,910,694	31,454,265	30,781,596	31,425,054

Comprehensive Loss:
Net loss	$(7,035)	$(8,104)	$(13,522)	$(17,146)
Other comprehensive loss
Unrealized gain (loss) on marketable securities	4	(15)	(2)	(13)

Comprehensive loss	$(7,031)	$(8,119)	$(13,524)	$(17,159)

See accompanying notes to unaudited condensed financial statements.

APEXIGEN, INC.
CONDENSED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(In thousands, except share amounts)
(Unaudited)

	Three Months Ended June 30, 2021
	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
	Shares	Amounts	Shares	Amounts
Balance at April 1, 2021	145,130,628	$158,707	30,910,665	$31	$7,134	$(122,295)	$(3)	$(115,133)
Stock-based compensation	—	—	—	—	262	—	—	262
Net loss	—	—	—	—	—	(7,035)	—	(7,035)
Other comprehensive gain	—	—	—	—	—	—	4	4

Balance at June 30, 2021	145,130,628	$158,707	30,910,665	$31	$7,396	$(129,330)	$1	$(121,902)

	Six Months Ended June 30, 2021
	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
	Shares	Amounts	Shares	Amounts
Balance at January 1, 2021	145,130,628	$158,707	30,521,693	$31	$6,750	$(115,808)	$3	$(109,024)
Exercise of stock options	—	—	388,972	—	24	—	—	24
Stock-based compensation	—	—	—	—	622	—	—	622
Net loss	—	—	—	—	—	(13,522)	—	(13,522)
Other comprehensive loss	—	—	—	—	—	—	(2)	(2)

Balance at June 30, 2021	145,130,628	$158,707	30,910,665	$31	$7,396	$(129,330)	$1	$(121,902)

See accompanying notes to unaudited condensed financial statements.

	Three Months Ended June 30, 2022
	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit
	Shares	Amounts	Shares	Amounts
Balance at April 1, 2022	145,130,628	$158,707	31,395,489	$31	$8,462	$(153,766)	$(2)	$(145,275)
Exercise of stock options	—	—	66,000	—	23	—	—	23
Stock-based compensation	—	—	—	—	368	—	—	368
Net loss	—	—	—	—	—	(8,104)	—	(8,104)
Other comprehensive loss	—	—	—	—	—	—	(15)	(15)

Balance at June 30, 2022	145,130,628	$158,707	31,461,489	$31	$8,853	$(161,870)	$(17)	$(153,003)

	Six Months Ended June 30, 2022
	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit
	Shares	Amounts	Shares	Amounts
Balance at January 1, 2022	145,130,628	$158,707	31,070,665	$31	$7,991	$(144,724)	$(4)	$(136,706)
Exercise of stock options	—	—	390,824	—	73	—	—	73
Stock-based compensation	—	—	—	—	789	—	—	789
Net loss	—	—	—	—	—	(17,146)	—	(17,146)
Other comprehensive loss	—	—	—	—	—	—	(13)	(13)

Balance at June 30, 2022	145,130,628	$158,707	31,461,489	$31	$8,853	$(161,870)	$(17)	$(153,003)

See accompanying notes to unaudited condensed financial statements.

APEXIGEN, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2021	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(13,522)	$(17,146)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	53	55
Stock-based compensation	622	789
Accretion of discount and amortization of premiums on marketable securities	111	7
Non-cash lease expense	322	200
Other	6	—
Changes in current assets and liabilities:
Prepaid expenses and other current assets	(767)	82
Other assets	(110)	(104)
Accounts payable	(708)	2,058
Accrued expenses	122	(865)
Deferred revenue	764	991
Lease liabilities	(325)	(209)

Net cash used in operating activities	(13,432)	(14,142)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(54)	(43)
Purchases of marketable securities	(20,179)	(14,985)
Sales of marketable securities	30,530	17,947

Net cash provided by investing activities	10,297	2,919

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of deferred transaction costs	—	(649)
Proceeds from exercise of stock options	24	73

Net cash provided by (used in) financing activities	24	(576)

Net decrease in cash and cash equivalents	(3,111)	(11,799)
Cash and cash equivalents, beginning of period	25,284	23,443

Cash and cash equivalents, end of period	$22,173	$11,644

See accompanying notes to unaudited condensed financial statements.

APEXIGEN, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
1. Organization and Description of the Business
Description of Business
Apexigen, Inc. (“Apexigen”) is a clinical-stage biopharmaceutical company focused on discovering and developing antibody therapeutics for oncology, with an emphasis on new immuno-oncology agents designed to harness the patient’s immune system to combat and eradicate cancer. Apexigen’s lead product candidates are sotigalimab (“sotiga” or “APX005M”), which is a CD40 agonist antibody, and APX601, which is a TNFR2 antagonist antibody. Apexigen also has out-license
arrangements for a number of programs. Since inception, Apexigen has devoted substantially all of its resources to performing research, development and manufacturing activities in support of the drug candidates Apexigen is developing and out-licensed
drug candidates. In October 2019, the first of Apexigen’s
out-licensed
products was approved for commercial product sale. Apexigen was incorporated in Delaware in 2010, the year Apexigen was spun-out
of Epitomics, Inc. (“Epitomics”), which was a California-based biotechnology company that was acquired by Abcam plc in 2012. Apexigen was spun-out
of Epitomics to focus on the discovery, development and commercialization of humanized monoclonal antibody therapeutics. Apexigen is headquartered in San Carlos, California.
On March 17, 2022, Brookline Capital Acquisition Corp. (“BCAC”) and Apexigen entered into a business combination agreement (“Business Combination Agreement”) pursuant to which BCAC and Apexigen agreed to combine, with the former equityholders of both entities holding equity in the combined public company listed on the Nasdaq Stock Exchange and with Apexigen’s existing equityholders owning a majority of the equity in the combined public company. Existing Apexigen equityholders received equity in the combined public company in the form of common shares and warrants. Under the Business Combination Agreement, the transaction valued Apexigen at $205.0 million on a fully diluted basis, net of exercise proceeds for
Apexigen’s pre-closing options.
Concurrently with the execution of the Business Combination Agreement, BCAC entered into subscription agreements with certain investors for a private investment in public equity (“PIPE”) transaction to close concurrently with the business combination, and BCAC and Apexigen entered into a committed investment agreement with Lincoln Park Capital Fund, LLC to allow the combined company to direct Lincoln Park to make certain equity purchases during the 24 months following the business combination subject to certain limitations. These arrangements are collectively referred to as the “Transaction.”
The Transaction closed on July 29, 2022. As a result, the combined public company received approximately $19.0 million in gross proceeds funded by approximately $4.5 million in cash held in BCAC’s trust account net of redemption and $14.5 million from the PIPE. The combined public company incurred $8.9 million in transaction expenses relating to the Transaction, consisting of banking, legal, and other professional fees. The PIPE investors receive an aggregate of 1,452,000 units (each a “PIPE Unit”) at a purchase price of $10.00 per unit. Each PIPE Unit consists of one share of BCAC Common Stock and one-half of
one warrant. Each whole warrant entitles the PIPE Investor to purchase one share of BCAC Common Stock at an exercise price of $11.50 per share during the period commencing 30 days after July 29, 2022 and terminating on the five-year anniversary of July 29, 2022. In addition, the combined public company has the right to direct Lincoln Park to purchase up to an aggregate of $50 million of common stock of the combined public company pursuant to the terms of an investment agreement. The Transaction was a subsequent event (see Note 13) and was not reflected in the unaudited interim financial statements as of June 30, 2022 and for the three months and six months ended June 30, 2022.
Liquidity and Capital Resources
As of June 30, 2022, Apexigen had approximately $21.6 million of cash, cash equivalents, and short-term investments. Apexigen has incurred substantial losses and negative cash flows from operations since inception and had an accumulated deficit of $161.9 million as of June 30, 2022. Since inception through June 30, 2022,

APEXIGEN, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Apexigen has funded operations primarily through the issuance of convertible preferred stock, proceeds from collaborative research and development agreements, and borrowings under a debt arrangement. Due to Apexigen’s significant research, development and manufacturing expenditures, Apexigen has generated operating losses in all periods presented. Apexigen expects to incur substantial additional losses in the future as Apexigen advances and expands its research and development activities and prepares to pursue the potential regulatory approval and commercialization of its product candidates. Based on Apexigen’s research and development activities and plans, there is uncertainty regarding the ability to maintain liquidity sufficient to operate the business effectively, which raises substantial doubt as to the ability to continue as a going concern.
Apexigen may seek additional funds through the sale and issuance of shares of Apexigen’s common stock in private or public offerings, other equity or debt financings, collaborations or partnerships with third parties, or other transactions to monetize assets, including Apexigen’s right to receive milestone payments and royalties under Apexigen’s out-license
arrangements. Apexigen cannot assure that Apexigen will succeed in acquiring additional funding at levels sufficient to fund Apexigen’s operations or on terms favorable to us. If Apexigen is unable to obtain adequate financing when needed, Apexigen may have to delay, reduce the scope of or suspend one or more of Apexigen’s clinical trials or preclinical studies or research and development programs. Because of the numerous risks and uncertainties associated with the development and commercialization of Apexigen’s product candidates, Apexigen is unable to estimate the amount of increased capital outlays and operating expenditures associated with Apexigen’s current and planned research, development and manufacturing activities.
To the extent that Apexigen raises additional capital through strategic alliances, licensing arrangements or other monetization transactions with third parties, Apexigen may have to relinquish valuable rights to Apexigen’s product candidates, future revenue streams or research programs or grant licenses on terms that may not be favorable to us. If Apexigen raises additional capital through public or private equity offerings, the ownership interest of the then-existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect Apexigen’s stockholders’ rights. If Apexigen raises additional capital through debt financing, Apexigen may be subject to covenants limiting or restricting the ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.
Coronavirus Pandemic
The ongoing
COVID-19
pandemic continues to affect economies and business globally. The pandemic may continue to affect Apexigen’s business operations such as its ability to initiate and complete ongoing, planned or future clinical trials and preclinical studies. Apexigen anticipates a continued impact in the second half of 2022. Apexigen’s ability to raise additional funds to support its operations may also be adversely impacted by potential worsening global economic conditions and the recent disruptions to, and volatility in, financial markets in the U.S. and worldwide resulting from the ongoing
COVID-19
pandemic. Apexigen actively monitors and manages its responses and continues to assess actual and potential impacts onto its operations and financial condition, as well as its business developments.
Apexigen cannot predict the specific extent, duration, or full impact that the
COVID-19
pandemic will have on its business, financial condition and operations, including planned research, manufacturing and clinical development timelines. The impact of the
COVID-19
pandemic on Apexigen’s financial performance will depend on future developments, including the duration of and surges in the pandemic, including due to new variants of the virus, the pandemic’s impact on Apexigen’s manufacturing activities, clinical trials (including enrollment and operations at clinical trial sites), contract research organizations (“CROs”), and other third parties with whom it does business and the pandemic’s impact on Apexigen’s employees. These developments and the impact of the
COVID-19
pandemic on the financial markets and the overall economy are highly uncertain and

APEXIGEN, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

cannot be predicted. If the financial markets or the overall economy are impacted for an extended period, Apexigen’s business may be significantly adversely affected.
2. Summary of Significant Accounting Policies
Unaudited Interim Financial Statements
The condensed balance sheet as of June 30, 2022, the condensed statements of operations and comprehensive loss for the three and six months ended June 30, 2021 and 2022, the condensed statements of convertible preferred stock and stockholders’ deficit for the three and six months ended June 30, 2021 and 2022, and the condensed statements of cash flows for the six months ended June 30, 2021 and 2022 are unaudited. The unaudited condensed financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal, recurring adjustments that are necessary to present fairly Apexigen’s financial position as of June 30, 2022, its results of operations for the three and six months ended June 30, 2021 and 2022 and its cash flows for the six months ended June 30, 2021 and 2022. The financial data and the other financial information contained in these notes to the condensed financial statements related to the three and six month periods are also unaudited. The condensed balance sheet as of December 31, 2021, is derived from Apexigen’s audited financial statements. The results of operations for the three and six months ended June 30, 2022, are not necessarily indicative of the results to be expected for the year ending December 31, 2022, or for any other future annual or interim period. These condensed financial statements are not complete and are to be read in conjunction with Apexigen’s audited financial statements and the related notes for the year ended December 31, 2021.
Basis of Presentation
Apexigen prepares the financial statements and accompanying notes in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Emerging Growth Company
Apexigen is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth
companies but any such election to opt out is irrevocable. Apexigen has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Apexigen, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Apexigen’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and

APEXIGEN, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

liabilities at the date of the financial statements and the reported amounts expensed during the reporting period. On an ongoing basis, management evaluates its estimates, including those related to accruals for research and development costs, stock-based compensation, uncertain tax positions and fair values of common stock and preferred stock. Apexigen adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods. As future events and their effects cannot be determined with precision, actual results could materially differ from those estimates and assumptions.
Segment Reporting
Apexigen has
one
operating segment, which is the business of researching, developing and commercializing antibody therapeutics for oncology. Apexigen’s chief operating decision maker, its Chief Executive Officer, manages Apexigen’s operations on an aggregated basis for the purposes of allocating resources and evaluating financial performance.
Cash and Cash Equivalents
Apexigen considers all highly liquid investments purchased with original maturities of three months or less from the purchase date to be cash equivalents. Cash equivalents consist primarily of amounts invested in money market funds and corporate debt securities. The carrying amount of cash equivalents approximates their fair value.
Short-Term Investments
Short-term investments consist of debt securities with original maturities of greater than three months from the date of purchase but less than one year from the balance sheet date. Such investments are considered available-for-sale
and reported at fair value with unrealized gains and losses included as a component of stockholders’ deficit. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity, which is included in interest income, net on the statements of operations and comprehensive loss. Realized gains and losses and declines in fair value determined to be other-than-temporary, if any, on investments are included in interest income, net. Apexigen determines the cost of securities sold using the specific identification method.
Fair Value Measurements
Apexigen applies fair value accounting to all financial assets and liabilities and non-financial
assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The carrying amount of Apexigen’s financial assets and liabilities, including accounts payable and accrued expenses, approximate their fair values due to their short-term maturities.
Concentrations of Credit and Other Risks
Financial instruments that potentially subject Apexigen to a concentration of credit risk consist primarily of cash and cash equivalents and short-term investments. Apexigen holds its bank deposits at accredited financial institutions and these deposits may at times exceed insured limits. Apexigen is exposed to credit risk in the event of a default by the financial institutions holding its cash and cash equivalents to the extent of the amounts held in excess of federally insured limits. Apexigen limits its credit risk associated with cash and cash equivalents by placing them with financial institutions it believes are of high quality. Apexigen has not experienced any losses on its deposits of cash. Apexigen’s investment policy limits investments to certain types of securities issued by

APEXIGEN, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

the U.S. government, its agencies and institutions with investment-grade credit ratings and places restrictions on maturities and concentration by type and issuer. As of June 30, 2021 and 2022, Apexigen had no off-balance
sheet concentrations of credit risk.
Apexigen is subject to a number of risks similar to other early-stage biopharmaceutical companies, including the need to obtain adequate additional funding, possible failure of clinical trials, the need to obtain marketing approval for its product candidates, competitors developing new technological innovations, the need to successfully commercialize and gain market acceptance of Apexigen’s products, and protection of proprietary technology. If Apexigen does not successfully develop, obtain regulatory approval for, commercialize or partner its product candidates, it will be unable to generate revenue from product sales or achieve profitability.
Property and Equipment, Net
Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets. The estimated useful life of laboratory equipment, furniture and fixtures, office equipment, and software ranges from two to five years. Apexigen expenses maintenance, repair and calibration costs as incurred.
Impairment of Long-Lived Assets
Apexigen’s long-lived assets are comprised principally of its property and equipment and right-of-use
lease assets. Apexigen periodically evaluates its long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets or group of assets may not be fully recoverable. A long-lived asset is deemed to be impaired when the undiscounted future cash flows expected to be generated by the asset or group of assets is less than the carrying amount of the assets. If there is an impairment, Apexigen would reduce the carrying amount of the assets through an impairment charge, to their estimated fair values based on a discounted cash flow approach or, when available and appropriate, to comparable market values. Apexigen recorded no impairment of long-lived assets during the three and six months ended June 30, 2021 and 2022.
Deferred Transaction Costs
Deferred transaction costs consist of direct legal, accounting, filing and other fees and costs directly attributable to the anticipated Transaction (see Note 1). Apexigen will offset any deferred transaction costs against the proceeds received upon the closing of the Transaction. Apexigen capitalized and included in prepaid expenses and other current assets deferred transaction costs of $0.5 million and $2.3 million on the balance sheets as of December 31, 2021 and June 30, 2022, respectively.
Revenue Recognition
Under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606,
Revenue from Contracts with Customers
, Apexigen recognizes revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which Apexigen expects to be entitled in exchange for those goods or services. Apexigen has not commenced sales of its drug candidates and did not have a product approved for marketing as of June 30, 2022.
Apexigen may also earn contingent fees, including milestone payments based on counterparty performance and royalties on sales, from collaborations and other out-license
arrangements. Apexigen will recognize milestone payments as revenue once the underlying events are probable of being met and there is not a

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

significant risk of reversal. Apexigen will recognize sales-based royalties as revenue when the underlying sales occur. In October 2019, Novartis’ Beovu
®
product, which is covered by one of Apexigen’s license agreements, was approved for commercial product sale. Under this agreement, Novartis is obligated to pay Apexigen a very low single-digit royalty on net sales of the Beovu product. However, Novartis has disputed its obligation to pay to Apexigen royalties on Beovu sales under this agreement. As a result, Apexigen has determined that any sales-based Beovu product royalty revenue that Apexigen may earn under this agreement is currently fully constrained. Apexigen has recorded the royalty proceeds as deferred revenue in the balance sheets. As of December 31, 2021 and June 30, 2022, deferred revenue totaled $3.6 million and $4.6 million, respectively.
Leases
Apexigen determines if an arrangement is a lease at inception and if so, determines whether the lease qualifies as an operating or a finance lease. Apexigen includes operating leases in operating lease right-of-use
(“ROU”) assets and lease liabilities in its balance sheets. Apexigen did not have any finance leases as of December 31, 2021 or June 30, 2022. ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Apexigen recognizes operating lease ROU assets and liabilities at the lease commencement date based on the present value of lease payments over the lease term. When its lease does not provide an implicit rate, Apexigen uses an incremental borrowing rate based on the information available at the commencement date to determine the present value of lease payments. Apexigen uses the implicit rate when readily determinable. The operating lease ROU assets also include any lease payments made and exclude lease incentives when paid by Apexigen or on Apexigen’s behalf. Apexigen’s lease terms may include options to extend or terminate the lease when it is reasonably certain that it will exercise that option. Apexigen recognizes lease expense for lease payments on a straight-line basis over the lease term. Apexigen also made an accounting policy election to recognize lease expense for short-term leases with a term of 12 months or less on a straight-line basis over the lease term and not to recognize ROU assets or lease liabilities for such leases.
Apexigen leases its facilities under
non-cancelable
operating lease agreements and recognizes related rent expense on a straight-line basis over the terms of the leases. As an implicit interest rate is not readily determinable in Apexigen’s leases, the incremental borrowing rate based on information available on the adoption date was used in determining the present value of lease payments. The lease term for each of Apexigen’s operating leases includes the non-cancellable
period of the lease plus any additional periods covered by its option to extend the lease that Apexigen is reasonably certain to exercise. The option for lease renewal has been included in the lease term (and lease liability) for one of Apexigen’s leases as the reasonably certain threshold was met as of January 1, 2020.
Research and Development Expenses
Research and development costs are expensed as incurred. Research and development expenses are primarily for the development of sotiga, Apexigen’s lead product candidate, as well as APX601 and other product candidates. Research and development costs consist primarily of external costs related to clinical development, contract manufacturing, preclinical development and discovery as well as personnel costs and allocated overhead, such as rent, equipment, depreciation and utilities. Personnel costs consist of salaries, employee benefits and stock-based compensation.
Apexigen estimates external research and development expenses based on the services performed, pursuant to contracts with commercial and academic institutions that conduct and manage research and development services on its behalf. Apexigen records the costs of research and development activities based upon the estimated amount of services provided but not yet invoiced and includes these costs in accrued liabilities in the

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

balance sheets. These costs are a component of Apexigen’s research and development expenses. Apexigen accrues for these costs based on factors such as the number of patient visits, the number of active patients, the number of patients enrolled, estimates of the work completed and other measures in accordance with agreements established with its third-party service providers under the service agreements. As actual costs become known, Apexigen adjusts its accrued liabilities. Apexigen has not experienced any significant differences between accrued costs and actual costs incurred. However, the status and timing of actual services performed may vary from Apexigen’s estimates, resulting in adjustments to expense in future periods. Changes in these estimates that result in significant changes to Apexigen’s accruals could significantly affect Apexigen’s results of operations.
Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are capitalized and then expensed as the related goods are delivered or the services are performed. Apexigen evaluates such payments for current or long-term classification based on when they will be realized.
Preferred Stock Warrant Liability
Apexigen records at fair value freestanding puttable or redeemable warrants, or warrants which are not considered to be indexed to Apexigen’s stock and includes this amount in accrued expenses on Apexigen’s balance sheets. Apexigen adjusts the carrying value of such warrants to their estimated fair value at the end of each reporting period based upon the value of Apexigen’s convertible preferred stock.
Convertible Preferred Stock
Apexigen records convertible preferred stock at its issuance price less issuance costs on the dates of issuance. Upon the occurrence of certain change in control events that are outside Apexigen’s control, including liquidation, sale or transfer of Apexigen, holders of the convertible preferred stock can cause redemption for cash. Apexigen classifies convertible preferred stock outside of stockholders’ deficit on the balance sheets as events triggering the liquidation preferences are not solely within Apexigen’s control. Apexigen adjusts the carrying values of the convertible preferred stock to their liquidation preferences when and if it becomes probable that such an event will occur. No adjustments have been recorded as of December 31, 2021 or June 30, 2022.
Stock-Based Compensation
Apexigen measures all stock-based awards granted to employees and non-employees
based on the estimated grant date fair value. For awards subject to service-based vesting conditions, Apexigen recognizes stock-based compensation expense on a straight-line basis over the requisite service period, which is generally the vesting term. For awards subject to performance-based vesting conditions, Apexigen recognizes stock-based compensation expense using the accelerated attribution method when it is probable that the performance condition will be achieved. Apexigen recognizes forfeitures as they occur.
Apexigen uses the Black-Scholes option-pricing model to estimate the fair value of stock option awards and recognizes expense using the straight-line attribution approach. The Black-Scholes option-pricing model requires assumptions to be made related to the fair value of Apexigen’s common stock, the expected term of the awards, expected stock priced volatility, risk-free rate for a period that approximates the expected term of the awards and the expected dividend yield.
Income Taxes
Apexigen accounts for income taxes under the asset and liability method. Under this method, Apexigen recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between

APEXIGEN, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Apexigen measures deferred tax assets and liabilities using enacted tax rates applied to taxable income in the years in which Apexigen expects to realize those temporary differences. Apexigen recognizes the effect on deferred tax assets and liabilities of a change in tax rates as income or loss in the period that includes the enactment date. Apexigen establishes a valuation allowance, when necessary, to reduce deferred tax assets to the amount we expect to realize. Apexigen recognizes financial statement effects of uncertain tax positions when it is more-likely-than-not,
based on the technical merits of the position, that it will be sustained upon examination. Apexigen includes interest and penalties related to unrecognized tax benefits within the provision of income tax. To date, there have been no interest or penalties charged in relation to the unrecognized tax benefits.
Comprehensive Loss
Comprehensive loss includes net loss and certain changes in stockholders’ deficit that are excluded from net loss, primarily unrealized gains or losses on Apexigen’s marketable securities.
Net Loss per Share
Apexigen calculates basic net loss per share by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is the same as basic net loss per share for each period presented, since the effects of potentially dilutive securities are antidilutive given Apexigen’s net loss.
Recent Accounting Pronouncements
The adoption dates discussed below reflect the election as an emerging growth company.
In June 2016, the FASB issued ASU
No. 2016-13,
Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
, as clarified in subsequent amendments. The standard changes the impairment model for certain financial instruments. The new model is a forward-looking expected loss model and will apply to financial assets subject to credit losses and measured at amortized cost and certain off-balance
sheet credit exposures. This includes loans,
held-to-maturity
debt securities, loan commitments, financial guarantees and net investments in leases, as well as trade receivables. For available-for-sale
debt securities with unrealized losses, credit losses will be measured in a manner similar to the existing standard, except that the losses will be recognized as allowances rather than reductions in the amortized cost of the securities. The standard is effective for Apexigen for fiscal years and interim periods beginning January 1, 2023. Early adoption is permitted. Apexigen has not yet assessed the effect of adopting the standard on its financial statements.
3. Fair Value Measurement
Apexigen records financial assets and liabilities at fair value. The accounting guidance for fair value provides a framework for measuring fair value, clarifies the definition of fair value and expands disclosures about fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. Apexigen categorizes assets and liabilities recorded at fair value in the financial statements based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels are directly related to the amount of subjectivity with the inputs to the valuation of these assets or liabilities as follows:
Level
 1
– Quoted prices in active markets for identical assets or liabilities.

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Level
 2
– Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level
 3
– Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
As of June 30, 2022, Apexigen’s cash equivalents consist of money market funds less than a three-month maturity. Its short-term investments consisting of U.S. treasury securities and government debt securities are also recorded as available-for-sale
securities. Money market funds and U.S. treasury securities are classified as Level 1 because they are valued using quoted market prices. Government debt securities are classified as Level 2 because their value is based on valuations using significant inputs derived from or corroborated by observable market data.
In certain cases where there is limited activity or less transparency around the inputs to valuation, Apexigen classifies securities as Level 3. Level 3 liabilities consist of the preferred stock warrant liability.
The following tables set forth Apexigen’s financial instruments that Apexigen measured at fair value on a recurring basis by level within the fair value hierarchy (in thousands):

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Financial assets:
Money market funds	$18,526	$—	$—	$18,526
Commercial paper	—	5,498	—	5,498
Corporate debt securities	—	4,512	—	4,512
Government debt securities	—	1,503	—	1,503
Asset backed securities	—	1,404	—	1,404

Total	$18,526	$12,917	$—	$31,443

Financial liability:
Preferred stock warrant liability	$—	$—	$2	$2

Total	$—	$—	$2	$2

	June 30, 2022
	Level 1	Level 2	Level 3	Total
Financial assets:
Money market funds	$10,538	$—	$—	$10,538
U.S. treasury securities	5,991	—	—	5,991
Government debt securities	—	3,990	—	3,990

Total	$16,529	$3,990	$—	$20,519

Financial liability:
Preferred stock warrant liability	$—	$—	$2	$2

Total	$—	$—	$2	$2

The only financial liability measured at fair value on a recurring basis is the preferred stock warrant liability, a level 3 instrument, with a fair value of $2,000 as of December 31, 2021 and June 30, 2022. Apexigen estimates

APEXIGEN, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

the fair value of the preferred stock warrant liability using the Black-Scholes option-pricing model, which requires inputs such as the expected volatility based on comparable public companies, the estimated fair value of the preferred stock, and the estimated time to liquidity.
The following tables summarize the estimated fair value of Apexigen’s marketable securities and the gross unrealized holding gains and losses (in thousands):

	December 31, 2021
	Amortized Cost	Unrealized		Estimated Fair Value
		Gains	Losses
Cash and cash equivalents:
Cash	$4,917	$—	$—	$4,917
Money market funds	18,526	—	—	18,526

Total cash and cash equivalents	$23,443	$—	$—	$23,443

Marketable securities:
Commercial paper	$5,498	$—	$—	$5,498
Corporate debt securities	4,515	—	(3)	4,512
Government debt securities	1,503	—	—	1,503
Asset backed securities	1,405	—	(1)	1,404

Total marketable securities	$12,921	$—	$(4)	$12,917

	June 30, 2022
	Amortized Cost	Unrealized		Estimated Fair Value
		Gains	Losses
Cash and cash equivalents:
Cash	$1,106	$—	$—	$1,106
Money market funds	10,538	—	—	10,538

Total cash and cash equivalents	$11,644	$—	$—	$11,644

Marketable securities:
U.S. treasury securities	$5,995	$—	$(4)	$5,991
Government debt securities	4,003	—	(13)	3,990

Total marketable securities	$9,998	$—	$(17)	$9,981

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

4. Balance Sheet Components
Property and Equipment, Net
Property and equipment, net consists of the following (in thousands):

	December 31, 2021	June 30, 2022
Laboratory equipment	$943	$894
Furniture and fixtures	28	28
Office equipment	25	25
Software	12	12

Total property and equipment	1,008	959
Less: accumulated depreciation	(763)	(769)

Total property and equipment, net	$245	$190

Depreciation expense for property and equipment was $26,000 and $28,000 for the three months ended June 30, 2021 and 2022, respectively, and $53,000 and $55,000 for the six months ended June 30, 2021 and 2022, respectively.
Accrued Liabilities
Accrued liabilities consist of the following (in thousands):

	December 31, 2021	June 30, 2022
Accrued clinical trial and manufacturing costs	$6,472	$5,667
Accrued personnel costs	1,172	1,034
Other accrued liabilities	844	796

Total accrued liabilities	$8,488	$7,497

5. Leases
Apexigen leases its principal facility under a
non-cancelable
operating lease agreement with a lease term ending in April 2023. As Apexigen’s leases did not provide an implicit rate, Apexigen used its incremental borrowing rate as the discount rate to calculate the present value of lease payments. The incremental borrowing rate represents an estimate of the interest rate that would be required to borrow on a collateralized basis over a similar term at an amount equal to the lease payments in a similar economic environment. The weighted average discount rate associated with operating lease modifications was 5.05%. As of December 31, 2021 and June 30, 2022, the
right-of-use
assets were $0.5 million and $0.3 million, respectively, and lease liabilities were $0.5 million and $0.3 million, respectively. Rent expense was $0.1 million for the three months ended June 30, 2021 and 2022, and $0.3 million and $0.2 million for the six months ended June 30, 2021 and 2022, respectively.

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Future minimum lease payments as of June 30, 2022, are as follows (in thousands):

Operating Leases
Year ending December 31,
2022 (6 months remaining)	$212
2023	106

Total undiscounted future lease payments	318
Less: imputed interest	(6)

Total lease liabilities	$312

6. Convertible Preferred Stock
Apexigen’s authorized, issued and outstanding shares, carrying value and aggregate liquidation preferences of its convertible preferred stock at December 31, 2021 and June 30, 2022 are as follows (in thousands, except for share amounts):

Convertible Preferred Stock	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidation Preference
Series A-1	39,196,116	39,196,116	$19,787	$19,990
Series A-2	12,652,762	12,625,343	2,525	2,525
Series B	14,218,546	14,218,546	14,895	15,000
Series C	82,503,347	79,090,623	121,500	122,570

Total	148,570,771	145,130,628	$158,707	$160,085

The characteristics of the convertible preferred stock are as follows:
Dividend Provisions
In each calendar year, the holders of each share of then-outstanding preferred stock shall be entitled to receive, when and if declared by the Board, out of any funds and assets of Apexigen legally available therefore, noncumulative dividends at the annual rate of $0.0408 per share for
Series A-1,
$0.016 per share for Series
A-2,
$0.0844 per share for Series B, and $0.124 per share for Series C, prior and in preference to the payment of any dividends on the common stock in such calendar year. Payments of any dividends to the holders of preferred stock shall be on a pro rata, pari passu basis in proportion to the dividend rates for each series of preferred stock. There have been no
dividends declared to date.
Conversion Rights
Each share of preferred stock is convertible, at the option of the holder of preferred stock, into the number of shares of common stock that results from dividing the original issue price for such series of preferred stock by the conversion price for such series of preferred stock that is in effect at the time of conversion. The initial conversion price for each series of preferred stock is the original issue price for such series of preferred stock. The conversion price of each series of preferred stock may be subject to adjustment from time to time from stock splits, combinations, reorganizations, reclassifications, consolidations, or sales of shares below the applicable conversion price.
All of the preferred stock will automatically convert into fully paid and non-assessable
shares of common stock immediately prior to the closing of an underwritten public offering of shares of the common stock of

APEXIGEN, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Apexigen pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of common stock provided that the aggregate gross proceeds to Apexigen are not less than $30.0 million or in the event that holders of at least 50% of the outstanding shares of Series
A-1,
Series B and Series C preferred stock, voting together as a single class and on an as-converted
basis, consent to the conversion to common stock.
Voting Rights
Each holder of shares of outstanding preferred stock is entitled to cast the number of votes equal to the number of whole shares of common stock into which such shares of preferred stock may convert.
Liquidation Preference
In the event of any voluntary or involuntary liquidation, dissolution or winding up of Apexigen, or deemed liquidation event, the funds and assets that may be legally distributed to Apexigen’s stockholders will be distributed to the holders of Series C preferred stock in preference to the holders of Series B, Series
A-1,
Series
A-2
and common stock in an amount equal to $1.54974 per share. After the payment in full of the preferred liquidation preference of the Series C, all remaining assets will be distributed to the holders of Series B preferred stock in preference to the holders of Series
A-1,
Series
A-2
and common stock in an amount equal to $1.05496 per share. After the payment in full of the preferred liquidation preference of the Series B, all remaining assets will be distributed to the holders of Series
A-1
in preference to the holders of Series
A-2
and common stock in an amount equal to $0.51 per share. After the payment in full of the preferred liquidation preference of the Series
A-1,
all remaining assets will be distributed to the holders of Series
A-2
in preference to the holders of common stock in an amount equal to $0.20 per share. After the payment in full of the preferred liquidation preferences of all series of preferred stock, all remaining assets will be distributed to the holders of preferred stock and common stock on an as-converted
to common stock basis, provided, however, that the aggregate distributions with respect to any share of preferred stock shall not exceed an amount equal to two times the applicable liquidation preference for that share of preferred stock plus any declared but unpaid dividends. Upon any liquidation, dissolution, or winding up of Apexigen, in the order of liquidation preference, if the available funds and assets are insufficient to permit the payment to holders of the applicable series of preferred stock of their full preferential amount, then the entire available funds and assets will be distributed among the holders of such then-outstanding preferred stock pro rata, according to the number of outstanding shares of preferred stock held by each holder thereof.
7. Common Stock
The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders of Apexigen. Subject to the preferences that may be applicable to any outstanding shares of the convertible preferred stock, the holders of the common stock are entitled to receive ratably such dividends, if any, as the Board may declare. The Board has declared no dividends to date.

APEXIGEN, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

At June 30, 2022, Apexigen has reserved the following shares of common stock for the following purposes:

Series A-1 convertible preferred stock outstanding, as converted	39,196,116
Series A-2 convertible preferred stock outstanding, as converted	12,625,343
Series B convertible preferred stock outstanding, as converted	14,218,546
Series C convertible preferred stock outstanding, as converted	79,090,623
Options issued and outstanding	33,755,492
Options available for future grants	9,048,183
Common stock warrants	102,998
Series A-2 preferred stock warrant	27,419

Total common stock reserved for issuance	188,064,720

8. Clinical Study Agreement Amendment with Parker Institute
In April 2017, Apexigen entered into a collaboration agreement with Parker Institute for Cancer Immunotherapy (“PICI”) for the clinical development of sotiga. Under the terms of the arrangement, PICI funded the cost of a clinical trial of sotiga in combination with other agents in pancreatic cancer, and Apexigen supplied sotiga and provided related services.
In October 2019, Apexigen and PICI amended the agreement to update Apexigen’s payment obligations. As a result of the amendment, Apexigen paid $1.0 million and issued 1,290,540 shares of its common stock to PICI as compensation for services previously rendered. The $1.0 million payment and the fair value of the common stock of $0.9 million were recognized immediately as research and development expense. Upon PICI’s completion of milestones in 2020, Apexigen recognized $0.7 million in research and development expenses. There were no expenses recognized during the three and six months ended June 30, 2021 and 2022. Future amounts of up to an aggregate of $9.5 million in cash and shares of Apexigen’s common stock are payable based on the achievement of certain clinical development milestones, none of which were probable as of June 30, 2022, and no amounts have been recognized.
9. Stock-Based Compensation
In December 2010, Apexigen adopted the 2010 Stock Incentive Plan and 2010 Equity Incentive Plan, which expired in 2020. In August 2020, Apexigen adopted the 2020 Equity Incentive Plan (the 2020 Plan and, together with the 2010 Stock Incentive Plan and the 2010 Equity Incentive Plan, the “Plans”). As of June 30, 2022, Apexigen had reserved 42,803,675 shares of common stock for the issuance of incentive and nonstatutory stock options to purchase common stock, stock awards, and restricted stock awards to employees, directors, and consultants under the Plans.
The Board determines the period over which options become exercisable and options generally vest over a four-year period. No option will become exercisable after the expiration of ten years from the date of grant. The term of an incentive stock option (“ISO”) granted to a 10% stockholder will not exceed five years from the date of the grant. The exercise price of an ISO and nonstatutory stock option (“NSO”) will not be less than 100% of the estimated fair value of the shares on the date of grant, respectively, and the exercise price of an ISO and NSO granted to a 10% stockholder will not be less than 110% of the estimated fair value of the shares on the date of grant.

APEXIGEN, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

In February 2021, Apexigen entered into a consulting agreement with a board member and granted an option (the “Stock Option”) to acquire 200,000 shares of common stock. The Stock Option vests upon the achievement of certain performance milestones and has a ten-year
 term. Based on the guidance in ASC Topic 718,
Stock Compensation
, Apexigen concluded that the Stock Option is a performance-based stock option. As determined by the Board of Directors, Apexigen achieved one of the performance milestones under the Stock Option during 2021. As a result, 50,000 options were vested during the three months ended March 31, 2021, and Apexigen recognized $20,000 of stock-based compensation expense in the three months ended March 31, 2021. No other performance milestone was achieved as of June 30, 2022. The unrecognized stock-based compensation expense for this option
at June 30, 2022 is approximately $60,000.
Stock-based compensation is included in the statements of operations and comprehensive loss in research and development and general and administrative expense depending on the nature of the services provided. The following table illustrates stock-based compensation expense related to stock options granted under the Plans recognized for three and six months ended June 31, 2021 and 2022 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2022	2021	2022
Research and development	$54	$139	$186	$258
General and administrative	208	229	436	531

Total stock-based compensation	$262	$368	$622	$789

During the six months ended June 30, 2021 and 2022, Apexigen granted options to purchase 1,545,000 shares and 5,397,344 shares with a weighted-average exercise price of $0.47 and $0.51 per share, respectively. For the options granted during the six months ended June 30, 2021 and 2022, Apexigen expects to recognize $0.5 million and $1.9 million of stock-based compensation over the related vesting period, respectively. The weighted-average grant date fair value of options granted during the six months ended June 30, 2021 and 2022 was $0.35 and $0.36 per share, respectively. During the six months ended June 30, 2021 and 2022, Apexigen cancelled options to purchase 1,737,530 shares and 5,773,715 shares, respectively. For the six months ended June 30, 2021 and 2022, the aggregate intrinsic value of the options exercised was $0.2 million.
At June 30, 2022, there was $2.6 million of unrecognized stock-based compensation cost related to stock options granted to employees and others under the Plans, which Apexigen expects to recognize over a weighted average period of 2.7 years.
10. Commitments and Contingencies
Indemnification
Apexigen has agreed to indemnify the officers and board of directors with respect to the Transaction (see Note 1). Apexigen has agreed to hold them harmless against losses arising from liability claims made by third parties related to the Transaction. These agreements may limit the time within which an indemnification claim can be made and the amount of the claim.
It is not possible to determine the maximum potential amount under these indemnification agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Since these agreements were effective after June 30, 2022, there were no payments made by Apexigen under these agreements as of June 30, 2022. As of June 30, 2022, there was no
t a reasonable possibility that Apexigen had incurred a material loss with respect to indemnification of such parties. Apexigen had not recorded any liability for costs related to indemnification through June 30, 2022.

APEXIGEN, INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Other
No liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded as it is not probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Apexigen enters into contracts in the normal course of business with contract research organizations for preclinical studies and clinical trials and contract manufacturing organizations for the manufacture of clinical trial materials.
11. Income Taxes
The effective tax rate for the three months ended June 30, 2021 and 2022 was zero. The difference between the effective income tax rate and the U.S. federal statutory rate of 21% is primarily attributable to recording valuation allowances to offset deferred tax assets arising from federal and state net operating losses.
12. Net Loss Per Share
The following outstanding potentially dilutive common stock equivalents have been excluded from the calculation of diluted net loss per share for the periods presented due to their anti-dilutive effect:

	As of June 30,
	2021	2022
Series A-1 convertible preferred stock	39,196,116	39,196,116
Series A-2 convertible preferred stock	12,625,343	12,625,343
Series B convertible preferred stock	14,218,546	14,218,546
Series C convertible preferred stock	79,090,623	79,090,623
Stock options	34,790,307	33,755,492
Common stock warrants	102,998	102,998
Series A-2 preferred stock warrant	27,419	27,419

Total common stock reserved for issuance	180,051,352	179,016,537

13. Subsequent Event
The Company has evaluated subsequent events through August 18, 2022, and determined that there have been no events that have occurred that would require adjustments to the disclosures in the financial statements.
The Transaction closed on July 29, 2022. Refer to Note 1 for further detail.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of
Apexigen, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Apexigen, Inc.
(the “Company”), as of December 31, 2021 and 2020, and the related statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Going Concern Uncertainty
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses from operations and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Moss Adams LLP
San Francisco, California
April 8, 2022
We have served as the Company’s auditor since 2021.

APEXIGEN, INC.
BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31,
	2020	2021
Assets
Current assets:
Cash and cash equivalents	$25,284	$23,443
Short-term investments	35,182	12,917
Prepaid expenses and other current assets	887	1,681

Total current assets	61,353	38,041
Property and equipment, net	309	245
Right-of-use assets	1,124	483
Other assets	59	327

Total assets	$62,845	$39,096

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,522	$4,487
Accrued liabilities	6,597	8,488
Deferred revenue	1,887	3,610
Lease liabilities, current portion	614	369

Total current liabilities	12,620	16,954
Lease liabilities, less current portion	542	141

Total liabilities	13,162	17,095
Commitment and contingencies (Note 10)
Convertible preferred stock, $0.001 par value, 148,570,771 shares authorized at December 31, 2020 and 2021;145,130,628 shares issued and outstanding as of December 31, 2020 and 2021; aggregate liquidation preference of $160,085 as of December 31, 2021	158,707	158,707
Stockholders’ deficit:
Common stock, $0.001 par value; 230,000,000 shares authorized as of December 31, 2020 and 2021; 30,521,693 and 31,070,665 shares issued and outstanding as of December 31, 2020 and 2021, respectively	31	31
Additional paid-in capital	6,750	7,991
Accumulated deficit	(115,808)	(144,724)
Accumulated other comprehensive (loss) income	3	(4)

Total stockholders’ deficit	(109,024)	(136,706)

Total liabilities, convertible preferred stock and stockholders’ deficit	$62,845	$39,096

See accompanying notes to financial statements.

F-7
3

APEXIGEN, INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share amounts)

	Years Ended December 31,
	2020	2021
Operating expenses:
Research and development	$18,770	$21,664
General and administrative	5,774	7,293

Total operating expenses	24,544	28,957

Loss from operations	(24,544)	(28,957)
Interest income, net	421	41

Net loss	$(24,123)	$(28,916)

Net loss per share attributable to common stockholders, basic and diluted	$(0.79)	$(0.94)

Weighted average common shares used to compute net loss per share, basic and diluted	30,512,368	30,901,032

Comprehensive Loss:
Net loss	(24,123)	(28,916)
Other comprehensive loss
Unrealized gain (loss) on marketable securities	5	(7)

Comprehensive loss	$(24,118)	$(28,923)

See accompanying notes to financial statements.

F-7
4

APEXIGEN, INC.
STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(In thousands, except share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Other Comprehensive (Loss) Income	Total Stockholders’ Deficit
	Shares	Amounts	Shares	Amounts
Balance at December 31, 2019	136,528,546	$145,434	30,497,526	$30	$5,391	$(91,685)	$(2)	$(86,266)
Issuance of Series C convertible preferred stock, net of issuance costs of $58	8,602,082	13,273	—	—	—	—	—	—
Exercise of stock options	—	—	24,167	1	14	—	—	15
Stock-based compensation	—	—	—	—	1,345	—	—	1,345
Net loss	—	—	—	—	—	(24,123)	—	(24,123)
Other comprehensive gain	—	—	—	—	—	—	5	5

Balance at December 31, 2020	145,130,628	158,707	30,521,693	31	6,750	(115,808)	3	(109,024)
Exercise of stock options	—	—	548,972	—	98	—	—	98
Stock-based compensation	—	—	—	—	1,143	—	—	1,143
Net loss	—	—	—	—	—	(28,916)	—	(28,916)
Other comprehensive loss	—	—	—	—	—	—	(7)	(7)

Balance at December 31, 2021	145,130,628	$158,707	31,070,665	$31	$7,991	$(144,724)	$(4)	$(136,706)

See accompanying notes to financial statements.

F-7
5

APEXIGEN, INC.
STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2020	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(24,123)	$(28,916)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	127	105
Stock-based compensation	1,345	1,143
Accretion of discount and amortization of premiums on marketable securities	127	204
Non-cash lease expense	829	522
Other	(1)	6
Changes in current assets and liabilities:
Prepaid expenses and other current assets	312	(352)
Other assets	—	(168)
Accounts payable	813	841
Accrued expenses	(444)	1,521
Deferred revenue	1,887	1,723
Lease liabilities	(829)	(531)

Net cash used in operating activities	(19,957)	(23,902)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	—	(54)
Purchases of marketable securities	(67,344)	(20,179)
Sales of marketable securities	43,183	42,257

Net cash (used in) provided by investing activities	(24,161)	22,024
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of deferred offering costs	(280)	(61)
Proceeds from exercise of stock options	15	98
Proceeds from issuance of convertible preferred stock, net of issuance costs	13,162	—

Net cash provided by financing activities	12,897	37

Net decrease in cash and cash equivalents	(31,221)	(1,841)
Cash and cash equivalents, beginning of period	56,505	25,284

Cash and cash equivalents, end of period	$25,284	$23,443

NONCASH INVESTING AND FINANCING ACTIVITIES:
Deferred offering costs in other accrued liabilities	$—	$364

Purchase of equipment included in accounts payable	$54	$43

Impact of right-of-use assets and lease liabilities upon adoption of ASC 842	$1,707	$—

See accompanying notes to financial statements.

F-
76

1. Organization and Description of the Business
Description of Business
Apexigen, Inc. (“Apexigen”) is a clinical-stage biopharmaceutical company focused on discovering and developing antibody therapeutics for oncology, with an emphasis on new immuno-oncology agents that may harness the patient’s immune system to combat and eradicate cancer. Apexigen’s lead product candidates are sotigalimab (“sotiga” or “APX005M”), which is a CD40 agonist antibody, and APX601, which is a TNFR2 antagonist antibody. Apexigen also has out-license
arrangements for a number of programs. Since inception, Apexigen has devoted substantially all of its resources to performing research, development and manufacturing activities in support of the drug candidates Apexigen is developing and out-licensed
drug candidates. In October 2019, the first of Apexigen’s
out-licensed
products was approved for commercial product sale. Apexigen was incorporated in Delaware in 2010, the year Apexigen was spun-out
of Epitomics, Inc. (“Epitomics”), which was a California-based biotechnology company that was acquired by Abcam plc in 2012. Apexigen was spun-out
of Epitomics to focus on the discovery, development and commercialization of humanized monoclonal antibody therapeutics. Apexigen is headquartered in San Carlos, California.
Liquidity and Capital Resources
As of December 31, 2021, Apexigen had approximately $36.4 million of cash, cash equivalents, and short-term investments. Apexigen has incurred substantial losses and negative cash flows from operations since inception and had an accumulated deficit of $144.7 million as of December 31, 2021. Since inception through December 31, 2021, Apexigen has funded operations primarily through the issuance of convertible preferred stock, proceeds from collaborative research and development agreements, and borrowings under a debt arrangement. Due to Apexigen’s significant research, development and manufacturing expenditures, Apexigen has generated operating losses in all periods presented. Apexigen expects to incur substantial additional losses in the future as Apexigen advances and expands its research and development activities and prepares to pursue the potential regulatory approval and commercialization of its product candidates. Based on Apexigen’s research and development activities and plans, there is uncertainty regarding the ability to maintain liquidity sufficient to operate the business effectively, which raises substantial doubt as to the ability to continue as a going concern.
Apexigen may seek additional funds through the sale and issuance of shares of Apexigen’s common stock in private or public offerings, other equity or debt financings, collaborations or partnerships with third parties, or other transactions to monetize assets, including Apexigen’s right to receive milestone payments and royalties under Apexigen’s out-license
arrangements. Apexigen cannot assure that Apexigen will succeed in acquiring additional funding at levels sufficient to fund Apexigen’s operations or on terms favorable to us. If Apexigen is unable to obtain adequate financing when needed, Apexigen may have to delay, reduce the scope of or suspend one or more of Apexigen’s clinical trials or preclinical studies or research and development programs. Because of the numerous risks and uncertainties associated with the development and commercialization of Apexigen’s product candidates, Apexigen is unable to estimate the amount of increased capital outlays and operating expenditures associated with Apexigen’s current and planned research, development and manufacturing activities.
To the extent that Apexigen raises additional capital through strategic alliances, licensing arrangements or other monetization transactions with third parties, Apexigen may have to relinquish valuable rights to Apexigen’s product candidates, future revenue streams or research programs or grant licenses on terms that may not be favorable to us. If Apexigen raises additional capital through public or private equity offerings, the ownership interest of the then-existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect Apexigen’s stockholders’ rights. If Apexigen raises additional capital through debt financing, Apexigen may be subject to covenants limiting or restricting the ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

F-
77

Coronavirus Pandemic
In March 2020, the World Health Organization declared the
COVID-19
outbreak a global pandemic. The ongoing
COVID-19
pandemic may continue to affect Apexigen’s ability to initiate and complete preclinical studies, delay the initiation of its planned clinical trials or future clinical trials or the progress or completion of its ongoing clinical trials, or shipment of drug substance and finished drug product for its product candidates for use in its clinical trials, impair testing, monitoring, data collection and analysis and other related activities, or have other adverse effects on Apexigen’s business, financial condition, results of operations and prospects. In addition, the pandemic has caused substantial disruption in the financial markets and may adversely impact economies worldwide, both of which could result in adverse effects on Apexigen’s business and operations and its ability to raise additional funds to support its operations.
Apexigen has taken a number of measures to monitor and mitigate the effects of
COVID-19
such as health and safety measures for the Company’s employees. Apexigen is following, and will continue to follow, recommendations from the U.S. Centers for Disease Control and Prevention as well as the requirements set by the federal, state, and local governments. Apexigen expects to continue to take actions as required or recommended by government authorities or as Apexigen determines are in the best interests of its employees and other business partners in light of the pandemic.
Apexigen cannot predict the specific extent, duration, or full impact that the
COVID-19
pandemic will have on its business, financial condition and operations, including planned research, manufacturing and clinical development timelines. The impact of the
COVID-19
pandemic on Apexigen’s financial performance will depend on future developments, including the duration of and surges in the pandemic, including due to new variants of the
SARS-CoV-2
virus, the pandemic’s impact on the Company’s manufacturing activities, clinical trials (including enrollment and operations at clinical trial sites), contract research organizations (“CROs”), and other third parties with whom it does business and the pandemic’s impact on Apexigen’s employees. These developments and the impact of the
COVID-19
pandemic on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets or the overall economy are impacted for an extended period, Apexigen’s business may be significantly adversely affected.
2. Summary of Significant Accounting Policies
Basis of Presentation
Apexigen prepares the financial statements and accompanying notes in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Emerging Growth Company
Apexigen is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth
companies but any such election to opt out is irrevocable. Apexigen has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Apexigen, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Apexigen’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

F-
7
8

Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts expensed during the reporting period. On an ongoing basis, management evaluates its estimates, including those related to accruals for research and development costs, stock-based compensation and uncertain tax positions. Actual results could differ from those estimates.
Segment Reporting
Apexigen has one operating segment, which is the business of researching, developing and commercializing antibody therapeutics for oncology. Apexigen’s chief operating decision maker, its Chief Executive Officer, manages Apexigen’s operations on an aggregated basis for the purposes of allocating resources and evaluating financial performance.
Cash and Cash Equivalents
Apexigen considers all highly liquid investments purchased with original maturities of three months or less from the purchase date to be cash equivalents. Cash equivalents consist primarily of amounts invested in money market funds, commercial paper, U.S. government and corporate securities. The carrying amount of cash equivalents approximates their fair value.
Short-Term Investments
Short-term investments consist of debt securities with original maturities of greater than three months from the date of purchase but less than one year from the balance sheet date. Such investments are considered available-for-sale
and reported at fair value with unrealized gains and losses included as a component of stockholders’ deficit. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity, which is included in interest income, net on the statements of operations and comprehensive loss. Realized gains and losses and declines in fair value determined to be other-than-temporary, if any, on investments are included in interest income, net. Apexigen determines the cost of securities sold using the specific identification method.
Fair Value Measurements
Apexigen applies fair value accounting to all financial assets and liabilities and non-financial
assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The carrying amount of Apexigen’s financial assets and liabilities, including accounts payable and accrued expenses, approximate their fair values due to their short-term maturities.
Concentrations of Credit and Other Risks
Financial instruments that potentially subject Apexigen to a concentration of credit risk consist primarily of cash and cash equivalents and short-term investments. Apexigen holds Apexigen’s bank deposits at accredited financial institutions and these deposits may at times exceed insured limits. Apexigen is exposed to credit risk in the event of a default by the financial institutions holding its cash and cash equivalents to the extent of the amounts held in excess of federally insured limits. Apexigen limits its credit risk associated with cash and cash equivalents by placing them with financial institutions it believes are of high quality. Apexigen has not experienced any losses on its deposits of cash. Apexigen’s investment policy limits investments to certain types of securities issued by the U.S. government, its agencies and institutions with investment-grade credit ratings and places restrictions on maturities and concentration by type and issuer. As of December 31, 2020 and 2021, Apexigen had no off-balance
sheet concentrations of credit risk.

F-
7
9

Apexigen is subject to a number of risks similar to other early-stage biopharmaceutical companies, including the need to obtain adequate additional funding, possible failure of clinical trials, the need to obtain marketing approval for its product candidates, competitors developing new technological innovations, the need to successfully commercialize and gain market acceptance of Apexigen’s products, and protection of proprietary technology. If Apexigen does not successfully develop, obtain regulatory approval for, commercialize or partner its product candidates, it will be unable to generate revenue from product sales or achieve profitab ili
ty.
Property and Equipment, Net
Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets. The estimated useful life of laboratory equipment, furniture and fixtures, office equipment, and software ranges from two to five years. Apexigen expenses maintenance, repair and calibration costs as incurred.
Impairment of Long-Lived Assets
Apexigen’s long-lived assets are comprised principally of its property and equipment and right-of-use
lease assets. Apexigen periodically evaluates its long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets or group of assets may not be fully recoverable. A long-lived asset is deemed to be impaired when the undiscounted future cash flows expected to be generated by the asset or group of assets is less than the carrying amount of the assets. If there is an impairment, Apexigen would reduce the carrying amount of the assets through an impairment charge, to their estimated fair values based on a discounted cash flow approach or, when available and appropriate, to comparable market values. Apexigen recorded no impairment of long-lived assets during the years ended December 31, 2020 and 2021.
Deferred Offering Costs
Deferred offering costs consist of direct legal, accounting, filing and other fees and costs directly attributable to an anticipated equity offering. Apexigen will offset any deferred offering costs against the proceeds received upon the closing of the Transaction (see Note 13). Apexigen capitalized and included in prepaid expenses and other current assets deferred offering costs of $0.4 million on the balance sheet as of December 31, 2021.
Revenue Recognition
Under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606,
Revenue from Contracts with Customers
, Apexigen recognizes revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which Apexigen expects to be entitled in exchange for those goods or services. Apexigen has not commenced sales of its drug candidates and did not have a product approved for marketing as of December 31, 2021.
Apexigen may also earn contingent fees, including milestone payments based on counterparty performance and royalties on sales, from collaborations and other out-license
arrangements. Apexigen will recognize milestone payments as revenue once the underlying events are probable of being met and there is not a significant risk of reversal. Apexigen will recognize sales-based royalties as revenue when the underlying sales occur. In October 2019, Novartis’ Beovu
®
, which is covered by one of Apexigen’s license agreements, was approved for commercial product sale. Under this agreement, Novartis is obligated to pay Apexigen a very low single digit royalty on net sales of the developed product for therapeutic uses. However, Novartis has disputed its obligation to pay royalties to Apexigen under this agreement. As a result, Apexigen has determined that any sales-based Beovu royalty revenue that it may earn under this agreement is currently fully constrained. Apexigen recorded the royalty proceeds as deferred revenue in the balance sheets. As of December 31, 2020 and 2021, deferred revenue totaled $1.9 million and $3.6 million, respectively.

F-8
0

Leases
Apexigen determines if an arrangement is a lease at inception and if so, determines whether the lease qualifies as an operating or a finance lease. Apexigen includes operating leases in operating lease right-of-use
(“ROU”) assets and lease liabilities in Apexigen’s balance sheets. Apexigen did not have any finance leases as of December 31, 2020 or 2021. ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Apexigen recognizes operating lease ROU assets and liabilities at the lease commencement date based on the present value of lease payments over the lease term. When a company lease does not provide an implicit rate, Apexigen uses an incremental borrowing rate based on the information available at the commencement date to determine the present value of lease payments. Apexigen uses the implicit rate when readily determinable. The operating lease ROU assets also include any lease payments made and exclude lease incentives when paid by Apexigen or on Apexigen’s behalf. Apexigen’s lease terms may include options to extend or terminate the lease when it is reasonably certain that it will exercise that option. Apexigen recognizes lease expense for lease payments on a straight-line basis over the lease term. Apexigen also made an accounting policy election to recognize lease expense for short-term leases with a term of 12 months or less on a straight-line basis over the lease term and not to recognize ROU assets or lease liabilities for such leases.
Apexigen leases its facilities under
non-cancelable
operating lease agreements and recognizes related rent expense on a straight-line basis over the terms of the leases. As an implicit interest rate is not readily determinable in Apexigen’s leases, the incremental borrowing rate based on information available on the adoption date was used in determining the present value of lease payments. The lease term for each of Apexigen’s operating leases includes the non-cancellable
period of the lease plus any additional periods covered by Apexigen’s option to extend the lease that Apexigen is reasonably certain to exercise. The option for lease renewal has been included in the lease term (and lease liability) for one of Apexigen’s leases as the reasonably certain threshold was met as of January 1, 2020.
Research and Development Expenses
Research and development costs are expensed as incurred. Research and development expenses consist primarily of the development of sotiga, Apexigen’s lead product candidate, as well as APX601 and other product candidates. Research and development costs consist primarily of external costs related to clinical development, contract manufacturing, preclinical development and discovery as well as personnel costs and allocated overhead, such as rent, equipment, depreciation and utilities. Personnel costs consist of salaries, employee benefits and stock-based compensation.
Apexigen estimates external research and development expenses based on the services performed, pursuant to contracts with commercial and academic institutions that conduct and manage research and development services on its behalf. Apexigen records the costs of research and development activities based upon the estimated amount of services provided but not yet invoiced and includes these costs in accrued liabilities in the balance sheets. These costs are a component of Apexigen’s research and development expenses. Apexigen accrues for these costs based on factors such as the numbers of subject visits, the number of active patients, the number of patients enrolled, and estimates of the work completed and other measures in accordance with agreements established with its third-party service providers under the service agreements. As actual costs become known, Apexigen adjusts its accrued liabilities. Apexigen has not experienced any significant differences between accrued costs and actual costs incurred. However, the status and timing of actual services performed may vary from Apexigen’s estimates, resulting in adjustments to expense in future periods. Changes in these estimates that result in significant changes to Apexigen’s accruals could significantly affect Apexigen’s results of operations.
Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are capitalized and then expensed as the related goods are delivered or the services are performed. Apexigen evaluates such payments for current or long-term classification based on when they will be realized.

F-8
1

Preferred Stock Warrant Liability
Apexigen records at fair value freestanding puttable or redeemable warrants, or warrants which are not considered to be indexed to Apexigen’s stock and includes this amount in accrued expenses on Apexigen’s balance sheets. Apexigen adjusts the carrying value of such warrants to their estimated fair value at the end of each reporting period based upon the value of Apexigen’s convertible preferred stock.
Convertible Preferred Stock
Apexigen records convertible preferred stock at its issuance price less issuance costs on the dates of issuance. Upon the occurrence of certain change in control events that are outside Apexigen’s control, including liquidation, sale or transfer of Apexigen, holders of the convertible preferred stock can cause redemption for cash. Apexigen classifies convertible preferred stock outside of stockholders’ deficit on the balance sheets as events triggering the liquidation preferences are not solely within Apexigen’s control. Apexigen adjusts the carrying values of the convertible preferred stock to their liquidation preferences when and if it becomes probable that such an event will occur.
Stock-Based Compensation
Apexigen measures all stock-based awards granted to employees and non-employees
based on the estimated grant date fair value. For awards subject to service-based vesting conditions, Apexigen recognizes stock-based compensation expense on a straight-line basis over the requisite service period, which is generally the vesting term. For awards subject to performance-based vesting conditions, Apexigen recognizes stock-based compensation expense using the accelerated attribution method when it is probable that the performance condition will be achieved. Apexigen recognizes forfeitures as they occur.
Apexigen uses the Black-Scholes option-pricing model to estimate the fair value of stock option awards and recognizes expense using the straight-line attribution approach. The Black-Scholes option-pricing model requires assumptions to be made related to the fair value of Apexigen’s common stock, the expected term of the awards, expected stock priced volatility, risk-free rate for a period that approximates the expected term of the awards and the expected dividend yield.
Income Taxes
Apexigen accounts for income taxes under the asset and liability method. Under this method, Apexigen recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Apexigen measures deferred tax assets and liabilities using enacted tax rates applied to taxable income in the years in which Apexigen expects to realize those temporary differences. Apexigen recognizes the effect on deferred tax assets and liabilities of a change in tax rates as income or loss in the period that includes the enactment date. Apexigen establishes a valuation allowance, when necessary, to reduce deferred tax assets to the amount we expect to realize. Apexigen recognizes financial statement effects of uncertain tax positions when it is more-likely-than-not,
based on the technical merits of the position, that it will be sustained upon examination. Apexigen includes interest and penalties related to unrecognized tax benefits within the provision of income tax. To date, there have been no interest or penalties charged in relation to the unrecognized tax benefits.
Comprehensive Loss
Comprehensive loss includes net loss and certain changes in stockholders’ deficit that are excluded from net loss, primarily unrealized gains or losses on Apexigen’s marketable securities.

F-8
2

Net Loss per Share
Apexigen calculates basic net loss per share by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is the same as basic net loss per share for each period presented, since the effects of potentially dilutive securities are antidilutive given Apexigen’s net loss.
Recently Adopted Accounting Pronouncements
In February 2016, the FASB established Topic 842,
Leases
, by issuing Accounting Standards Update (“ASU”)
No. 2016-02,
which requires lessees to recognize leases
on-balance
sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by various ASUs including ASU
No. 2018-10,
Codification Improvements to Topic 842, Leases
; and ASU
No. 2018-11,
Targeted Improvements
. The new standard establishes a
right-of-use
model that requires a lessee to recognize a ROU asset and lease liability on the balance sheets for all leases with a term longer than 12 months. Apexigen will classify leases as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.
Apexigen early adopted the new standard on January 1, 2020 using the modified retrospective transition method. Apexigen adopted Topic 842 and related ASUs on January 1, 2020.
Apexigen elected the package of practical expedients permitted under the transition guidance within Topic 842, which allowed Apexigen to carry forward the historical lease classification, retain the initial direct costs for any leases that existed prior to the adoption of the standard and not reassess whether any contracts entered into prior to the adoption are leases,
Upon adoption on January 1, 2020, Apexigen recognized a lease liability of approximately $1.7 million and a right-of-use
asset of approximately $1.7 million from their operating leases. As Apexigen’s leases do not provide an implicit rate, Apexigen uses its incremental borrowing rate as the discount rate to calculate the present value of lease payments. The incremental borrowing rate represents an estimate of the interest rate that would be required to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. The weighted average discount rate associated with the operating leases as of January 1, 2020 is 5.84%. The standard did not have a significant impact on the statements of operations and comprehensive loss.
In August 2018, the FASB issued ASU
No. 2018-13,
Fair Value Measurement (Topic 820)
, which involves changes to the disclosure requirements for fair value measurement. The amendments in this ASU include the removal, modification, and addition of several requirements pertaining to Topic 820. The standard was effective for annual periods beginning after December 15, 2019 for all entities. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. Early adoption is permitted. Apexigen adopted this standard on January 1, 2020. The adoption of this standard did not have a significant impact on Apexigen’s financial statements.
In December 2019, the FASB issued ASU
No. 2019-12,
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes
, which improves the application of income
tax-related
guidance and reduces the complexity related to the accounting for income taxes. The ASU’s amendments are based on changes that were suggested by stakeholders as part of FASB’s simplification initiatives. The standard is effective for Apexigen as of January 1, 2022 and all interim periods the following year. Early adoption is permitted. Apexigen early adopted the new standard on January 1, 2021. The adoption of this standard did not have a significant impact to Apexigen’s financial statements.

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Recent Accounting Pronouncements
The adoption dates discussed below reflect the election as an emerging growth company.
In June 2016, the FASB issued ASU
No. 2016-13,
Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
, as clarified in subsequent amendments. The standard changes the impairment model for certain financial instruments. The new model is a forward-looking expected loss model and will apply to financial assets subject to credit losses and measured at amortized cost and certain off-balance
sheet credit exposures. This includes loans,
held-to-maturity
debt securities, loan commitments, financial guarantees and net investments in leases, as well as trade receivables. For available-for-sale
debt securities with unrealized losses, credit losses will be measured in a manner similar to the existing standard, except that the losses will be recognized as allowances rather than reductions in the amortized cost of the securities. The standard is effective for Apexigen for fiscal years and interim periods beginning January 1, 2023. Early adoption is permitted. Apexigen has not yet assessed the effect of adopting the standard on its financial statements.
In August 2020, the FASB issued ASU
No. 2020-06,
Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40),
which simplifies the accounting for certain financial instruments including convertible instruments and contracts on entity’s own equity. It reduces the number of accounting models for convertible debt instrument and convertible preferred stock. In addition, it amends the guidance for derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. Early adoption is permitted. Apexigen adopted this standard on January 1, 2022. Apexigen does not expect the adoption of this standard to have a significant impact on Apexigen’s financial statements.
In October 2020, the FASB issued ASU
No. 2020-10,
Codification Improvements
, which improves consistency by amending the Codification to include all disclosure guidance in the appropriate disclosure sections. In addition, it clarifies application of various provisions in the Codification by amending and adding new headings, cross referencing to other guidance, and refining or correcting terminology. Early adoption is permitted. Apexigen adopted this standard on January 1, 2022. Apexigen does not expect the adoption of this standard to have a significant impact on Apexigen’s financial statements.
3. Fair Value Measurement
Apexigen records financial assets and liabilities at fair value. The accounting guidance for fair value provides a framework for measuring fair value, clarifies the definition of fair value and expands disclosures about fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. Apexigen categorizes assets and liabilities recorded at fair value in the financial statements based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels are directly related to the amount of subjectivity with the inputs to the valuation of these assets or liabilities as follows:
Level
 1
– Quoted prices in active markets for identical assets or liabilities.
Level
 2
– Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level
 3
– Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
Apexigen’s cash equivalents consisting of money market funds and U.S. treasury securities are classified as Level 1 because they are valued using quoted market prices. Apexigen’s short-term investments, consisting of

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government debt securities, corporate debt securities, commercial paper, and asset backed securities, recorded as available-for-sale
securities, are classified as Level 2 because their value is based on valuations using significant inputs derived from or corroborated by observable market data.
In certain cases where there is limited activity or less transparency around the inputs to valuation, Apexigen classifies securities as Level 3. Level 3 liabilities consist of the preferred stock warrant liability.
The following tables set forth Apexigen’s financial instruments that Apexigen measured at fair value on a recurring basis by level within the fair value hierarchy (in thousands):

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Financial assets:
Money market funds	$18,201	$—	$—	$18,201
U.S. treasury securities	2,500	—	—	2,500
Commercial paper	—	21,881	—	21,881
Corporate debt securities	—	7,494	—	7,494
Asset backed securities	—	3,307	—	3,307

Total	$20,701	$32,682	$—	$53,383

Financial liability:
Preferred stock warrant liability	$—	$—	$2	$2

Total	$—	$—	$2	$2

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Financial assets:
Money market funds	$18,526	$—	$—	$18,526
Commercial paper	—	5,498	—	5,498
Corporate debt securities	—	4,512	—	4,512
Government debt securities	—	1,503	—	1,503
Asset backed securities	—	1,404	—	1,404

Total	$18,526	$12,917	$—	$31,443

Financial liability:
Preferred stock warrant liability	$—	$—	$2	$2

Total	$—	$—	$2	$2

The only financial liability measured at fair value on a recurring basis is the preferred stock warrant liability, a level 3 instrument, with a fair value of $2,000 as of December 31, 2020 and 2021. Apexigen estimates the fair value of the preferred stock warrant liability using the Black-Scholes option-pricing model, which requires inputs such as the expected volatility based on comparable public companies, the estimated fair value of the preferred stock, and the estimated time to liquidity.

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The following tables summarize the estimated fair value of Apexigen’s marketable securities and the gross unrealized holding gains and losses (in thousands):

	December 31, 2020
	Amortized Cost	Unrealized		Estimated Fair Value
		Gains	Losses
Cash and cash equivalents:
Cash	$7,083	$—	$—	$7,083
Money market funds	18,201	—	—	18,201

Total cash and cash equivalents	$25,284	$—	$—	$25,284

Marketable securities:
U.S. treasury securities	$2,499	$1	$—	$2,500
Commercial paper	21,881	—	—	21,881
Corporate debt securities	7,492	2	—	7,494
Asset backed securities	3,307	—	—	3,307

Total marketable securities	$35,179	$3	$—	$35,182

	December 31, 2021
	Amortized Cost	Unrealized		Estimated Fair Value
		Gains	Losses
Cash and cash equivalents:
Cash	$4,917	$—	$—	$4,917
Money market funds	18,526	—	—	18,526

Total cash and cash equivalents	$23,443	$—	$—	$23,443

Marketable securities:
Commercial paper	$5,498	$—	$—	$5,498
Corporate debt securities	4,515	—	(3)	4,512
Government debt securities	1,503	—	—	1,503
Asset backed securities	1,405	—	(1)	1,404

Total marketable securities	$12,921	$—	$(4)	$12,917

4. Balance Sheet Components
Property and Equipment, Net
Property and equipment, net consists of the following (in thousands):

	December 31,
	2020	2021
Laboratory equipment	$909	$943
Furniture and fixtures	28	28
Office equipment	30	25
Software	12	12

Total property and equipment	979	1,008
Less: accumulated depreciation	(670)	(763)

Total property and equipment, net	$309	$245

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Depreciation expense for property and equipment was $127,000 and $105,000 for the years ended December 31, 2020 and 2021, respectively.
Accrued Liabilities
Accrued liabilities consist of the following (in thousands):

	December 31,
	2020	2021
Accrued clinical trial and manufacturing costs	$4,818	$6,472
Accrued personnel costs	1,142	1,172
Other accrued liabilities	637	844

Total accrued liabilities	$6,597	$8,488

5. Leases
Apexigen recognizes lease liabilities based on the present value of the remaining minimum rental payments under current leasing standards for existing operating leases. The right-of-use
assets as of January 1, 2020 were the amount of the initial measurement of lease liability less the unamortized deferred rent balance. As of December 31, 2020 and 2021, the right-of-use
assets were $1.1 million and $0.5 million, respectively, and lease liabilities were $1.2 million and $0.5 million, respectively. Rent expense was $0.8 million and $0.6 million for the years ended December 31, 2020 and 2021, respectively.
Apexigen leases its principal facility under a
non-cancelable
operating lease agreement with a lease term ending in April 2023. In February 2019, Apexigen entered into a sublease agreement for additional space at the same location as its principal facility. The sublease had a one-year
term, which commenced on March 1, 2019, with an option to extend for an additional year. In March 2020, Apexigen extended the sublease to August 2021. In January 2021, Apexigen agreed to terminate the sublease in April 2021. As Apexigen’s leases did not provide an implicit rate, Apexigen used its incremental borrowing rate as the discount rate to calculate the present value of lease payments. The incremental borrowing rate represents an estimate of the interest rate that would be required to borrow on a collateralized basis over a similar term at an amount equal to the lease payments in a similar economic environment. The weighted average discount rate associated with operating lease modifications was 5.05%.
Future minimum lease payments as of December 31, 2021, are as follows (in thousands):

Year ending December 31,	Operating Leases
2022	$422
2023	106

Total undiscounted future lease payments	528
Less: imputed interest	(18)

Total lease liabilities	$510

6. Convertible Preferred Stock
In 2020, Apexigen issued an aggregate of 8,602,082 shares of Series C preferred stock in exchange for gross proceeds of approximately $13.3 million.

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Apexigen’s authorized, issued and outstanding shares, carrying value and aggregate liquidation preferences of its convertible preferred stock at December 31, 2020 and 2021 are as follows (in thousands, except for share amounts):

Convertible Preferred Stock	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidation Preference
Series A-1	39,196,116	39,196,116	$19,787	$19,990
Series A-2	12,652,762	12,625,343	2,525	2,525
Series B	14,218,546	14,218,546	14,895	15,000
Series C	82,503,347	79,090,623	121,500	122,570

Total	148,570,771	145,130,628	$158,707	$160,085

At December 31, 2020 and 2021, the characteristics of the convertible preferred stock are as follows:
Dividend Provisions
In each calendar year, the holders of each share of then-outstanding preferred stock shall be entitled to receive, when and if declared by the Board, out of any funds and assets of Apexigen legally available therefore, noncumulative dividends at the annual rate of $0.0408 per share for
Series A-1,
$0.016 per share for Series
A-2,
$0.0844 per share for Series B, and $0.124 per share for Series C, prior and in preference to the payment of any dividends on the common stock in such calendar year. Payments of any dividends to the holders of preferred stock shall be on a pro rata, pari passu basis in proportion to the dividend rates for each series of preferred stock. There have been no dividends declared to date.
Conversion Rights
Each share of preferred stock is convertible, at the option of the holder of preferred stock, into the number of shares of common stock that results from dividing the original issue price for such series of preferred stock by the conversion price for such series of preferred stock that is in effect at the time of conversion. The initial conversion price for each series of preferred stock is the original issue price for such series of preferred stock. The conversion price of each series of preferred stock may be subject to adjustment from time to time from stock splits, combinations, reorganizations, reclassifications, consolidations, or sales of shares below the applicable conversion price.
All of the preferred stock will automatically be converted into fully paid and non-assessable
shares of common stock immediately prior to the closing of an underwritten public offering of shares of the common stock of Apexigen pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of common stock provided that the aggregate gross proceeds to Apexigen are not less than $30.0 million or in the event that holders of at least 50% of the outstanding shares of Series
A-1,
Series B and Series C preferred stock, voting together as a single class and on an as-converted
basis, consent to the conversion to common stock.
Voting Rights
Each holder of shares of outstanding preferred stock is entitled to cast the number of votes equal to the number of whole shares of common stock into which such shares of preferred stock could be converted.
Liquidation Preference
In the event of any voluntary or involuntary liquidation, dissolution or winding up of Apexigen, or deemed liquidation event, the funds and assets that may be legally distributed to Apexigen’s stockholders will be

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distributed to the holders of Series C preferred stock in preference to the holders of Series B, Series
A-1,
Series A-2
and common stock in an amount equal to $1.54974 per share. After the payment in full of the preferred liquidation preference of the Series C, all remaining assets will be distributed to the holders of Series B preferred stock in preference to the holders of Series
A-1,
Series
A-2
and common stock in an amount equal to $1.05496 per share. After the payment in full of the preferred liquidation preference of the Series B, all remaining assets will be distributed to the holders of Series
A-1
in preference to the holders of Series
A-2
and common stock in an amount equal to $0.51 per share. After the payment in full of the preferred liquidation preference of the Series
A-1,
all remaining assets will be distributed to the holders of Series
A-2
in preference to the holders of common stock in an amount equal to $0.20 per share. After the payment in full of the preferred liquidation preferences of all series of preferred stock, all remaining assets will be distributed to the holders of preferred stock and common stock on an as-converted
to common stock basis, provided, however, that the aggregate distributions with respect to any share of preferred stock shall not exceed an amount equal to two times the applicable liquidation preference for that share of preferred stock plus any declared but unpaid dividends. Upon any liquidation, dissolution, or winding up of Apexigen, in the order of liquidation preference, if the available funds and assets are insufficient to permit the payment to holders of the applicable series of preferred stock of their full preferential amount, then the entire available funds and assets will be distributed among the holders of such then-outstanding preferred stock pro rata, according to the number of outstanding shares of preferred stock held by each holder thereof.
7. Common Stock
The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders of Apexigen. Subject to the preferences that may be applicable to any outstanding shares of the convertible preferred stock, the holders of the common stock are entitled to receive ratably such dividends, if any, as the Board may declare. The Board has declared no dividends to date.
At December 31, 2021, Apexigen has reserved the following shares of common stock for the following purposes:

Series A-1 convertible preferred stock outstanding, as converted	39,196,116
Series A-2 convertible preferred stock outstanding, as converted	12,625,343
Series B convertible preferred stock outstanding, as converted	14,218,546
Series C convertible preferred stock outstanding, as converted	79,090,623
Options issued and outstanding	34,522,687
Options available for future grants	8,671,812
Common stock warrants	102,998
Series A-2 preferred stock warrant	27,419

Total common stock reserved for issuance	188,455,544

8. Clinical Study Agreement Amendment with Parker Institute
In April 2017, Apexigen entered into a collaboration agreement with Parker Institute for Cancer Immunotherapy (“PICI”) for the clinical development of sotiga. Under the terms of the arrangement, PICI funded the cost of a clinical trial of sotiga in combination with other agents in pancreatic cancer, and Apexigen supplied sotiga and provided related services at no cost. Upon achievement of certain clinical development and regulatory milestones by APX005M in pancreatic cancer, Apexigen will be obligated to pay back a multiple of PICI’s trial costs.
In October 2019, Apexigen and PICI amended the agreement to update Apexigen’s payment obligations. As a result of the amendment, Apexigen paid $1.0 million in cash and issued 1,290,540 shares of its common stock to PICI as compensation for services previously rendered. The cash payment and the fair value of the common stock of

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$0.9 million were recognized immediately as research and development expense. Upon the completion of the other milestones, Apexigen recognized $0.7 million in research and development expenses for the year ended December 31, 2020. There were no expenses recognized during the year ended December 31, 2021. Future amounts of up to an aggregate of $9.6 million in cash and shares of Apexigen’s common stock are payable based on the achievement of certain clinical development milestones, none of which were probable as of December 31, 2021, and no amounts have been recognized.
9. Stock-Based Compensation
In December 2010, Apexigen adopted the 2010 Stock Incentive Plan and 2010 Equity Incentive Plan, which expired in 2020. In August 2020, Apexigen adopted the 2020 Equity Incentive Plan (the 2020 Plan and, together with the 2010 Stock Incentive Plan and the 2010 Equity Incentive Plan, the Plans). As of December 31, 2021, Apexigen had reserved 43,194,499 shares of common stock for the issuance of incentive and nonstatutory stock options to purchase common stock, stock awards, and restricted stock awards to employees, directors, and consultants under the Plans.
The Board determines the period over which options become exercisable and options generally vest over a four-year period. No option will become exercisable after the expiration of ten years from the date of grant. The term of an incentive stock option (“ISO”) granted to a 10% stockholder will not exceed five years from the date of the grant. The exercise price of an ISO and nonstatutory stock option (“NSO”) will not be less than 100% of the estimated fair value of the shares on the date of grant, respectively, and the exercise price of an ISO and NSO granted to a 10% stockholder will not be less than 110% of the estimated fair value of the shares on the date of grant.
On August 6, 2020, the Board approved the repricing of 4,438,847 stock options for various employees using a new exercise price of $0.47 per share, which represented the estimated fair value of a share of Apexigen’s common stock on the repricing date. The weighted-average grant date fair value of options repriced was $0.31 per share. The stock options originally had a range of exercise prices from $0.67 to $0.74 per share. The repriced stock options will continue to vest according to their original vesting schedules and will retain their original expiration dates. Apexigen compared the fair value of the modified options and the fair value of the original options immediately before and after the terms and conditions were modified. Since the fair value of the modified awards exceeds the fair value of the original awards at the modification date, the repricing resulted in incremental compensation cost of $156,000, of which $26,000 was immediately recognized as stock-based compensation for the vested repriced options at the modification date. After the modification date, Apexigen recognized $28,000 as stock-based compensation for the remainder of the year ended December 31, 2020. During the year ended December 31, 2021, Apexigen recognized $31,000 of stock-based compensation. At December 31, 2021, there was $40,000 of unrecognized incremental compensation cost, which is expected to be recognized over a weighted average period of 1.8 years.
In February 2021, Apexigen entered into a consulting agreement with a board member and granted an option (the “Stock Option”) to acquire 200,000 shares of common stock. The Stock Option vests upon the achievement of certain performance milestones and has a ten-year
term. Based on the guidance in ASC Topic 718,
Stock Compensation
, Apexigen concluded that the Stock Option is a performance-based stock option. As determined by the Board of Directors, Apexigen achieved one of the performance milestones under the Stock Option during 2021. As a result, 50,000 options were vested during the quarter ended March 31, 2021, and Apexigen recognized $20,000 stock-based compensation expense in the three months ended March 31, 2021. No other performance milestone was achieved as of December 31, 2021. The unrecognized stock-based compensation expense for this option at December 31, 2021 is approximately $60,000.

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Stock-based compensation is included in the statements of operations and comprehensive loss in research and development and general and administrative expense depending on the nature of the services provided. The following table illustrates stock-based compensation expense related to stock options granted under the Plans recognized for the years indicated (in thousands):

	Years Ended December 31,
	2020	2021
Research and development	$531	$292
General and administrative	814	851

Total stock-based compensation	$1,345	$1,143

The grant date fair value of the shares of common stock underlying stock options was determined by the Board with the assistance of management and an independent third-party valuation specialist. Because there was no public market for Apexigen’s common stock, the Board determined fair value of the common stock at the time of grant of the option by considering a number of objective and subjective factors including important developments in Apexigen’s operations, valuations performed by an independent third party, sales of convertible preferred stock, actual operating results and financial performance, the conditions in the biotechnology industry and the economy in general, the stock price performance and volatility of comparable public companies, and the lack of liquidity of Apexigen’s common stock, among other factors.
In determining the fair value of the options granted, Apexigen used the Black-Scholes option-pricing model and the following assumptions:

	Years Ended December 31,
	2020	2021
Expected term (years)	5.00 - 10.00	5.62 - 10.00
Expected volatility	75% to 82%	88%
Risk-free interest rate	0.27% - 1.51%	0.60% - 1.20%
Expected dividend	0%	0%
In determining the fair value of the repriced options and the original options at the modification date, Apexigen used the Black-Scholes option-pricing model and the following assumptions:

Reprice
Expected term (years)	4.26 - 6.47
Expected volatility	80%
Risk-free interest rate	0.18% - 0.34%
Expected dividend	0%
The assumptions used to determine the fair value of the stock options are as follows:

•
Expected volatility: Because Apexigen’s stock is not traded in an active market, Apexigen calculates volatility by using the historical volatilities of the common stock of comparable publicly traded companies. The historical volatility data was computed using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of the stock-based awards. Apexigen will continue to apply this process until a sufficient amount of historical information regarding the volatility of its own stock price becomes available.

•	Risk-free interest rate: Apexigen bases the risk-free interest rate from the U.S. Treasury yield curve in effect at the measurement date with maturities approximately equal to the expected term.

•	Expected term: Apexigen determines the expected life of options granted using the “simplified” method. Under this approach, Apexigen presumes the expected term to be the mid-point between the

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weighted-average vesting term and the contractual term of the option. The simplified method makes the assumption that the award recipient will exercise share options evenly over the period when the share options are vested and ending on the date when the share options would expire.

•
Expected dividend yield: Apexigen has never paid cash dividends on its common stock and does not have plans to pay cash dividends in the future. Therefore, Apexigen uses an expected dividend yield of zero.

•
Common Stock Valuation: Given the absence of a public trading market of Apexigen’s common stock, the Board considers numerous subjective and objective factors to determine the best estimate of fair value of Apexigen’s common stock underlying the stock options granted to its employees and non-employees.
In determining the grant date fair value of its common stock, Apexigen uses certain assumptions, including probability weighting events, volatility, time to liquidation, risk-free interest rate, and assumption for a discount for lack of marketability. Apexigen uses a hybrid of the Option Pricing Model (“OPM”) and the Probability-Weighted Expected Return Method (“PWERM”) for determining our enterprise value. Application of these methods involves the use of estimates, judgments, and assumptions that are complex and subjective, such as those regarding our expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events. Following completion of the Merger, the Board intends to determine the fair value of the common stock based on the closing price of the common stock on or around the date of grant.

The following table summarizes stock option activity under the Plans (in thousands, except share and per share amounts):

	Options Available to Grant	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Terms (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2020	8,371,662	35,371,809	$0.27
Granted	(1,545,000)	1,545,000	$0.47
Exercised	—	(548,972)	$0.18
Cancelled	1,845,150	(1,845,150)	$0.39

Outstanding at December 31, 2021	8,671,812	34,522,687	$0.28	5.07	$7,095

Vested and exercisable at December 31, 2021		30,442,623	$0.25	4.63	$7,052

Vested and expected to vest at December 31, 2021		34,372,687	$0.28	5.05	$7,095

The weighted-average grant date fair value of options granted during the years ended December 31, 2020 and 2021 was $0.44 per share and $0.35 per share, respectively. At December 31, 2021, there was $1.5 million of unrecognized stock-based compensation cost related to stock options granted to employees and others under the Plans, which Apexigen expects to recognize over a weighted average period of 1.9 years. During the year ended December 31, 2020, the aggregate intrinsic value of the options exercised was not significant. For the year ended December 31, 2021, the aggregate intrinsic value of the options exercised was $0.2 million.
10. Commitments and Contingencies
License Agreement
In September 2010, Apexigen entered into an exclusive license agreement with Epitomics for the use of certain Epitomics patents and know-how
with the right to sublicense. Epitomics was acquired by Abcam plc (“Abcam”) in 2012 and is a now a wholly owned indirect subsidiary of Abcam. As the sole consideration for this sublicense, Apexigen is required to pay to Abcam a percentage of the total cash proceeds received by Apexigen from any sublicenses entered into prior to expiration of the exclusive license agreement in September 2020, to

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the extent such amounts are received in consideration of the grant of a sublicense under the Abcam patents. Under the agreement with Novartis (see Note 2), Apexigen had received royalty proceeds totaled $1.9 million and $3.6 million as of December 31, 2020 and 2021, respectively, of which Apexigen is required to pay a percentage to Abcam. In July 2021, Apexigen and Abcam reached agreements to extend the time for Apexigen to pay Abcam its portion of the royalty proceeds to July 2022. There was $0.2 million and $0.4 million contingently due under this license agreement as of December 31, 2020 and 2021. As of December 31, 2020 and 2021, Apexigen has neither paid nor recorded any portion of this $0.4 million contingent liability to Abcam.
Other
No liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded as it is not probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Apexigen enters into contracts in the normal course of business with contract research organizations for preclinical studies and clinical trials and contract manufacturing organizations for the manufacture of clinical trial materials.
11. Income Taxes
Apexigen recorded no provision for income taxes for the years ended December 31, 2020 and 2021. Apexigen incurred net operating losses for all the periods presented.
The effective tax rate of the provision for income taxes differs from the federal statutory rate as follows:

	Years Ended December 31,
	2020	2021
Federal statutory income tax rate	21.0%	21.0%
Permanent differences	(0.5)%	(0.3)%
Other credit	1.7%	3.2%
Other	0.6%	(0.3)%
State rate change impact	(21.0)%	0.0%
Change in valuation allowance	(1.8)%	(23.6)%

	0.0%	0.0%

The components of the deferred tax assets and liabilities are as follows (in thousands):

	Years Ended December 31,
	2020	2021
Deferred tax assets:
Net operating loss carry forwards	$21,135	$27,217
Tax credits	3,049	3,964
Other reserves and accruals	1,641	1,334

Gross deferred tax assets	25,825	32,515
Deferred tax liabilities:
Depreciation and amortization	(32)	(24)
Right-of-use assets	(236)	(101)

Gross deferred tax liabilities	(268)	(125)
Valuation allowance	(25,557)	(32,390)

Net deferred tax assets	$—	$—

F-9
3

Realization of the deferred tax assets depends upon future taxable income. Since the amount and timing of future income are uncertain, the net deferred tax assets as of December 31, 2020 and 2021 have been fully offset by a valuation allowance. The valuation allowance increased by $0.4 million and $6.8 million during the years ended December 31, 2020 and 2021, respectively.
As of December 31, 2021, Apexigen had federal net operating loss (“NOL”) carryforwards totaling $129.6 million. Of the $129.6 million, $101.4 million related to NOLs generated after December 31, 2017 and are carried forward indefinitely but are subject to an 80% of taxable income limitation, and $28.3 million will begin to expire in 2033. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) permits NOL carryovers and carrybacks to offset 100% of taxable income for years beginning before 2021. In addition, the CARES Act allows NOLs incurred in 2018, 2019 and 2020 to be carried back to each of the five preceding taxable years. The CARES Act did not have an impact to Apexigen’s NOLs. As of December 31, 2021, Apexigen had state NOL carryforward of $64.5 million, which will begin to expire in 2035. Apexigen also has federal and state research and development tax credits of $3.1 million and $2.3 million, respectively, as of December 31, 2021. The federal research credits will begin to expire in the year 2030, and the state research credits have no expiration date. Apexigen qualified for Federal Orphan Drug credit in 2020 and started to claim the credit for tax year 2021. As of December 31, 2021, Apexigen has federal Orphan Drug credits of $0.5 million, which will begin to expire in 2041.
Apexigen’s NOL and credit carryforwards may be subject to annual limitations due to ownership change provisions by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of NOLs and tax credits before utilization.
Apexigen elected to recognize, if incurred, interest and penalties related to liabilities for uncertain tax positions as a part of income tax expense. Apexigen has incurred no such interest and penalties to date.
Apexigen determines its uncertain tax positions based on whether and how much of a tax benefit taken by Apexigen in its tax filings is more likely than not to be sustained upon examination by the relevant income tax authorities.
A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows (in thousands):

	Years Ended December 31,
	2020	2021
Gross unrecognized tax benefit at January 1	$966	$1,181
Additions for tax provision taken in the current year	215	417

Gross unrecognized tax benefit at December 31	$1,181	$1,598

Apexigen does not expect the unrecognized tax benefits to change significantly over the next 12 months. Apexigen files income tax returns in the U.S. federal jurisdiction and the states of California and New York. Apexigen is subject to examination by the Internal Revenue Service and the state jurisdictions for all tax years.
12. 401(k) Plan
Apexigen has a 401(k) retirement plan that covers all employees. The 401(k) plan provides for voluntary contributions by employees of up to 100% of their eligible compensation, subject to the maximum allowed by law. Apexigen matches employee contributions up to a maximum of 4% of their salary. Apexigen recognized related expense of $128,000 and $139,000 for the years ended December 31, 2020 and 2021, respectively.

F-9
4

13. Subsequent Events
The Company has evaluated subsequent events through April 8, 2022, and determined that there have been no events that have occurred that would require adjustments to the disclosures in the financial statements.
On January 23, 2022, Apexigen granted 110,344 shares of
stock options to certain Board members and 5,007,000 shares of stock options to various employees.
On March 17, 2022, Brookline Capital Acquisition Corp. (“BCAC”) and Apexigen entered into a definitive business combination agreement (“Business Combination Agreement”) pursuant to which BCAC and Apexigen would combine, with the former equityholders of both entities holding equity in the combined public company listed on the Nasdaq Stock Exchange (the “Combined Company”) and with Apexigen’s existing equityholders owning a majority of the equity in the combined public company. It is expected that there will be a substantial rollover of equity by the existing equityholders of Apexigen. Under the Business Combination Agreement, the transaction values Apexigen at $205.0 million on a net-equity
basis, net of exercise proceeds for Apexigen’s
pre-closing
options and warrants.

F-9
5

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution
The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the securities being registered.

SEC registration fees	$4,635
Legal fees and expenses	$150,000
Accounting fees and expenses	$42,000
Miscellaneous	$4,550
Total	$201,185

Item 14.	Indemnification of Directors and Officers
Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.
Section 145 of the DGCL, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

Our amended and restated bylaws provide that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.
We have entered into indemnification agreements with each of our directors and executive officers. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of our amended and restated certificate of incorporation and amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board pursuant to the applicable procedure outlined in our amended and restated bylaws.
Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the Board at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
We currently maintain and expect to continue to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the insurance, and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Item 15.	Recent Sales of Unregistered Securities
Set forth below is information regarding securities sold by us within the past three years which were not registered under the Securities Act. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.
In June 2020, Sponsor paid an aggregate of $25,000 in exchange for 1,437,500 shares of Founder Shares, or approximately $0.017 per share. In July 2020, Sponsor forfeited 57,500 Founder Shares to BCAC and Representative purchased from BCAC an aggregate of 57,500 Founder Shares at an average purchase price of approximately $0.017 per share, for an aggregate purchase price of $977.5. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares of common stock upon completion of the BCAC IPO.
On February 2, 2021, simultaneously with the closing of the BCAC IPO of BCAC units, BCAC completed the private sale of 247,000 placement units to BCAC’s Sponsor, Brookline Capital Holdings, LLC, at a purchase price of $10.00 per placement unit, generating total proceeds of $2,470,000.

On January 23, 2022, Legacy Apexigen granted options to purchase 110,344 shares of Legacy Apexigen common stock to certain non-executive
Legacy Apexigen Board members and options to purchase 5,007,000 shares of Legacy Apexigen common stock to certain employees.
On March 17, 2022, BCAC agreed to issue and sell to certain investors 1,502,000 units (each a “PIPE Unit”) at a purchase price of $10.00 per unit for an aggregate purchase price of $15,020,000. Each PIPE Unit consists of one share of BCAC Common Stock and one-half
of one warrant. Each whole warrant entitles the investor to purchase one share of our common stock at an exercise price of $11.50 per share during the period commencing 30 days after the Closing Date and terminating on the five-year anniversary of the Closing Date. On the Closing Date, BCAC issued 1,452,000 PIPE Units and received $14,520,000 of the expected $15,020,000 from the investors. The Company expects to receive the remaining $500,000 once a final investor satisfies applicable regulatory requirements.
On May 12, 2022, Legacy Apexigen granted options to purchase 280,000 shares of Legacy Apexigen common stock to certain employees.
On July 26, 2022, Legacy Apexigen granted 229,556 shares of Legacy Apexigen common stock to certain non-executive
members of the Legacy Apexigen Board.
On the Closing Date, the Company issued to Lincoln Park 150,000 shares of the Company’s common stock pursuant to the Lincoln Park Purchase Agreement.
Each of the foregoing issuances was made in a transaction not involving a public offering pursuant to an exemption from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) of the Securities Act, or Regulation D or Regulation S promulgated under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules
(a) Exhibits

Exhibit No.	Description

2.1†	Business Combination Agreement, dated as of March 17, 2022.

2.2	Amendment No. 1 to Business Combination Agreement, dated as of June 26, 2022 (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by BCAC on June 27, 2022).

3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company on August 4, 2022).

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Company on August 4, 2022).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to BCAC’s Registration Statement on Form S-1 filed with the SEC on August 24, 2020).

4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to BCAC’s Registration Statement on Form S-1 filed with the SEC on August 24, 2020).

4.3	Amended and Restated Warrant Agreement, dated July 29, 2022, by and between BCAC and Continental Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed by the Company on August 4, 2022).

5.1**	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

10.1	Sponsor Support Agreement, dated March 17, 2022, by and among BCAC, Apexigen, and the Sponsor (incorporated by reference to Exhibit 10.1 to BCAC’s Registration Statement on Form S-4 filed with the SEC on April 11, 2022).

10.2	Stockholder Support Agreement, dated March 17, 2022, by and among BCAC, Apexigen, and certain stockholders of Apexigen (incorporated by reference to Exhibit 10.2 to BCAC’s Registration Statement on Form S-4 filed with the SEC on April 11, 2022).

10.3	Registration Rights and Lock-Up Agreement, dated March 17, 2022, by and among BCAC and certain equityholders named therein (incorporated by reference to Exhibit 10.3 to BCAC’s Registration Statement on Form S-4 filed with the SEC on April 11, 2022).

10.4	Form of PIPE Subscription Agreement (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by BCAC on March 18, 2022).

10.5	Lincoln Park Purchase Agreement (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by BCAC on March 18, 2022).

10.6	Registration Rights Agreement (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by BCAC on March 18, 2022).

10.7#	Apexigen, Inc. 2022 Equity Incentive Plan and forms of agreements thereunder (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by the Company on August 4, 2022).

10.8#	Apexigen, Inc. 2022 Employee Stock Purchase Plan and forms of agreements thereunder (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by the Company on August 4, 2022).

10.9#	Form of Apexigen, Inc. Indemnification Agreement (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-4/A filed by BCAC on May 24, 2022).

10.10#	Confirmatory Employment Letter between Apexigen, Inc. and Xiaodong Yang (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-4/A filed by BCAC on June 27, 2022).

10.11#	Confirmatory Employment Letter between Apexigen, Inc. and Amy Wong (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-4/A filed by BCAC on June 27, 2022).

10.12#	Confirmatory Employment Letter between Apexigen, Inc. and Frank Hsu (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-4/A filed by BCAC on June 27, 2022).

10.13#	Confirmatory Employment Letter between Apexigen, Inc. and Francis Sarena (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-4/A filed by BCAC on June 27, 2022).

10.14#	Confirmatory Employment Letter between Apexigen, Inc. and William Duke, Jr. (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-4/A filed by BCAC on June 27, 2022).

10.15#	Change in Control and Severance Plan (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-4/A filed by BCAC on June 27, 2022).

21.1**	Subsidiaries of Apexigen, Inc.

23.1	Consent of Marcum LLP.

23.2	Consent of Moss Adams LLP.

23.3**	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1 hereto).

24.1**	Power of Attorney (included on signature page to the initial filing of this Registration Statement).

101.INS	Inline XBRL Instance Document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

107**	Filing Fee Table

†
Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(b)(10)(iv) of Regulation
S-K
because it is not material and is the type of information that the registrant treats as private or confidential.

#	Indicate management contract or compensatory plan or arrangement.
**	Previously filed
(b) Financial Statements. The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 17.	Undertakings
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act.

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California, on September 1, 2022.

APEXIGEN, INC.

By:	/s/ Xiaodong Yang
Name:	Xiaodong Yang, M.D., Ph.D.
Title:	President & Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Xiaodong Yang Xiaodong Yang, M.D., Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	September 1, 2022

/s/ William Duke William Duke	Chief Financial Officer (Principal Financial and Accounting Officer)	September 1, 2022

* Meenu Karson	Director, Chair of the Board	September 1, 2022

* Herb Cross	Director	September 1, 2022

* Jakob Dupont, M.D.	Director	September 1, 2022

* Gordon Ringold, Ph.D	Director	September 1, 2022

* Scott Smith	Director	September 1, 2022

* Sam Wertheimer, Ph.D.	Director	September 1, 2022

* Dan Zabrowski, Ph.D.	Director	September 1, 2022

*By:	/s/ Xiaodong Yang
Xiaodong Yang, M.D., Ph.D.
Attorney-in-fact